      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               TICKETS.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

          DELAWARE                         7999                        06-1424841
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
             OF                   CLASSIFICATION NUMBER)           IDENTIFICATION NO.)
      INCORPORATION OR
        ORGANIZATION)

                            ------------------------

                        4675 MACARTHUR COURT, SUITE 1400
                        NEWPORT BEACH, CALIFORNIA 92626
                                 (949) 862-5400
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                W. THOMAS GIMPLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        4675 MACARTHUR COURT, SUITE 1400
                        NEWPORT BEACH, CALIFORNIA 92626
                                 (949) 862-5400
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

           BRUCE R. HALLETT, ESQ.                         JULIA L. DAVIDSON, ESQ.
       BROBECK, PHLEGER & HARRISON LLP                      COOLEY GODWARD LLP
             38 TECHNOLOGY DRIVE                            5 PALO ALTO SQUARE
          IRVINE, CALIFORNIA 92618                          3000 EL CAMINO REAL
               (949) 790-6300                           PALO ALTO, CALIFORNIA 94306
                                                              (650) 843-5000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF SECURITIES          PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
               TO BE REGISTERED                       OFFERING PRICE(1)            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value.................          $75,000,000                   $20,850
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)
Issued June 1, 1999

                                              Shares

                               [Ticket.com Logo]

                                  COMMON STOCK

                         ------------------------------

TICKETS.COM, INC. IS OFFERING                     SHARES OF ITS COMMON STOCK AND
THE SELLING STOCKHOLDERS ARE OFFERING                     SHARES. THIS IS
     OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS
         FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING
            PRICE WILL BE BETWEEN $          AND $          PER
                                     SHARE.

                         ------------------------------

      WE HAVE APPLIED TO LIST OUR COMMON STOCK FOR QUOTATION ON THE NASDAQ
                    NATIONAL MARKET UNDER THE SYMBOL "TKTS."

                         ------------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                         ------------------------------

                           PRICE $            A SHARE

                         ------------------------------

                                                    UNDERWRITING                    PROCEEDS TO
                                        PRICE TO    DISCOUNTS AND    PROCEEDS TO      SELLING
                                         PUBLIC      COMMISSIONS       COMPANY      STOCKHOLDERS
                                        --------    -------------    -----------    ------------
Per Share.............................  $              $               $            $
Total.................................  $              $               $            $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Tickets.com, Inc. and a selling stockholder have granted the underwriters a
30-day option to purchase up to an additional                     shares to
cover over-allotments. Morgan Stanley & Co. Incorporated expects to deliver the
shares to purchasers on                     , 1999.

                         ------------------------------

MORGAN STANLEY DEAN WITTER
         CREDIT SUISSE FIRST BOSTON
                   SG COWEN
                             VOLPE BROWN WHELAN & COMPANY

            , 1999

INSIDE FRONT COVER

                                   [GRAPHICS]

     Graphics showing the Tickets.com home page, web site, and examples of event calendars, email event notifications and a venue seating chart.

     Tickets.com(SM), Advantix(R), ArtSoft(R), SportSoft(R), Ticketmaker Professional(TM), Prologue(R), Pass(R), Access Control System 2100(TM) and 1.800.Tickets(SM) are trademarks or service marks of Tickets.com. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    4
Special Note Regarding Forward-Looking
  Statements..........................   19
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Unaudited Pro Forma Condensed
  Combined Financial Information......   23
Selected Consolidated Financial
  Data................................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   30

                                        PAGE
                                        ----
Business..............................   44
Management............................   62
Certain Transactions..................   74
Principal and Selling Stockholders....   76
Description of Capital Stock..........   78
Shares Eligible for Future Sale.......   79
Underwriters..........................   81
Legal Matters.........................   82
Experts...............................   83
Additional Information................   83
Index to Financial Statements.........  F-1

     Tickets.com, Inc. was incorporated in Delaware in January 1995 as The Entertainment Express, Inc. In December 1996, we changed our name to Advantix, Inc., and in May 1999 we changed our name to Tickets.com, Inc. Our executive offices are located at 4675 MacArthur Court, Suite 1400, Newport Beach, California 92660, and our telephone number is (949) 862-5400. Our World Wide Web site is located at http://www.tickets.com. Information contained in our web site shall not be deemed to be part of this prospectus. Events or transactions occurring prior to May 25, 1999 occurred or were undertaken by us under our former names, "Advantix, Inc." and "The Entertainment Express, Inc." unless otherwise indicated.

     In this prospectus, the terms "Tickets.com," "company," "we," "us" and "our" refer to Tickets.com, Inc. and its consolidated subsidiaries. Unless the context otherwise requires, the term "common stock" refers to the common stock, par value $.0001 per share, of Tickets.com.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     Until                , 1999 all dealers that buy, sell or trade shares,
whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                  OUR BUSINESS

     Tickets.com is a leading source of entertainment tickets, event information, and related products and services. We sell tickets and provide these services through retail outlets, call centers, interactive voice response systems and the Internet. By combining our powerful brand, extensive event database and relationships with entertainment organizations, we create a convenient one-stop solution for consumers in search of event information and tickets. We provide automated ticketing solutions to over 3,800 entertainment organizations such as stadiums, performing arts centers, museums and professional sports franchises. In 1998, we sold approximately 5.3 million tickets for which we received convenience fees from ticket buyers. Through our www.tickets.com web site, we enable consumers to obtain information on more than 40,000 entertainment organizations and over 200,000 sporting and entertainment events and performances, purchase tickets from multiple sources and shop for related products. Our clients include The John F. Kennedy Center for the Performing Arts, The Marine Midland Arena, the Texas Rangers, The Lincoln Center for the Performing Arts, The National Air & Space Museum and the San Francisco Giants.

                             OUR MARKET OPPORTUNITY

     The entertainment and sports industries and, consequently, the event ticketing market, are large and growing. We estimate that the market for event ticketing in the U.S. totaled $14.5 billion in 1998 and we expect it to grow to $18.0 billion in 2001. As the entertainment and sports industries have grown, so has the need for more convenient methods for the sale and distribution of tickets. The process of selling and distributing tickets is inherently complex. Entertainment organizations often simultaneously sell tickets to a number of different events through a variety of distribution channels, to groups of consumers with varying ticketing needs and often at a rapid pace. An integrated technology solution is required to effectively and efficiently meet these needs.

     The Internet has emerged as a powerful medium for selling tickets and related products, aggregating and disseminating event information and promoting events. According to Forrester Research, Inc., a market research firm, online ticketing sales to marquee events, regular performances and sporting events are expected to grow from $115.0 million in 1998 to an estimated $2.6 billion in 2003. The Internet creates advantages and convenience for consumers and entertainment organizations. We believe consumers seek an integrated solution where they can find information about a wide range of events and conveniently buy tickets to those events. Moreover, entertainment organizations are increasingly interested in using advanced software solutions and the Internet to efficiently sell tickets, market their events and deliver event information, generate increased revenues and build stronger customer relationships. We believe significant opportunities exist for a provider of extensive event information and ticketing solutions that can satisfy both the convenience requirements of consumers and the revenue maximization needs of entertainment organizations.

                                  OUR STRATEGY

     Our goal is to leverage our brand, our advanced ticketing technology and our installed base of ticketing systems to become the leading source for event ticketing and information on the Internet. To accomplish our goal, we intend to:

     - Maximize Ticket Inventory Available for Sale. We intend to continue to transition our current client base to the Internet, use our technology to interface with other ticketing service and system providers, increase our allocation of tickets from entertainment organizations and grow our client base through increased sales efforts and through acquisitions.

     - Offer Additional Services to Help Entertainment Organizations Maximize Revenues and Profits. We plan to offer a number of value-added services in conjunction with our web site and ticketing systems in order to sell more tickets, create new revenue sources and create operating efficiencies for entertainment organizations.

     - Pursue an Aggressive Global Branding Strategy. We intend to undertake an aggressive marketing and promotional campaign to establish Tickets.com and 1-800-TICKETS as leading entertainment information and ticketing brands.

     - Aggregate Content and Build an Online Entertainment Community. We intend to create an Internet community where entertainment consumers, event promoters, online advertisers and ticket sellers can gather to exchange information and conduct commerce.

     - Develop and Maintain Strategic Relationships. We intend to develop additional advertising and strategic relationships with media, entertainment, technology and marketing companies.

     - Penetrate International Markets. We intend to leverage our existing licensee relationships and create new alliances with international ticketing companies and entertainment organizations.

                                  THE OFFERING

Common stock offered...............                   shares including shares
                                       owned by selling stockholders(a)

Common stock to be outstanding
  after this offering..............                   shares(a)(b)

Use of proceeds....................    To repay indebtedness and for working
                                       capital and general corporate purposes,
                                       including capital expenditures and
                                       potential acquisitions. See "Use of
                                       Proceeds."

Proposed Nasdaq National Market
symbol.............................    TKTS
---------------
(a) Unless otherwise specifically stated, the information throughout this prospectus does not take into account the possible issuance of up to additional shares to the underwriters pursuant to their right to purchase additional shares to cover over-allotments.

(b) Based on shares outstanding as of May 17, 1999. Gives effect to the automatic conversion of all outstanding shares of our preferred stock into shares of common stock immediately prior to the closing of this offering. Excludes (1) 18,170,917 shares of common stock issuable upon exercise of stock options outstanding as of May 17, 1999, with a weighted average exercise price of approximately $1.30 per share; (2) 5,027,520 shares of common stock issuable upon exercise of warrants outstanding at May 17, 1999 with a weighted average exercise price of approximately $1.24; and (3) 1,818,182 shares of common stock issuable upon conversion of a convertible promissory note outstanding at May 17, 1999.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following summary consolidated financial data for the period from May 31, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data for the three months ended March 31, 1999 have been derived from the unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto for a further explanation of the financial data summarized here. The unaudited pro forma combined statement of operations data for the year ended December 31, 1998 and the three months ended March 31, 1999 are derived from the unaudited pro forma condensed combined financial information contained elsewhere in this prospectus.

    The pro forma combined statement of operations data for the year ended December 31, 1998 and the three months ended March 31, 1999 shows our pro forma results of operations as if the acquisitions of ProTix, Inc., California Tickets.com, Inc. and TicketsLive Corporation had occurred on January 1, 1998. (See "Selected Unaudited Pro Forma Condensed Combined Financial Information.")

                                                                                            PRO FORMA COMBINED
                                                                                        ---------------------------
                                                                            THREE                         THREE
                                    MAY 31, 1996        YEAR ENDED          MONTHS                        MONTHS
                                   (INCEPTION) TO      DECEMBER 31,         ENDED        YEAR ENDED       ENDED
                                    DECEMBER 31,    ------------------    MARCH 31,     DECEMBER 31,    MARCH 31,
                                        1996         1997       1998         1999           1998           1999
                                   --------------   -------   --------   ------------   ------------   ------------
                                                                         (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
CONSOLIDATED STATEMENT OF

  OPERATIONS DATA:
Revenues:
  Ticketing services.............     $   119       $ 9,686   $ 26,558     $ 5,070        $ 30,950       $  5,441
  Software services and other....       1,123         1,961      2,982       1,508          16,730          4,101
                                      -------       -------   --------     -------        --------       --------
         Total revenues..........       1,242        11,647     29,540       6,578          47,680          9,542
Total cost of services...........       1,430         8,413     18,706       4,475          29,253          6,543
                                      -------       -------   --------     -------        --------       --------
Gross profit (loss)..............        (188)        3,234     10,834       2,103          18,427          2,999
Operating expenses(a)............       2,915         8,223     43,668       7,345          73,243         14,588
                                      -------       -------   --------     -------        --------       --------
Loss from operations.............      (3,103)       (4,989)   (32,834)     (5,242)        (54,816)       (11,589)
Other expenses(b)................         146         1,110      2,027         805           2,503            793
                                      -------       -------   --------     -------        --------       --------
Net loss.........................     $(3,249)      $(6,099)  $(34,861)    $(6,047)       $(57,319)      $(12,382)
                                      =======       =======   ========     =======        ========       ========
Basic and diluted net loss per
  share..........................     $ (0.29)      $ (0.52)  $  (2.70)    $ (0.42)       $  (1.83)      $  (0.39)
                                      =======       =======   ========     =======        ========       ========
Weighted average common shares
  outstanding(e).................      11,250        11,698     12,901      14,248          31,358         32,110
                                      =======       =======   ========     =======        ========       ========

                                                               AS OF MARCH 31, 1999
                                                              ----------------------
                                                                         PRO FORMA
                                                                             AS
                                                              ACTUAL    ADJUSTED(C)
                                                              -------   ------------
                                                                   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:

Cash and cash equivalents (includes restricted cash)........  $21,642        $
Working capital.............................................    8,656
Total assets................................................   54,147
Long-term debt(d)...........................................   20,200
Redeemable common stock and warrants........................    4,634
Total stockholders' equity..................................    5,335

---------------
(a) Includes nonrecurring noncash charges for the year ended December 31, 1998 of $17.0 million for impairment of long-lived assets and $1.6 million for purchased in-process research and development.

(b) Other expenses include principally interest expense, net of interest income and, to a lesser degree, minority interest and provision for income taxes.

(c) For a description of the assumptions reflected in the Pro Forma As Adjusted presentation, see "Capitalization."

(d) Amounts classified as long-term debt consist of long-term debt and capital lease obligations, net of current portion.

(e) Reflects shares of common stock outstanding during the periods presented. Pro forma data includes common stock issuable with respect to the acquisitions. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and upon exercise of outstanding stock options and warrant grants.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

OUR LIMITED OPERATING HISTORY AS A CONSOLIDATED BUSINESS MAKES EVALUATING OUR BUSINESS DIFFICULT

     Since 1996, we have completed eight acquisitions of companies with diverse backgrounds in the ticketing industry. We have a limited history operating as a consolidated business upon which to base an investment decision. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development. In addition, the ticketing and e-commerce markets are rapidly changing. Our risks include, among other things, an evolving business model and the management of our acquisition-based growth. To address these risks, we must, among other things:

     - continue to leverage our relationships with our existing licensees;

     - continue to develop the strength and quality of our operations;

     - respond to competitive developments;

     - continue to attract, retain and motivate qualified employees; and

     - anticipate and adapt to developing markets and technologies.

     We cannot be certain that we will be successful in meeting these challenges and addressing these risks. If we are unable to do so, our business, financial condition and results of operations would be materially and adversely affected.

WE FACE A NUMBER OF RISKS RELATED TO THE INTEGRATION OF ACQUISITIONS

     In addition to our recent acquisitions, we plan to continue to acquire businesses as opportunities arise in the future, and our ability to grow our business will depend in part on our ability to complete future acquisitions. We must effectively integrate recent and any future acquisitions into a cohesive business and eliminate any redundancies in order to be successful. This requires the combination of a variety of different business models, different financial, accounting and other internal systems, varied technologies and personnel who have dissimilar expertise and backgrounds. It also requires the management of companies or operating units that are geographically dispersed throughout the U.S. and internationally. In order to establish ourselves as a successful online ticketing service, we must quickly assimilate the knowledge and experience of management of acquired companies into our business. We cannot be certain that we will be able to successfully integrate any operations, personnel or systems of acquired companies in a timely fashion, or at all. Nor can we be certain that we will achieve value from our acquisitions commensurate with the consideration paid. If we are unable to do so, or are unable to generate sufficient revenue from any acquired companies, our business, financial condition and results of operations will be adversely affected. The integration of recently acquired companies and possible future acquisitions into a cohesive business has placed and will continue to place a significant burden on our management team. Integration is complex, and presents numerous risks and uncertainties in addition to those set forth above, including the following:

     We may lose key personnel of acquired companies

     Key personnel of acquired companies may chose not to continue their employment with us after an acquisition for reasons including compensation, location, and the perception of career opportunities with us, our competitors, or in other industries.

     The process of integrating technologies could disrupt our ticketing systems

     The process of integrating the various technologies of acquired companies into an interactive whole has caused and may in the future cause system downtime and other system disruptions. We expect to integrate and consolidate all of our ticketing software systems over the next several years. We may experience system failures in the future as a result of this integration. For example, in connection with the conversion of BASS' information and telecommunications systems to our system, our Concord, California call center experienced a number of system failures during the first half of 1998. Each of these system failures resulted in the temporary interruption of ticketing functions for entertainment organizations serviced by that call center. Any system failures could cause one or more of our clients to terminate its contract or fail to renew its contract with us.

     We must retain clients of acquired companies

     In order to achieve our intended growth and market presence, we must satisfy our current clients' needs as well as the needs of clients of acquired companies. From March 1998 to July 1998, two of our largest clients terminated their contracts with us, and one other client elected not to renew its contract. In the aggregate, the termination of such contracts is expected to reduce annualized revenues by approximately $5.8 million commencing in January 1999 based upon the average revenues we recognized from these three clients during the past three fiscal years. As of December 31, 1998, we have ceased providing services to these clients. Additionally, in November 1998, our largest client notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We believe that the non-renewal was the result of the acquisition of this client by an entertainment organization that entered into a master agreement with one of our competitors, and is expected to reduce annualized revenues by approximately $3.5 million commencing in fiscal 2000 based upon the average revenues we recognized from this client during the past three fiscal years. Additional clients may terminate their contracts with us and we cannot be certain that we will be able to sign new contracts to replace lost revenues.

     Our failure to successfully address any of the risks listed above would have a material and adverse effect on our business, financial condition and results of operations.

ACQUISITIONS WILL CREATE CHARGES TO EARNINGS

     As a result of past acquisitions, we have recorded a significant amount of goodwill that will adversely affect our operating results for the foreseeable future. As of March 31, 1999, we had goodwill and other intangible assets of $11.1 million. In addition, the acquisitions of California Tickets.com and TicketsLive in 1999 resulted in additional goodwill and other intangible assets of $63.7 million, which must be amortized in the future and will result in a reduction of our earnings. If the amount of recorded goodwill or other intangible assets is increased or we have future losses and are unable to demonstrate our ability to recover the amount of goodwill, the amount of amortization could be increased or the period of amortization could be shortened. This would increase annual amortization charges or result in write off goodwill in a one-time noncash charge, which could be significant based on our acquisitions to date. Any future acquisitions could also result in amortization expense related to goodwill and other intangible assets. If any of these events should occur, the market price of our common stock, and our business, financial condition and results of operations could be adversely affected. In addition, we expect to incur charges to earnings of $5.3 million in the second quarter of

1999 for the recognition of purchased in-process research and development in connection with the acquisitions of California Tickets.com and TicketsLive. In 1999, we also may take a significant non-recurring charge of with respect to integration costs related to completed acquisitions. These charges will adversely affect our results of operations.

THE SUCCESS OF OUR BUSINESS MODEL DEPENDS SUBSTANTIALLY ON A MOVE INTO
E-COMMERCE

     To date, our revenues generated from Internet sales have not been significant. The success of our business model depends on consumers purchasing substantially higher volumes of sports, entertainment and travel tickets and related merchandise from us online. In order to enter and compete successfully in the Internet ticketing market, we must, among other things:

     - significantly increase online traffic and sales volume;

     - attract and retain a loyal base of frequent web site visitors;

     - successfully implement and execute our business and marketing strategy;

     - create and maintain market awareness and brand loyalty for the "Tickets.com" brand;

     - expand our products and services;

     - substantially increase our available ticket inventories;

     - increase the number of our clients who sell tickets online;

     - respond to competitive developments;

     - form and maintain relationships with strategic partners;

     - provide quality customer service; and

     - continue to develop and upgrade our technologies.

     We cannot guarantee that we will be successful in addressing these or other necessary objectives. If we are not, our business, financial condition and results of operations would be materially and adversely affected.

     Our entry into e-commerce involves a number of other significant challenges and risks that may adversely affect our business, financial condition and results of operations, including the following:

     We have limited experience in offering e-commerce services to consumers

     We began online ticket sales in the third quarter of 1997. Historically, we have sold tickets primarily through retail outlets and call centers. Presently, only a small portion of our clients are able to use our Internet ticketing services, and historically our revenues from Internet sales have not been significant. In order to generate substantial revenues from online ticket sales, we must substantially increase the number of clients who use our online ticketing services. We cannot be certain that we will be able to implement our Internet strategy in accordance with our business model, or at all.

     Our business model requires continued growth of e-commerce to be successful

     Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet by consumers as an effective medium of commerce. The markets for our Internet ticketing services have only recently begun to develop. These markets are relatively new and rapidly evolving and are characterized by a number of entrants that have introduced or plan to introduce competing services. As a result, demand for and market acceptance of new services are subject to a high level of uncertainty and risk. We cannot be certain that e-commerce, and particularly the number of consumers who use online services to purchase tickets and related merchandise, will continue to grow or be sustainable. The development of the Internet as a viable commercial marketplace is subject to a number of factors, including:

     - continued growth in the number of Internet users;

     - concerns about transaction security and privacy;

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

     - continued development of the technology infrastructure; and

     - the level of government regulation.

     We must continually develop new services to adapt to the evolving Internet market and achieve our plan

     In order to implement our business model, we must actively develop and launch new services and products to attract consumers to our web site. Expansion of our services may require significant additional expenditures and strain our management, financial and operational resources. New services that are not favorably received by consumers could damage our reputation and our brand.

     As more of our clients use our online services, we may encounter technological difficulties

     In order for some of our clients to use our online ticketing capabilities, we must develop and install additional software to make their systems compatible with ours. This process can be a difficult one. Some clients may, for various reasons, be averse to change and may require a lengthy sales cycle before they will upgrade to Internet ticketing on our system. We may also experience difficulties in consolidating our various code lines and in developing functional links to our Transaction Application Gateway, or TAG.

     We cannot be certain that the markets for our Internet ticketing services will develop or that demand for our Internet ticketing services will emerge or become economically sustainable. The success of our Internet ticketing services will depend on the willingness of consumers to purchase tickets to live events and related merchandise online and on our ability to significantly increase online traffic and sales volume.

THE SUCCESS OF OUR BUSINESS IS HIGHLY DEPENDENT ON OUR PROPRIETARY TECHNOLOGY AND INTELLECTUAL PROPERTY

     We regard our proprietary technology and other intellectual property as critical to our success. We rely on trademark, trade secret and copyright law to protect our technology and our brand. We also rely on confidentiality and/or license and other agreements with employees, customers, and others to protect our proprietary rights. We have no patents. Despite our efforts to control access to our proprietary information, it may be possible for a third party to copy or otherwise obtain and use our products, technologies or other intellectual property without authorization. In addition, effective copyright, trademark, trade secret and patent protection may be unavailable or limited in certain foreign countries. Internet technologies are evolving rapidly, and third parties may also develop similar or superior technologies independently. Any unauthorized use of our proprietary information, or any third party development of similar or superior technologies could materially and adversely affect our business, financial condition and results of operations.

     We must protect our brands to achieve our desired growth

     We are depending on the broad recognition of our "Tickets.com" and "1-800-TICKETS" brands for our business to grow. We have applied to register the tradename "Tickets.com" and the stylized trademark "1.800.TICKETS" and we have registered the service mark "Advantix" and certain other trademarks in the United States and certain other countries. Eastman Kodak Company has registered the trademark "Advantix" in the United States and certain other countries in connection with its digital photography technology and has notified us of that fact. Effective trademark, service mark, copyright and trade secret protection will not be available or sought in every country in which our products and services are available online or by telephone. We may not be able to obtain effective trademark or service mark registration until the prolonged use of our marks has generated secondary meaning for purposes of trademark and service mark law. In addition, there may be other parties who have corporate names or brand names very similar to ours (and whose names may also include the term "tickets") and who may, as a result, bring claims against us for trademark infringement or challenge our rights to register the tradename "Tickets.com," the stylized trademark "1.800.TICKETS," or both. We cannot be certain that the steps we have taken and will take to protect our intellectual property and proprietary rights will be adequate, and such steps may require considerable expenditures. Nor can we be certain that third parties will not infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. Ineffectual protection of, or diligent, but ineffective efforts to protect, these rights could materially and adversely affect our business, financial condition and results of operations.

     Our licensees could diminish the quality of our brands

     We have licensed in the past, and expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brands is maintained by our licensees, we cannot be certain that our licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation. This could have a material adverse effect on our business, financial condition and results of operations.

     Third parties could assert costly infringement or other claims against us

     Although we believe we have valid proprietary rights to all of our intellectual property, the possibility exists that other parties will assert infringement claims or claims related to our business practices against us. We could be subject to claims of alleged infringement as a result of our actions or the actions of our licensees. We could be subject to claims of alleged trademark infringement by parties whose corporate names are similar to ours. We could also be subject to lawsuits because we link consumers to an internal page within other ticketing service providers' web sites -- a practice called "deep" hypertext linking. We have also included the trademarks of these other ticketing service providers on our web site. For example, we link consumers to pages within Ticketmaster Online-City Search's web site in circumstances where Ticketmaster has the exclusive right to sell tickets to certain events and also have included Ticketmaster's name on our web site. While Ticketmaster receives all revenues from this practice and controls the advertising on its order page, deep linking is controversial, and Ticketmaster Corporation has sued Microsoft Corporation for deep linking practices.

     Any litigation over intellectual property rights or business practices (including claims relating to deep linking) raises the possibility of substantial damages. Such litigation may also result in injunctive or other equitable relief that could block our ability to market or license our products in the United States or elsewhere. We could also lose the rights to technologies necessary to operate portions of our business. Moreover, sustained intellectual property litigation is costly and could adversely affect our operating results.

     Litigation may be necessary in the future to, among other things:

     - enforce our intellectual property rights;

     - protect our trade secrets;

     - determine the validity and scope of the proprietary rights of others; or

     - defend against claims of infringement or invalidity.

     Any litigation, regardless of the outcome, could result in substantial costs and diversion of managerial resources, and could have a material adverse effect on our business, financial condition and results of operations.

     We must be able to preserve our domain names

     We currently hold the Internet domain names "tickets.com," "advantix.com," "protix.com," "bass-tix.com," "basstickets.com," "fantastix.com" and others. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we conduct or intend to conduct business. In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or
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

otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, financial condition and results of operations.

OUR REVENUES ARE UNPREDICTABLE AND MAY CAUSE SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS

     Because of our limited operating history and limited Internet experience we cannot accurately forecast our future revenues. We believe that period-to-period comparisons of our operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. In addition, our revenue growth should not be taken as indicative of future revenues. The emerging nature of the markets in which we compete makes forecasting even more difficult and unreliable. Our current and future expense levels are based predominantly on our operating plans and estimates of future revenues, and are to a large extent fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Accordingly, if our revenues in any particular quarter are lower than anticipated, our operating results would likely fall short of market expectations.

     We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside of our control. Factors that may affect our operating results include, among others:

     - our ability to maintain and increase our client base and the revenues our clients provide;

     - our ability to increase the volume of ticket sales through our web site:

     - our access to tickets and ability to increase our available ticket inventory;

     - changes in our revenue mix;

     - delays in implementation of our services by clients;

     - the announcement or introduction of new or enhanced sites and services by us or our competitors;

     - consumer acceptance of the Internet for services such as ours;

     - the amount of traffic on our web sites;

     - the amount of expenditures for online advertising by businesses;

     - the popularity, frequency and location of events for which we sell tickets;

     - work stoppages (such as a player strike in a professional sports league);

     - our ability to upgrade and develop our systems;

     - the amount and timing of operating and capital costs related to expansion and system upgrades;

     - technical difficulties, system downtime or Internet brownouts; and

     - general economic conditions.

     Unfavorable changes in any of the above factors could materially and adversely affect our revenues, gross margins, results of operations in future periods and the market price of our common stock.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY BECAUSE OF THE SEASONALITY OF THE LIVE ENTERTAINMENT INDUSTRY

     Many popular live entertainment events are held during the warm weather months. In addition, ticket sales for such events generally commence several months prior to the event date. Because of these factors, our business generally has lower revenues in the first and fourth fiscal quarters. In addition, our quarterly operating results have in the past and will in the future vary significantly depending on a variety of factors, including, among others:

     - the dates event tickets are released for sale by our clients;

     - the decisions of one or more clients to cancel or postpone events;

     - the timing of large, nonrecurring events; and

     - the concentration of events in any given quarter.

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

     These seasonality issues could cause our quarterly operating results to fall below market expectations, and adversely affect the market price of our common stock.

WE EXPECT TO CONTINUE TO INCUR SIGNIFICANT OPERATING LOSSES AND EXPERIENCE NEGATIVE CASH FLOW

     We incurred operating losses of approximately $34.8 million for the year ended December 31, 1998, and $6.0 million for the quarter ended March 31, 1999. At March 31, 1999, we had an accumulated deficit of approximately $55.0 million. We expect to continue to incur significant losses on a quarterly and annual basis, and we cannot be certain that we will achieve or sustain profitability. We currently intend to increase spending to fund, among other things:

     - expansion of our sales and marketing operations;

     - significant increases in advertising expenses;

     - development of our technology infrastructure;

     - development of event-specific web site content; and

     - development of our online transactional capabilities.

     To the extent such expenses precede or are not subsequently followed by increased revenues, our operating results will be adversely affected and anticipated net losses in a given quarter may be greater than expected. In addition, we expect increased operating expenses as a result of recent acquisitions and future acquisitions, if any.

     We have also experienced negative cash flow from operations since our inception. We expect to continue to experience significant negative cash flow from consolidated operations for the foreseeable future. We believe that our existing capital resources, including the proceeds from this offering, will be sufficient to meet our presently anticipated cash requirements through the next two years. However, we may have to raise additional financing prior to such time. We cannot be certain that additional financing will be available on acceptable terms when we need it. If financing is not available when required or is not available on acceptable terms, we may be unable to develop new services or enhance our present services, take advantage of business opportunities or respond to competitive pressures. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. If we cannot obtain additional financing on satisfactory terms when we need it, our business, financial condition and results of operations could be materially and adversely affected.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS

     The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in our services. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. We cannot be certain that our security measures will prevent security breaches, including break-ins, viruses or disruptions by consumers or others. A party that is able to circumvent our security systems could steal proprietary information, damage our database or communications lines or otherwise cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry coverage limits that may not be adequate to reimburse us for losses caused by security breaches. Consumers generally are concerned with security and privacy on the Internet, and any publicized security problems affecting third parties conducting business over the Internet could inhibit the growth of e-commerce and, therefore, our service as a means of conducting commercial transactions. If we or other e-commerce companies experience a security breach, our business, financial condition and results of operations could be materially and adversely affected.

SYSTEM FAILURES COULD DAMAGE OUR REPUTATION AND OUR BUSINESS

     Our business is almost entirely dependent on our call centers, computer systems and telecommunications systems. Heavy stress placed on our systems during peak periods could cause our systems to operate at unacceptably low speeds or fail altogether. In addition, increased volume due to growth, if any, may require us to expend substantial funds to expand and further upgrade our technology, transaction processing systems and network infrastructure. Any inability to add additional software and hardware on a timely basis to accommodate increased traffic on our web site may cause unanticipated system disruptions and result in slower response times. In addition, substantially all of our server equipment is currently located in California in areas that are susceptible to earthquakes. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, nor do we carry sufficient business interruption insurance to compensate us for all of the possible losses that we may incur.

     Any significant degradation or failure of our systems or any other systems in the ticketing process, including telephone or telecommunications services, even for a short time, could cause consumers to suffer delays in ticket purchases. The resulting inconvenience to consumers could damage our reputation with the public, cause consumers to purchase tickets from other sources and deter repeat customers. Delays in services could also cause substantial losses for clients, which could result in claims against us. These delays could also result in the termination or non-renewal of our existing service agreements. We have experienced system failures and degradation in the past, including a number of failures during the first half of 1998. We could also experience system failures and degradations in the future. In addition, our clients' in-house systems also may be subject to failures and degradations that could interrupt ticket sales both through clients' systems and on our web site. Unanticipated problems may cause a significant system outage or data loss, and result in the loss of customers and clients. If that happens, our business, financial condition and results of operations could be materially and adversely affected.

COMPETITION IN TICKETING IS SUBJECT TO MANY VARIABLES AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

     Intense competition in the ticketing industry presents significant challenges to management, marketing and technical personnel. We believe competition will become more challenging as the market expands and technology advances. If we cannot compete effectively, our business, financial condition and results of operations would be materially and adversely affected.

     We face intense competition from a variety of competitors already in the ticketing industry

     The market for sports and entertainment tickets and related merchandise is highly competitive and diverse. Our competitors include entertainment organizations that handle their own ticket sales and distribution through online and other distribution channels; international, national and local ticketing services, which may or may not currently offer online transactional capabilities; and Internet-based live event ticketing companies. Many of our competitors have greater financial and marketing resources than we do. They may also have significant competitive advantages through other lines of business and existing business relationships.

     Our competitors include Ticketmaster Corporation and Ticketmaster Online-CitySearch, Inc., which have operations in multiple locations throughout the United States and compete with us on a national level. Ticketmaster Online-CitySearch has an exclusive license to do all of the online ticketing for Ticketmaster Corporation. Ticketmaster has a widely recognized brand name in the live event ticketing business and has greater financial and other resources than we do. Many others compete with us in specific geographic regions. Our competitors may develop services superior to ours or achieve greater acceptance of their products and services than we do.

     We may also face competition from new competitors or from existing companies who decide to enter the ticketing business

     Because barriers to entry in e-commerce are relatively low, and current and new competitors can launch new web sites using commercially available software, we expect competition in online ticketing to intensify. We face potential competition from companies that offer services that we offer. In addition, we may face competition from companies in other areas of e-commerce who may seek to leverage their market presence by offering products and services competitive with ours. These potential competitors may have a number of competitive advantages, including:

     - strong brand recognition;

     - fully developed e-commerce functionality;

     - comprehensive information and other content resources;

     - an established presence on the Internet and an established base of users;

     - longer operating histories;

     - greater financial and marketing resources; and

     - complementary lines of business and existing business relationships.

     In addition, some Internet portals direct Internet traffic to particular web sites and may also channel users to services that compete with ours. Arrangements with these and other Internet portals may allow potential as well as existing competitors to expand their operations and information technology. Some or all of the products and services offered by competitors may achieve greater market acceptance than ours. We cannot be certain that we will be able to successfully compete against potential competitors. If we cannot, our business, financial condition and results of operations would be materially and adversely affected.

     Entertainment industry consolidation may increase competition for new clients and ticket inventories

     In recent years, the live entertainment industry has been moving toward consolidation. As a result, contracts for ticketing services are often negotiated on a multi-venue basis, and large ticket inventories are concentrated in the hands of a few entertainment conglomerates. Because ticketing services contracts are often multi-year contracts and there are fewer potential new clients, competition for their business is especially intense. Historically, we have grown our business primarily through acquisitions. Industry consolidation has reduced the number of viable acquisition candidates and accordingly, limited future acquisition opportunities. In order to increase our client base and ticket inventory, we may need to attract clients who currently have relationships with other ticketing services. At the same time, other ticketing services will likely attempt to attract our current clients to their ticketing services. In addition, our clients may terminate their contracts for a variety of reasons, or may not renew their contracts at the end of their terms. If we cannot attract new clients and ticket inventory, or if we lose clients to other ticketing services or otherwise, our business, financial condition and results of operations could be materially and adversely affected.

WE MUST KEEP PACE WITH RAPIDLY EVOLVING TICKETING AND E-COMMERCE TECHNOLOGY IN ORDER TO BE SUCCESSFUL

     The automated ticketing industry is characterized by continual enhancement of existing technology to improve and provide additional capabilities. To be successful, we must continually be on the forefront of emerging technology and industry standards. We must also design, develop, test and support new products or enhancements of existing products in a cost-effective and timely manner that meet changing consumer needs and preferences. In addition, we must continually improve the performance, features and reliability of our services. We cannot be certain that we will be able to successfully develop or support new products or enhancements to existing products on a timely basis, or at all. The development of proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. New products could contain errors or bugs that could interrupt service, cause client and customer dissatisfaction and require costly fixes. If we incur increased costs or are unable, for technical or other reasons, to develop and introduce new products or enhancements of existing products or services in a timely manner, our business, financial condition and results of operations could be materially and adversely affected.

OUR RELIANCE ON THIRD PARTY SOFTWARE AND HARDWARE MAKES US VULNERABLE TO CHANGES IN OUR SUPPLIERS' PRODUCTS AND SERVICES

     Our software products incorporate and use software products and computer hardware and equipment developed by other entities. We cannot be certain that all of these entities will remain in business or will continue to support the product lines that we use. Nor can we be certain that their product lines will remain viable or will otherwise continue to be available to us. Our current suppliers could significantly alter their pricing in a manner adverse to us. If any of these entities ceases to do business, abandons or fails to enhance a particular product line, or significantly raises its prices, we may need to seek other suppliers. We cannot be certain that other suppliers will be able to provide us with necessary products at favorable prices, or at all. Any such changes could have a material and adverse effect on our business and operations.

INSTABILITY OF THE INTERNET COULD ADVERSELY AFFECT OUR BUSINESS

     The success of our services depends in large part upon the development and maintenance of the Internet infrastructure. It must continue to evolve as a reliable network backbone with the necessary speed, accessibility, data capacity and security. However, the stability of the Internet's infrastructure is unproven. The rapid rise in the number of Internet users and increased transmission of audio, video, graphic and other multimedia content over the Internet places increasing strains on its communications and transmission capabilities. Continuation of such trends could lead to significant deterioration in transmission speeds and reliability. Failure of the Internet to support increased traffic due to inadequate infrastructure or otherwise could seriously limit the development of e-commerce, which could materially and adversely affect our business, financial condition and results of operations.

WE MUST ATTRACT AND RETAIN QUALIFIED PERSONNEL IN ORDER TO SUCCEED

     The significant growth of our business over the past two years has placed significant demands on our management and other personnel. Our future growth, if any, will depend in part on our ability to attract, motivate and retain skilled technical, sales, management and marketing personnel. Competition for such personnel is intense, and we expect it to increase as e-commerce expands. We cannot be certain that we will be able to retain our existing personnel or attract additional qualified personnel in the future. Although we have employment agreements with several of our executive officers, including our President and Chief Executive Officer, our executive officers and key employees may terminate their employment at any time for any reason. In some circumstances, termination of their employment could result in substantial payments by us for severance benefits. In addition, a significant portion of our workforce is comprised of call center service representatives. We compete with telemarketing firms, among others, for call center personnel and sometimes must pay premium hourly wages to attract and retain them. In addition, their high turnover rate increases our recruiting and training costs. We cannot be certain that we will be able to continue to hire and retain qualified personnel to support our planned growth in a cost effective or timely manner. If we cannot, our business, financial condition and results of operations could be materially and adversely affected.

WE DEPEND ON RETAIL OUTLETS, ADVERTISING AGREEMENTS AND STRATEGIC RELATIONSHIPS FOR TICKET SALES

     A significant portion of our ticket sales is generated through arrangements with retail outlets. Our contracts with these retail outlets are generally for a one-year term, and subject to periodic negotiations regarding sales commissions, customer service and other matters. These outlets cater to consumers who are likely to purchase tickets for sporting and entertainment events, and are attractive to other ticketing services. In addition, our relationships with other companies such as MP3.com, GeoCities, International Merchandising Corporation, a subsidiary of International Management Group, Sitematic Corporation and others can
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

provide us with access to consumers. If we cannot maintain good retail, strategic and advertising relationships and continue to establish new relationships, our business, financial condition and results of operations could be materially and adversely affected.

OUR STOCK PRICE IS LIKELY TO BE VERY VOLATILE

     Prior to this offering, you could not buy or sell our common stock publicly. Although the initial public offering price was determined based on several factors, the market price after the offering may vary substantially from the initial public offering price. The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

     - quarterly variations in our operating results;

     - operating results that vary from the expectations of securities analysis and investors;

     - changes in securities analysts' and investors' expectations as to our future financial performance;

     - changes in market valuations of other Internet or online services companies;

     - announcements of technological innovations or new services by us or our competitors;

     - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - loss of a major venue or client;

     - changes in the status of our intellectual property rights;

     - announcements by third parties of significant claims or proceedings against us;

     - additions or departures of key personnel;

     - future sales of our common stock;

     - price and volume fluctuations in domestic and international stock markets; and

     - general political and economic conditions.

     The market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, may increase to levels that bear no relationship to the operating performance of such companies. Such market prices may not be sustainable and are subject to wide variations. If our common stock trades to such levels following this offering, it likely will thereafter experience a significant decline. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. In the future we may be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's attention and resources, which could have a material and adverse effect on our business, financial condition and results of operations.

WE MAY FACE LIABILITY FOR ONLINE CONTENT THAT MAY NOT BE COVERED BY INSURANCE

     Because we are disseminating information, we may face liability for the nature and content of the materials on our web site or on sites to which we have links. These liability claims could include, among others, claims for defamation, negligence, indecency, fraud from secondary sales, and copyright, patent and trademark infringement. These claims have been brought, and sometimes successfully pressed, against online services. Although we intend to maintain general liability insurance coverage, it may not cover claims of these types. It also may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our business, financial condition and results of operations.

YEAR 2000 RISKS MAY HARM OUR BUSINESS

     The risks posed by year 2000 issues could adversely affect our business in a number of significant ways.

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

     Our software products and ticketing services could be affected by the year 2000 problem

     While we believe the most recent versions of our products and services are substantially year 2000 ready provided that all other products (for example hardware, software, firmware, and networks) used with our products and services properly exchange accurate date data, we cannot be certain that they will not be affected by the year 2000 problem. Our proprietary ticketing software systems also operate in conjunction with hardware, databases, operating systems and other applications developed by third parties. Although our vendors have indicated that their systems are year 2000 ready, we believe that it is not possible to determine with certainty that such systems are indeed year 2000 ready because we have little or no control over the internal design, production and testing of their systems.

     Our internal systems could be affected by the year 2000 problem

     The year 2000 problem could affect the systems, transaction processing, computer applications, and devices used by us to operate and monitor all major aspects of our business, including financial systems (such as general ledger, accounts payable and payroll), client and consumer services, infrastructure, networks and telecommunications systems. We cannot be certain that the year 2000 problem will not disrupt our internal systems.

     Our Vendors or the Internet could face serious disruptions arising from the year 2000 problem

     Notwithstanding our year 2000 readiness efforts, the failure of a critical system of a material vendor, or the Internet to be year 2000 ready, could harm the operation of our service or prevent certain products and services from being offered through our web site or have other unforeseen, adverse consequences to our operations. Internet communications systems are composed of a vast array of interconnected systems and technologies. A year 2000 problem with any or a number of these systems or technologies could cause disruptions in other systems and technologies, and affect access to the Internet. We believe it is unlikely that all of these systems and technologies will be fully year 2000 complaint. Year 2000 problems with the Internet could interfere with consumers' ability to visit our web site and our ability and our ability to process ticket orders.

     Any of these problems could materially and adversely affect our business, financial condition and results of operations.

WE MAY BECOME SUBJECT TO STATE REGULATION OF TICKET SALES AND AUCTIONS

     Many states and municipalities have adopted statutes regulating the resale of tickets within their jurisdiction and requiring that ticket sellers obtain a resellers license. One or more states or municipalities, could take the position that a telephonic or electronic ticket sale to one of their residents is a sufficient basis for application of that jurisdiction's reseller statute. Because we believe these statutes to be inapplicable to our activities, we may not be in compliance with these statutes. Governmental agencies or authorities could also argue that other state or local licensing or "ticket scalping" statutes apply to our activities. These statutes, among other things, limit the amount of service charges and other fees that may be charged in connection with ticket sales. Other state and local regulations establish maximum convenience and handling charges on tickets for certain sporting and other events. In addition, many states, including California, have laws and regulations governing the conduct of auctions. We cannot be certain whether any of these laws and regulations may be determined to be applicable to our business or whether new laws and regulations potentially adverse to our business will be adopted. If so, it could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BECOME SUBJECT TO MORE RESTRICTIVE E-COMMERCE REGULATION THAT COULD ADVERSELY AFFECT OUR BUSINESS

     We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to e-commerce. Currently we believe that there are few laws and regulations directly applicable to the Internet and commercial online services. It is likely, however, that a number of laws and regulations may be adopted with respect to the Internet or commercial online services. These laws might cover matters such as, among other things, user privacy, pricing, content, taxation, copyrights, distribution, antitrust and the characteristics and quality of products and services.

     Furthermore, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws. These laws may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services. This could decrease the demand for our products and services and increase our cost of doing business.

     In addition, the applicability to the Internet and commercial online services of existing laws in various jurisdictions governing a wide variety of issues may take years to resolve. These issues may include, among others, property ownership, sales and other taxes, libel and personal privacy. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in e-commerce. New state tax regulations may subject us to additional state sales and income taxes. Any new legislation or regulation, or the application of existing laws and regulations to the Internet and commercial online services could have a material adverse effect on our business, financial condition and results of operations.

OUR ACQUISITION OF STOCK OF LASERGATE SYSTEMS, INC. COULD SUBJECT US TO COSTS, LOSSES AND LIABILITIES

     On January 24, 1999, we entered into an agreement with RBB Bank, AG, a bank organized under the laws of Austria, to purchase from RBB 7,837,332 shares of common stock of Lasergate Systems, Inc., a Florida corporation, for $783,733 in cash, and 5,700 shares of Lasergate Series G Preferred Stock for either, at the option of RBB, $2.5 million in cash or 969,462 shares of our common stock, subject to certain adjustments. In addition, pursuant to the agreement, RBB agreed to exercise its rights to take control of Lasergate's board of directors. On February 26, 1999, RBB filed a complaint in the Pinellas County Florida Circuit Court against Lasergate and four individuals seeking a court order to remove the four individual defendants as directors of Lasergate, set a date for a shareholders meeting to elect new directors, provide access to Lasergate's shareholder's list and appoint a provisional director to manage Lasergate's business until new directors are elected by the shareholders. The court has scheduled a hearing for June 8, 1999. We have agreed to indemnify RBB for its legal fees incurred in connection with this suit, which could be substantial.

     The consummation of the transaction was originally to take place on May 15, 1999. Although we have not yet consummated this transaction because we believe that RBB is in breach of certain representations made to us in the agreement, we may decide to purchase the shares. This agreement provides that we are obligated to consummate this transaction unless (1) Lasergate voluntarily or involuntarily enters into bankruptcy, reorganization or receivership, or (2) RBB breaches any agreements, covenants, representations or warranties in the agreement. If we proceed with the purchase of the Lasergate shares from RBB, we will incur the expenditure of the cash portion of the purchase price and, depending on the portion of the purchase price RBB elects to receive in cash, we may issue an additional 969,462 shares of our common stock. We would also incur goodwill and other accounting charges related to this transaction. In addition, we would consolidate the operating losses of Lasergate with our own results of operations from the date of the acquisition.

     If we complete the purchase of Lasergate stock from RBB, we will own a majority of the outstanding voting stock of Lasergate. Shares of Lasergate common stock are publicly traded over-the-counter (bulletin board). As a majority owner, we will be required to act in good faith and with due care in the exercise of our rights and duties as a majority shareholder of Lasergate. In addition, as the majority shareholder we will have obligation of fair dealing in relationships with the minority shareholders. We will be exposed to potential liabilities to the other shareholders of Lasergate for reasons including the failure to act in accordance with established standards of conduct for majority shareholders of Florida corporations or in connection with past actions of officers and directors. We may also be subject to potential liabilities to our own stockholders in connection with the Lasergate transaction.

     In addition, if we complete the acquisition of the Lasergate shares and thereafter desire to acquire the remaining interests of the minority shareholders of Lasergate, we may be exposed to costs, losses and liabilities associated with:

     - opposition by Lasergate directors to removal from the board and our efforts to purchase the interest of minority shareholders;

     - compliance with applicable rules under the Securities Exchange Act of 1934 and state law necessary to effectuate a merger or purchase of minority shares; and

     - necessary expenditures associated with a merger or the purchase of shares from minority shareholders.

     If we determine not to, or are unable to, purchase remaining shares of Lasergate held by minority shareholders, we may incur material costs, losses or liabilities associated with:

     - disputes with present or former shareholders, management or directors of Lasergate;

     - compliance with obligations under the Securities Exchange Act of 1934 relating to significant shareholders of publicly held companies; and

     - other obligations asserted under applicable state corporate and securities laws.

     In addition, if we determine not to complete the purchase from RBB, we could incur significant costs and liabilities to RBB. Any significant cost, loss or liabilities that we may incur in relation to our contract to purchase the Lasergate shares from RBB or, if we effectuate that purchase, our ownership of the Lasergate shares, could materially and adversely affect our business, financial condition and results of operations.

OUR MANAGEMENT AND EXISTING STOCKHOLDERS MAY EXERCISE CONTROL AFTER THIS
OFFERING

     After this offering, our executive officers, key employees, directors and
their respective affiliates will beneficially own approximately                %
of our outstanding common stock. As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including the election of directors and mergers, consolidations and sales of all or substantially all of our assets. This concentration of ownership may also have the effect of preventing or discouraging tender offers for our common stock, unless the terms are approved by these stockholders.

RISKS FROM INTERNATIONAL OPERATIONS

     We have only recently commenced operations in a number of international markets and a key component of our strategy is to expand our business internationally. Our plans to expand internationally are subject to inherent risks, including:

     - unexpected changes in regulatory requirements;

     - fluctuations in currency exchange rates;

     - difficulties relating to the enforcement of contracts;

     - instability of economies and governments;

     - seasonal reduction in business activities in certain parts of the world;

     - difficulties in staffing and managing foreign operations;

     - potentially adverse tax consequences;

     - laws and policies affecting trade and investment in jurisdictions where the Company operates;

     - exposure to varying legal standards in jurisdictions where the Company operates; and

     - reduced protection for intellectual property rights outside the U.S.

     One or more of such factors may have a material and adverse effect on our future international operations and, consequently, on our business, results of operations and financial condition.

     To date, the majority of our transactions have been denominated in U.S. dollars, however, some ticket sales have been denominated in currencies other than the U.S. dollar. Therefore, our operating results may be adversely affected by changes in the value of the U.S. dollar relative to other foreign currencies. As our international operations expand, our exposure to exchange rate fluctuations will increase as we use an increasing number of foreign currencies.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

     Sales of a substantial number of shares of common stock after the offering could adversely affect the market price of the common stock by introducing a large number of sellers to the market. Given the likely volatility that will exist for our shares, such sales could cause the market price of the common stock to decline.

     After this offering, we will have outstanding                     shares of
common stock and we will have reserved an additional 23,198,437 shares of common stock for issuance pursuant to outstanding stock options and warrants. All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended. The remaining shares of outstanding
common stock, representing approximately      % of the outstanding common stock
upon completion of this offering, will be "restricted securities" under the Securities Act subject to restrictions on the timing, manner and volume of sales of such shares.

     Our directors, executive officers, key employees and substantially all of our current stockholders have agreed, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of common stock. Subject to the foregoing lock-up agreements, holders of up to shares of common stock and securities convertible into or exercisable for shares of common stock will have the right to request the registration of their shares under the Securities Act. Upon the effectiveness of such registration, all shares covered by such registration statement will be freely transferable. Following the consummation of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act covering 21,941,647 shares of common stock reserved for issuance under our 1999 Stock Incentive Plan; such registration statement will automatically become effective upon filing. As of May 17, 1999, options to purchase 5,620,033 shares were vested. However, none of the options issued or to be issued pursuant to the 1999 Stock Incentive Plan may be exercised until 180 days after the offering. Subject to the exercise of such options, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up period expires.

     We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of common stock. Purchasers of common stock in this offering will suffer immediate and substantial dilution.
The dilution will be $     per share in the net tangible book value of the
common stock from the initial public offering price. If outstanding options and warrants to purchase shares of common stock are exercised, there will be further dilution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

     Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

     The net proceeds to be received by Tickets.com from the sale of the shares of common stock in this offering are estimated to be approximately $
million (approximately $          million, if the underwriters' over-allotment
option is exercised in full), assuming an initial public offering price of
$     per share and after deducting estimated offering expenses of $
and the underwriting discount payable by Tickets.com. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate our future access to the public capital markets.

     We intend to use at least $21.8 million of the net proceeds of this offering to repay outstanding current and long-term senior and subordinated debt, including $16.9 million of long-term senior and subordinated debt. This debt matures between October 1999 and October 2004 or on the closing of our initial public offering, if earlier, and bears interest at rates ranging from 7.0% to 12.0%. We expect to use the remainder of the net proceeds, over time, for general corporate purposes, including working capital to fund anticipated operating losses, expenses associated with our advertising campaigns, brand-name promotions and other marketing efforts, development of our technology infrastructure, website content and online capabilities, and capital expenditures. The amounts actually expended for such working capital purposes may vary significantly and will depend upon a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, our management will have broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. On January 24, 1999, we entered into an agreement with RBB Bank, AG, a bank organized under the laws of Austria, to purchase from RBB 7,837,332 shares of common stock of Lasergate Systems, Inc., a Florida corporation, for $783,733 in cash, and 5,700 shares of Lasergate Series G Preferred Stock for either, at the option of RBB, $2.5 million in cash or 969,462 shares of our common stock, subject to certain adjustments. The Lasergate transaction is described in more detail in "Risk Factors -- Our Acquisition of Stock of Lasergate Systems, Inc. Could Subject Us to Costs, Losses and Liabilities." Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

                                 CAPITALIZATION

     Unless otherwise indicated, all information in this prospectus reflects the conversion of all outstanding shares of our convertible preferred stock into 51,331,143 shares of common stock upon the consummation of this offering. See "Description of Capital Stock."

     The following table sets forth the capitalization of Tickets.com as of March 31, 1999:

     - on an actual basis;

     - on a pro forma combined basis to reflect the acquisition of California Tickets.com and the acquisition of TicketsLive as if the acquisitions had occurred on March 31, 1999;

     - on a pro forma basis as adjusted to reflect:

         - the closing of the offering of 3,855,680 shares of Series D convertible preferred stock;

         - the automatic conversion of all outstanding shares of convertible preferred stock into common stock upon the consummation of this offering;

         - the conversion of $3.0 million convertible debt into shares of our common stock;

         - the exercise of redeemable warrants with an exercise price of $.01 per share to purchase our common stock, which will otherwise expire upon the close of the offering;

         - the receipt of the estimated net proceeds of $       million from the
           sale of the                     shares of common stock offered hereby
           (after deducting the estimated offering expenses and underwriting discount); and

         - the use of a portion of the proceeds from this offering to retire approximately $16.9 million of long-term senior and subordinated debt in accordance with contractual obligations.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto and the pro forma consolidated financial statements and related notes thereto, included elsewhere in this prospectus.

                                                                            AS OF
                                                                        MARCH 31, 1999
                                                              ----------------------------------
                                                                         PRO FORMA    PRO FORMA
                                                               ACTUAL    COMBINED    AS ADJUSTED
                                                              --------   ---------   -----------
                                                                               (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt and capital lease obligations, net of current
  portion...................................................  $ 20,200   $ 20,374
                                                              --------   --------     --------
Redeemable common stock and warrants........................     4,634      9,310
                                                              --------   --------     --------
Stockholders' equity:
  Series A, A1, B, C and D convertible preferred stock,
     $.0001 par value; 51,370,451 shares authorized;
     39,014,645, 47,475,463 and 0 shares actual, pro forma
     combined and pro forma as adjusted, respectively.......         4          5
  Common stock, $.0001 par value; 240,000,000 shares
     authorized; 14,276,703, 32,430,559 and
                         shares actual, pro forma combined
     and pro forma as adjusted, respectively................         1          3
Additional paid-in capital..................................    60,302    122,256
Cumulative other comprehensive income.......................        (6)        (6)
Deferred compensation.......................................        --       (576)
Accumulated deficit.........................................   (54,966)   (60,305)
                                                              --------   --------     --------
  Total stockholders' equity................................     5,335     61,377
                                                              --------   --------     --------
          Total capitalization..............................  $ 30,169   $ 91,061
                                                              ========   ========     ========

                                    DILUTION

     Our pro forma net tangible book value as of March 31, 1999 was a deficit of approximately $16.9 million, or ($0.54) per share of common stock. Pro forma net tangible book value per share represents our pro forma total tangible assets less pro forma total liabilities, divided by the pro forma number of shares of common stock outstanding as of March 31, 1999. Without taking into account any other changes in pro forma net tangible book value other than to give effect to
our sale of the           shares of common stock offered hereby and the receipt
and application of the net proceeds therefrom, the pro forma net tangible book
value of as of March 31, 1999 would have been $     million, or $     per share
of common stock. This represents an immediate increase in pro forma net tangible
book value of $     per share to existing stockholders and an immediate dilution
of $     per share to investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of March
     31, 1999...............................................  $
  Increase per share attributable to new investors..........
                                                              --------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          --------
Dilution per share to new investors.........................              $
                                                                          ========

     The following table summarizes as of March 31, 1999 on the pro forma basis described above the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming an initial public offering price of
$     per share (before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us):

                                                                                            AVERAGE
                                            SHARES PURCHASED(A)     TOTAL CONSIDERATION      PRICE
                                            --------------------    -------------------       PER
                                             NUMBER     PERCENT      AMOUNT     PERCENT      SHARE
                                            --------    --------    --------    -------    ---------
Existing stockholders.....................                    %     $                 %    $
New investors.............................
                                            -------      -----      --------    ------
          Total...........................               100.0%     $           $100.0%
                                            =======      =====      ========    ======

     The foregoing table assumes no exercise of the underwriters' over-allotment option or shares underlying outstanding options. As of May 17, 1999, options to purchase 18,170,917 shares of common stock were outstanding at a weighted average exercise price of $1.30 per share and warrants to purchase 5,027,520 shares of common stock were outstanding at a weighted average exercise price of approximately $1.24 per share. To the extent that these options and warrants are exercised, new investors will experience further dilution. See
"Management -- Benefit Plans" for a description of our 1999 Stock Incentive
Plan.
---------------
(a) The sale by us of additional shares of common stock upon exercise in full of the underwriters' over-allotment option will reduce the percentage of common
    stock held by existing stockholders to     % of the total number of shares
    of common stock to be outstanding upon consummation of this offering and will increase the number of shares of common stock held by new investors to
            shares or     % of the total number of shares of common stock to be
    outstanding upon consummation of this offering.

                     SELECTED UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma condensed combined financial information and related notes contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed herein. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

     The selected unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Tickets.com, ProTix, California Tickets.com and TicketsLive, and the notes thereto. The selected unaudited pro forma condensed combined financial information is based upon tentative allocations of purchase price for the acquisitions and may not be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of our future results. Purchase accounting is based upon preliminary asset valuations, which are subject to change.

     The selected unaudited pro forma condensed combined balance sheet information at March 31, 1999 is presented as if the acquisitions of California Tickets.com and TicketsLive were completed as of March 31, 1999. The selected unaudited pro forma condensed combined statement of operations information for the year ended December 31, 1998 and the three months ended March 31, 1999 is presented as if Tickets.com had completed the acquisitions of ProTix, California Tickets.com and TicketsLive as of January 1, 1998.

                     SELECTED UNAUDITED PRO FORMA CONDENSED
                       COMBINED BALANCE SHEET INFORMATION
                              AS OF MARCH 31, 1999

                                                                   CALIFORNIA
                                                   TICKETS.COM,   TICKETS.COM,   TICKETSLIVE    PRO FORMA     PRO FORMA
                                                       INC.           INC.       CORPORATION   ADJUSTMENTS    COMBINED
                                                   ------------   ------------   -----------   -----------    ---------
                                                                        (UNAUDITED) (IN THOUSANDS)
                                                        ASSETS
Current assets:
  Cash and cash equivalents......................    $ 21,642       $   898        $   709       $    --      $ 23,249
  Accounts receivable, net.......................       8,964           324          1,812        (4,700)(a)     6,400
  Prepaid expenses and other current assets......       1,163           286            649          (205)(b)     1,893
                                                     --------       -------        -------       -------      --------
      Total current assets.......................      31,769         1,508          3,170        (4,905)       31,542
                                                     --------       -------        -------       -------      --------
Property and equipment, net......................       7,841         1,344            743          (543)(c)     9,385
Intangible assets, net...........................      11,131         3,411             --        63,736(c)     78,278
Other assets.....................................       3,406           205            122            --         3,733
                                                     --------       -------        -------       -------      --------
      Total assets...............................    $ 54,147       $ 6,468        $ 4,035       $58,288      $122,938
                                                     ========       =======        =======       =======      ========
                                    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities.......    $ 15,879       $ 2,556        $ 2,608       $   695(b)   $ 21,738
  Current portion of long-term debt..............       5,562         4,245            600        (3,700)(a)     6,707
  Deferred revenue and other current
    liabilities..................................       1,673           242            616            --         2,531
                                                     --------       -------        -------       -------      --------
      Total current liabilities..................      23,114         7,043          3,824        (3,005)       30,976
                                                     --------       -------        -------       -------      --------
Long-term debt...................................      20,200           159          1,015        (1,000)(a)    20,374
                                                     --------       -------        -------       -------      --------
Minority interest and other liabilities..........         864             9             28            --           901
                                                     --------       -------        -------       -------      --------
Redeemable common stock and warrants.............       4,634            --             --         4,676(d)      9,310
                                                     --------       -------        -------       -------      --------
Redeemable preferred stock.......................          --            --          4,668        (4,668)(d)        --
                                                     --------       -------        -------       -------      --------
Stockholders' equity (deficit):
  Preferred stock................................           4             1             --            --             5
  Common stock...................................           1             1             89           (88)(d)         3
  Additional paid-in capital.....................      60,302         8,677             96        53,181(d)    122,256
  Deferred compensation..........................          --        (1,186)            --           610(e)       (576)
  Accumulated deficit............................     (54,966)       (8,236)        (5,677)        8,574(f)    (60,305)
  Cumulative foreign currency translation
    adjustments..................................          (6)           --             (8)            8(d)         (6)
                                                     --------       -------        -------       -------      --------
      Total stockholders' equity (deficit).......       5,335          (743)        (5,500)       62,285        61,377
                                                     --------       -------        -------       -------      --------
      Total liabilities and stockholders'
         equity..................................    $ 54,147       $ 6,468        $ 4,035       $58,288      $122,938
                                                     ========       =======        =======       =======      ========

---------------
(a) Represents the elimination of intercompany advances made by us to California Tickets.com for $3.7 million and to TicketsLive for $1.0 million.

(b) Represents estimated closing costs of the acquisitions of California Tickets.com and TicketsLive, which consist primarily of legal and accounting fees.

(c) Represents intangible assets recorded in connection with purchase price premiums for the acquisitions of California Tickets.com and TicketsLive and the write down to fair market value of certain property and equipment of California Tickets.com. Certain property and equipment will be disposed of subsequent to the acquisition and therefore have no value at the acquisition date.

(d) Represents the issuance of redeemable common stock, convertible preferred stock and common stock in connection with the acquisitions of California Tickets.com and TicketsLive, as well as the elimination of their respective capital stock balances and cumulative foreign currency translation adjustments, as of March 31, 1999.

(e) Represents a reduction of deferred compensation related to certain California Tickets.com stock options, which vested in full upon the closing of the acquisition.

(f) Represents the elimination of the March 31, 1999 retained earnings balances of California Tickets.com and TicketsLive. Also, the amount includes the effect of a charge to earnings as of March 31, 1999 related to estimated in-process research and development as if the acquisitions occurred on March 31, 1999. The estimated in-process research and development for California Tickets.com is $3.5 million and for TicketsLive is $1.8 million.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                              CALIFORNIA
                            TICKETS.COM,       PROTIX,       TICKETS.COM     TICKETSLIVE      PRO FORMA       PRO FORMA
                                INC.           INC.(B)         INC.(C)      CORPORATION(D)   ADJUSTMENTS      COMBINED
                            ------------   ---------------   ------------   --------------   -----------     -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)             (UNAUDITED)
Revenues:
  Ticketing services(a)...    $ 26,558         $ 3,234         $ 1,092         $    66        $     --         $ 30,950
  Software services and
    other.................       2,982           2,696              --          11,052              --           16,730
                              --------         -------         -------         -------        --------         --------
         Total revenues...      29,540           5,930           1,092          11,118              --           47,680
                              --------         -------         -------         -------        --------         --------
Cost of services:
  Ticketing services......      17,155           2,060           1,683              33              --           20,931
  Software services and
    other.................       1,551           1,067              --           5,704              --            8,322
                              --------         -------         -------         -------        --------         --------
         Total cost of
           services.......      18,706           3,127           1,683           5,737              --           29,253
                              --------         -------         -------         -------        --------         --------
Gross profit (loss).......      10,834           2,803            (591)          5,381              --           18,427
Operating expenses(e).....      43,668           3,616           4,577           8,671          12,711(f)        73,243
                              --------         -------         -------         -------        --------         --------
Loss from operations......     (32,834)           (813)         (5,168)         (3,290)        (12,711)         (54,816)
Other (income) expense,
  net.....................       2,027             493             (83)            (26)             92(g)         2,503
                              --------         -------         -------         -------        --------         --------
Net loss..................    $(34,861)        $(1,306)        $(5,085)        $(3,264)       $(12,803)        $(57,319)
                              ========         =======         =======         =======        ========         ========
Basic and diluted net loss
  per share...............                                                                                     $  (1.83)
                                                                                                               ========
Weighted average common
  shares outstanding(h)...                                                                                       31,358
                                                                                                               ========

---------------
(a) Included in 1998 ticketing services revenues is $9.3 million related to three clients for whom we no longer provide ticketing services and one client that notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We believe that this non-renewal was the result of the acquisition of this client by an entertainment organization that entered into a long-term master ticketing services agreement with one of our competitors. No pro forma adjustments have been made with respect to this expected reduction in revenues.

(b) The results of operations for ProTix were included in our consolidated results of operations as of October 1, 1998. This presentation shows the pro forma effects of the operations of ProTix as if the acquisition occurred on January 1, 1998.

(c) The results of operations of California Tickets.com will be included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of California Tickets.com as if the acquisition occurred on January 1, 1998.

(d) The results of operations of TicketsLive will be included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of TicketsLive as if the acquisition occurred on January 1, 1998.

(e) Operating expenses for the year ended December 31, 1998 includes non-recurring, noncash charges of $17.0 million for impairment of long-lived assets and $1.6 million for purchased in-process research and development.

(f) Represents the amortization of intangibles that would have been recorded for the year ended December 31, 1998 if the acquisitions of ProTix, California Tickets.com and TicketsLive occurred on January 1, 1998. Also represents in-process research and development charges that would have been recorded if the acquisitions of California Tickets.com and TicketsLive occurred on January 1, 1998. The estimated in-process research and development for California Tickets.com is $3.5 million and for TicketsLive are $1.8 million.

(g) Represents additional interest expense that would have been recorded in connection with the $1.3 million of promissory notes issued to the former shareholders of ProTix if the acquisition of ProTix occurred on January 1, 1998.

(h) Reflects shares of common stock outstanding during the periods presented. Pro forma data includes common stock issuable with respect to the acquisitions. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and upon exercise of outstanding stock options and warrant grants.

                SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
                      STATEMENT OF OPERATIONS INFORMATION
                     FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                     CALIFORNIA
                                     TICKETS.COM,   TICKETS.COM     TICKETSLIVE      PRO FORMA      PRO FORMA
                                         INC.         INC.(A)      CORPORATION(B)   ADJUSTMENTS     COMBINED
                                     ------------   ------------   --------------   -----------     ---------
                                             (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
Revenues:
  Ticketing services...............    $ 5,070        $   354         $    17         $    --       $  5,441
  Software services and other......      1,508             --           2,593              --          4,101
                                       -------        -------         -------         -------       --------
          Total revenues...........      6,578            354           2,610              --          9,542
                                       -------        -------         -------         -------       --------
Cost of services:
  Ticketing services...............      3,725            743              --              --          4,468
  Software services and other......        750             --           1,325              --          2,075
                                       -------        -------         -------         -------       --------
          Total cost of services...      4,475            743           1,325              --          6,543
                                       -------        -------         -------         -------       --------
Gross profit (loss)................      2,103           (389)          1,285              --          2,999
Operating expenses.................      7,345          2,415           3,120           1,708(c)      14,588
                                       -------        -------         -------         -------       --------
Loss from operations...............     (5,242)        (2,804)         (1,835)         (1,708)       (11,589)
Other (income) expense, net........        805             (4)             (8)             --            793
                                       -------        -------         -------         -------       --------
Net loss...........................    $(6,047)       $(2,800)        $(1,827)        $(1,708)      $(12,382)
                                       =======        =======         =======         =======       ========
Basic and diluted net loss per
  share............................                                                                 $  (0.39)
                                                                                                    ========
Weighted average common shares
  outstanding(d)...................                                                                   32,110
                                                                                                    ========

---------------
(a) The results of operations of California Tickets.com will be included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of California Tickets.com as if the acquisition occurred on January 1, 1998.

(b) The results of operations of TicketsLive will be included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of TicketsLive as if the acquisition occurred on January 1, 1998.

(c) Represents the amortization of intangibles that would have been recorded for the three months ended March 31, 1999 if the acquisitions of California Tickets.com and TicketsLive occurred on January 1, 1998.

(d) Reflects shares of common stock outstanding during the periods presented. Pro forma data includes common stock issuable with respect to the acquisitions. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and upon exercise of outstanding stock options and warrant grants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

TICKETS.COM, INC.

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes thereto as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data presented below for the period from May 31, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our audited consolidated financial statements, which have been audited by Arthur Andersen LLP, our independent public accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the three months ended March 31, 1998 and 1999 and the consolidated balance sheet data as of March 31, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition as of and results of operations for such periods. The selected consolidated financial data for Tickets.com, Inc. and its subsidiaries includes the historical financial data for Bay Area Seating Service, Inc., commonly known as BASS, and ProTix from the dates of the acquisitions but does not include financial data for California Tickets.com or TicketsLive. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

BAY AREA SEATING SERVICE, INC.

     The selected financial data for BASS, which we acquired on September 26, 1997, are also included. The statement of operations data presented below for the years ended March 31, 1995, 1996 and 1997 and the selected balance sheet data as of March 31, 1995, 1996 and 1997 are derived from BASS' audited financial statements, which were audited by Burr, Pilger & Mayer, Inc., BASS' independent public accountants, and (except for the balance sheet data as of March 31, 1995) are included elsewhere in this prospectus. The statement of operations data for the period from April 1, 1997 to September 26, 1997 (the date we acquired BASS) are derived from the audited financial statements for that period and were audited by Arthur Andersen LLP, our independent public accountants.

TICKETS.COM, INC. AND SUBSIDIARIES(A)

                                               MAY 31, 1996
                                               (INCEPTION)        YEAR ENDED       THREE MONTHS ENDED
                                                    TO           DECEMBER 31,           MARCH 31,
                                               DECEMBER 31,   ------------------   -------------------
                                                   1996        1997       1998       1998       1999
                                               ------------   -------   --------   --------   --------
                                                                                       (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Ticketing services.........................    $   119      $ 9,686   $ 26,558   $ 5,591    $ 5,070
  Software services and other................      1,123        1,961      2,982       462      1,508
                                                 -------      -------   --------   -------    -------
          Total revenues.....................      1,242       11,647     29,540     6,053      6,578
                                                 -------      -------   --------   -------    -------
Cost of services:
  Ticketing services.........................        816        7,702     17,155     3,150      3,725
  Software services and other................        614          711      1,551       183        750
                                                 -------      -------   --------   -------    -------
          Total cost of services.............      1,430        8,413     18,706     3,333      4,475
                                                 -------      -------   --------   -------    -------
          Gross profit (loss)................       (188)       3,234     10,834     2,720      2,103
                                                 -------      -------   --------   -------    -------
Operating expenses:
  Sales and marketing........................        154        2,096      7,339     1,416      2,919
  Technology development.....................        690        2,233      6,417     1,101      1,813
  General and administrative.................      2,071        3,182      9,204     1,788      2,244
  Amortization of intangibles................         --          712      2,082       430        369
  Impairment of long-lived assets............         --           --     17,026        --         --
  Purchased in-process research and
     development.............................         --           --      1,600        --         --
                                                 -------      -------   --------   -------    -------
          Total operating expenses...........      2,915        8,223     43,668     4,735      7,345
                                                 -------      -------   --------   -------    -------
Loss from operations.........................     (3,103)      (4,989)   (32,834)   (2,015)    (5,242)
Other expenses(b)............................        146        1,110      2,027       603        805
                                                 -------      -------   --------   -------    -------
Net loss.....................................    $(3,249)     $(6,099)  $(34,861)  $(2,618)   $(6,047)
                                                 =======      =======   ========   =======    =======
Basic and diluted net loss per share.........    $ (0.29)     $ (0.52)  $  (2.70)  $ (0.22)   $ (0.42)
                                                 =======      =======   ========   =======    =======
Weighted average common shares outstanding...     11,250       11,698     12,901    11,698     14,248
                                                 =======      =======   ========   =======    =======

                                                        AS OF DECEMBER 31,              AS OF
                                                  -------------------------------     MARCH 31,
                                                   1996        1997        1998         1999
                                                  -------    --------    --------    -----------
                                                                                     (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
Total assets................................      $ 6,090    $ 47,922    $ 38,512     $ 54,147
Working capital (deficit)...................       (2,163)     (1,538)     (8,180)       8,656
Total long-term debt(c).....................        4,968      23,493      20,232       20,200
Redeemable common stock and warrants........        2,500       3,599       4,506        4,634
Accumulated deficit.........................       (7,419)    (13,517)    (48,792)     (54,966)
Total stockholders' equity (deficit)........       (4,396)      2,186     (11,929)       5,335

---------------
(a) Includes historical financial data for BASS and ProTix from the dates of acquisition but does not include financial data for California Tickets.com or TicketsLive.

(b) Other expenses include principally interest expense, net of interest income, and to a lesser degree minority interest and provision for income taxes.

(c) Amounts classified as long-term debt consist of long-term debt and capital lease obligations, net of current portion.

BAY AREA SEATING SERVICE, INC.

                                                     YEAR ENDED MARCH 31,         APRIL 1, 1997 TO
                                                 -----------------------------     SEPTEMBER 26,
                                                  1995       1996       1997            1997
                                                 -------    -------    -------    ----------------
                                                                  (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Ticketing services...........................  $20,704    $18,752    $20,561        $10,858
  Software services and other..................       --         --         --             --
                                                 -------    -------    -------        -------
          Total revenues.......................   20,704     18,752     20,561         10,858
                                                 -------    -------    -------        -------
Cost of services:
  Ticketing services...........................    8,776      7,381      7,866          4,203
  Software services and other..................       --         --         --             --
                                                 -------    -------    -------        -------
          Total cost of services...............    8,776      7,381      7,866          4,203
                                                 -------    -------    -------        -------
Gross profit...................................   11,928     11,371     12,695          6,655
General and administrative expenses............   11,704     11,322     12,212          6,301
                                                 -------    -------    -------        -------
Income from operations.........................      224         49        483            354
Other income, net(a)...........................      270        402        356            261
Provision for income taxes.....................     (338)      (162)      (278)          (211)
                                                 -------    -------    -------        -------
Net income.....................................  $   156    $   289    $   561        $   404
                                                 =======    =======    =======        =======

                                                                     AS OF MARCH 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------    -------    -------
CONSOLIDATED BALANCE SHEET DATA:
Total assets................................................  $11,099    $12,818    $14,443
Working capital.............................................    1,080      1,591        749
Total long-term debt(b).....................................       22          6          1
Retained earnings...........................................    1,608      1,897      2,407
Total shareholders' equity..................................    2,557      2,846      3,355

---------------
(a) Other income, net includes principally interest income net of interest expense and other miscellaneous income and expenses.

(b) Amounts classified as long-term debt consist of long-term debt and capital lease obligations, net of current portion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations should be read in conjunction with our consolidated financial statements as of December 31, 1998 and related notes. The following discussion contains certain forward-looking statements that involve risks and uncertainties. The statements are based on current expectations and actual results could differ materially from those discussed herein. Factors that could cause or contribute to the differences are discussed in "Risk Factors" and elsewhere in this prospectus. In addition, past financial performance is not necessarily a reliable indicator of future performance and potential investors should not use historical financial performance to anticipate results or future period trends. Tickets.com undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

OVERVIEW

     Tickets.com is a leading source of entertainment tickets, event information, and related products and services. We sell tickets and provide these services through retail outlets, call centers, interactive voice response systems, and the Internet. By combining our powerful brand, extensive event database, and relationships with entertainment organizations, we create a convenient one-stop solution for consumers in search of event information and tickets. We provide automated ticketing solutions to over 3,800 entertainment organizations such as stadiums, performing arts centers, museums and professional sports franchises. In 1998 we sold approximately 5.3 million tickets for which we received convenience fees from ticket buyers. Through our www.tickets.com web site, we enable consumers to obtain information on more than 40,000 entertainment organizations and 200,000 sporting and entertainment events and performances, purchase tickets from multiple sources and shop for related products. Our goal is to leverage our brand and state-of-the-art ticketing solutions to create the preeminent location for entertainment information and tickets on the Internet. Our clients include The John F. Kennedy Center for the Performing Arts, The Marine Midland Arena, the Texas Rangers, The Lincoln Center for the Performing Arts, The National Air & Space Museum and the San Francisco Giants.

     We were originally organized as The Entertainment Express, Inc. under the laws of the State of Delaware on January 25, 1995. Our operations commenced in May 1996 with the acquisition of the assets of Hill Arts and Entertainment Systems, Inc., which included a proprietary ticketing software system used by a wide variety of entertainment organizations. In December 1996, we acquired the call center and ticketing operations of the Advantix division of Playhouse Square Foundation, an Ohio-based performing arts center and ticketing services provider, at which time we changed our name to Advantix, Inc. In August 1997, we acquired the assets of Fantastix Ticket Company, LLC, a regional ticketing services provider located in Buffalo, New York, and in September 1997, we acquired all of the outstanding capital stock of Bay Area Seating Service, Inc., commonly known as BASS, a ticketing services provider serving the Northern California and Nevada markets. In October 1998, we acquired all of the outstanding capital stock of ProTix, Inc., a ticketing services provider and developer of in-house ticketing systems based in Madison, Wisconsin. Effective April 1999, we acquired all of the outstanding capital stock of TicketsLive Corporation and California Tickets.com. We changed our name from Advantix to Tickets.com, Inc. in May 1999. Our corporate office is located in Newport Beach, California.

SOURCES OF REVENUE

     Ticketing Services

     We generate revenues from ticketing services pursuant to contracts we enter into with our clients. These contracts generally have terms ranging from one to five years with automatic one-year renewals and contain termination provisions generally allowing our clients to terminate the contract upon notice of a breach after a 30-to-60 day period to cure. We primarily generate revenue from per ticket convenience fees charged directly to consumers who purchase tickets through our retail outlets, call centers, IVR and the Internet. In addition, we charge a per order handling fee to consumers for all tickets we sell, other than through retail outlets. The amount of the convenience fees we charge varies from client to client, depending upon a number of factors, including the nature of the services to be rendered to the client, the amount and cost of equipment to be installed in the client's box office, the amount of advertising and promotional allowances provided, the type of event and the distribution channels used. The convenience fee for each client is determined by us and our clients through arms-length negotiations during the contract process. During 1998, our convenience fees generally ranged from $1.50 to $7.00 per ticket.

     Our ticketing service clients determine all face values for tickets sold through our services. These clients also generally determine when tickets for certain events will be sold to the public and the number and type of tickets that will be available for sale through us. We usually sell only a portion of our clients' total tickets. Our clients' personnel will often handle group sales and season ticket sales through their own box offices. The number of tickets that our clients sell in-house varies from client to client and varies as to any single client from year to year. Tickets allocated by our clients to us are sold to the public directly through our distribution network. We do not purchase tickets from our clients for resale to the public. Accordingly, we do not bear any financial risk for unsold tickets.

     If an event is cancelled, we will refund the per ticket convenience fee directly to consumers. However, our ticketing service clients are responsible for funding all refunds of ticket prices for a cancelled event. To the extent that the funds we are holding on behalf of a client are insufficient to cover all refunds, the client is contractually required to provide us with additional funds within a specified period of time (typically 24 to 72 hours) of cancellation. Historically, our clients have fulfilled these obligations.

     Software Services and Other

     We generate a portion of our revenue from license and support fees charged to licensees of our software products. We recognize these revenues in accordance with contracts we enter into with our licensees when they license our software and purchase maintenance and other support services. Our license agreements generally have perpetual terms. Our support and maintenance contracts have terms ranging from one to five years with automatic one-year renewals, and contain termination provisions generally allowing our clients to terminate the contract upon notice of a breach after a 30- to 60-day period to cure. Our licensees generally pay a one-time license fee for the right to use our software and annual fees for support and maintenance.

COST STRUCTURE

     Cost of Services. Cost of services associated with ticketing services primarily includes expenses related to the distribution and delivery of tickets. These expenses primarily include call center and distribution payroll, telecommunications and data communications, commissions paid on tickets distributed through outlets and our clients' share of convenience fees. Cost of services associated with software services and other include primary costs related to the installation of the software mainly consisting of payroll and travel related costs.

     Operating Expenses. Our operating expenses are comprised of three primary categories: sales and marketing, technology development and general and administrative expenses. Sales and marketing expenses are expensed as incurred and consist principally of personnel expenses, consulting fees, advertising, trade shows and conventions, and promotional expenditures. Technology development expenditures are expensed as incurred and consist primarily of personnel and related compensation costs, contract labor to support software development, and configuration and implementation of our ticketing systems, telecommunications, web site and connectivity and support system infrastructure. General and administrative expenses consist of personnel expenses for management, accounting and administrative personnel, recruiting, professional services, facilities and other administrative expenses, including amortization of intangibles. We amortize our intangible assets on a straight-line basis over various estimated useful lives primarily ranging from five to 25 years. Covenants not to compete are amortized on a straight-line basis over the corresponding contract period of three years. Our corresponding intangibles consist primarily of the portion of the purchase price of businesses acquired allocated to existing technology, client relationships, tradenames, assembled workforce, goodwill and covenants not to compete. Goodwill represents the excess of cost over the fair value of identified net assets acquired in business combinations accounted for under the purchase method.

ACQUISITION HISTORY

     We have grown through acquisitions of regional ticketing services providers and of in-house systems providers. A significant component of our future growth prospects will depend on our ability to complete future acquisitions, and our operating results will be largely dependent on our ability to integrate the operations and administrative functions of acquired companies. There can be no assurance that we will be able to identify suitable acquisition candidates or that if we do, that we will be successful in negotiating an acquisition agreement on mutually beneficial terms. If we are unsuccessful in completing future acquisitions, our growth prospects may be materially and adversely affected.

     1997 ACQUISITIONS

     Fantastix Ticket Company, LLC. In August 1997, we acquired the assets of Fantastix Ticket Company, LLC, a Buffalo, New York-based ticketing services provider. Prior to the acquisition, Fantastix was a licensee of our software. By acquiring Fantastix, we acquired ticketing services contracts with several prominent entertainment organizations in western New York, including Marine Midland Arena and the Buffalo Sabres professional hockey franchise. The purchase price was $900,000. Upon completion of the acquisition, the ticketing services operations of Fantastix' business was relocated from its Buffalo, New York facility to our Cleveland, Ohio facility, and all administrative functions were consolidated into our corporate office. The operating results of Fantastix have been included in our consolidated financial statements from the date of the acquisition.

     Bay Area Seating Service, Inc. In September 1997, we acquired Bay Area Seating Service, Inc., commonly known as BASS, a Concord, California-based ticketing services provider. At the time of the acquisition, BASS was the largest ticketing services provider serving the Northern California and Northern Nevada markets. As a result of our acquisition of BASS, we acquired ticketing services contracts with the San Francisco Giants and Oakland Athletics professional baseball franchises, the San Francisco 49'ers and Oakland Raiders professional football franchises, Concord Pavilion and the Arena at Oakland, among others. As of March 31, 1999, the aggregate purchase price recorded was $22.3 million which included costs of the acquisition and contingent consideration payments made to date. Additional contingent consideration of $3.1 million may be paid if BASS' net revenues meet certain predefined targets. The operating results of BASS have been included in our consolidated financial statements from the date of the acquisition.

     1998 ACQUISITION

     ProTix, Inc. In October 1998, we acquired ProTix, Inc., commonly known as ProTix, a Madison, Wisconsin-based ticketing services provider and developer of in-house ticketing systems. The aggregate purchase price was $9.7 million, which includes costs of the acquisition. The acquisition of ProTix added another software product to our family of products, as well as several important client relationships including those with Merriweather Post Pavilion, Wolf Trap Filene Center, the Texas Rangers and Milwaukee Brewers professional baseball franchises, and International Speedway Corp., among others. The operating results of ProTix have been included in our consolidated financial statements from the date of the acquisition.

     1999 ACQUISITIONS

     TicketsLive Corporation. In April 1999, we purchased all of the outstanding capital stock of TicketsLive Corporation. The acquisition of TicketsLive added one of the industry's leading suites of ticketing software to our family of products. In addition, we acquired the Transaction Application Gateway, or TAG, that facilitates our ability to sell tickets on our web site from a variety of sources. We also acquired client relationships with several well-known entertainment organizations, including the Lincoln Center for the Performing Arts, the New York Philharmonic, the Carrier Dome, Pennsylvania State University and the National Air & Space Museum, among others. The aggregate purchase price was $26.0 million. The operating results of TicketsLive Corporation have been included in our consolidated financial statements from the date of the acquisition.

     California Tickets.com, Inc. Effective April 1999, we completed the acquisition of California Tickets.com, and in May 1999 we changed the name of our company to Tickets.com, Inc. The acquisition of

California Tickets.com added some of our most significant brand assets, including our web site address (www.tickets.com) as well as our 1-800-TICKETS telephone number. The aggregate purchase price was $40.6 million. The results of operations of California Tickets.com are included in our consolidated financial statements from the date of the acquisition.

SEASONALITY

     Our operations and revenues from ticketing services are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. Several of our largest clients are outdoor venues or promoters of musical concerts, which schedule a significant number of events during the summer months and do not generate substantial activities in the late fall, winter and early spring. Therefore, the seasonality of our business causes a significant variation in our quarterly operating results. We expect that this seasonality will probably continue to cause significant variations in our future quarterly operating results.

RESULTS OF OPERATIONS

     GENERAL

     Our historical operations consist primarily of (1) the provision of outsourced ticketing and related services to clients such as performing arts centers, amphitheaters, professional sports franchises, and concert promoters and (2) the licensing, maintenance and support of our proprietary ticketing software. The following discussion should also be read in connection with the audited financial statements, the unaudited interim financial statements and the selected unaudited pro forma condensed combined financial statements and the related notes included elsewhere in this prospectus.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1998

     REVENUES

     Ticketing services. Revenues from ticketing services decreased 9.3% to $5.1 million for the three months ended March 31, 1999 from $5.6 million for the three months ended March 31, 1998. The decrease in revenues was primarily due to a decrease in total tickets sold of 23.9% to 842,000 for the three months ended March 31, 1999 from 1,107,000 for the three months ended March 31, 1998. From March 1998 to July 1998, two of our largest clients terminated their contracts with us, and one client elected not to renew its contract. In the aggregate, the termination of such contracts is expected to reduce annualized revenues by approximately $5.8 million commencing in January 1999 based upon the average revenues we recognized from these three clients during the past three fiscal years. As of December 31, 1998, we have ceased providing services to these clients. Additionally, in November 1998, our largest client notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We believe that the non-renewal was the result of the acquisition of this client by an entertainment organization that entered into a master agreement with one of our competitors, and is expected to reduce annualized revenues by approximately $3.5 million commencing in fiscal 2000 based upon the average revenues we recognized from this client during the past three fiscal years.

     Software services and other. Revenues from software services and other increased 226.6% to $1.5 million for the three months ended March 31, 1999 from $500,000 for the three months ended March 31, 1998. The acquisition of ProTix contributed approximately 92.2% of the increase. The remaining amount of the increase was primarily due to the addition of new licensees who purchase our software systems and the fees related to the maintenance and support of that software. We expect our software services and other revenue to increase significantly in the second quarter and over the remainder of the year due to our acquisition of TicketsLive in April 1999 and California Tickets.com's acquisition of TicketStop in March 1999. As a result of the acquisition of ProTix and the loss of certain client contracts in the last half of 1998, the quarter ended March 31, 1999 included a higher proportion of software services and other revenues.

     COST OF SERVICES

     Ticketing Services. Cost of services for ticketing services increased 18.2% to $3.7 million for the three months ended March 31, 1999 from $3.2 million for the three months ended March 31, 1998. As a percentage of revenues, total cost of ticketing services increased to 73.5% from 56.3%. The increase was primarily attributable to the significant decrease in ticket sales. We decreased personnel and related costs as a result of the loss of ticket volume; however the timing of the reduction lagged behind the loss of ticketing revenues. We expect the costs of ticketing as a percentage of revenues to decrease in the future as ticketing services costs, mainly payroll, are reduced. Additionally, as ticketing volume increases on the Tickets.com web site, costs of ticketing services are expected to decrease as a percentage of total ticketing services revenue. Services provided via the Internet are less costly than traditional methods of providing ticketing services.

     Software Services and Other. Cost of services for software services and other increased 311.1% to $800,000 for the three months ended March 31, 1999 from $200,000 for the three months ended March 31, 1998. As a percentage of revenues, costs of software services and other increased to 49.7% from 39.5%. The increase was primarily due to the acquisition of ProTix, which performs custom programming services on behalf of certain of its clients. These services often entail higher costs relative to the related revenue than do the rest of our software services.

     Sales and Marketing. Sales and marketing expenses increased 106.1% to $2.9 million for the three months ended March 31, 1999 from $1.4 million for the three months ending March 31, 1998. As a percentage of revenues, sales and marketing expenses increased to 44.4% from 23.4%. In an effort to continue the development of the sales and marketing infrastructure to support our growth plans and to increase consumer awareness, we have begun to increase our sales and marketing expenses significantly. The increase primarily represents increased advertising expenses, payroll expenses, trade shows expenses and travel related expenses. As a percentage of revenues, we expect sales and marketing expenses to continue to increase. We intend to put into place an aggressive advertising campaign to increase consumer awareness and build the brand equity of our web site.

     Technology Development. Technology development expenses increased 64.7% to $1.8 million for the three months ended March 31, 1999 from $1.1 million for the three months ended March 31, 1998. The acquisition of ProTix contributed $100,000 or 20% of this increase. As a percentage of revenues, technology development expenses increased to 27.6% from 18.2%. We will continue to increase technology development expenses to enhance system functionality and broaden reporting capabilities and service delivery methods. Additionally, we developed an aggressive schedule for achieving connectivity between our clients and the licensees of our various software platforms, and our web site. We are also working to develop and enhance our web site and to increase communication links. We expect technology development expenses to increase in future periods as we further expand our technical staff, develop new technologies, continue to enhance our web site and augment existing technologies.

     General and Administrative. General and administrative expenses increased 25.5% to $2.2 million for the three months ended March 31, 1999 from $1.8 million for the three months ended March 31, 1998. As a percentage of revenues, general and administrative expenses increased to 34.1% from 29.5%. The increase was primarily due to increased payroll and related expenses as we continue to invest in our managerial and administrative infrastructure, commensurate with and to facilitate our growth. We expect general and administrative expenses to increase in future periods as we continue to expand our staff and as we incur additional costs related to the growth of our business and reporting as a public company.

     Amortization of Intangibles. Amortization expense decreased 14.1% to $369,000 for the three months ended March 31, 1999 from $430,000 for the three months ended March 31, 1998. This decrease was a result of a write-off for the impairment of goodwill and intangibles in the fourth quarter of 1998. The decrease was partially offset by amortization related to goodwill and intangibles as a result of the acquisition of ProTix. Amortization expense is expected to increase in future periods resulting from significant intangibles and goodwill recorded in connection with the acquisitions of TicketsLive, ($25.5 million) and California Tickets.com ($38.2 million). We expect our annual amortization of intangibles to increase by $6.8 million as a result of these acquisitions.

     Total Other (Income) Expense. Total other (income) expense consists principally of interest income and interest expense. Interest income is generated principally from cash and cash equivalents held in interest bearing accounts. Interest income increased 36.4% to $149,000 for the three months ended March 31, 1999 from $109,000 for the three months ended March 31, 1998. The increase in interest income in 1998 is due primarily to higher cash balances that resulted from our financing activities. Interest expense increased by 32.0% to $900,000 for the three months ended March 31, 1999 from $700,000 for the three months ended March 31, 1998. The increase in interest expense was due to
(1) a noncash write-off of a portion of unamortized discount in connection with the $2.0 million pay down of our senior indebtedness discussed in "Liquidity and Capital Resources" and (2) increased interest related to the additional $1.3 million of debt incurred in connection with the 1998 acquisition of ProTix.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     REVENUES

     Ticketing Services Revenues. Revenues from ticketing services increased 174.2% to $26.6 million in 1998 from $9.7 million in 1997. The increase was primarily due to a $17.3 million increase in ticketing revenues as a result of an additional nine months of revenue in 1998 from BASS operations and three months of ProTix operations resulting from the timing of the acquisition. Specifically, the number of service chargeable tickets sold in 1998 increased 194.4% to 5.3 million in 1998 from 1.8 million in 1997 primarily due to acquisitions. An additional nine months of BASS ticket sales accounted for 3.3 million of the increase and ProTix contributed an additional 200,000 of the increase. Excluding acquisitions, ticket sales decreased slightly during the period. The remaining increase in revenues was due to an 86% increase in the number of orders we filled that included handling fees. These increases were offset slightly by a decrease in the average per ticket convenience and handling fees.

     From March 1998 to July 1998, three of our largest clients terminated their contracts. As a result, we expect annualized revenues to be reduced by approximately $5.8 million and annualized ticket sales volume to be reduced by approximately 1.5 million tickets commencing January 1999. In November 1998, our largest client notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We expect our annualized revenues will be reduced by an additional amount of approximately $3.5 million commencing in fiscal 2000 due to the loss of this client and annualized ticket sales volume to be reduced by approximately 700,000 tickets.

     Software Services and Other. Revenues from software services and other increased 52.1% to $3.0 million in 1998 from $2.0 million in 1997. ProTix contributed $500,000 of the increase. The remaining amount of the increase was primarily due to an increase in the number of licensees of our software systems and the related support fees derived therefrom.

     COST OF SERVICES

     Ticketing services. Cost of services for ticketing increased $9.5 million or 122.7% to $17.2 million in 1998 from $7.7 million in 1997. An additional nine months of BASS operations accounted for virtually all of the increase. As a percentage of revenues, cost of ticketing services decreased to 64.6% in 1998 from 79.5% in 1997. The decrease, as a percentage of revenues, was primarily attributable to the increase in ticket sales as a result of nine additional months of BASS operations. Costs of services do not vary directly with tickets sold after a certain level of infrastructure has been established. The increased ticket sales enabled us to leverage economies of scale.

     Software Services and Other. Cost of services for software services and other increased 118.0% to $1.6 million in 1998 from $700,000 in 1997. As a percentage of revenues, costs of software services and other increased to 52.0% from 36.3%. The increase was primarily due to $900,000 in cost of services recognized in connection with the acquisition of ProTix in October 1998 and to the costs involved with support services provided to new software support clients in 1998.

     Sales and Marketing. Sales and marketing expenses increased 250.1% to $7.3 million in 1998 from $2.1 million in 1997. As a percentage of revenues, sales and marketing increased to 24.8% from 18.0%. The higher sales and marketing expenses in 1998 were partially due to $2.9 million incurred as a result of an additional nine months of BASS operations and three months of ProTix operations. Excluding acquisitions, sales and marketing expenses increased $2.3 million. In 1998, we began to significantly increase sales and marketing expenditures in an effort to continue the development of the sales and marketing infrastructure to support our growth plans and to increase consumer awareness. The increase primarily represents increased payroll expenses, advertising expenses, trade show expenses and travel related expenses.

     Technology Development. Technology development expenses increased 187.4% to $6.4 million in 1998 from $2.2 million in 1997. The increase was partially due to the additional nine months of operations of BASS in 1998 and three months of ProTix operations, which contributed $1.6 million of the increase. Also, in 1998 we increased technology development expenses to enhance system functionality, broaden our reporting capabilities and service delivery methods to clients and stabilize our systems. As a percentage of revenue, technology development expenses increased to 21.7% from 19.2%.

     General and Administrative. General and administrative expenses increased 189.3% to $9.2 million in 1998 from $3.2 million in 1997. The increase in general and administrative expenses was primarily due to $3.0 million of general and administrative expenses as a result of an additional nine months of operations of BASS and three months of operations for ProTix. In addition, from January 1998 to June 1998, we converted BASS from a competitor's ticketing system to one of ours. The nonrecurring costs of the conversion we recorded totaled $600,000. We also incurred $700,000 in legal fees associated with acquisition and litigation activities. Additionally, we invested in an effort to continue to develop our managerial and administrative infrastructure, commensurate with and to facilitate our growth. As a percentage of revenues, general and administrative expenses increased to 31.2% from 27.3%.

     Amortization of Intangibles. Amortization of intangibles increased 192.2% to $2.1 million in 1998 from $700,000 in 1997. The increase in amortization is directly related to the increase in goodwill and intangibles recorded due to our acquisitions of Fantastix in August 1997, BASS in September 1997 and ProTix in October 1998.

     During the fourth quarter of 1998 we recorded a noncash impairment charge of $17.0 million. During 1998, BASS was given notice of termination by four of its clients, its largest client giving notice during the fourth quarter of 1998. During 1998, estimated revenues attributable to these four clients totalled approximately $9.3 million. The loss of these clients prompted an assessment of the carrying value of the long-lived assets associated with the acquisition of BASS. Based upon this assessment, we determined that certain of the intangible assets resulting from the BASS acquisition, principally goodwill and noncompete agreements, met the test for impairment. Accordingly, we have reduced the carrying value of the related long-lived assets to their estimated fair value. We also reviewed the estimated lives of certain of our long-lived assets, which resulted in the acceleration of amortization expense for certain intangible assets.

     The impairment charge had no impact on our 1998 cash flows or our ability to generate cash flows in the future. As a result of the charge, amortization expense related to these assets will decrease in future periods. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain long-lived assets were shortened, which resulted in the acceleration of amortization expense for certain intangible assets.

     Purchased In-Process Research and Development. The 1998 charge for purchased in-process research and development was recorded in conjunction with the acquisition of ProTix. The allocation of the $1.6 million represents the estimated fair value related to incomplete projects reflected the risk-adjusted cash flows and the stage of completion. At the date of the acquisition, the projects associated with the in-process research and development efforts had not yet reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed. At the acquisition date, ProTix was conducting development activities associated with the completion of next generations of ProTix' Automated Ticketing Solutions and Regional Ticketing Services. The projects under development, at the valuation date, were expected to address requirements in the areas of greater scalability, significant new functionality, and greater speed.

     In making our purchase price allocation, we considered present value calculations of income, an analysis of project accomplishments and completion costs, an assessment of overall contributions, as well as project risks. The values assigned to in-process research and development were determined by estimating the costs to develop the purchased technology into commercially viable products, estimating the resulting net cash flows from each project, excluding the cash flows related to the portion of each project that was incomplete at the acquisition date, and discounting the resulting net cash flows to their present value. Each of the project forecasts was based upon future discounted cash flows, taking into account the state of development of each in-process project, the costs to complete that project, the expected income stream, the lifecycle of the product ultimately developed, and the associated risks.

     Aggregate revenue attributable to the in-process research and development projects was estimated to peak, as a percentage of total revenue, in 2001, and decline thereafter through the end of the life of the in-process research and development (2004) as new product technologies are expected to be introduced by ProTix. The costs to complete the in-process research and development efforts are expected to be as follows: $402,000 for Automated Ticketing Solutions and $108,000 for Regional Ticketing Services. For both of the project categories, a risk-adjusted discount rate of 20% was utilized to discount projected cash flows.

     Total Other (Income) Expense. Other (income) expense consists primarily of interest income and expense. Interest income increased 324.9% to $900,000 in 1998 from $200,000 in 1997. The increase in interest income in 1998 is due to higher cash balances that resulted from our financing activities and the increase in our ticketing services revenues during 1998. Interest expense increased 124.5% to $3.0 million in 1998 from $1.3 million in 1997. The increase in interest expense is due to the impact of carrying the long-term debt raised in 1997 for the full 1998 year.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FROM MAY 31, 1996
(INCEPTION)
TO DECEMBER 31, 1996

     Revenues. Revenues from ticketing services increased to $9.7 million for the year ended December 31, 1997 from $100,000 for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was due to an additional seven months of operations as well as the acquisitions of Fantastix, in August 1997 and BASS in September 1997.

     Software Services and Other. Revenues from software services and other increased 74.6% to $2.0 million for the year ended December 31, 1997 from $1.1 million for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was primarily due to comparing a full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996.

COST OF SERVICES

     Ticketing Services. Cost of services for ticketing services increased to $7.7 million for the year ended December 31, 1997 from $800,000 for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was due primarily to the acquisitions of the Advantix division of Playhouse Square Foundation in 1996, and Fantastix and BASS during 1997. The higher expenses in 1997 are also the result of comparing the full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996. As a percentage of revenues, cost of ticketing services decreased to 79.5% from 684.8%.

     Software Services and Other. Cost of services for software services and other increased 15.9% to $700,000 for the fiscal year ended December 31, 1997 from $600,000 for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was primarily due to comparing the full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996. As a percentage of revenues, costs of software services and other decreased to 36% from 54%.

     Sales and Marketing. Sales and marketing expenses increased to $2.1 million for the year ended December 31, 1997 from $200,000 for the period from May 31, 1996 (Inception) to December 31, 1996. As a percentage of revenues, sales and marketing expenses increased to 18.0% from 12.4%. The higher sales and marketing expenses in 1997 was primarily the result of comparing the full year of 1997 to the period from

May 31, 1996 (Inception) to December 31, 1996, and to a lesser degree, to the acquisitions of the Advantix division of Playhouse Square Foundation during 1996, and Fantastix and BASS during 1997. Additionally, we began building our sales and marketing infrastructure in 1997 to support our growth plans.

     Technology Development. Technology development expenses increased 223.6% to $2.2 million for the year ended December 31, 1997 from $700,000 for the period from May 31, 1996 (Inception) to December 31, 1996. This increase was primarily due to comparing the full year of 1997 operations to the period from May 31, 1996 (Inception) to December 31, 1996. Also, in 1997 we began increasing our technology development department and expenditures to stabilize our systems, enhance our system functionality and broaden our reporting capabilities and service delivery methods to our clients. As a percentage of revenues, technology development expenses decreased to 19.2% from 55.5%.

     General and Administrative. General and administrative expenses increased 53.7% to $3.2 million for the year ended December 31, 1997 from $2.1 million for the period from May 31, 1996 (Inception) to December 31, 1996. The increase in general and administrative expenses was primarily the result of costs associated with the expansion of our administrative infrastructure to support increases in our total revenues and to a lesser degree to comparing the full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996. As a percentage of revenues, general and administrative expenses decreased to 27.3% from 166.7%.

     Amortization of Intangibles. Amortization of intangibles increased to $700,000 for the year ended December 31, 1997 from zero for the period from May 31, 1996 (Inception) to December 31, 1996. The increase was due to the amortization of intangibles recorded in connection with the acquisitions of the Advantix division of Playhouse Square Foundation during 1996, and Fantastix and BASS during 1997.

     Total Other (Income) Expense. Total other (income) expense consisted solely of interest income and interest expense. Interest income increased to $200,000 for the year ended December 31, 1997 from zero for the period from May 31, 1996 (Inception) to December 31, 1996. The increase in interest income in 1997 was primarily due to higher cash balances that resulted from our financing activities and the increase in revenues during 1997. Interest expense increased to $1.3 million for the year ended December 31, 1997 from $100,000 for the period from May 31, 1996 (Inception) to December 31, 1996. The increase in interest expense was primarily due to the increase in long-term debt during 1997, which was incurred to affect acquisitions as well as to fund working capital needs, and to a lesser degree to comparing the full year of 1997 to the period from May 31, 1996 (Inception) to December 31, 1996.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented, data regarding our revenues, cost of services and gross profit. Such data have been derived from our unaudited consolidated financial statements which, we believe have been prepared on substantially the same basis as our audited consolidated financial statements.

The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                              THREE MONTHS ENDED
                                 ----------------------------------------------------------------------------
                                  MARCH 31,        JUNE 30,       SEPTEMBER      DECEMBER 31,     MARCH 31,
                                     1998            1998          30, 1998          1998            1999
                                 ------------    ------------    ------------    ------------    ------------
                                                (UNAUDITED) (IN THOUSANDS, EXCEPT PERCENTAGES)
Revenues:
  Ticketing services...........  $5,591    92%   $7,138    91%   $7,438    90%   $6,391    86%   $5,070    77%
  Software services and
    other......................     462     8       683     9       814    10     1,023    14     1,508    23
                                 ------   ---    ------   ---    ------   ---    ------   ---    ------   ---
Total revenues.................   6,053   100     7,821   100     8,252   100     7,414   100     6,578   100
                                 ------   ---    ------   ---    ------   ---    ------   ---    ------   ---
Cost of services:
  Ticketing services...........   3,150    52     4,899    63     4,628    56     4,478    60     3,725    57
  Software services and
    other......................     183     3       224     3       269     3       875    12       750    11
                                 ------   ---    ------   ---    ------   ---    ------   ---    ------   ---
Total cost of services.........   3,333    55     5,123    65     4,897    59     5,353    72     4,475    68
                                 ------   ---    ------   ---    ------   ---    ------   ---    ------   ---
    Gross profit...............  $2,720    45%   $2,698    35%   $3,355    41%   $2,061    28%   $2,103    32%
                                 ======   ===    ======   ===    ======   ===    ======   ===    ======   ===

     Our operating results have varied on a quarterly basis during our short operating history and may continue to fluctuate significantly in the future as a result of a variety of factors. Factors that may affect our quarterly results include, among others:

     - our ability to maintain and increase our client base and the revenues our clients provide;

     - our ability to increase the volume of ticket sales through our web site:

     - our access to tickets and ability to increase our available ticket inventory;

     - changes in our revenue mix;

     - delays in implementation of our services by clients;

     - the announcement or introduction of new or enhanced sites and services by us or our competitors;

     - consumer acceptance of the Internet for services such as ours;

     - the amount of traffic on our web sites;

     - the amount of expenditures for online advertising by businesses;

     - the popularity, frequency and location of events for which we sell tickets;

     - work stoppages (such as a player strike in a professional sports league);

     - our ability to upgrade and develop our systems;

     - the amount and timing of operating and capital costs related to expansion and system upgrades;

     - technical difficulties, system downtime or Internet brownouts; and

     - general economic conditions.

     Unfavorable changes in any of the above factors, or others not specifically listed, could adversely affect our revenues, gross profit and results of operations in the future. In addition, we derive a majority of our revenues directly or indirectly from the sale of tickets and related merchandise for live entertainment, sporting and leisure events and the popularity, frequency and location of those events directly affect our revenues and our operating results. Factors affecting the demand for and the attendance of such events include general economic conditions, consumer trends and work stoppages, among others. Any occurrence or condition that results in decreased attendance or demand for entertainment, sporting and leisure events would likely have a material adverse effect on our business, financial condition and results of operations. As a result, you should not rely upon period-to-period comparisons of our results of operations as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. Many of the factors outlined above are largely unpredictable and may cause significant fluctuations in our operating results. These fluctuations may cause our annual or quarterly results to be below market expectations which could materially and adversely affect the market price of our stock.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our activities through a series of private placements of convertible preferred stock, and through debt and credit facilities. As of March 1999, we had raised a total of $82.5 million in long-term capital from equity and debt instruments.

     From December 31, 1998 to March 31, 1999, cash and cash equivalents increased by $9.5 million. The increase resulted mainly from $21.3 million in proceeds from the issuance of 9,477,655 shares of Series D convertible preferred stock, net of issuance costs. The increase in cash was primarily offset by net cash used in operating activities of $9.1 million, purchases of property and equipment of $200,000 and principal payments on long term debt of $2.5 million. Cash used in operating activities was primarily for funding of the first quarter losses of $6.0 million, and pre-acquisition cash advances of $3.7 million to California Tickets.com and $1.0 million to TicketsLive.

     In 1998, cash and cash equivalents increased by $7.6 million. This increase resulted from $20.0 million in proceeds from the issuance of 11,597,114 shares of Series C convertible preferred stock, net of issuance costs. In addition, cash and cash equivalents increased from the liquidation of $6.8 million of marketable securities available for sale, the reduction of restricted cash and investments by $1.5 million and from the issuance of long-term debt totaling $700,000. These sources of the increase in cash were partially offset by cash used in the acquisition of ProTix of $3.7 million net of cash acquired, cash used in operating activities of $10.0 million, expenditures for property and equipment of $3.9 million, debt service payments of principal of $1.1 million and the reduction to zero of the December 31, 1997 bank overdraft of $2.7 million.

     In connection with the acquisition of ProTix in September 1998, we issued an aggregate of $1.3 million of promissory notes to the former shareholders of ProTix. The notes bear interest at prime plus one percent payable semiannually and the principal balance is due and payable on the earlier of an initial public offering or the first anniversary of the closing of the acquisition.

     In April 1998, we entered into an Amended and Restated Credit Agreement with a financial institution which, among other things, amended financial covenants and provided for a waiver of default under certain provisions of the Credit Agreement. Additionally, the Credit Agreement provided for deferral of payments under the notes to Playhouse Square Foundation and the former shareholders of BASS until September 30, 1998.

     As of September 30, 1998 and December 31, 1998, we were not in compliance with certain financial and non-financial covenants that we were required to satisfy under our Amended and Restated Credit Agreement with this financial institution. As a result, we were not permitted to make the October 1, 1998 and January 1, 1999 interest and principal payments totaling $1.1 million due to Playhouse Square Foundation and the former shareholders of BASS under their respective promissory notes which are subordinated to the Credit Agreement. On March 17, 1999, we entered into a First Amendment to the Credit Agreement, which among other things, amended financial covenants and provided for a waiver of all instances of default under the provisions of the former agreement. This amendment also required us to pay down $2.0 million of our indebtedness with this financial institution in March 1999. Additionally, this amendment permitted the payment of the aforementioned past due interest and principal payments to Playhouse Square Foundation and the former shareholders of BASS, which were made in March 1999.

     We believe that cash on hand as of March 31, 1999, the $8.7 million received in connection with the sale of additional Series D convertible preferred stock, which occurred on May 17, 1999, and the anticipated net proceeds from this offering will be sufficient to fund operations and meet debt and other obligations through March 31, 2001. However, we may need to raise additional funds in order to support more rapid expansion, develop new or enhanced services or technologies, respond to competitive pressures, acquire complementary businesses, or respond to unanticipated requirements. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced and stockholders may experience additional dilution in net book value per share, or such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. There can be no assurance that we will be able to obtain additional financing when needed on favorable terms, if at all. If adequate funds are

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

not available on acceptable terms, we may be unable to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

TAX MATTERS

     Net Operating Loss Carryforwards

     Since inception we have incurred net tax operating losses of approximately $22.0 million. We have provided a full allowance on the deferred tax asset of $9.5 million because of the uncertainty of its realization. We account for deferred income taxes under Statement of Financial Accounting Standards (SFAS) No. 109 which involves the evaluation of a number of factors concerning the realizability of deferred income taxes. In concluding that a full valuation allowance was required, we primarily considered such factors as our history of losses from operations, expected future losses, and limitations on the amount of net operating losses that we may utilize in any one year. See the notes to the consolidated financial statements, included elsewhere in this prospectus.

     Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that we may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50.0% over a three-year period. At December 31, 1998, only net operating losses attributable to periods prior to September 1997 were subject to such limitations, in the amount of approximately $900,000 per year. The impact of any additional limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions, has not been determined.

     Non-Qualified Stock Options

     As of May 17, 1999, we had outstanding non-qualified stock options to purchase 5,326,233 shares issued to various employees, consultants and directors under our 1996 and 1998 stock options plans. Each option entitles its holder to purchase a share of common stock at a weighted average exercise price of approximately $2.03. On exercise of an option, we will be entitled to an income tax deduction equal to the difference between the exercise price of the option and the then fair market value of the common stock. As the exercise of the options is at the sole discretion of the holder of the options, the timing of the corresponding income tax deduction is outside of our control.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks related to fluctuations in interest rates on our fixed and variable rate debt. Currently, we do not utilize interest rate swaps, forward or option contracts on foreign currencies or commodities, or other types of derivative financial instruments. The purpose of the following discussion is to provide a framework to understand our sensitivity to hypothetical changes in interest rates as of December 31, 1998. You should be aware that many of the statements contained in this section are forward looking and should be read in conjunction with our disclosures under the heading "Forward-Looking Statements."

     For fixed rate debt, changes in interest rates generally affect the fair market value of the debt instrument, but not our earnings or cash flows. Conversely, for variable rate debt, changes in interest rates generally do not impact fair market value of the debt instrument, but do affect our future earnings and cash flows. We do not have an obligation to prepay fixed rate debt prior to maturity, other than in the event of the completion of an initial public offering, and as a result in interest rate risk and changes in fair market value should not have a significant impact on the fixed rate debt unless we would be required to refinance that debt. The carrying value of our variable rate debt approximates fair value due to the frequency of repricing of this debt.

     We do not believe that the future market risks related to the above securities will have a material adverse impact on our financial position, results of operations or liquidity.

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YEAR 2000 READINESS

  Tickets.com's State of Readiness

     Tickets.com considers its products and services year 2000 ready if neither performance or functionality of its products and services are affected by processing date data from, into and between the years 1999 and 2000. Such products and services may be offered through Tickets.com's web site, phone centers, retail outlets, and proprietary software. There are four factors that more specifically define readiness:

     (1) No value for any current date will cause an interruption in products or services.

     (2) Date-based functionality must behave consistently prior to, during and after the year 2000.

     (3) In all interfaces and in data storage, the century of a date must be stored explicitly or inferred by unambiguous algorithms.

     (4) The year 2000 shall be recognized as a leap year.

     Our internal systems include both information technology systems and non-information technology systems or microembedded chips. We have initiated an assessment of our systems and determined the following areas to be at risk.

  Products and Services

     We have evaluated the most recent versions of our products and services and believe that each is substantially year 2000 ready provided that all other products (for example hardware, software, firmware, and networks) used with our products and services properly exchange accurate date data. Our proprietary ticketing software systems operate in conjunction with hardware, databases, operating systems and other applications developed by third parties. We have sought assurances from our vendors that their technology is year 2000 ready and have upgraded to newer versions of those products in order to meet the recommended requirements of vendors. Although vendors have indicated that their systems are year 2000 ready, we believe that it is not possible to determine with certainty that such systems are indeed year 2000 ready because we have little or no control over the internal design, production and testing of their systems.

     Internal Infrastructure

     The year 2000 problem could affect the systems, transaction processing, computer applications, and devices used by us to operate and monitor all major aspects of our business, including financial systems (such as general ledger, accounts payable and payroll), client and consumer services, infrastructure, networks and telecommunications systems. We believe that we have identified substantially all of the major systems, software applications and related equipment used in connection with our internal operations that must be modified or upgraded in order to minimize the possibility of a material disruption to our business. We are currently in the process of modifying and upgrading all affected systems and expect to complete this process by the end of the third quarter of 1999, including the testing of those affected systems. Because most of the software applications used by us are recent versions of vendor supported, commercially available products, we have not incurred, and do not expect in the future to incur, significant costs to upgrade these applications as year 2000 ready versions are released by the respective vendors.

     External

     Notwithstanding our year 2000 readiness efforts, the failure of a critical system or material vendor, or the Internet to be year 2000 ready, could harm the operation of our service or prevent certain products and services from being offered through our web site or have other unforeseen, adverse consequences to our operations. Additionally, we are subject to year 2000-related failures or disruptions that generally affect industry and commerce such as utilities or transportation. If the transportation industry is adversely affected it may impact our ability to complete timely delivery of our products. A substantial interruption in utilities may inhibit the ability of our clients to schedule events. Moreover, our Internet operations, phone centers, and

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internal network are dependent upon the ability of our telecommunications vendors to maintain service without interruption. A substantial interruption of these services could have a material adverse effect on our results of operations.

     Contingency Plans

     Since we do not believe we face a material risk of a year 2000 problem, we have not yet developed a contingency plan to address situations that may result if we are unable to achieve year 2000 readiness, or if there is a major disruption in mission critical services. We plan to continue to evaluate our risk associated with the year 2000 problem. If we determine that a contingency plan is necessary, the costs of developing and implementing a plan could be material.

INFLATION AND FOREIGN CURRENCY RISK

     Inflation has not had a significant impact on our operations during the periods covered by the accompanying consolidated financial statements. Additionally, we are not presently subject to significant foreign exchange risk as international operations currently constitute a minor part of our operations. However, the recent companies we have acquired have operations internationally that could subject us to inflation and foreign currency risks in the future. If we are affected by inflation or foreign currency fluctuations in the countries where we will have operations, our business, financial condition and results of operations could be adversely affected.

EFFECT OF RECENT ACCOUNTING CHANGES

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and defines specific criteria that determine when such costs are required to be expensed, and when such costs may be capitalized. We expense software development costs as incurred. We believe that the adoption of SOP 98-1 will not have a material effect on our consolidated financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and require such costs to be expensed as incurred. We believe that the adoption of SOP 98-5 will not have a material effect on our consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments. The statement requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. We do not have any derivative instruments as of December 31, 1998. We believe that the adoption of SFAS No. 133 will not have a material effect on our consolidated financial statements.

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                                    BUSINESS

OVERVIEW

     Tickets.com is a leading source of entertainment tickets, event information, and related products and services. We sell tickets and provide these services through retail outlets, call centers, interactive voice response systems, and the Internet. By combining our powerful brand, extensive event database, and relationships with entertainment organizations, we create a convenient one-stop solution for consumers in search of event information and tickets. We provide automated ticketing solutions to over 3,800 entertainment organizations such as stadiums, performing arts centers, museums and professional sports franchises. In 1998 we sold approximately 5.3 million tickets for which we received convenience fees from ticket buyers. Through our www.tickets.com web site, we enable consumers to obtain information on more than 40,000 entertainment organizations and over 200,000 sporting and entertainment events and performances, purchase tickets from multiple sources and shop for related products. Our goal is to leverage our brand and state-of-the-art ticketing solutions to create the preeminent location for entertainment information and tickets on the Internet. Our clients include The John F. Kennedy Center for the Performing Arts, The Marine Midland Arena, the Texas Rangers, The Lincoln Center for the Performing Arts, The National Air & Space Museum and the San Francisco Giants.

INDUSTRY BACKGROUND

     The Growth of the Internet

     The Internet has rapidly become a major medium for communication, dissemination of information and commerce. International Data Corporation, a market research firm, estimates that the number of Internet users worldwide exceeded 159.0 million at the end of 1998 and anticipates this number will grow to over 510.0 million by the end of 2003. Several factors are responsible for this rapid growth, including:

     - a large and growing base of personal computers in the home and workplace;

     - advances in the speed, functionality and ease of use of personal computers and modems;

     - improvements in network infrastructure resulting in more convenient, secure and rapid Internet access;

     - increases in the variety and quality of content and e-commerce available on the Internet; and

     - increases in the overall public awareness of the Internet.

     As a result of the increasing popularity of the Internet with consumers and businesses alike, online commerce, commonly known as e-commerce, is undergoing significant growth. International Data Corporation estimates that worldwide e-commerce will increase from approximately $50.0 billion in 1998 to approximately $1.3 trillion by 2003. E-commerce presents several advantages over traditional commerce by bringing together traditionally fragmented, inefficient suppliers and distribution channels, facilitating more efficient pricing models by better matching buyers and sellers and empowering consumers by providing them with better information, resulting in more informed purchasing decisions.

     The Internet has also become a highly attractive tool for advertising and direct marketing. The interactivity of the Internet allows advertisers and merchants to gather and store information about online consumers and develop marketing campaigns and commerce offerings customized for a highly targeted audience. This often enables e-commerce merchants to create greater demand for their goods and services.

     Overview of the Ticketing Industry

     The entertainment and sports industries and consequently, the event ticketing market, are large and growing. We estimate that the market for event ticketing in the U.S. totaled approximately $14.5 billion in 1998, and is expected to grow to $18.0 billion in 2001. This growth is evidenced by increases in the number and types of entertainment and sporting events, the number and size of venues and the length of event seasons, as well as the expansion of events into new domestic and international markets.

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     As the entertainment and sports industries have grown, so has the demand for more convenient methods for the sale and distribution of tickets. Historically, consumers were often required to spend hours in long lines at the box office in order to purchase tickets to popular events. This process was inconvenient for consumers, created logistical problems for entertainment organizations and made ticket distribution more costly. Over the past 20 years, consumers increasingly have purchased tickets over the telephone or at remote retail outlets because of advances in call center and computing technologies. More recently, advances in telecommunications and emerging e-commerce technologies have enabled consumers to purchase tickets through the Internet and through telephone-based interactive voice response systems, commonly known as IVR systems, which allow consumers to purchase tickets without human assistance by using a touch tone telephone. Consumers are increasingly embracing these new technologies and purchasing event tickets through these more convenient means.

     Current Approaches to Ticketing

     The process of selling and distributing tickets to an event is inherently complex. Entertainment organizations often simultaneously sell tickets to a number of different events, such as hockey games, basketball games, and rock concerts, each of which requires a different seating configuration for the same venue. In addition, tickets for any particular event may be sold concurrently through a variety of distribution channels, including the Internet, IVR systems, call centers, retail outlets and the box office. All of these sales channels compete simultaneously for the same inventory of seats. Furthermore, ticketing systems must be able to track a variety of different types of ticket sales for the same event, including individual advance ticket sales, season and subscription ticketing, day of event walk-up ticket sales, various discount tickets and group ticket sales, each of which has its own unique requirements. Finally, the high demand for admission to certain live events creates a number of operational and logistical complexities related to the sale and distribution of numerous tickets in a very short period of time.

     Entertainment organizations generally have used one of three alternatives to meet their ticketing needs:

     - Outsourcing Service Providers. Entertainment organizations that produce high-demand marquee events, such as large concert promoters, often require the broad sales and distribution capabilities that outsourcing solutions can provide. Outsourcing service providers sell and distribute tickets on behalf of entertainment organizations and often give the entertainment organizations access to their software and hardware systems at no charge in return for the exclusive right to sell that organization's tickets. Outsourcing service providers typically charge the consumer a convenience fee based upon the type and location of the event. Using large call centers, retail outlet networks, and more recently, e-commerce solutions, these outsourcing service providers enable entertainment organizations to sell a large volume of tickets in a short period of time and over a wide geographic area.

     - In-House System Providers. Many entertainment organizations, such as performing arts centers, elect to manage their ticket sales through integrated ticketing software systems licensed from providers of automated ticketing systems. In-house systems allow entertainment organizations to better control the level of service offered to, and gather relevant information about, consumers. These entertainment organizations can use consumer information to develop marketing programs to target audiences for events and address their often complex season and subscription ticketing needs. Under license arrangements, entertainment organizations generally undertake the costs of establishing and maintaining their own sales and distribution channels, including computer, networking and telecommunications systems.

     - Manual Ticketing. Other typically small entertainment organizations, such as local theater and dance companies and other organizations generally rely on manual ticketing through a single box office. These providers often have limited administrative, marketing and financial resources and rely on box office personnel to manually record transactions and keep track of available ticket inventories.

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     Limitations of Current Ticketing Alternatives

     Consumer Perspective. Currently, there are few sources where consumers can find extensive event information and ticket selection. As a result, the consumer must search through a variety of sources, including newspapers, entertainment guides and the Internet, in order to gather information about upcoming events. Even on the Internet, consumers often must conduct several time-consuming searches before obtaining the information they are seeking. Then consumers frequently must turn to a different source, such as a call center or separate web site, in order to determine ticket availability for an event and purchase tickets. This is often a frustrating experience for the consumer because of long wait times and poorly trained personnel. Most outsourcing service providers limit the information and tickets they provide to those entertainment organizations that use their ticketing services. Also, because most outsourcing service providers use closed, proprietary systems, consumers are not able to use them to access the information or buy tickets from the thousands of organizations that use in-house ticketing solutions. Many entertainment organizations that use in-house systems or that process their tickets manually have no Internet presence, limited marketing resources and, consequently, have limited brand awareness. As a result, consumers often find little or no information about events available from these entertainment organizations. In addition, many of these organizations currently sell tickets through their box offices, which typically results in an inconvenient buying experience for consumers. Because current ticketing approaches offer limited information and limited access to tickets, consumers are often dissatisfied and seek a better solution for their entertainment information and ticketing needs.

     Entertainment Organization Perspective. Outsourcing services, in-house systems and manual ticketing also serve as incomplete solutions for many entertainment organizations. Although outsourcing service providers may provide broad distribution capabilities, they generally are limited to order-taking and often cannot supply the information or services necessary for entertainment organizations to develop effective marketing and promotional campaigns. This lack of proactive marketing can result in ineffective marketing campaigns, inefficient ticket pricing structures and, ultimately, unsold tickets. In-house ticketing systems allow entertainment organizations to collect pertinent marketing information but often have limited distribution capabilities. In addition, entertainment organizations that use in-house systems often lack the financial, marketing and technical resources required to generate significant interest in their events or traffic to their web sites, if they have them. As a result, consumers who might be interested in their events are unaware of them, and tickets go unsold. Manual ticket processing operations have very limited distribution infrastructures, and require substantial personnel and time commitments to gather and organize patron information. Accordingly, these ticketing alternatives do not consistently address all of the varied and complex needs of entertainment organizations.

     Internet Ticketing Information and E-Commerce Opportunity

     The Internet has emerged as a powerful medium for aggregating and disseminating event information, selling tickets and related products, and marketing and promoting events. According to Forrester Research, a market research firm, online ticketing sales to marquee events, regular performances and sporting events are expected to grow from $115.0 million in 1998 to an estimated $2.6 billion in 2003. The Internet creates advantages and conveniences for consumers and entertainment organizations alike. We believe consumers want a single web site where they can find information about a wide range of events and conveniently buy tickets to those events. Entertainment organizations are increasingly interested in using modern software tools and the Internet to efficiently sell tickets, market their events, deliver event information and promotional material to consumers, and generate increased revenues. We believe significant opportunities exist for providers of extensive event information and ticketing solutions that can satisfy both the convenience requirements of consumers as well as the revenue maximization objectives of entertainment organizations.

THE TICKETS.COM SOLUTION

     We have developed an integrated ticketing solution that combines the information sharing and interactivity of the Internet with our flexible ticketing systems and an extensive sales and distribution network. Through our www.tickets.com web site, we enable consumers to obtain information about a wide range of

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sports and entertainment events, purchase tickets from multiple sources and shop for related products at a single site. We provide a wide variety of entertainment organizations with a broad range of flexible outsourcing services and scalable in-house ticketing software to sell and distribute tickets, promote their events, collect and analyze important patron demographic information and conduct related commerce. We believe that the Tickets.com solution offers advantages over existing approaches to ticketing and provides substantial benefits to both consumers and entertainment organizations alike.

     Benefits to Consumers

     Extensive Event Information. We provide consumers with a broad database of events and venues, including addresses, phone numbers, maps and directions, event schedules, ticket availability and seating charts. Currently, our database contains information on more than 40,000 entertainment organizations and over 200,000 sporting and entertainment events and performances, including local and national sporting events, concerts, theater and dance performances and museum exhibits. Our database includes events for entertainment organizations that use our ticketing services as well as entertainment organizations that use other ticketing systems. Consumers can conduct searches for events on our web site based on criteria such as event name, venue name, event type or geographic location.

     Convenient Access to Multiple Ticket Sources. After choosing a particular event for a ticket purchase, consumers are either linked directly to a web page that enables them to purchase a ticket or are provided with contact information for those ticket sellers who do not sell tickets on the Internet. Typically, ticketing services only offer consumers access to tickets sold through their own systems. However, we allow consumers to locate tickets to events through a variety of means, including:

     - sales of tickets for entertainment organizations who use our outsourcing solutions;

     - direct links into web pages of entertainment organizations that use our ticketing systems;

     - links and referrals to other online and offline ticket sellers; and

     - access to our ticket auction site.

     By providing links to a variety of ticket sources, we offer consumers the ability to purchase tickets to a broad range of sporting and entertainment events simply by visiting our web site. In addition to our Internet services, we offer tickets through IVR systems, call centers, retail outlets and the box office, all with a view toward superior customer service.

     Wide Variety of Related Products and Services Available. Our web site offers consumers a variety of products and services related to their entertainment and ticketing needs, including:

     - auction capabilities, which bring together ticket buyers and sellers, and allow sellers to receive market value for their tickets;

     - personalized entertainment calendars and event notification through our "My Tickets" service;

     - one-time personal registration, which allows consumers to enter their personal profiles and entertainment preferences and not have to re-enter information on subsequent transactions;

     - airline, hotel and rental car reservation services;

     - event packages, which include event tickets, transportation and travel arrangements; and

     - related merchandise sales.

     By integrating our extensive database, access to multiple ticket sources and our related products and services on one web site, we offer a one-stop shopping and information solution for entertainment consumers.

     Benefits to Entertainment Organizations

     Flexible, End-to-End Technology Solutions. Unlike other ticketing services, our solutions offer the benefits of both outsourcing service providers and in-house systems. The flexible, open structure of our ticketing system contrasts with the closed, proprietary systems of other ticketing services that generally require the use of their full services as a condition to participating in their distribution network. As an outsourcing
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service, we offer a wide range of ticketing services, including ticketing inventory and control, patron data management, and ticket sales and distribution through our national online and traditional sales and distribution network and sophisticated information systems. As a ticketing software provider, we offer a variety of specially tailored, scalable in-house solutions, from general admission systems for amusement parks to highly sophisticated, multi-module ticketing systems for the world's leading performing arts centers and arenas. By using the Internet, advanced data communications technology and standardized open interfaces that connect our sales and distribution network to our in-house ticketing software solutions, we can also offer entertainment organizations real-time Internet ticketing capabilities through our web site or through their own web site. We believe that our diverse and flexible product and service offerings provide superior solutions to respond to the ticketing needs of virtually any entertainment organization.

     Targeted Marketing and Event Promotion Capabilities that Provide Incremental Revenue and Cost Savings Opportunities. Our ticketing system and web site offer entertainment organizations effective targeted marketing and event promotion capabilities. Our core ticketing system enables entertainment organizations to build, maintain and access a consumer database and to organize and analyze information about ticket buyers. Entertainment organizations can use this information to earn higher fees from their advertisers and corporate sponsors, sell more tickets, create more efficient ticket pricing strategies and lower their marketing expenditures by targeting specific consumers or groups of consumers. We also offer entertainment organizations promotional services on our web site, including special venue or event listings, venue seating charts, banner advertising and customized web pages promoting specific events. In the future, we also plan to offer entertainment organizations promotional services such as targeted e-mail event notification and key word and category search sponsorships, such as the Performing Arts section sponsored by Phantom of the Opera. We believe that these programs are effective tools for entertainment organizations to build long-term consumer loyalty, and, over time, significantly lower the costs associated with promoting and marketing events.

     Ability to Leverage our Strong Brand Name to Increase Ticket Sales. We believe our brand name, "Tickets.com," is a powerful tool for connecting the ticket buying public to entertainment organizations. Tickets.com is a simple and logical place for consumers to look for tickets online, because it concisely tells what we sell and where to find it. We believe that our brand name is especially compelling to many smaller entertainment organizations that lack the marketing resources to generate consumer interest in their events. Many sports and entertainment tickets go unsold because of the limited marketing resources of some entertainment organizations. The additional exposure to targeted consumers that our web site can offer gives entertainment organizations an effective vehicle for event promotion and may result in additional ticket sales and new revenue opportunities.

THE TICKETS.COM GROWTH STRATEGY

     Our goal is to leverage our brand, our advanced ticketing technology and our existing client base to become the leading source for event ticketing and information on the Internet. To accomplish our goal, we intend to:

  Maximize Ticket Inventory Available for Sale.

     We intend to increase our revenues by maximizing the number of tickets available for sale through our web site and our other sales and distribution channels. We plan to achieve this objective by:

     - Providing Internet sales capabilities to more than 3,000 entertainment organizations who use our in-house ticketing solutions. Over the next several years, we plan to develop and roll-out our Internet ticket sales capabilities to the majority of our software licensees by providing them with product upgrades. Once they have upgraded, our licensees will be able to sell tickets through our web site and gain exposure to a greater number of entertainment consumers;

     - Creating interfaces with other ticketing services and systems providers for online distribution. We will continue to leverage the benefits of our open Internet transaction system to enter into online distribution agreements with other ticketing companies and systems providers in the U.S. and abroad;

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     - Obtaining allocations of tickets from entertainment organizations such as promoters, artists, zoos, ski resorts, amusement parks, museums, theatres, tour operators, cruise lines and race tracks;

     - Increasing our sales efforts to obtain new ticketing services clients and software licensees; and

     - Continuing to consolidate ticketing system and service providers both in the U.S. and abroad.

  Offer Additional Services to Help Entertainment Organizations Maximize Revenues and Profits.

     We plan to offer a number of value-added services in conjunction with our web site and ticketing systems in order to sell more tickets, create new revenue sources and create operating efficiencies for entertainment organizations. In order to achieve this goal we intend to:

     - Improve yield management and implement dynamic pricing. We are developing technology and web site functionalities that we expect will enable us to introduce efficient pricing strategies to entertainment ticketing. Planned functionalities include business-to-consumer ticket auctions and dynamic, demand-driven pricing. Furthermore, we plan to create authorized markets to allow season and subscription ticket holders to sell tickets they do not intend to use, while enabling entertainment organizations to share in some of the revenue associated with the resale of these tickets. We believe these services will increase ticket sales and enable entertainment organizations to collect information about purchasers of these tickets.

     - Expand marketing initiatives to generate higher market demand. We intend to enhance event, marketing and ticket sales on behalf of entertainment organizations by leveraging numerous sales channels and marketing strategies. We are in the process of enhancing and broadening our integrated patron data management services to create direct marketing programs, such as e-mail event notification and customer loyalty programs. We expect that targeted and more efficient marketing will result in additional ticket sales, higher revenues and lower operating costs for entertainment organizations.

  Pursue an Aggressive Global Branding Strategy.

     We intend to position Tickets.com as the preferred Internet destination for event and ticketing information and transactions. The cornerstone of this strategy is to leverage our brand, which communicates to consumers what product we sell and where it can be purchased. To execute this strategy, we will combine online advertising with radio, print and other offline advertising with a variety of other promotions, as well as require entertainment organizations to display our brand in their advertising and promotional material. We will reinforce these efforts with frequent public relations initiatives targeted to further communicate to consumers and entertainment organizations the latest news regarding Tickets.com.

  Aggregate Content and Build an Online Entertainment Community

     We intend to create an Internet community where entertainment consumers, event promoters and producers, advertisers and sponsors, and ticket sellers can gather to conduct commerce and exchange information. We believe we can achieve this objective by adding to and enhancing the service offerings on our web site. We will continue to enhance our recently launched consumer-to-consumer ticket auction capability, and plan to introduce additional service offerings including online chat rooms and posting boards for consumer reviews of shows and concerts. We also plan to introduce multimedia functionality by offering audio and video streaming, cross-references to video and audio libraries, seating charts and seat views. In addition, we plan to provide original, compelling content on areas of consumer interest such as the performing arts, sports and popular music. We currently integrate content from Billboard, ESPN and Pollstar, a leading authority on concert tour dates.

  Develop and Maintain Advertising Agreements and Strategic Relationships

     We intend to develop advertising and other strategic relationships with media, entertainment, technology and marketing companies. Our objective is to form alliances that will increase the quantity and quality of our online content, increase our online distribution and branding capabilities and increase our available ticket

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

inventory. For example, we have established advertising and other relationships with GeoCities, MP3.com, International Merchandising Corporation, a wholly owned subsidiary of International Management Group and Sitematic Corporation. We intend to maximize the value of these relationships to broaden the services we offer to our clients by creating additional distribution channels, specialized corporate sponsorship programs, and marketing and promotional campaigns.

  Penetrate International Markets

     We believe that significant opportunities for international expansion exist because the availability of automated ticketing services and the adoption of Internet ticketing in these markets lag behind the U.S. We intend to leverage our existing licensee relationships in various overseas markets in Europe and Latin America to increase our presence in these markets. We expect to increase our business opportunities in international markets by creating alliances with local ticketing companies and entertainment organizations. We believe that joint ventures and strategic alliances with these organizations will enable us to combine our expertise in ticketing with our partners' expertise in their local markets.

THE TICKETS.COM WEB SITE

     The Tickets.com web site offers extensive event, venue and ticketing information, ticket purchasing options and other related services.

     Extensive Event Search and Information

     Our web site provides information to consumers about a wide variety of sporting and entertainment events. Consumers can access our database comprised of information on more than 40,000 entertainment organizations and over 200,000 sporting and entertainment events and performances. Consumers can search our web site by event, performer, venue name or location. They can also view event schedules, league standings, tour dates, show times, box office information and seating charts. After selecting an event, the consumer is presented with more detailed event and venue information, and a selection of one or more ticket sources for that event.

     Ticket Purchasing Options

     After receiving search results from our web site, consumers are presented with several ways to locate tickets through a variety of sources, including venue box offices, the primary ticketing service company, ticket resellers or through our auction site. When purchasing tickets from entertainment organizations that use our Internet ticketing systems, the consumer can purchase tickets directly on a real-time basis for the best-available seat. When purchasing tickets to events of entertainment organizations that use another Internet ticketing system, the consumer can be linked directly either to the organization's web site or to the web site of that organization's ticketing service. For tickets that are available on our auction site, the ticket buyer is given a direct link to the auction page containing tickets to that event. Finally, we also provide contact information for ticket sources that do not sell tickets online.

     Our ticket auction, introduced in February 1999, enables consumers to bid on tickets to sporting and entertainment events across the country. Our auction has been engineered to meet the particular requirements of ticketing, which is time sensitive and geographically fixed. Once at the auction, consumers may bid on tickets via our auto-bidder, which automatically ensures that they are the top bidder as long as their maximum bid is not exceeded.

     Ticket sellers pay us a per-ticket auction posting fee and a per-transaction success fee upon the closing of each auction. Sellers can customize their own auctions, specifying the length of time the auction remains open, the location of the auction on the web site, and the minimum opening bid. All bids are displayed in real time as potential buyers bid. At the closing of an auction, if the highest bid exceeds the minimum acceptable bid, the success fee is automatically billed to the seller's credit card. The buyer and seller then make their own arrangements for payment and ticket delivery. We are taking measures to lower the risk of fraudulent activities related to the posting and purchase of tickets on our consumer-to-consumer auction site. For example, we require all auction members to register with a valid credit card and to enter their name, address, e-mail address and telephone numbers. We have also instituted other measures such as a rating system for sellers and buyers of tickets, as well as a requirement that all postings include section, row and seat information. We also intend to offer demand-driven pricing capabilities to allow event promoters, artists and venues to capture the market value of premium tickets while also allowing them to increase attendance through dynamic pricing of low demand seats.

     Related Services

     Our web site offers consumers a variety of services related to their ticketing and entertainment needs, including:

     - My Tickets. At the "My Tickets" section of our web site, consumers can specify areas of particular interest to them, such as rock performers or sports teams. Once registered, consumers are able to create an event calendar organized by city, date and event type. In addition, they will receive e-mail notifications of events of interest in their local area, and have the opportunity to purchase tickets to those events.

     - Event Packages. We offer consumers a variety of custom event travel packages, which generally include event tickets, travel arrangements and hotel accommodations. We offer packages to such high-demand sports events as the Super Bowl and the Daytona 500, as well as activity-oriented packages such as ski and golf vacations. We serve as the selling agent for packages by referring customers to our travel and entertainment partners, and we receive a commission on the sale of each package.

     - Travel Services. We have entered into a private-label strategic alliance with an established travel planning and reservation agency that provides travel services through our web site and our 1-800-TICKETS phone number. Visitors to our web site can make airline, hotel and car rental reservations through our online booking engine. Consumers can also call our 1-800-TICKETS number and be transferred to a travel representative.

     - Venue and Event Promotional Services. We offer entertainment organizations the ability to promote their events through a variety of value-added listing and promotional services on our site. We have entered into an agreement with Sitematic Corporation, a leading provider of customized web sites, to provide these services to entertainment organizations. As these services are further developed, we will offer entertainment organizations the ability to maintain general or event-specific web pages within our web site. These services are intended to provide entertainment organizations with a richer presence on our site, resulting in a greater degree of event promotion. In the future, we intend to offer entertainment organizations additional promotional services such as highlighted event listings, strategically placed advertisements and banners, and dynamically created web pages that are displayed in response to certain keyword searches.

     Future Web Site Services

     - Merchandise Sales. We believe that ticket sales and event information create complementary opportunities for related merchandise sales. We intend to significantly increase online merchandise sales by increasing the breadth of merchandise available for sale on our web site, as well as integrating merchandise offerings with relevant content on our site. Future merchandise offerings on our site are expected to include compact discs, apparel and other merchandise related to tickets or event promotions available on our site. We intend to enter into online marketing and distribution agreements with merchandising companies that can provide us with the necessary depth and breadth of inventory, as well as fulfillment capabilities.

     - Fan Club Affiliate Programs. As a part of our strategy to develop an online event and entertainment community, we intend to provide visitors to our site access to various online sports and entertainment related fan clubs. We are currently working with GeoCities, a leading online community-oriented web site, to market services to the many fan clubs that reside in their various online communities. We

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

       intend to offer affiliated fan clubs the opportunity to be integrated into our event database to promote their clubs to targeted visitors at our web site.

THE TICKETS.COM SALES AND DISTRIBUTION NETWORK

     Our sales and distribution network is comprised of various channels through which information is accessed and tickets are sold. This network consists of various distribution channels including numerous retail outlet locations, three national call centers, individual venue box offices, IVR technology and our web site.

     - Retail Outlets. We currently sell tickets through a number of retail outlets in those locations where we offer full outsourcing ticketing services to entertainment organizations. These retail outlets are typically in high-visibility retail chain stores that have a strong brand name and substantial consumer traffic, and that cater to consumers who are likely to attend entertainment and sporting events. The majority of the retail outlets are located in music and video stores, such as The Wherehouse and Tower Records, and grocery stores, such as Tops Friendly Markets, Finast Supermarkets and Raley's. We are generally responsible for installing and maintaining the necessary hardware and software at the retail outlets and for training employees of the retail outlets in the operation of the system. The retail outlets are responsible for providing personnel for ticket sales and daily operations, as well as advertising and promotions to augment ticket sales.

     - National Call Centers. Consumers can purchase tickets through our three national call centers located in Concord, California; Cleveland, Ohio; and Fairfax, Virginia. Operators at our call centers take ticket orders and mail the tickets directly to the ticket purchasers or, at the purchaser's request, arrange for the tickets to be held at the will call window. In addition, our operators respond to questions regarding facility characteristics, directions to the facility, parking, hotel accommodations and nearby restaurants.

     - Venue Box Office and Back Office Operations. Our clients use our in-house ticketing software and outsourcing services to access, sell and print tickets from their box offices, as well as for various financial and marketing functions related to ticket sales and payment collection. Many of our clients also use our systems to manage and sell various forms of ticketing programs, including season tickets, subscription packages and single tickets.

     - IVR. Our ticketing capabilities also include an advanced IVR system, which enables consumers to access information and purchase tickets by using a touch tone telephone and without human assistance. Ticket and event information is prerecorded and stored on specialized computer systems, and is accessed by consumers through the use of touch tone prompts. The first time a consumer purchases tickets through our IVR system, that consumer's unique profile is stored on the system and can be easily accessed to quickly process any subsequent purchases by that consumer. The IVR system can also be scaled to handle a significant volume of transactions without degradation of processing speed or data integrity.

     - Internet. We currently sell tickets through our web site at www.tickets.com, as well as through the various web sites of several of our clients, including the Buffalo Sabres, San Francisco Giants, Oakland Athletics and the Ahmanson Theatre in Los Angeles. The majority of transactions conducted through our www.tickets.com site use our highly specialized Transaction Application Gateway, TAG, that connects various ticketing systems to our sales and distribution network, creating consistency in information display and the ticket-purchasing process. Entertainment organizations can sell tickets through our web site or directly from their own web sites using TAG. The details of this interaction with the various ticket engines is transparent to the consumer.

TICKETS.COM TECHNOLOGIES

     Our ticketing technologies include our proprietary transaction application gateway and a family of ticketing software products designed to meet the needs of a wide variety of entertainment organizations.

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

     Transaction Application Gateway

     Our Transaction Application Gateway, or TAG, is an open-standard, transactional middleware, designed to facilitate real-time Internet ticket sales from existing ticketing systems. We have developed TAG to achieve the standardization and scalability needed to simultaneously sell tickets for multiple entertainment organizations, independent of the ticketing system used by those organizations. TAG is capable of facilitating interaction between various ticketing systems on one end, and various sales and distribution points on the other end. We leverage TAG's flexibility to provide real-time Internet sales for our in-house and outsourcing clients, with minimal modification of their existing systems. Currently, our Prologue, Advantix SQL and PASS products interface with TAG, and we are developing interfaces for our other software products, as well as third party software products. We intend to enhance TAG to create a distributed network capable of selling and printing tickets at any connected location, for any entertainment organization that uses TAG as a transactional middleware.

     TAG is designed to store and maintain current event and ticket availability information from a variety of individual ticketing servers. Transaction records are centrally stored on TAG and are written to the specific ticketing engine's database to update inventory availability. In addition, TAG can store and transmit to the corresponding ticketing server consumer information that can later be used for analysis and development of targeted marketing efforts by entertainment organizations. The open nature of TAG's architecture also makes it possible to develop interfaces with a variety of sales and distribution channels, such as web sites, kiosks, IVR applications and WebTV.

     Ticketing Software

     We currently offer a broad portfolio of specialized ticketing software products designed to meet the needs of a variety of entertainment organizations, from the general admission needs of fairs and parks to the highly sophisticated, high-capacity needs of large arenas, stadiums and performing arts centers. Some entertainment organizations rely on our ticketing software as their in-house systems and purchase and maintain their own computer and communications equipment. Other entertainment organizations use our ticketing engine on an outsourcing basis and rely on us to store all necessary data on our computer equipment and provide them with access to that information through terminals at their box offices.

     The functionality of our ticketing software family of products can generally be divided into four components:

     - a presentation layer that determines the manner in which information about events and tickets are communicated to system users;

     - a middleware layer that communicates information between the presentation component and the data storage component, processes transactions and prints tickets;

     - a data storage component that stores and maintains a large amount of data related to events, tickets, venues and transactions; and

     - a reporting component that produces records related to the sale of tickets such as payment methods and ticket sales patterns.

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

     Depending on the needs of individual entertainment organizations and industry sectors, each of these components can vary greatly in sophistication, capability, scalability and transaction processing speed. Our current product offerings include Advantix SQL, Prologue, PASS, Artsoft/Sportsoft, TicketMaker Professional and Access Control System 2100, which we obtained through acquisitions of other ticketing companies. Over the next several years we intend to consolidate our various codelines and integrate our ticketing software systems.

     The following table describes our ticketing software family of products as of May 17, 1999:

-----------------------------------------------------------------------------------------------------------------------------
                                                                 APPROX.
                                                                 NUMBER
                              TARGET MARKET AND                    OF
PRODUCT NAME               FUNCTIONALITY HIGHLIGHTS              CLIENTS                 REPRESENTATIVE CLIENTS
-----------------------------------------------------------------------------------------------------------------------------
 ADVANTIX SQL  - Large performing arts centers, professional        790    - The Kennedy Center for  - Golden State Warriors
               sports
               franchises, blockbuster events                              the Performing Arts       - Buffalo Sabres
               - Very large scale, high-speed system capacity              - ARTE                    - San Francisco Giants
               - Real-time information capture in SQL format;              - Marine Midland Arena
                 tracks
               transaction history and facilitates
               sophisticated marketing programs
-----------------------------------------------------------------------------------------------------------------------------
 PROLOGUE      - Large venues, including raceways, universities     270    - International Speedway  - Wolf Trap Filene
               and
               professional sports organizations                           Corp.                     Center
               - High volume transaction processing                        - Texas Rangers           - Benedum Center
               capabilities
               - Includes a suite of customizable "plug-in"                - Sydney Organizing       - Dallas Stars Hockey
               enhancements, including student debit card                  Committee for the         Club
               authori-
               zation, access control and membership/loyalty               Olympic Games             - University of N.C.
               program integration                                         - Ticket King             at Chapel Hill
-----------------------------------------------------------------------------------------------------------------------------
 PASS SUITE    - Performing arts, museums, universities, minor    1,750    - Lincoln Center for the  - Tower of London
   of
 PRODUCTS      league sports, and attractions                              Performing Arts           - AMP Tower-Australia
               - Modular in design, sharing a common platform              - Carrier Dome            - Montage Ski Resort
               and
               providing scalable ticketing solutions for small            - Pennsylvania State      - Royal Albert Hall
               to medium-sized venues                                      University                - National Gallery
               - Patron-based system features client/server                - New York Philharmonic   London, England
               architecture and provides complete box office               - Kravitz Center          - Glyndebourne Opera
               ticketing, admission control, an integrated fund            - St. Louis Arch
               raising module and an event/tour scheduling
               module.
-----------------------------------------------------------------------------------------------------------------------------
 ARTSOFT/      - Mid-sized venues, performing arts and serial/      150    - St. Louis Symphony      - Cheyenne Frontier Days
 SPORTSOFT     seasonal sporting and entertainment events                  - North Shore Music       - Cerritos Center for
                                                                                                     the
               - Patron-based system running on Novell or                  Theatre                   Performing Arts
               NT network                                                  - Boston Ballet           - Crystal Cathedral
               - Full ticketing functionality including single,
               group
               and season ticket sales, and an integrated fund
               raising module
-----------------------------------------------------------------------------------------------------------------------------
 TICKETMAKER   - Small to mid-sized venues migrating from           880    - Los Angeles Zoo         - President's Casino
               manual
 PROFESSIONAL  ticketing systems, minor leage sports, casinos,             - San Antonio Missions    - Essential Theatre
               small performing arts centers and attractions               - Sahara Speedworld       (Florida A & M)
               - Affordable PC-based ticketing solution for                - Midway Slots &          - Irvine Arts Ctr.
               organizations that seek a flexible, easy-to-use             Simulcast
               alternative to manual ticketing
               - Modular in design, and offering configurations
               which support ticketing capability for general
                 admission, reserved seating,
                 series/subscriptions and timed entry events
-----------------------------------------------------------------------------------------------------------------------------
 ACCESS        - Amusement parks, tourist attractions, museums,      20    - Dreamland Amusement     - Santa Anita Race Track
 CONTROL       fairs and festivals                                         Park                      - Supersplash Adventure
 SYSTEM 2100   - Provides integrated access control (bar-code,             - IGMA World Fishing      - Rock & Roll Hall of
               magnetic strip, turnstile readers) for Access               Center                    Fame
               Control System 2100, the Advantix SQL and                   - California Exposition   - Baltimore Zoo
                                                                           &
               Prologue Systems                                            State Fair
-----------------------------------------------------------------------------------------------------------------------------

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

OUTSOURCING SERVICES

     We use Advantix SQL and Prologue to provide flexible outsourcing services that enable entertainment organizations to leverage the benefits of our industry knowledge, telecommunications infrastructure and technology development to manage their ticketing needs in an efficient and economic manner. Our services include integrated patron data management, ticket processing and customer service and support.

     Integrated Patron Data Management Capabilities

     The Advantix SQL and Prologue software used in our outsourcing services can capture and store information regarding the purchasing habits, preferences and demographics of ticket buyers on a real-time basis. When a consumer purchases a ticket to an event, an electronic file is built on that consumer, including the consumer's name, address, telephone number and any other demographic information specified by the entertainment organization. Thereafter, when that consumer purchases tickets, the system retrieves that consumer's relevant information and tracks historical ticket purchases, enabling the entertainment organization to obtain valuable information about its repeat customers.

     Ticket Processing Capabilities

     Our ticketing systems are designed to track and manage the complex ticketing needs of a variety of entertainment organizations. The systems used by our outsourcing services are accessible on a real-time basis by any authorized user. The ticket processing capabilities of our outsourcing systems include the following functions:

     - Creation of Master Seating Charts. During the first step of the ticketing inventory and control process, we create a master seating chart for each seating configuration that a particular entertainment organization may use. For example, an arena may use one seating configuration for hockey games, another for basketball games and another for rock concerts. Each master seating chart can then be used as a template in the event creation process.

     - Creation of Ticket Prices. Next, a set of ticket price zones in the configuration can be created. Different configurations of prices for season sales, group sales and single ticket sales can be added to the ticket price grids. The ticket price grids also contain pertinent service charges and handling fees. We can create multiple price points for each event. We eventually plan to use this capability to create various dynamic pricing programs that will allow us to price individual seats at an event and enable entertainment organizations to change prices for tickets to accurately reflect market demand for that seat.

     - Customization of Seating Charts for an Event. A sequence of customized events can be created which use the already established master seating chart and prices. The individual chart for an event includes the date and time of the event and contains rules for seating availability and for the determination of the seats to be sold on a best-available seat basis. An authorized operator can change information regarding events online at any time in the system.

     - Real-Time Tracking of Ticket Inventory. Tickets are often sold simultaneously through multiple distribution channels, including the Internet, IVR, call centers, retail outlets and the box office. We centralize control of ticket sales through the various distribution channels and monitor, on a real-time basis, the progress of the sale of tickets for a particular event. This capability allows facilities and promoters to determine whether to add additional performances for the event in order to satisfy demand. We are also capable of executing rapid searches to find the best available seats for a particular performance.

     - Ticket Sales, Printing and Delivery. Orders for tickets are generated through our various sales and distribution points. Once tickets have been selected for a consumer, the system automatically puts these tickets on hold until a transaction is completed. Our software products generally provide for automatic credit card approval, as well as real-time capture of information in a customizable database structure. Upon receiving approval of the credit card or receipt of cash payment at retail outlets, the transaction is completed and a unique transaction number is provided by the system. For most transactions completed through the Internet, IVR or our call centers, tickets are printed and sent to customers via the mail or express delivery, depending on customer preferences. For transactions completed at retail outlets, tickets are printed and given to customers at the time of the transaction.

     - Reports. Standard reports relating to ticket sales and proceeds collected for particular events are available to clients online and are updated at the time each transaction occurs. A system of checks and balances continually verifies the accuracy of the report data. These reports allow clients to monitor, on a real-time basis, the progress of ticket sales to any particular event or a specific performance of that event. Customized reports can be designed and tailored to clients' specific requests. These reports are often used by our clients as management tools in their accounting, finance and marketing departments.

     - Closing of an Event. For each event, our outsourcing systems track ticket sales and capture pertinent information relating to each ticket sale, including the channel through which the ticket was sold, the price of the ticket, the amount of any convenience or handling fees, the type of ticket sold and the seat location. When all available tickets for an event have been sold or when the event is concluded, a system operator takes the event off sale in order to prevent the sale of additional tickets for that event. We then prepare detailed settlement reports for the client that verify funds due to that client.

CLIENT SERVICE AND SOFTWARE SUPPORT

     We are committed to offering entertainment organizations high quality service and support. We currently maintain regional offices, each of which is staffed with account representatives and technical support personnel. Each ticketing services client is assigned an account representative in the nearest regional office, and that account representative manages the client's account, acts as the day-to-day interface with the client and coordinates our services for the client's various events. As our client base grows, we intend to open additional regional offices to strengthen our relationships with our clients.

     We generally serve as the exclusive automated ticketing service for our outsourcing clients. In addition, we typically license our software, sell hardware and provide maintenance and support services to individual software licensees. Our software licenses generally are limited in time, geographic scope and functional scope. Through our e-commerce network, we can provide our licensees a broad distribution network that includes our www.tickets.com web site.

     We also provide support to our software licensees under software support agreements. Our technical team of over 30 employees based out of our Guilford, Connecticut; Madison, Wisconsin; Bellevue, Washington; and Syracuse, New York and St. Albans, England facilities provides full-time product support for our licensees.

SALES

     Our sales strategy is primarily focused on increasing the inventory of tickets available through our various sales and distribution channels, as well as increasing our advertising and sponsorship revenues. Our sales force is currently divided along the following product lines and service functions: our in-house solutions; outsourcing services; online sales of tickets allocated to us by entertainment organizations; and advertising and sponsorships.

     We market and sell our in-house solutions through a direct sales force organized by region and product line. We maintain direct sales personnel in 13 states across the United States and internationally in the United Kingdom, the Netherlands, Germany, Australia and Canada. The sales force generates leads through inbound inquiries into our sales offices and web site, contacts made at industry conferences and trade shows, and our ongoing promotional programs. In some cases, entertainment organizations issue a request for a proposal that defines the organization's specific system needs, including operating platform and network requirements. In other cases, our sales team determines the scope of the organization's specific needs. In either case, the national sales manager determines the product line which best meets the needs of the entertainment organization and assigns the relevant product team to lead the process. We complement our sales force with our software support group that is also responsible for the installation and technical support of each system. This support group is also responsible for generating leads for system upgrades and other upsell opportunities.

     Our outsourcing ticketing services sales team is segmented by geographical regions. Leads for outsourcing services are generally generated through requests for proposals, trade shows, and industry contacts. The sales process includes a full demonstration of our system capabilities and service offerings as well as visits to our data centers by representatives of the entertainment organizations. The entire sales process is a coordinated effort between sales representatives and members of our operations and technology groups.

     Along with our system and outsourcing services, we also sell our online distribution capabilities to organizers of special or one-time events, as well as organizers of general admission events. Leads for such opportunities are generally generated by our sales force or through our promotional and public relations efforts. In such cases, we work with event organizers to promote our brand and our web site as an online sales and distribution channel for information and tickets for the event.

     In addition to the services we offer entertainment organizations, we market our web site and other advertising vehicles to corporate advertisers and sponsors who are interested in reaching the entertainment consumer. Currently all advertising and sponsorship sales for our web site and other vehicles are done internally by our own staff. In the future, however, we may complement our internal efforts with online and offline service providers that can assist us in maximizing our advertising and sponsorship revenue potential.

PROMOTING BRAND AWARENESS

     We are undertaking an aggressive marketing and promotional campaign to establish Tickets.com as a leading online entertainment information and ticketing brand. This campaign is aimed at entertainment consumers and designed to promote our one-stop solution for consumers in search of event tickets and information. A key element of our branding and advertising strategy is to direct consumers to places where event tickets can be purchased, whether or not we actually sell tickets to the event. We believe we can achieve significant brand recognition of our unique and easy-to-remember brand through advertising, public relations, word of mouth, our unique Internet address, www.tickets.com, and our 1-800-TICKETS telephone number. We supplement our paid advertising and promotion with targeted media coverage. Because of the high-profile nature of the entertainment and ticketing industries, we have enjoyed significant attention from consumers, entertainment organizations and various online and offline media groups.

STRATEGIC ALLIANCES AND ADVERTISING RELATIONSHIPS

     We have entered into a number of strategic alliances and advertising agreements with technology, marketing and online companies in an effort to maximize our inventory of available tickets, develop our brand in the marketplace, and to broaden our revenue sources. We intend to continue developing these alliances with the goal of increasing our presence within the entertainment and sports industries, as well as increasing our offerings to consumers.

     GeoCities

     In March 1999, we entered into an agreement as a Premier Merchant Partner with GeoCities, a leading online, community-oriented web site, under GeoCities' "Pages That Pay" program. Under the terms of the agreement, GeoCities will provide us with targeted exposure to various members of GeoCities' numerous online communities and a minimum of 36 million impressions over the course of the 12-month term. In addition, GeoCities has agreed to create an "Entertainment and Sports Ticket Booth" dedicated to highlighting our products and services and will send targeted e-mails promoting our products and services to members and affiliates within GeoCities. Under the terms of the agreement, we will pay GeoCities fees for participation in the program and will pay commissions to affiliates based on links from affiliates' web pages to our website. This agreement may terminate immediately if either party ceases to do business, materially breaches a material provision of the agreement or becomes insolvent or bankrupt. We may also terminate the agreement on 60 days notice any time after the effective date of the agreement if GeoCities fails to implement the program.

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

     MP3.com

     In February 1999, we entered into a sponsorship agreement with MP3.com, Inc., a leading music-oriented destination site on the Internet. Under the terms of the agreement, we will serve as MP3.com's exclusive partner source for sports, entertainment and travel tickets, and MP3.com will include a "Tickets Portal" on the Music, Pop, Rock and Alternative genre pages of its Web site. We supply the content of the Tickets Portal, subject to reasonable technical and content specifications of MP3.com. As a part of the agreement, MP3.com is required to provide us with a minimum of three million advertising impressions per month on these targeted pages, in exchange for monthly fee payments by us during the first five months of the agreement. The agreement terminates in February 2000, and we may renew it 30 days prior to termination, subject to certain maximum fee increases.

     International Merchandising Corporation

     In November 1998, we entered into a consulting agreement with International Merchandising Corporation, a wholly owned subsidiary of International Management Group, a leading global sports marketing and promotion company events. Under this agreement, IMC will assist us in developing and preparing a comprehensive sales and marketing plan to identify expansion strategies for our business. IMC in its sole discretion determines the methods and means of performing its services. IMC has also agreed to provide us with the opportunity to discuss serving as the ticketing service for certain IMC owned or controlled events, subject to IMC's existing and possible future obligations to other third parties for ticketing services. Under this agreement, we pay IMC a monthly fee plus commissions on ticket sales referred to us by IMC. We will assist IMC in developing its sponsorship consulting businesses by referring to IMC any venue and event clients who are interested in selling sponsorship rights. We will also recommend IMC's services to those clients, and use reasonable efforts to arrange meetings with those clients. IMC will pay us a referral fee for sponsorships directly effected through our efforts. The agreement was amended in May 1999 to extend the term to October 31, 1999. The amendment continues the terms of the original agreement and further provides that IMC may assist us in securing third party sponsors and advertisers, in exchange for which we will pay IMC a commission to be negotiated based on a percentage of gross revenues received by us. We will also pay IMC a percentage of gross profits from all sales of merchandise where the source of the merchandise was referred by IMC, as well as a percentage of auction revenues from auction tickets provided to us by IMC or items relating to events referred to us by IMC.

     Sitematic

     In April 1999, we entered into a channel partner agreement with Sitematic Corporation, a provider of services that permit end-users to create customized Internet web sites. Under the terms of this agreement, we provide a venue list to Sitematic, and Sitematic will market its web site development services to our clients through a direct telemarketing campaign. Sitematic will develop and support customized web pages for entertainment organizations. The agreement provides that we will not engage any company other than Sitematic for the creation of venue web sites for our clients and potential clients. Sitematic will pay us sales commissions on revenues received from our clients. We pay Sitematic a development fee for each new product created for our clients. The agreement has a one-year term, and automatically renews for successive one year terms unless notice of non-renewal is given 30 days prior to expiration. The agreement may be terminated by either party on 60 days notice, subject to payment by us of declining cancellation fees during the first year of the agreement.

RESEARCH AND DEVELOPMENT

     We conduct research and development for our licensed products in several offices around the United States. As of May 17, 1999, we employed 36 software engineers who were responsible for the continued development and maintenance of our products and systems. We also employed 10 quality assurance personnel, and 189 persons dedicated to the continued installation, training and support of our various products. In addition, we employ 28 software engineers dedicated to ongoing development and functionality of our web site. We also make use of Internet consulting services provided by Proxicom, Inc. to augment our web site

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

development. Our current development work is primarily devoted to the integration of our licensed products with our TAG transactional middleware, in an effort to enable our licensees to connect their inventory to our web site. Our development efforts are also focused on consolidating our various codelines and integrating our ticketing software systems.

COMPETITION

     The market for automated ticketing services is intensely competitive, and we expect competition to increase in the future. We believe that the principal competitive factors affecting our market include client service, system functionality, adaptability and performance, system scalability, reputation and demonstrated operational history, breadth of distribution channels and extent of ticket inventory. Competition in online ticketing is subject to additional factors, such as depth, quality and extensiveness of web site content, ease of use, distribution and search capabilities and brand recognition. Although we believe that we compete favorably with respect to these factors, we expect we will be continually challenged by current competitors who may have significantly greater financial marketing, service, distribution, technical and other competitive resources, as well as by new entrants into the industry. Our principal competitors include: large, national providers of automated ticketing services, smaller regional providers of ticketing services, entertainment organizations that operate and maintain in-house ticketing function software companies that license ticketing software applications, and a variety of Internet competitors.

     On a national level, we primarily compete with providers of automated ticketing services such as Ticketmaster Corporation and its online partner Ticketmaster Online-City Search, Inc., which have operations in multiple locations throughout the United States. Ticketmaster Online-CitySearch has an exclusive license to do all of the online ticketing for Ticketmaster Corporation. Ticketmaster has a widely recognized brand name in the live event ticketing business and has greater financial and other resources than we do. We seek to distinguish ourselves from these national ticketing companies principally through the versatility and functionality of our ticketing system and our integrated patron data management capabilities.

     On a regional level, we compete with smaller providers of automated ticketing services that may have longer operational histories and greater regional name recognition than we do. We believe, however, that many regional providers of automated ticketing services are at a competitive disadvantage because they have not developed their own ticketing software applications, have geographically restricted license arrangements with software providers, and in some instances are controlled by a major entertainment organization which may prevent them from contracting with that organization's competitors.

     Finally, we also face competition from independent software companies that license ticketing software applications to providers of regional ticketing services and individual entertainment organizations. These companies may develop more effective ticketing software applications than ours that could render our products obsolete.

     On the Internet, we compete with online ticketing companies, as well as online providers of entertainment information, merchandise and related services whose suites of services overlap with our target markets. In addition, because barriers to entry are relatively low, current and new competitors can launch new web sites using commercially available software. These potential Internet competitors may have competitive advantages, including strong brand recognition, fully developed Internet-commerce functionality, comprehensive information and an established presence on the Internet. Strategic relationships with these and other Internet portals may allow potential as well as existing competitors to expand their operations and information technology.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     We regard our proprietary technology and other intellectual property as critical to our success. We rely on trademark, trade secret and copyright law to protect our technology and our brand. We also rely on confidentiality and/or license and other agreements with employees, customers, and others to protect our proprietary rights. We have no patents. Despite our efforts to control access to our proprietary information, it may be possible for a third party to copy or otherwise obtain and use our products, technologies or other intellectual property without authorization.

     We have applied to register the tradename "Tickets.com" and the stylized trademark, "1.800.TICKETS", and we have registered the service mark "Advantix" and certain other trademarks in the United States and certain other countries. Eastman Kodak Company has registered the trademark "Advantix" in the United States and certain other countries in connection with its digital photography technology and has notified us of that fact.

     We have licensed in the past, and expect to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brands is maintained by our licensees, we cannot be certain that our licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation.

     Although we believe we have valid proprietary rights to all of our intellectual property, the possibility exists that other parties will assert infringement claims or claims related to our business practices against us. We could be subject to claims of alleged infringement as a result of our actions or the actions of our licensees. We could be subject to claims of alleged trademark infringement by parties whose corporate names are similar to ours. We could also be subject to lawsuits because we link consumers to an internal page within other ticketing service providers' web sites -- a practice called "deep" hypertext linking. We have also included the trademarks of these other ticketing service providers on our web site. For example, we link consumers to pages within Ticketmaster Online-City Search's web site in circumstances where Ticketmaster has the exclusive right to sell tickets to certain events and also have included Ticketmaster's name on our web site. While Ticketmaster receives all revenues from this practice and controls the advertising on its order page, deep linking is controversial, and Ticketmaster Corporation has sued Microsoft Corporation for deep linking practices.

     Any litigation over intellectual property rights or business practices (including claims relating to deep linking) raises the possibility of substantial damages. Such litigation may also result in injunctive or other equitable relief that could block our ability to market or license our products in the United States or elsewhere. We could also lose the rights to technologies necessary to operate portions of our business. Moreover, sustained intellectual property litigation is costly and could adversely affect our operating results.

     Litigation may be necessary in the future to, among other things:

     - enforce our intellectual property rights;

     - protect our trade secrets;

     - determine the validity and scope of the proprietary rights of others; or

     - defend against claims of infringement or invalidity.

     Any litigation, regardless of the outcome, could result in substantial costs and diversion of managerial resources.

     We currently hold the Internet domain names "tickets.com," "advantix.com," "protix.com" "bass-tix.com," "basstickets.com," "fantastix.com" and others. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees.

GOVERNMENT REGULATION

     Our products and services are regulated by federal and state governments.

     Ticket Sales and Auctions

     Many states and municipalities have adopted statutes regulating the sale of tickets within their jurisdictions and requiring that ticket sellers obtain a license. We believe that we are not required to qualify to do business in any state other than California, which does not require a license. One or more states or municipalities, however, could take the position that a telephonic or electronic ticket sale to one of their residents is a sufficient basis for application of that jurisdiction's reseller statute.

     Government agencies or authorities could also argue that other state or local licensing or "ticket scalping" statutes apply to our activities. Some state and local regulations establish maximum convenience and handling charges on tickets for certain sporting and other events. In addition, many states, including California, have laws and regulations governing the conduct of auctions. It is not yet clear whether or to what extent such laws and regulations apply to online auctions.

     Internet Commerce

     We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to Internet commerce. Currently we believe there are few laws and regulations directly applicable to the Internet and e-commerce services; however, it appears likely that this area will be increasingly regulated in the future. These laws may impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services.

     In addition, it is unclear whether certain existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy are applicable to the Internet and commercial online services. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet-commerce. New state tax regulations may subject us to additional state sales and income taxes. These and other similar issues may take years to resolve.

     Consumer Protection and Related Laws

     Many of our services may be subject to federal and state consumer protection laws and regulations prohibiting unfair and deceptive trade practices. Although there are very few laws and regulations directly applicable to the protection of consumers in an online environment, it is possible that legislation will be enacted in this area. New legislation could cover such topics as permissible online content and user privacy, including the collection, use, transmission and retention of personal information provided by online users. The growth and demand for online commerce may also result in more stringent consumer protection laws that impose additional compliance burdens and costs on businesses that engage in e-commerce.

EMPLOYEES

     As of May 17, 1999, we had a total of 723 employees including 440 full-time and 283 part-time employees. The vast majority of our part-time employees serve as operators at our three national call centers. None of our employees is represented by a labor union. We have not experienced any work stoppages and believe our relationship with our employees to be good.

FACILITIES

     Our principal administrative offices total approximately 9,612 square feet and are located in Newport Beach, California under a lease that expires on January 30, 2001. Our three call centers in Concord, California; Cleveland, Ohio; and Fairfax, Virginia are housed in approximately 25,176, 9,500 and 5,764 square-foot leased facilities, respectively. These call center leases expire on February 15, 2000, December 31, 2001 and March 31, 2001, respectively. We also maintain other regional offices for development, sales and support services.

     We believe that our existing facilities are adequate to meet our current needs and that suitable additional space will be available in the future, if necessary, on commercially reasonable terms. We do not own any real estate.

LEGAL PROCEEDINGS

     We currently are not a party to any material litigation, nor are we aware of any pending or threatened litigation that would have a material adverse effect on us or our business.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     Set forth below is certain information regarding the executive officers, key employees and directors of Tickets.com as of the date hereof:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
W. Thomas Gimple.....................  37    President, Chief Executive Officer and Director
James A. Caccavo.....................  37    Executive Vice President, President Internet Group and
                                             Director
John M. Markovich....................  43    Executive Vice President, Finance and Chief Financial
                                             Officer
Thomas R. Pascoe.....................  43    Executive Vice President and Chief Operating Officer
Andrew B. Dolich.....................  52    Executive Vice President, Sport Marketing
Daniel A. Cooper.....................  35    Senior Vice President, National Operations
Lisa M. Marquardt....................  37    Senior Vice President Product Development
Robert D. McClintock.................  46    Senior Vice President, Software Development
Steven F. Perrin.....................  36    Senior Vice President, Technology
Robert P. Rieth......................  39    Senior Vice President, Marketing
Mardan M. Afrasiabi..................  32    Vice President, Strategic and International Business
                                             Development
Michael R. Rodriguez.................  31    Vice President, Corporate Controller
C. Ian Sym-Smith(a)(b)...............  69    Chairman of the Board
Christos M. Cotsakos.................  50    Director
William E. Ford(a)(b)................  37    Director
Howard L. Morgan.....................  53    Director
Irvin E. Richter.....................  54    Director
Nicholas E. Sinacori(b)..............  54    Director

---------------
(a) Member of Personnel and Compensation Committee

(b) Member of Finance Committee

     W. Thomas Gimple has served as President, Chief Executive Officer and a director of Tickets.com since November 1996. Prior to joining Tickets.com, Mr. Gimple served as Executive Vice President of Iwerks Entertainment, Inc., a leading provider of software-based theater attractions, from July 1995 to January 1996 and as President of Iwerks Touring Technologies, Inc., a subsidiary of Iwerks Entertainment, Inc., from November 1991 to July 1995. Mr. Gimple received his B.S. in Business Administration with a focus on Entrepreneurial Studies from the University of Southern California.

     James A. Caccavo has served as Executive Vice President and President of Internet Operations, and as a director of Tickets.com, since the merger of the Company with California Tickets.com in May 1999. Prior to the merger, Mr. Caccavo served as President and Chief Executive Officer of California Tickets.com since December 1997. Mr. Caccavo served as a Senior Vice President of Sullivan Communications, Inc., a graphic arts services company, from August 1988 to November 1996. Mr. Caccavo also served as the President of American Color, a digital imaging company and a wholly owned subsidiary of Sullivan Communication from January 1994 to October 1996. In addition, from March 1995 to October 1996, Mr. Caccavo also served as President of Digiscope, a computer-based motion picture special effects company and a division of Sullivan Communications. Mr. Caccavo received his B.S. in Economics and Finance from the University of Scranton.

     John M. Markovich has served as Executive Vice President, Finance and Chief Financial Officer of Tickets.com since January 1998. Prior to joining Tickets.com, Mr. Markovich served as Senior Vice President, Finance and Chief Financial Officer of Autobytel.com, Inc., an Internet-based automotive information and purchasing service, from January 1997 to January 1998. He served as Vice President, Finance and Chief Financial Officer of Optical Coating Laboratory, Inc., a publicly held manufacturer of thin film coated optical products from April 1995 to January 1997. From July 1993 to February 1995, Mr. Markovich served as Vice

President, Finance and Chief Financial Officer of Electrosci, Inc., an early stage environmental technology company. Mr. Markovich received his B.S. in general business from Miami University and his M.B.A. from Michigan State University.

     Thomas R. Pascoe has served as Executive Vice President and Chief Operating Officer of Tickets.com since November 1996. Prior to joining Tickets.com, Mr. Pascoe served as Vice President of Manufacturing of Iwerks Entertainment, Inc. from July 1995 to June 1996 and as Director of Operations for Iwerks Touring Technologies, Inc., a subsidiary of Iwerks Entertainment Inc., from March 1995 to July 1995. From March 1994 to March 1995, Mr. Pascoe was Chief Financial Officer of the Pacific Legal Foundation, a national nonprofit legal aid foundation. Mr. Pascoe received his B.A. in psychology and philosophy from Chapman College and his M.B.A. from Pepperdine University.

     Andrew B. Dolich has served as Executive Vice President of Sports Marketing of Tickets.com since February 1998. Prior to joining Tickets.com, Mr. Dolich was the President of Dolich & Associates, a management consulting firm serving the sports and entertainment industries, from November 1995 to January 1998. From November 1994 to November 1995, Mr. Dolich served as President and Chief Operating Officer of the Golden State Warriors, a professional basketball team. From November 1980 to November 1994, he held a number of senior management positions with the Oakland Athletics, a professional baseball organization. Mr. Dolich received his B.A. in Government and Public Administration from American University and his M.A. in Education and Sports Administration from Ohio University.

     Daniel A. Cooper has served as Senior Vice President of National Operations of Tickets.com since September 1998. Prior to joining Tickets.com, Mr. Cooper was Director of Global Sports Operations with Electronic Data Services (EDS), a leading provider of information services, from August 1994 to September 1998. From October 1992 to August 1994, he was Director of Operations, World Cup Technology with EDS. Mr. Cooper received his B.S. in Information and Computer Services from the University of California, Irvine.

     Lisa M. Marquardt has served as Senior Vice President of Product Development of Tickets.com since September 1998. From February 1998 to August 1998, Ms. Marquardt acted as our Vice President of Sales and Client Services, and from January 1997 to February 1998, she served as our Vice President of Sales and Marketing. Prior to its acquisition by Tickets.com, Ms. Marquardt was the General Manager of Advantix, a division of Playhouse Square Foundation from February 1996 to January 1997 and Director of Contemporary Programming from July 1993 to February 1996. Ms. Marquardt received her B.S. in Information Systems from Ohio State University and her M.B.A. from Case Western University.

     Robert D. McClintock has served as Senior Vice President of Software Development of Tickets.com since January 1999. Prior to that, he served as the Vice President of Connecticut Operations of Tickets.com after rejoining the Company in April 1997. Previously, Mr. McClintock served as Principal of Robert McClintock Associates, a software consulting company from August 1995 to March 1997. From July 1984 to July 1995, Mr. McClintock served as Senior Vice President of Operations for Hill Arts & Entertainment Systems, Inc. Mr. McClintock received his B.A. from Cornell University and his M.F.A. from Yale University.

     Steven F. Perrin has served as Tickets.com's Senior Vice President of Technology since September 1998. Prior to joining Tickets.com, Mr. Perrin served as Director of Development, EDS France '98 at Electronic Data Services (EDS) from August 1994 to August 1998. From March 1993 to August 1994, he was Director of Development, EDS World Cup '94. Mr. Perrin received his B.A. in German and his B.S. in Math and Computer Science from Pepperdine University.

     Robert P. Rieth has served as Senior Vice President of Marketing of Tickets.com since its merger with California Tickets.com in May 1999. Prior to its acquisition by Tickets.com, Mr. Rieth served as Senior Vice President of Development of California Tickets.com from August 1997 to May 1999. Mr. Rieth served as Executive Director of Development for idealab! from January 1997 to July 1997. From July 1994 to December 1996, Mr. Rieth served as Director of Product Development for Pacific Bell At Hand. From August 1990 to July 1994, Mr. Rieth held various marketing positions with The Walt Disney Company. Mr. Rieth received his B.A. from Trinity College and his M.B.A. from Columbia University.

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

     Mardan M. Afrasiabi has served as Vice President, Strategic and International Business Development of Tickets.com since June 1998. Prior to joining Tickets.com, Mr. Afrasiabi served as Vice President of Ventana Global Ltd., an international venture capital firm, from May 1995 until June 1998. While at Ventana Global, Mr. Afrasiabi was involved in the formation and initial capitalization of Tickets.com. From August 1992 to December 1995 he attended the University of Southern California. Mr. Afrasiabi received his B.S. in Business Administration with a focus on Entrepreneurial Studies, his M.B.A. and his J.D. from the University of Southern California.

     Michael R. Rodriguez has served as Vice President, Corporate Controller since May 1999. He previously served as Tickets.com's Corporate Controller since September 1997. Prior to joining Tickets.com, Mr. Rodriguez served as Director of Finance and Corporate Controller of EDiX Corporation, a healthcare information technology company, from July 1995 until September 1997. From September 1993 to July 1995, he was a student at the Stanford University Graduate School of Business. Mr. Rodriguez is a certified public accountant and received his B.S. in Accounting from the University of Southern California and his M.B.A. from Stanford University.

     C. Ian Sym-Smith has served as Chairman of the board of directors of Tickets.com since 1996. Mr. Sym-Smith has been an independent investor and has been a special limited partner of Ventana Global and several affiliated investment funds since May 1994. From 1988 to May 1994, Mr. Sym-Smith served as Chairman of the Board of Rural/Metro Corporation, a publicly held emergency service company. Mr. Sym-Smith received his diploma in electrical engineering from the College of Technology in Birmingham, England and an M.B.A. from the Wharton School of the University of Pennsylvania.

     Christos M. Cotsakos has served as a director of Tickets.com since May 1999. Mr. Cotsakos has served as Chief Executive Officer of the E*Trade Group, Inc., an online financial services company, since March 1996. Currently, he also serves as the Chairman of the Board of E*Trade. In addition, Mr. Cotsakos served as E*Trade's President from March 1996 to January of 1999. Prior to joining E*Trade, he served as President, Co-Chief Executive Officer, Chief Operating Officer and a director of A.C. Nielsen, Inc. from March 1995 to January 1996, as President and Chief Operating Officer of Nielsen International from September 1993 to March 1995, and as President and Chief Operating Officer of Nielsen Europe, Middle East and Africa from March 1992 to September 1993. Mr. Cotsakos serves as a director of National Processing Company, Critical Path and Fox Entertainment. He received a B.A. from William Paterson College, an M.B.A. from Pepperdine University and is currently pursuing a Ph.D. in economics at the Management School, University of London. Mr. Cotsakos has received several industry awards, including the Entrepreneur of The Year Award from Entrepreneur of The Year Institute and the 1997 Visionary Award from Communications Week.

     William E. Ford has served as a director of Tickets.com since May 1998. Mr. Ford has served as a managing member of General Atlantic Partners, LLC or its predecessor, a private equity firm that invests globally in software, service and related information technology companies, since 1991. Mr. Ford also serves as a director of GT Interactive Software Corp., Quintiles Transnational Corp., LHS Group Inc., E*TRADE Group, Inc., Eclipsys Corporation, Priceline.com Incorporated, and several private information technology companies. Mr. Ford received his B.A. in Economics from Amherst College and his M.B.A. from Stanford University.

     Howard L. Morgan has served as a director of Tickets.com since the merger of the company with California Tickets.com in May 1999. Dr. Morgan has served as General Partner of bill gross' idealab! corporation, an incubator of Internet and e-commerce companies, since January 1999. Since 1989, Dr. Morgan has also been President of Arca Group, Inc., a consulting and investment management firm specializing in the areas of computer and communications technologies. Dr. Morgan was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania from 1972 through 1986. He serves as a director for a number of public companies, including Cylink Corp., Franklin Electronic Publishers, Inc., Infonautics Corporation, Kentek Information Systems, Inc., MetaCreations Corporation, MyPoints.com, Inc., Segue Software, Inc. and Unitronix Corp. Dr. Morgan holds a B.S. from City College of New York and a Ph.D. from Cornell University.

     Irvin E. Richter has served as a director of Tickets.com since April 1995. Mr. Richter founded and has served as Chairman and Chief Executive Officer of Hill International, Inc., a construction claims and project management consulting firm, since February 1976. Mr. Richter is also Chairman and Chief Executive Officer of R4 Holdings, LLC, a venture capital firm, and a director of Gerens Hill International, S.A. Mr. Richter also served as Chairman and Chief Executive Officer and was the sole shareholder of Hill Arts and Entertainment Systems, Inc. prior to its acquisition by Tickets.com in May 1996. Mr. Richter is also a member of the New Jersey and Pennsylvania Bars. Mr. Richter received his B.A. in government from Wesleyan University and his J.D. from Rutgers University School of Law at Camden.

     Nicholas E. Sinacori has served as a director of Tickets.com since September 1997. Mr. Sinacori has been a Managing Partner of International Capital Partners, Inc., a private equities investment firm since June 1989. Mr. Sinacori also serves on the board of directors of Arrow Corporation, Shared Technologies Cellular, Inc., Cambric, Inc., Ralin, Inc., and Beverage Marketing Technologies, Inc. Mr. Sinacori received his B.S. in Operations Research and his M.B.A. in finance, both from Columbia University.

     Members of the Board of Tickets.com currently hold office and serve until the next annual meeting of the stockholders or until their respective successors have been elected.

     All executive officers are appointed annually by and serve at the discretion of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established a Finance Committee and a Personnel and Compensation Committee ("Compensation Committee"). The functions of the Finance Committee include recommending to the Board the selection and retention of independent auditors, reviewing the scope of the annual audit undertaken by Tickets.com independent auditors and the progress and results of their work, and reviewing the financial statements and internal accounting and auditing procedures. The functions of the Compensation Committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain executive officers, and considering such other matters as may, from time to time, be delegated to the Compensation Committee by the Board of Directors.

EXECUTIVE COMPENSATION

     Summary of Cash and Certain Other Compensation

     The following table sets forth the aggregate compensation earned by the President and Chief Executive Officer of Tickets.com and each of the other executive officers of Tickets.com (the "Named Executive Officers") for services rendered in all capacities for the year ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                       Long Term
                                                                      Compensation
                                                                      ------------
                                                                       Securities
                                                                       Underlying      All Other
            Name and Principal Position(a)               Salary($)     Options(#)     Compensation
            ------------------------------               ---------    ------------    ------------
W. Thomas Gimple
  President and Chief Executive Officer................  $268,431      1,350,000         $1,830(b)
Thomas R. Pascoe
  EVP and Chief Operating Officer......................   194,615        356,250             --
John M. Markovich
  EVP and Chief Financial Officer......................   177,596        806,250             --
Andrew B. Dolich(c)
  EVP, Sports Marketing................................   180,769        450,000             --

---------------
(a) Mr. Caccavo joined Tickets.com and was appointed Executive Vice President and President of the Internet Group in May 1999. We anticipate that Mr. Caccavo will earn in excess of $100,000 in 1999.

(b) Represents life insurance premiums paid by the Company.

(c) Due to changes in organizational structure of Tickets.com and the acquisition of California Tickets.com, Mr. Dolich will not be deemed to be executive officers in 1999.

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

  Option Grants

     The following table sets forth certain information concerning grants of options to the Named Executive Officers of Tickets.com during the year ended December 31, 1998. No stock appreciation rights were granted to the Named Executive Officers during 1998.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1998

                                           INDIVIDUAL GRANTS
                       ---------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                        NUMBERS OF          % OF                                      ASSUMED ANNUAL RATES OF
                        SECURITIES     TOTAL OPTIONS                                  STOCK APPRECIATION FOR
                        UNDERLYING       GRANTED TO      EXERCISE                        OPTION TERM($)(C)
                          OPTIONS       EMPLOYEES IN     PRICE PER    EXPIRATION   -----------------------------
        NAME           GRANTED(#)(A)    FISCAL YEAR     SHARE($)(B)      DATE           5%              10%
        ----           -------------   --------------   -----------   ----------   -------------   -------------
W. Thomas Gimple.....    1,350,000         24.86           1.50       9/14/2008      3,298,512       5,252,328
Thomas R. Pascoe.....      356,250          6.56           1.50       9/14/2008        870,441       1,386,031
John M. Markovich....      450,000          8.29           1.00       1/30/2008        733,003       1,167,184
                           356,250          6.56           1.50       9/14/2008        870,441       1,386,031
Andrew B. Dolich.....      450,000          8.29           1.00       2/09/2008        733,003       1,167,184

---------------
(a) All of such options were granted under the Tickets.com 1997 and 1998 Stock Option Plan and 1998 Stock Incentive Plan for a term of 10 years, subject to the earlier termination in certain events related to termination of employment. To the extent not already exercisable, the options generally become exercisable upon a sale of assets, a merger or consolidation of Tickets.com with or into another corporation, or the acquisition by another corporation or person of all or substantially all of Tickets.com's assets or 50% or more of Tickets.com's outstanding voting stock, unless the options assumed are replaced with a comparable option of the surviving entity. However, the options granted to Messrs. Gimple and Markovich will vest immediately upon such an acquisition, whether or not assumed or otherwise continued in effect. If the options granted to Messrs. Pascoe and Dolich are assumed or otherwise continued in effect, those options will not vest at the time of the acquisition, but will vest as to all the unvested option shares upon the earlier of (i) completion of 24 months of employment following the effective date of the acquisition or (ii) the involuntary termination of the optionee's employment following such acquisition. All of the options granted to Mr. Pascoe, Mr. Markovich and Mr. Dolich and options to acquire 1,110,000 shares granted Mr. Gimple vest in equal quarterly installments over four years. Mr. Gimple's remaining options to acquire 250,000 shares vest on September 14, 2004. Upon an involuntary termination of a Named Executive Officer's employment or a resignation for good reason, his options will immediately vest as to 50% of the unvested option shares.

(b) All options were granted at the fair market value of the common stock on the date of grant, as determined by the Board of Directors.

(c) Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the exercise price at the date of grant of 5.0% and 10.0% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5.0% and 10.0% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission, and do not represent Tickets.com's estimate or projection of future common stock prices.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information regarding option exercises by the Named Executive Officers during the fiscal year 1998 and held by them on December 31, 1998:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FISCAL YEAR       AT FISCAL YEAR
                                   SHARES                            END(#)                 END($)(A)
                                 ACQUIRED ON      VALUE      -----------------------   --------------------
             NAME                EXERCISE(#)   REALIZED($)    VESTED      UNVESTED      VESTED    UNVESTED
             ----                -----------   -----------   ---------   -----------   --------   ---------
W. Thomas Gimple...............      --            --         618,750     2,531,250    515,000     925,000
Thomas R. Pascoe...............      --            --         166,015       690,235    119,875     226,125
John M. Markovich..............      --            --         106,640       699,610     42,188     182,813
Andrew B. Dolich...............      --            --          84,375       365,625     42,188     182,813

---------------
(a) Represents the difference between the fair market value of the shares underlying such option at fiscal year-end ($1.50 per share, as determined by the Board of Directors) and the exercise price of such option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors established the Compensation Committee in December 1997. Certain transactions between Tickets.com and the members of the Compensation Committee are as set forth under "Certain Transactions." Tickets.com currently intends that any future transactions with affiliates of Tickets.com will be on terms at least as favorable to Tickets.com as those that can be obtained from nonaffiliated third parties.

PERFORMANCE OPTIONS

     On April 29, 1999, Tickets.com granted to Mr. Gimple an option to purchase 1,500,000 shares of common stock at an exercise price of $2.75 per share. On that date we also granted options to each of Messrs. Markovich and Pascoe to purchase 385,000 shares at an exercise price of $2.75 per share. On May 17, 1999, we granted to Mr. Caccavo an option to purchase 750,000 shares at an exercise price of $3.25 per share. We have designated each of these options "Performance Options." All of the Performance Options are exercisable on the sixth anniversary of the date of grant, but vest on an accelerated basis as follows:

     - 20% will be exercisable upon closing of this offering if the public offering price on the cover of this prospectus exceeds $5.00 per share.

     - 40% will be exercisable if the closing price of our common stock is over $10.00 per share for 20 consecutive trading days at any time after January 1, 2000; and

     - 40% will be exercisable if the closing price of our common stock is over $12.50 per share for 20 consecutive trading days at any time after June 30, 2000.

     The Performance Options will also become exercisable upon an acquisition of Tickets.com to the extent that the price per share to our stockholders exceeds each of these share price thresholds.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     In October 1998, Tickets.com and Messrs. Gimple, Markovich, Pascoe and Dolich entered into employment agreements. In May 1999, the Company entered into an employment agreement with Mr. Caccavo and, in April 1999, new employment agreements with Messrs. Gimple, Markovich and Pascoe that continue in effect for six years plus any extensions or renewals. These agreements provide Mr. Gimple with a base salary of $275,000, and each of Messrs. Caccavo, Markovich, Pascoe and Dolich with a base salary of $200,000. In addition, each agreement provides other benefits during its term and upon the termination of the employment of the executive. If Tickets.com terminates the executive without cause, or if the executive terminates voluntarily for good reason, then Mr. Gimple is entitled to nine months of salary and immediate vesting of 50% of all unvested options (other than the Performance Options) and Messrs. Caccavo, Markovich, Pascoe and Dolich are entitled to six months of salary and immediate vesting of 50% of all unvested options (other than the Performance Options). Messrs. Gimple's and Markovich's employment agreements provide for immediate vesting of all unvested options (other than the Performance Options, as defined in their respective agreements) following a change in control or corporate transaction. All unvested options of Messrs. Caccavo, Pascoe and Dolich will vest 12 months, in the case of Mr. Caccavo, and 24 months, in the case of Messrs. Pascoe and Dolich, following a change in control or corporate transaction or immediately if their employment is terminated without cause or they terminate voluntarily for good reason within 24 months following a change of control or corporate transaction. If within 24 months following a change in control or corporate transaction, Tickets.com terminates the employment of the executive without cause or the executive terminates voluntarily for good reason, then Mr. Gimple is entitled to 18 months of salary, Messrs. Caccavo, Markovich, Pascoe and Dolich are entitled to 12 months of salary. The employment agreements also include provisions regarding the protection of confidential information of Tickets.com, non-competition with Tickets.com, non-solicitation of other employees of Tickets.com and indemnification of the executives by Tickets.com.

DIRECTOR COMPENSATION

     Tickets.com reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the board. Directors are not currently compensated for serving on the board. However, in December 1997, each non-employee Board member serving on the board received an option to purchase 25,000 shares of common stock at an exercise price of $1.00 per share, and such options are fully exercisable and terminate on December 22, 2007. In May 1999, Mr. Cotsakos was granted an option to purchase 25,000 shares of common stock at exercise price of
$     per share and a warrant to purchase 175,000 shares of common stock at an exercise price of $3.25 per share upon joining the board of directors. In addition, in May 1999, Messrs. Ford and Morgan were each granted options to purchase an aggregate of 25,000 shares at an exercise price of $3.25 per share. Mr. Ford's options were fully vested upon grant, and Mr. Morgan's options will vest in full after one year. Under our 1999 Stock Incentive Plan, each new non-employee director typically will receive an option to purchase 30,000 shares of common stock upon joining the board of directors. Each incumbent director will be granted an option to purchase an additional 10,000 shares of common stock annually which will be fully exercisable upon grant. See "Management -- Benefit Plans" for a description of our 1999 Stock Incentive Plan.

BENEFIT PLANS

     1999 Stock Incentive Plan

     Introduction

     The 1999 Stock Incentive Plan is intended to serve as the successor program to our 1998 Stock Incentive Plan 1997 Stock Option Plan, 1996 Stock Option Plan and 1997 Non-Employee Director's Option Plan. The 1999 plan was adopted by the
board on May 27, 1999 and approved by the stockholders in                     ,
1999. The 1999 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options granted under our 1998 plan, 1997 plan, 1996 plan and the directors' plan will be transferred to the 1999 plan, and no further option grants will be made under these predecessor plans. The transferred options will continue to be governed by their existing terms, unless our personnel and compensation committee decides to extend one or more features of the 1999 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 plan.

     Share Reserve

     17,500,000 shares of our common stock have been authorized for issuance under the 1999 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1998 plan, 1997 plan, 1996 plan and directors' plan plus an additional increase of approximately 3,770,730 shares. The share reserve under our 1999 plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000, by an amount equal to 3.5% of the total number of shares of our common stock outstanding on the last trading day of December in the prior year, but in no event will this annual increase exceed 5,000,000 shares. In addition, no participant in the 1999 plan may be granted stock options or direct stock issuances for more than 1,000,000 shares of common stock in total in any calendar year.

     Programs

     Our 1999 plan has five separate programs:

     - the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

     - the stock issuance program, under which eligible individuals may be issued shares of common stock which will vest upon the attainment of performance milestones or upon the completion of a period of service or which are fully vested at issuance as a bonus for past services;

     - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below market stock option grants;

     - the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

     - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash for the year to the acquisition of special below-market option grants.

     Eligibility

     The individuals eligible to participate in our 1999 plan include our officers and other employees, our board members and any consultants we hire.

     Administration

     The discretionary option grant and stock issuance programs will be administered by our personnel and compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

     Plan Features

     Our 1999 plan will include the following features:

     - The exercise price for any options granted the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     - The personnel and compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1998 plan, 1997 plan, 1996 plan or directors' plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

     - Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. No stock appreciation rights are outstanding under our 1998 plan, 1997 plan, 1996 plan or directors' plan.

     Change in Control

     The 1999 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

     - In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

     - The personnel and compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

     - The personnel and compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

     - The options currently outstanding under our 1998 plan, 1997 plan, 1996 plan and director's plan will generally vest immediately in the event we are acquired by merger or asset sale or in the event there is a change in control resulting from a successful tender offer for more than 50% of our outstanding common stock or a change in the majority of our board through one or more contested elections, unless those options are assumed by the successor company or otherwise continued in effect. However, a number of options outstanding under those plans have special acceleration provisions. Some of those options will vest immediately upon the acquisition or change in control, whether or not the options are assumed or otherwise continued in effect. Other options which do not vest at the time of the acquisition or change in control because they are assumed or otherwise continued in effect will subsequently vest as to all of the unvested option shares or as to 50% of those unvested option shares upon the optionee's completion of 24 months of employment following the effective date of the acquisition or change in control or, if earlier, upon the involuntary termination of the optionee's employment following the acquisition or change in control.

     Salary Investment Option Grant Program

     In the event the personnel and compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

     Automatic Option Grant Program

     Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant for 30,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 10,000 shares of common stock, provided such individual has served on the board for at least six months.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each annual automatic grant will be fully vested when granted. The shares subject to each initial 30,000-share automatic option grant will vest in a series of three successive equal monthly installments upon the optionee's completion of each year of board service over the three year period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

     The Financial Accounting Standards Board recently issued an exposure draft of a proposed interpretation of the current accounting principles applicable to equity incentive plans. Under the proposed interpretation, option grants made to non-employee board members after December 15, 1998 will result in a direct charge to the company's reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. If the proposed interpretation is adopted, then the following changes will be made to our automatic stock option program:

     - The initial 30,000-share option grant will not be made to a newly-elected or appointed non-employee board member until the first annual stockholders meeting held more than 12 months after the date of his or her initial election or appointment to the board. At that annual meeting, the board member will also receive an option grant for an additional 10,000 shares under the annual grant portion of the program.

     - One-third of the shares subject to the initial 30,000-share option grant will be immediately vested at the time of the option grant, and the remaining shares will vest in a series of twenty-four successive equal monthly installments upon the optionee's completion of each month of board service over the twenty-four month period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

     Director Fee Option Grant Program

     If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

  Additional Program Features

     Our 1999 plan will also have the following features:

     - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

     - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

     - The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than May 23, 2009.

1999 EMPLOYEE STOCK PURCHASE PLAN.

  Introduction

     Our 1999 Employee Stock Purchase Plan was adopted by the board in May 1999
and approved by the stockholders in      1999. The plan will become effective
immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

  Share Reserve

     1,500,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each year, beginning in calendar year 2000, by an amount equal to 1% of the total number of outstanding shares of our common stock on the last trading day in December in the prior year. In no event will any such annual increase exceed 1,500,000 shares.

  Offering Periods

     The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for the offering covered is signed and will end on the last business day in July 2001. The next offering period will start on the first business day in August 2001, and subsequent offering periods will set by our compensation committee.

  Eligible Employees

     Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

  Payroll Deductions

     A participant may contribute up to 10% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. In no event, however, may any participant purchase more than 1,200 shares on any purchase date, and not more than 600,000 shares may be purchased in total by all participants on any purchase date.

  Reset Feature

     If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

  Change in Control

     Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

  Plan Provisions

     The following provisions will also be in effect under the plan: (1) the plan will terminate no later than the last business day of July 2009; and (2) the board may at any time amend, suspend or discontinue the plan. Certain amendments may require stockholder approval.

     401(k) Plan

     In 1996, we established an employee savings and retirement plan covering all of our employees. Pursuant to our 401(k) Plan, employees who have attained age 21 and have one month of service with the Company may elect to reduce their current compensation by up to 15% of compensation (not to exceed the annual limit prescribed by statute $10,000 in 1999) and contribute the amount of such reduction to the 401(k) Plan. The 401(k) Plan allows for matching contributions to the 401(k) Plan by us, such matching and the amount of such matching to be determined at the sole discretion of the Board of Directors. To date, no such matching contributions have been made with respect to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in various investment options. Participants may obtain a 401(k) Plan distribution upon termination of employment at age 65 or upon financial hardship. Distributions can be made in one lump sum payment or in installments. Loans are available to participants from the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable until withdrawn, and so that the contributions by employees will be deductible by Tickets.com when made.

                              CERTAIN TRANSACTIONS
EQUITY TRANSACTIONS

     In May 1996, Tickets.com sold 8,000,000 shares of its common stock to R4 Holdings, LLC, at a purchase price of $.0001 per share. Mr. Irvin E. Richter, a director of Tickets.com, together with members of his immediate family, owns all of the membership interests in R4 Holdings, LLC.

     In May 1996, Tickets.com sold 1,250,000 shares of its common stock to Ventana Express, LLC at a purchase price of $.01 per share. Mr. C. Ian Sym-Smith, a director of Tickets.com, is a non-managing member of Ventana Express, LLC.

     In May 1996, Tickets.com issued warrants to purchase up to 1,900,000 shares of its common stock to Ventana Express, LLC in consideration for services rendered in connection with organization matters and the sale of shares of preferred stock to a group of investors. In August 1998 and in April 1999, Ventana exercised its warrants and purchased 900,000 shares and 995,000 shares, respectively, of Tickets.com's common stock for an aggregate purchase price of $19,000 or $.01 per share. Mr. Sym-Smith, a director of Tickets.com, is a non-managing member of Ventana Express, LLC.

     In September 1997, Tickets.com issued a warrant to purchase up to 400,000 shares of its common stock to International Capital Partners, Inc., or ICP, in consideration for services rendered by ICP in connection with the sale of shares of preferred stock of Tickets.com to a group of investors. In November 1997, ICP exercised its warrant and purchased 400,000 shares of Tickets.com's common stock for an aggregate purchase price of $4,000 or $.01 per share. Mr. Nicholas E. Sinacori, a director of Tickets.com, is a managing partner of ICP.

     In December 1997, Tickets.com sold 90,000 shares of its Series B preferred stock to Rich Products Corporation for an aggregate purchase price of $112,500 or $1.25 per share. Ms. Melinda Rich, a director of Tickets.com, is an executive officer of Rich Products.

     In May 1998, Tickets.com sold an aggregate of 11,597,114 shares of its Series C preferred stock to a group of investors for an aggregate purchase price of approximately $20.3 million or $1.75 per share. Of such shares, an aggregate of 11,428,572 shares were sold to affiliates of General Atlantic. The shares of Series C preferred stock held by affiliates of General Atlantic will automatically convert into an aggregate of 11,428,572 shares of common stock upon completion of this offering. Affiliates of General Atlantic own in excess of five percent of the outstanding capital stock of Tickets.com. Mr. William E. Ford, a director of Tickets.com, is a managing member of General Atlantic Partners, LLC.

     In March 1999, Tickets.com sold an aggregate of 9,477,655 shares of its Series D preferred stock to a group of investors for an aggregate purchase price of approximately $21.3 million or $2.25 per share. Of such shares, an aggregate of 7,616,489 shares were sold to affiliates of General Atlantic. The shares of Series D preferred stock held by affiliates of General Atlantic will automatically convert into an aggregate of 7,616,489 shares of common stock upon completion of this offering. Mr. Ford, a director of Tickets.com, is a managing member of General Atlantic Partners, LLC.

     In May 1999, Tickets.com sold an aggregate of 3,855,680 shares of its Series D preferred stock to a group of investors comprised of former stockholders of California Tickets.com for an aggregate purchase price of approximately $8.7 million or $2.25 per share. Of such shares an aggregate of 1,308,288 shares were sold to affiliates of idealab! The shares of Series D preferred stock held by affiliates of idealab! are automatically convertible into an aggregate of 1,308,288 shares of common stock upon completion of this offering. Affiliates of idealab! own in excess of five percent of the outstanding capital stock of Tickets.com. Mr. Howard L. Morgan, a director of Tickets.com, is a General Partner of idealab!.

ACQUISITIONS

     In May 1996, Tickets.com entered into an Asset Purchase Agreement with Hill Arts and Entertainment Systems, Inc. pursuant to which it acquired substantially all of the assets and assumed certain liabilities of Hill Arts & Entertainment in exchange for a $3,000,000 convertible promissory note. The note bears interest at a rate of 8% per annum, compounded monthly. In November 1996, the note was transferred by Hill Arts & Entertainment to Hill International, Inc., a Delaware corporation. During the first year following the issuance of the note, interest on the note was payable in shares of common stock of Tickets.com at a price of $0.49 per share or 508,160 shares. Thereafter, at the election of Tickets.com, interest was payable in cash or in shares of common stock valued at a price per share equal to $0.49 or, in the event that Tickets.com consummated a private placement of shares of its capital stock, at the price per share at which the stock was most recently sold in a private placement. In connection with this offering, the unpaid principal on the note will be converted into an aggregate of 1,818,182 shares of common stock at a price of $1.65 per share. Mr. Richter, a director of Tickets.com and the beneficial owner of approximately 9.9% of the outstanding common stock of Tickets.com, together with members of his immediate family, owns all of the capital stock of Hill International.

     Effective April 1999, a wholly owned subsidiary of Tickets.com merged with and into TicketsLive Corporation. In connection with this merger, the former stockholders of TicketsLive exchanged all outstanding shares of capital stock of TicketsLive in exchange for an aggregate of 11,690,504 shares of Tickets.com's common stock. Of such shares of common stock, 5,301,761 were issued to the founder of TicketsLive Corporation, Ms. Karen Goetz. In addition, in connection with this merger, Tickets.com granted Ms. Geotz the right to register and sell up to 1,000,000 of her shares of common stock in this offering. Ms. Geotz currently owns in excess of five percent of the outstanding capital stock of Tickets.com.

     Effective April 1999, a wholly owned subsidiary of Tickets.com merged with and into California Tickets.com. In connection with this merger, the former common stockholders of California Tickets.com exchanged all outstanding shares of common stock of California Tickets.com in exchange for an aggregate of 8,838,869 shares of Tickets.com's common stock, all outstanding shares of California Tickets.com Series A Preferred Stock of California Tickets.com in exchange for an aggregate of 2,678,577 shares of Tickets.com's Series A1 Preferred Stock, and all outstanding shares of California Tickets.com Series C Preferred Stock of California Tickets.com in exchange for an aggregate of 5,782,241 shares of Tickets.com's Series C Preferred Stock. 321,429 shares of Tickets.com common stock were issued to Mr. James A. Caccavo, Executive Vice President, President of the Internet Group and a director of Tickets.com, 6,093,765 shares of Tickets.com's common stock and 384,303 shares of Tickets.com's Series C Preferred Stock were issued to affiliates of Bill Gross' idealab!, who own in excess of five percent of the outstanding capital stock of Tickets.com. In addition, Tickets.com assumed options to purchase 1,428,575 shares of Tickets.com common stock held by Mr. Caccavo.

OTHER TRANSACTIONS

     Tickets.com has entered into employment agreements with certain of its executive officers. See "Management -- Summary of Compensation."

     In April 1998, Tickets.com entered into a promissory note and warrant purchase Agreement, pursuant to which it received an aggregate of $500,000 in short term loans, and issued warrants to purchase an aggregate of 75,000 shares of its common stock to certain investors at a price of $1.75 per share. Under this agreement, Tickets.com issued a promissory note in the amount of $100,000 and warrants to purchase 15,000 shares of common stock to each of RER Family Partnership, L.P., ICP and C. Ian Sym-Smith, a director of Tickets.com. Ms. Rich, a director of Tickets.com, is a partner of RER Family Partnership. Mr. Sinacori, a director of Tickets.com, is a managing partner of ICP. In addition, under the agreement, Tickets.com issued a promissory note in the amount of $50,000 and warrants to purchase 7,500 shares of common stock to Janice L. Richter. Ms. Richter is the spouse of Mr. Irvin E. Richter, a director of Tickets.com.

     In May 1999, we entered into a letter agreement with General Atlantic. Under that letter agreement, General Atlantic agreed, subject to certain conditions, that, in the event we reasonably require capital to enable us to satisfy and discharge our liabilities as they become due, it will, through its affiliates, purchase up to an aggregate of 5,333,334 shares of convertible preferred stock from us for an aggregate purchase price of $12.0 million, or $2.25 per share. Under the letter agreement, we will also issue a warrant to General Atlantic to purchase up to 500,000 shares of our common stock at an exercise price of $2.25 per share. The letter agreement will terminate upon the earlier to occur of (1) the closing of this offering or (2) March 31, 2000.

     Tickets.com has granted registration rights to certain stockholders and warrant holders as described under "Description of Capital Stock -- Registration Rights."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information known to Tickets.com, with respect to beneficial ownership of Tickets.com's common stock as of May 17, 1999 by (1) each stockholder known by Tickets.com to own beneficially more than 5% of Tickets.com's common stock (2) each director of Tickets.com; (3) Tickets.com's Chief Executive Officer and each of its other four most highly compensated executive officers; and (4) all executive officers and directors as a group. Unless otherwise indicated below, to the knowledge of Tickets.com, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock options or warrants that are currently exercisable or exercisable within 60 days of May 17, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                     SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                         PRIOR TO OFFERING                             AFTER OFFERING
                                     -------------------------    SHARES SOLD    --------------------------
     NAME OF BENEFICIAL OWNER           NUMBER        PERCENT     IN OFFERING       NUMBER         PERCENT
     ------------------------        -------------    --------    -----------    -------------    ---------
William E. Ford(a).................    19,070,061        21.7%             --      19,045,061            %
Howard Morgan(b)...................     9,378,888        10.7              --       9,378,888
Irvin E. Richter(c)................    10,383,842        11.6              --      10,383,842
James A. Caccavo(d)................     1,750,004         2.0              --       1,750,004
W. Thomas Gimple(e)................       918,750         1.0              --         918,750
Nicholas E. Sinacori(f)............       440,000           *              --         440,000
Thomas R. Pascoe(g)................       304,295           *              --         304,295
John M. Markovich(h)...............       235,545           *              --         235,545
Andrew B. Dolich(i)................       168,750           *              --         168,750
Melinda R. Rich(j).................     1,266,000         1.4              --       1,266,000
C. Ian Sym-Smith(k)................        40,000           *              --          40,000
Harold Silen(l)....................       628,318           *              --         628,318
General Atlantic Partners LLC(a)...    19,045,061        21.7              --      19,045,061
idealab! entities(b)...............     9,378,888        10.7              --       9,378,888
R4 Holdings, LLC(m)................     8,000,000         9.1              --       8,000,000
Karen S. Goetz.....................     5,301,761         6.0       1,000,000       4,301,761
All directors and executive
  officers as a group (10
  persons)(a), (c), (d), (e), (f),
  (g), (h), (i), (j), (k), (l), (n)
  )................................    35,036,815        37.5%                                           %

---------------
 *  Represents beneficial ownership of less than one percent.
(a) Includes the following securities held by various General Atlantic partnerships: (1) 11,428,572 shares of Series C preferred stock, which will be converted into 11,428,572 shares of common stock upon consummation of this offering; and (2) 7,616,489 shares of Series D preferred stock, which will be converted into 7,616,489 shares of common stock upon consummation of this offering. In addition, includes options outstanding to purchase 25,000 shares of common stock which are exercisable within 60 days of May 17, 1999, which options are held by Mr. William E. Ford. Mr. Ford, a director of Tickets.com, is a general partner of certain General Atlantic entities and a managing member of General Atlantic Partners, LLC, a general partner of certain General Atlantic partnerships. Mr. Ford disclaims beneficial ownership of the shares referred to in clauses (1) and (2) above, except to the extent of his pecuniary interest therein. General Atlantic does not have beneficial ownership of the shares held by Mr. Ford. The address of General Atlantic is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(b) Includes the following securities held by various idealab! entities: (1) 6,093,765 shares of common stock; (2) 1,976,835 shares of Series C preferred stock, which will be converted into 1,976,835 shares of common stock upon consummation of the offering; and (3) 1,308,288 shares of Series D preferred stock, which will be converted into 1,308,288 shares of common stock upon consummation of the offering. Mr. Morgan, a director of Tickets.com, is a general partner of an idealab! entity. Mr. Morgan disclaims beneficial ownership of the shares referred to in clauses (1),
     (2), and (3) above, except to the extent of his pecuniary interest therein. The address of idealab! is 130 W. Union Street, Pasadena, California 91103.

(c) Includes options outstanding to purchase 25,000 shares of common stock which are exercisable within 60 days of May 17, 1999, which are held by Mr. Richter. Also includes warrants to purchase 7,500 shares of common stock and options outstanding to purchase 25,000 shares of common stock which are exercisable within 60 days of May 17, 1999, which are beneficially owned by Mr. Richter through his wife, Ms. Janice Richter. In addition, includes 8,000,000 shares of common stock held by R4 Holdings, LLC, 508,160 shares of common stock held by Hill International, Inc. and a note held by Hill International which is convertible into 1,818,182 shares of common stock. Mr. Richter, a director of Tickets.com, is a Chairman, Chief Executive Officer and a member of R4 Holdings, LLC and the Chairman, Chief Executive Officer and majority shareholder of Hill International. Mr. Richter disclaims beneficial ownership of the shares held by R4 Holdings and Hill International except to the extent of his pecuniary interest therein.

(d) Includes options outstanding to purchase 1,428,575 shares which are exercisable within 60 days of May 17, 1999.

(e) Comprises options outstanding to purchase 918,750 of common stock shares which are exercisable within 60 days of May 17, 1999.

(f)  Includes (1) 400,000 shares held by International Capital Partners, Inc.,
     (2) options outstanding to purchase 25,000 shares of common stock which are exercisable within 60 days of May 17, 1999 and (3) warrants to purchase 15,000 shares of common stock. Mr. Sinacori, a director of Tickets.com, is a managing partner of International Capital Partners. Mr. Sinacori disclaims beneficial ownership of the shares held by International Capital Partners except to the extent of his pecuniary interest therein.

(g) Comprises options outstanding to purchase 304,295 shares of common stock which are exercisable within 60 days of May 17, 1999.

(h) Comprises options outstanding to purchase 235,545 shares of common stock which are exercisable within 60 days of May 17, 1999.

(i) Comprises options outstanding to purchase 168,750 shares of common stock which are exercisable within 60 days of May 17, 1999.

(j) Includes (1) options outstanding to purchase 25,000 shares of common stock which are exercisable within 60 days of May 17, 1999, (2) 1,136,000 shares of common stock held by T.I.C., LLC, (3) 90,000 shares of Series B preferred stock held by Rich Products Corp. and (4) warrants held by RER Family Partnership, L.P. to purchase 15,000 shares. Ms. Rich, who was a director of Tickets.com as of May 17, 1999, is a managing member of T.I.C., LLC, an Executive Vice President of Innovation of Rich Products and a General Partner of RER Family Partnership. Ms. Rich disclaims beneficial ownership of the shares referred to in clauses (2), (3) and (4) above, except to the extent of her pecuniary interest therein. Ms. Rich resigned as a director effective May 26, 1999.

(k) Includes options outstanding to purchase 25,000 shares which are exercisable within 60 days of May 17, 1999 and warrants to purchase 15,000 shares.

(l) Includes (1) options outstanding to purchase 25,000 shares which are exercisable within 60 days of May 17, 1999, (2) warrants to purchase 17,806 shares of common stock which are held by Mr. Silen and his wife, and (3) warrants to purchase 585,512 shares of common stock held as trustee of several trusts. Mr. Silen resigned as a director effective May 26, 1999.

(m) The address of R4 Holdings, LLC is One Levitt Parkway, Willingboro, New Jersey 08046.

(n) The address of all directors and executive officers is 4675 MacArthur Court, Suite 1400, Newport Beach, California 92626.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the consummation of this offering, the authorized
capital stock of Tickets.com will consist of                     shares of
common stock, par value $0.0001 per share, and no shares of preferred stock, par value $0.0001 per share. As of May 17, 1999 and assuming completion of this
offering, there will be                     outstanding shares of common stock,
outstanding options to purchase 18,170,917 shares of common stock and outstanding warrants to purchase 5,027,520 shares of common stock.

COMMON STOCK

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Tickets.com certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of the company's assets remaining available for distribution after satisfaction of all its liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, within the limitations and restrictions stated in the certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

OPTIONS

     As of May 17, 1999, (1) options to purchase a total of 18,170,917 shares of common stock were outstanding; and (2) up to 3,770,730 additional shares of common stock may be subject to options granted in the future under the 1999 Stock Incentive Plan. All of the options contain standard anti-dilution provisions. See "Management -- Benefit Plans" and "-- Summary of Compensation" for a description of the "1999 Stock Incentive Plan."

WARRANTS

     As of May 17, 1999, Tickets.com had the following outstanding warrants to purchase shares of common stock: (1) a warrant to purchase up to 827,944 shares of common stock at an exercise price of $.01 per share that is held by The Provident Bank; and (2) warrants to purchase up to an aggregate of 4,199,576 shares of common stock at a weighted average exercise price of $1.48 per share, that are held by various stockholders of Tickets.com; all of the warrants contain standard antidilution provisions.

REGISTRATION RIGHTS

     As of the completion of this offering, the holders of an aggregate of shares of common stock or securities convertible into common stock will be entitled to certain registration rights. These rights are provided under the terms of an investor rights agreement between Tickets.com and the holders of the registrable securities, who include General Atlantic and all other holders of Tickets.com's preferred stock. This agreement provides demand registration rights to certain holders of registrable securities. In addition, the holders of all of the registrable securities are entitled under the agreement, subject to certain limitations, to require Tickets.com to include their registrable securities in future registration statements that the company may file. Registration of shares of common stock pursuant to the rights granted in this agreement will result in such shares becoming freely tradable without restriction under the Securities Act of 1933. However, the agreement provides Tickets.com the right to delay any registration request until 90 days after the effective date of this prospectus. All registration expenses incurred in connection with the above registrations will be borne by Tickets.com.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is Chase Mellon Shareholder Services, LLC.

LISTING

     The common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "TKTS."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair Tickets.com's ability to raise capital through the sale of its equity securities.

     Upon completion of this offering, Tickets.com will have outstanding shares of common stock, assuming no exercise of outstanding warrants
and options. Of these shares, the             shares of common stock sold in
this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of Tickets.com as that term is defined in Rule 144 under the Securities Act.

     As of May 17, 1999, there were a total of 18,170,917 shares of common stock subject to outstanding options under our 1998 plan, 1997 plan, 1996 plan and director plan, 5,620,033 of which are vested and exercisable. As of May 17, 1999 there were a total of 5,027,520 shares subject to outstanding warrants to purchase common stock, all of which are vested and exercisable.

     Each of Tickets.com and the directors, executive officers and substantially all of the stockholders of Tickets.com has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, file a registration statement, in the case of Tickets.com, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of Tickets.com or any securities convertible into or exercisable or exchangeable for common stock of Tickets.com; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock of Tickets.com, whether any such transaction described above is to be settled by delivery of common stock of Tickets.com or such other securities, in cash or otherwise.

     The restrictions described in this paragraph do not apply to certain circumstances, including:

     - the sale of the shares to the underwriters in this offering; and

     - transactions by any person other than Tickets.com relating to shares of common stock of Tickets.com or securities acquired in open market transactions after the completion of the offering.

     In addition, the stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, neither it nor any of its affiliates will, during the period ending

180 days after the date of the prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock. Beginning 180 days after the date of the prospectus, all such shares will be eligible for sale in the public market, subject to certain timing, manner of sale and volume limitations pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding,
which will equal approximately                     shares immediately after this
offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Tickets.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of Tickets.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144. Any employee, officer or director of or consultant to Tickets.com who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares.

     Following consummation of this offering, Tickets.com intends to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to outstanding options or options to be issued under the 1999 Stock Incentive Plan. Based on the number of shares subject to outstanding options at May 17, 1999 and currently reserved for issuance under such plans, such registration statement would cover approximately 18,170,917 shares issuable on exercise of the options of which 5,620,033 options have vested as of such date. Such registration statement will automatically become effective upon filing. Accordingly, subject to the exercise of such options, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning 90 days after the date of this offering, certain holders of shares of common stock will be entitled to certain rights with respect to registration of such shares of common stock for offer and sale to the public. However, under certain lock-up agreements with the underwriters, such rights will not be able to be exercised until 180 days after the date of this prospectus. See "Description of Capital Stock -- Registration Rights" for a description of our outstanding registration rights.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting
agreement dated                     , 1999 (the "underwriting agreement"), the
underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, SG Cowen Securities Corporation and Volpe Brown Whelan & Co., LLC are acting as representatives, have severally agreed to purchase, and Tickets.com and the selling stockholders have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Morgan Stanley & Co. Incorporated...........................
Credit Suisse First Boston Corporation......................
SG Cowen Securities Corporation.............................
Volpe Brown Whelan & Company................................
                                                              --------
          Total.............................................
                                                              ========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from Tickets.com and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered hereby, other than those covered by the over-allotment option described below, if any such shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $     per share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $     per share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     Tickets.com and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase
up to an aggregate of                     additional shares of common stock at
the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public for
this offering would be $          the total underwriters' discounts and
commissions would be $          and the total proceeds to Tickets.com would be
$            .

     The underwriters have informed Tickets.com that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     At the request of Tickets.com, the underwriters have reserved up to shares offered hereby for sale at the initial public offering price to directors, officers, employees, business associates and related persons of Tickets.com. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "TKTS."

     Each of Tickets.com, the directors, executive officers, selling stockholders and certain other stockholders of Tickets.com has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of Tickets.com or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock of Tickets.com whether any such transaction described above is to be settled by delivery of common stock of Tickets.com or such other securities, in cash or otherwise.

     The restrictions described in the previous paragraph do not apply to:

     - the sale of the shares to the underwriters; and

     - transactions by any person other than Tickets.com relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering.

In addition, the stockholders of Tickets.com have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, neither it nor any of its affiliates will, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may agree to sell, or allot, more shares than the shares of common stock Tickets.com has agreed to sell to them. This over-allotment would create a short position in the common stock for the underwriters' account. To cover any over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Tickets.com, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock. The initial public offering price has been determined by negotiations between Tickets.com and the representatives. Among the factors considered in determining the initial public offering price were the future prospects of Tickets.com and its industry in general, sales, earnings and certain other financial and operating information of Tickets.com in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of Tickets.com.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated balance sheets of Tickets.com, Inc. as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, for the period from May 31, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998; the statements of income and cash flows of Bay Area Seating Service, Inc. for the period from April 1, 1997 to September 26, 1997; the consolidated balance sheets of ProTix, Inc. as of December 31, 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for the year ended December 31, 1997; the balance sheets of California Tickets.com, Inc. (formerly Tickets.com Inc., a Delaware corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from January 29, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

     The balance sheets of Bay Area Seating Service, Inc. as of March 31, 1996 and 1997 and the related statements of income, shareholders' equity and cash flows for the years then ended included in this Prospectus and elsewhere in the Registration Statement have been audited by Burr, Pilger & Mayer, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

     The consolidated balance sheets of TicketsLive Corporation (formerly Select Technologies Corporation) as of April 30, 1997 and 1998, and the related consolidated statements of operations, redeemable preferred stock, shareholders' equity (deficit) and comprehensive income (loss) and cash flows for the years then ended included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto. For further information with respect to Tickets.com and the shares to be sold in the offering, reference is made to the registration statement and exhibits thereto. Statements contained in this prospectus regarding the contents of any contract, agreement or other document to which reference is made are not necessarily complete, and in each instance where a copy of such contract, agreement or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Tickets.com, that file electronically with the Commission.

     Tickets.com intends to provide its stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each year.

                          TICKETS.COM AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................    F-3
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................    F-4
Consolidated Statements of Operations for the period from
  May 31, 1996 (Inception) to December 31, 1996 and for the
  years ended December 31, 1997 and 1998 and the three
  months ended March 31, 1998 and 1999 (unaudited)..........    F-5
Consolidated Statement of Stockholders' Equity (Deficit) for
  the period from May 31, 1996 (Inception) to December 31,
  1996 and for the years ended December 31, 1997 and 1998
  and the three months ended March 31, 1999 (unaudited).....    F-6
Consolidated Statements of Cash Flows for the period from
  May 31, 1996 (Inception) to December 31, 1996 and for the
  years ended December 31, 1997 and 1998 and the three
  months ended March 31, 1998 and 1999 (unaudited)..........    F-7
Notes to Consolidated Financial Statements..................    F-9

FINANCIAL STATEMENTS OF BAY AREA SEATING SERVICE, INC.
Independent Auditor's Report................................   F-25
Report of Independent Public Accountants....................   F-26
Balance Sheets as of March 31, 1996 and 1997................   F-27
Statements of Income for the years ended March 31, 1996 and
  1997 and for the period from April 1, 1997 to September
  26, 1997..................................................   F-28
Statements of Shareholders' Equity for the years ended March
  31, 1996 and 1997.........................................   F-29
Statements of Cash Flows for the years ended March 31, 1996
  and 1997 and for the period from April 1, 1997 to
  September 30, 1997........................................   F-30
Notes to Financial Statements...............................   F-31

CONSOLIDATED FINANCIAL STATEMENTS OF PROTIX, INC.
Report of Independent Public Accountants....................   F-39
Consolidated Balance Sheet as of December 31, 1997..........   F-40
Consolidated Statement of Operations for the year ended
  December 31, 1997.........................................   F-41
Consolidated Statement of Stockholders' Deficit for the year
  ended December 31, 1997...................................   F-42
Consolidated Statements of Cash Flows for the year ended
  December 31, 1997.........................................   F-43
Notes to Consolidated Financial Statements..................   F-44

CONSOLIDATED FINANCIAL STATEMENTS OF TICKETSLIVE CORPORATION
Independent Auditors' Report................................   F-49
Consolidated Balance Sheets as of April 30, 1997 and 1998
  and January 31, 1999 (unaudited)..........................   F-50
Consolidated Statements of Operations for the years ended
  April 30, 1997 and 1998 and the nine months ended January
  31, 1998 and 1999 (unaudited).............................   F-51
Consolidated Statements of Redeemable Preferred Stock,
  Stockholders' Equity (Deficit) and Comprehensive Income
  (Loss) for the yeas ended April 30, 1997 and 1998 and the
  nine months ended January 31, 1999 (unaudited)............   F-52
Consolidated Statements of Cash Flows for the years ended
  April 30, 1997 and 1998 and the nine months ended January
  31, 1998 and 1999 (unaudited).............................   F-53
Notes to Consolidated Financial Statements..................   F-54

FINANCIAL STATEMENTS OF CALIFORNIA TICKETS.COM, INC.
Report of Independent Public Accountants....................   F-65
Balance Sheets as of December 31, 1997 and 1998 and March
  31, 1999 (unaudited)......................................   F-66
Statements of Operations for the years ended December 31,
  1998 and 1997 and the three months ended March 31, 1998
  and 1999 (unaudited)......................................   F-67

                                                              PAGE
                                                              -----
Statements of Stockholders' Equity (Deficit) for the years
  ended December 31, 1997 and 1998 and the three months
  ended March 31, 1999 (unaudited)..........................   F-68
Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and the three months ended March 31, 1998
  and 1999..................................................   F-69
Notes to Financial Statements...............................   F-70

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Basis of Presentation.......................................   PF-1
Unaudited Pro Forma Condensed Combined Balance Sheet as of
  March 31, 1999............................................   PF-2
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the year ended December 31, 1998...........   PF-3
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the three months ended March 31, 1999......   PF-4
Notes to Unaudited Pro Forma Condensed Combined Statement of
  Operations................................................   PF-5

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders
of Tickets.com, Inc.:

We have audited the accompanying consolidated balance sheets of Tickets.com, Inc., (formerly Advantix, Inc.) a Delaware corporation, and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, for the period from May 31,1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tickets.com, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from May 31, 1996 (Inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
May 17, 1999, except for
Note 12, for which the
date is May 28, 1999

                       TICKETS.COM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------     MARCH 31,
                                                                 1997            1998            1999
                                                              -----------    ------------    ------------
                                                                                             (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 4,380,559    $ 11,955,963    $ 21,474,305
  Marketable securities.....................................    6,804,269              --              --
  Restricted cash and investments...........................    1,641,062         167,698         167,698
  Accounts receivable, net of allowances of $65,565,
    $255,121 and $217,761, respectively.....................    2,849,703       3,620,875       4,264,111
  Notes receivable from affiliates..........................           --              --       4,700,000
  Prepaid expenses and other current assets.................    1,311,310         850,182       1,162,560
                                                              -----------    ------------    ------------
         Total current assets...............................   16,986,903      16,594,718      31,768,674
                                                              -----------    ------------    ------------
PROPERTY AND EQUIPMENT, net.................................    4,346,213       8,410,869       7,841,078
INTANGIBLE ASSETS, net......................................   20,795,715       9,043,288      11,131,068
OTHER ASSETS................................................    5,793,652       4,463,313       3,405,863
                                                              -----------    ------------    ------------
TOTAL ASSETS................................................  $47,922,483    $ 38,512,188    $ 54,146,683
                                                              ===========    ============    ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdraft............................................  $ 2,677,287    $         --    $         --
  Accounts payable..........................................    8,662,734      10,257,716      10,939,574
  Accrued liabilities.......................................    3,689,454       5,262,653       4,938,604
  Current portion of long-term debt and capital lease
    obligations.............................................    2,791,239       7,848,473       5,561,871
  Deferred revenue and other current liabilities............      704,386       1,405,707       1,673,079
                                                              -----------    ------------    ------------
         Total current liabilities..........................   18,525,100      24,774,549      23,113,128
                                                              -----------    ------------    ------------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, net of current
  portion...................................................   23,493,196      20,231,613      20,200,455
                                                              -----------    ------------    ------------
OTHER LIABILITIES...........................................      118,510         748,762         672,360
                                                              -----------    ------------    ------------
MINORITY INTEREST...........................................           --         179,890         191,021
                                                              -----------    ------------    ------------
REDEEMABLE COMMON STOCK AND WARRANTS........................    3,599,415       4,506,119       4,634,172
                                                              -----------    ------------    ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
  Series A, B, C and D convertible preferred stock, $.0001
    par value; 42,870,451 shares authorized; 17,939,876,
    29,536,990 and 39,014,645 issued and outstanding,
    respectively............................................        1,794           2,954           3,902
  Common stock, $.0001 par value; 100,000,000 shares
    authorized; 12,541,600, 14,238,873 and 14,239,186 shares
    issued and outstanding, respectively....................        1,254           1,424           1,424
  Additional paid-in capital................................   15,700,359      36,858,911      60,302,137
  Accumulated deficit.......................................  (13,517,145)    (48,792,034)    (54,965,565)
  Cumulative other comprehensive income.....................           --              --          (6,351)
                                                              -----------    ------------    ------------
         Total stockholders' equity (deficit)...............    2,186,262     (11,928,745)      5,335,547
                                                              -----------    ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $47,922,483    $ 38,512,188    $ 54,146,683
                                                              ===========    ============    ============

   The accompanying notes are an integral part of these consolidated balance sheets.

                       TICKETS.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                   MAY 31, 1996                                        THREE MONTHS ENDED
                                  (INCEPTION) TO      YEAR ENDED DECEMBER 31,              MARCH 31,
                                   DECEMBER 31,     ---------------------------    --------------------------
                                       1996            1997            1998           1998           1999
                                  --------------    -----------    ------------    -----------    -----------
                                                                                          (UNAUDITED)
REVENUES:
  Ticketing services............   $   119,249      $ 9,686,138    $ 26,557,612    $ 5,591,590    $ 5,070,063
  Software services and other...     1,123,040        1,960,904       2,981,824        461,870      1,508,350
                                   -----------      -----------    ------------    -----------    -----------
         Total revenues.........     1,242,289       11,647,042      29,539,436      6,053,460      6,578,413
                                   -----------      -----------    ------------    -----------    -----------

COST OF SERVICES:
  Ticketing services............       816,620        7,701,433      17,154,790      3,150,403      3,725,162
  Software services and other...       613,705          711,317       1,550,948        182,445        750,057
                                   -----------      -----------    ------------    -----------    -----------
         Total cost of
           services.............     1,430,325        8,412,750      18,705,738      3,332,848      4,475,219
                                   -----------      -----------    ------------    -----------    -----------
Gross profit (loss).............      (188,036)       3,234,292      10,833,698      2,720,612      2,103,194
                                   -----------      -----------    ------------    -----------    -----------

OPERATING EXPENSES:
  Sales and marketing...........       154,016        2,096,372       7,338,698      1,416,328      2,919,230
  Technology development........       690,024        2,232,684       6,416,829      1,101,107      1,813,358
  General and administrative....     2,070,577        3,181,980       9,204,053      1,788,296      2,243,534
  Amortization of intangibles...            --          712,416       2,081,561        429,873        369,237
  Impairment of long-lived
    assets......................            --               --      17,026,149             --             --
  Purchased in-process research
    and development.............            --               --       1,600,000             --             --
                                   -----------      -----------    ------------    -----------    -----------
         Total operating
           expenses.............     2,914,617        8,223,452      43,667,290      4,735,604      7,345,359
                                   -----------      -----------    ------------    -----------    -----------
Loss from operations............    (3,102,653)      (4,989,160)    (32,833,592)    (2,014,992)    (5,242,165)
                                   -----------      -----------    ------------    -----------    -----------

OTHER (INCOME) EXPENSE:
  Interest income...............            --         (206,680)       (878,242)      (109,013)      (148,697)
  Interest expense..............       145,976        1,315,001       2,952,465        711,805        939,570
  Minority interest.............            --               --         (52,674)            --         11,131
                                   -----------      -----------    ------------    -----------    -----------
                                       145,976        1,108,321       2,021,549        602,792        802,004
                                   -----------      -----------    ------------    -----------    -----------
Loss before provision for income
  taxes.........................    (3,248,629)      (6,097,481)    (34,855,141)    (2,617,784)    (6,044,169)
Provision for income taxes......            --            1,150           5,655             --          3,125
                                   -----------      -----------    ------------    -----------    -----------
Net loss........................   $(3,248,629)     $(6,098,631)   $(34,860,796)   $(2,617,784)   $(6,047,294)
                                   ===========      ===========    ============    ===========    ===========
Basic and diluted net loss per
  share.........................   $     (0.29)     $     (0.52)   $      (2.70)   $     (0.22)   $     (0.42)
                                   ===========      ===========    ============    ===========    ===========
Weighted average common shares
  outstanding...................    11,250,000       11,698,255      12,900,645     11,698,255     14,248,454
                                   ===========      ===========    ============    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       TICKETS.COM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                        CONVERTIBLE PREFERRED                                                       CUMULATIVE
                                                STOCK              COMMON STOCK       ADDITIONAL                       OTHER
                                        ---------------------   -------------------     PAID-IN     ACCUMULATED    COMPREHENSIVE
                                          SHARES      AMOUNT      SHARES     AMOUNT     CAPITAL       DEFICIT         INCOME
                                        -----------   -------   ----------   ------   -----------   ------------   -------------
Balance, May 31, 1996.................          --    $   --            --   $   --   $        --   $ (4,169,885)     $    --
  Issuance of common stock for cash...          --        --    11,250,000    1,125        12,375             --           --
  Issuance of Series A convertible
    preferred stock for cash, net of
    issuance costs....................   6,141,430       614            --       --     3,008,686             --           --
  Net loss............................          --        --            --       --            --     (3,248,629)          --
                                        ----------    ------    ----------   ------   -----------   ------------      -------
Balance, December 31, 1996............   6,141,430       614    11,250,000    1,125     3,021,061     (7,418,514)          --
  Exercise of common stock options....          --        --        32,298        3        12,915             --           --
  Exercise of common stock warrants...          --        --       400,000       40         3,960             --           --
  Issuance of common stock in payment
    of accrued interest on note
    payable...........................          --        --       508,160       51       248,947             --           --
  Issuance of common stock in
    connection with the acquisition of
    Fantastix Ticket Company, LLC, net
    of redeemable common stock........          --        --       236,000       24       176,976             --           --
  Issuance of common stock in payment
    of commissions on issuance of
    convertible preferred stock.......          --        --       115,142       11           (11)            --           --
  Issuance of Series A convertible
    preferred stock for cash, net of
    issuance costs....................   2,298,572       230            --       --     1,081,463             --           --
  Issuance of Series B convertible
    preferred stock for cash, net of
    issuance costs....................   9,499,874       950            --       --    11,155,048             --           --
  Net loss............................          --        --            --       --            --     (6,098,631)          --
                                        ----------    ------    ----------   ------   -----------   ------------      -------
Balance, December 31, 1997............  17,939,876     1,794    12,541,600    1,254    15,700,359    (13,517,145)          --
  Exercise of common stock options....          --        --        32,294        3        13,616             --           --
  Exercise of common stock warrants...          --        --       900,000       90         8,910             --           --
  Issuance of common stock in
    connection with the acquisition of
    ProTix, Inc.......................          --        --       714,979       72     1,072,397             --           --
  Issuance of common stock for
    services..........................          --        --        50,000        5        74,995             --           --
  Issuance of Series C convertible
    preferred stock for cash, net of
    issuance costs....................  11,597,114     1,160            --       --    19,988,634             --           --
  Accretion on redeemable common stock
    and warrants......................          --        --            --       --            --       (414,093)          --
  Net loss............................          --        --            --       --            --    (34,860,796)          --
                                        ----------    ------    ----------   ------   -----------   ------------      -------
Balance, December 31, 1998............  29,536,990     2,954    14,238,873    1,424    36,858,911    (48,792,034)          --
  Exercise of common stock options....          --        --           313       --        14,902             --           --
  Issuance of common stock warrants in
    connection with the acquisition of
    Protix, Inc.......................          --        --            --       --     2,149,672             --           --
  Issuance of Series D convertible
    preferred stock for cash, net of
    issuance costs....................   9,477,655       948            --       --    21,278,652             --           --
  Foreign currency translation........          --        --            --       --            --             --       (6,351)
  Accretion on redeemable common stock
    and warrants......................          --        --            --       --            --       (126,237)          --
  Net loss............................          --        --            --       --            --     (6,047,294)          --
                                        ----------    ------    ----------   ------   -----------   ------------      -------
Balance, March 31, 1999 (unaudited)...  39,014,645    $3,902    14,239,186   $1,424   $60,302,137   $(54,965,565)     $(6,351)
                                        ==========    ======    ==========   ======   ===========   ============      =======


                                           TOTAL
                                        ------------
Balance, May 31, 1996.................  $ (4,169,885)
  Issuance of common stock for cash...        13,500
  Issuance of Series A convertible
    preferred stock for cash, net of
    issuance costs....................     3,009,300
  Net loss............................    (3,248,629)
                                        ------------
Balance, December 31, 1996............    (4,395,714)
  Exercise of common stock options....        12,918
  Exercise of common stock warrants...         4,000
  Issuance of common stock in payment
    of accrued interest on note
    payable...........................       248,998
  Issuance of common stock in
    connection with the acquisition of
    Fantastix Ticket Company, LLC, net
    of redeemable common stock........       177,000
  Issuance of common stock in payment
    of commissions on issuance of
    convertible preferred stock.......            --
  Issuance of Series A convertible
    preferred stock for cash, net of
    issuance costs....................     1,081,693
  Issuance of Series B convertible
    preferred stock for cash, net of
    issuance costs....................    11,155,998
  Net loss............................    (6,098,631)
                                        ------------
Balance, December 31, 1997............     2,186,262
  Exercise of common stock options....        13,619
  Exercise of common stock warrants...         9,000
  Issuance of common stock in
    connection with the acquisition of
    ProTix, Inc.......................     1,072,469
  Issuance of common stock for
    services..........................        75,000
  Issuance of Series C convertible
    preferred stock for cash, net of
    issuance costs....................    19,989,794
  Accretion on redeemable common stock
    and warrants......................      (414,093)
  Net loss............................   (34,860,796)
                                        ------------
Balance, December 31, 1998............   (11,928,745)
  Exercise of common stock options....        14,902
  Issuance of common stock warrants in
    connection with the acquisition of
    Protix, Inc.......................     2,149,672
  Issuance of Series D convertible
    preferred stock for cash, net of
    issuance costs....................    21,279,600
  Foreign currency translation........        (6,351)
  Accretion on redeemable common stock
    and warrants......................      (126,237)
  Net loss............................    (6,047,294)
                                        ------------
Balance, March 31, 1999 (unaudited)...  $  5,335,547
                                        ============

  The accompanying notes are an integral part of these consolidated financial statements.

                       TICKETS.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                MAY 31, 1996                                    THREE MONTHS ENDED
                                               (INCEPTION) TO    YEAR ENDED DECEMBER 31,             MARCH 31,
                                                DECEMBER 31,    --------------------------   -------------------------
                                                    1996           1997           1998          1998          1999
                                               --------------   -----------   ------------   -----------   -----------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.....................................   $(3,248,629)    $(6,098,631)  $(34,860,796)  $(2,617,784)  $(6,047,294)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Impairment of long-lived assets............            --              --     17,026,149            --            --
  Purchased in-process research and
    development..............................            --              --      1,600,000            --            --
  Depreciation...............................        75,000         482,488      1,946,604       353,678       807,751
  Amortization of intangibles................            --         712,416      2,081,561       429,873       369,237
  Loss on disposal of property...............            --              --         51,944            --            --
  Noncash interest expense...................            --         505,588        126,152        31,172       100,090
  Noncash compensation expense...............            --              --         75,000            --            --
  Minority interest..........................            --              --        (52,674)           --        11,131
  Changes in operating assets and
    liabilities:
    Accounts receivable......................       (95,173)        156,778       (130,627)      163,385       (22,507)
    Notes receivable from affiliates.........            --              --             --            --    (4,700,000)
    Prepaid expenses and other current
      assets.................................        (6,352)       (344,500)    (1,194,328)       12,294      (312,973)
    Other assets.............................        (6,550)       (378,289)     1,330,339        20,057        93,561
    Accounts payable.........................       830,087         849,200        482,968       350,227       681,858
    Accrued liabilities......................       568,914       1,617,987        369,513      (472,611)     (326,522)
    Deferred revenue and other liabilities...        (6,919)          4,567      1,117,563       (33,402)      269,848
                                                -----------     -----------   ------------   -----------   -----------
         Net cash used in operating
           activities........................    (1,889,622)     (2,492,396)   (10,030,632)   (1,763,111)   (9,075,820)
                                                -----------     -----------   ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment..........      (596,509)     (2,055,998)    (3,936,918)   (1,192,854)     (233,149)
Contingent consideration in connection with
  acquisition................................            --      (5,324,192)            --            --            --
Proceeds from sale of marketable
  securities.................................            --       1,244,006      6,804,269     3,681,204            --
(Increase) decrease in restricted cash and
  investments................................            --        (740,467)     1,473,364     1,199,994            --
Acquisitions, net of cash acquired...........            --     (13,459,515)    (3,708,752)           --            --
                                                -----------     -----------   ------------   -----------   -----------
         Net cash (used in) provided by
           investing activities..............      (596,509)    (20,336,166)       631,963     3,688,344      (233,149)
                                                -----------     -----------   ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in bank overdraft...................            --        (514,161)    (2,677,287)   (2,677,287)           --
Proceeds from issuance of long-term debt.....            --      17,075,585        716,960            --            --
Principal payments on long-term debt.........            --      (2,143,581)    (1,078,013)     (125,835)   (2,467,191)
Net proceeds from issuance of preferred
  stock......................................     3,009,300      12,237,691     19,989,794            --    21,279,600
Proceeds from issuance of common stock.......        13,500          16,918         22,619            --        14,902
                                                -----------     -----------   ------------   -----------   -----------
         Net cash (used in) provided by
           financing activities..............     3,022,800      26,672,452     16,974,073    (2,803,122)   18,827,311
                                                -----------     -----------   ------------   -----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS....       536,669       3,843,890      7,575,404      (877,889)    9,518,342
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.....................................            --         536,669      4,380,559     4,380,559    11,955,963
                                                -----------     -----------   ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD.....   $   536,669     $ 4,380,559   $ 11,955,963   $ 3,502,670   $21,474,305
                                                ===========     ===========   ============   ===========   ===========

                       TICKETS.COM, INC. AND SUBSIDIARIES

                                                MAY 31, 1996                                    THREE MONTHS ENDED
                                               (INCEPTION) TO    YEAR ENDED DECEMBER 31,             MARCH 31,
                                                DECEMBER 31,    --------------------------   -------------------------
                                                    1996           1997           1998          1998          1999
                                               --------------   -----------   ------------   -----------   -----------
                                                                                                    (UNAUDITED)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid..............................   $    15,976     $    94,042   $  2,568,080   $        --   $ 1,327,469
                                                ===========     ===========   ============   ===========   ===========
  Income taxes paid..........................   $        --     $     1,150   $      5,655   $        --   $     3,125
                                                ===========     ===========   ============   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Capital lease obligations entered into for
    equipment................................   $   356,421     $        --   $  1,306,649   $        --   $        --
                                                ===========     ===========   ============   ===========   ===========
  Accretion on redeemable common stock
    warrants issued in connection with
    financing arrangements...................   $        --     $        --   $    414,093   $    60,631   $   126,237
                                                ===========     ===========   ============   ===========   ===========
ACQUISITIONS:
1996 -- Acquired certain assets of the
Advantix division of Playhouse Square
Foundation
1997 -- Acquired all the outstanding common
stock of Bay Area Seating Service, Inc., and
certain assets of Fantastix Ticket Company,
LLC
1998 -- Acquired all the outstanding common
stock of ProTix, Inc. and subsidiaries

  The following table outlines the assets
  acquired, liabilities assumed and cash
  paid:
    Fair value of assets acquired............   $ 4,243,410     $32,600,913   $  9,618,403   $        --   $        --
    Less:
      Liabilities assumed....................            --     (11,433,420)    (2,107,639)           --            --
      Promissory notes to sellers, net of
         discount............................    (1,743,410)     (5,996,010)    (1,297,000)           --            --
      Cash payable on first anniversary of
         closing.............................            --              --       (550,000)           --            --
      Common stock issued....................            --        (177,000)    (1,072,469)           --            --
      Redeemable common stock issued.........    (2,500,000)       (675,000)            --            --            --
                                                -----------     -----------   ------------   -----------   -----------
      Cash paid..............................            --      14,319,483      4,591,295            --            --
      Cash acquired..........................            --        (859,968)      (882,543)           --            --
                                                -----------     -----------   ------------   -----------   -----------
      Cash paid, net of cash acquired........   $        --     $13,459,515   $  3,708,752   $        --   $        --
                                                ===========     ===========   ============   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       TICKETS.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. COMPANY BACKGROUND

     Tickets.com, Inc. (formerly, Advantix, Inc.) and its wholly owned subsidiaries Bay Area Seating Service, Inc. ("BASS"), ProTix, Inc. ("ProTix"), and Advantix (Ohio) Inc., an inactive subsidiary, collectively (the "Company") is a leading provider of entertainment ticket sales, event information, and related products and services. The Company sells tickets and provides these services through retail outlets, call centers, interactive voice response systems, and the Internet. The Company provides automated ticketing solutions to entertainment organizations such as stadiums, performing arts centers, museums and professional sports franchises. The www.tickets.com web site enables consumers to obtain information on entertainment organizations and sport and entertainment events and performances, purchase tickets from multiple sources and shop for related products. The Company also develops and sells proprietary ticketing software. In April, 1999 the Company acquired California Tickets.com, Inc. (see Note 3) and changed its name to Tickets.com, Inc.

     The Company was originally organized as The Entertainment Express, Inc. under the laws of the State of Delaware on January 25, 1995. The Company commenced operations in May 1996 with the acquisition of Hill Arts and Entertainment Systems, Inc. which had developed a proprietary ticketing software system utilized primarily by performing arts centers, theater groups and regional ticketing service providers. In December 1996, the Company acquired the call center and ticketing operations of an Ohio-based performing arts center and ticketing services provider, at which time the Company changed its name to Advantix, Inc. In August 1997, the Company acquired the assets of Fantastix Ticket Company, LLC, a regional ticketing services provider located in Buffalo, New York, and in September 1997 the Company completed the acquisition of all of the outstanding stock of BASS, a ticketing services provider in Northern California and Nevada. In October 1998, the Company acquired all the outstanding common stock of ProTix, a ticketing services provider and ticketing software developer based in Madison, Wisconsin. For detailed discussion of each business combinations see Note 3.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements and related notes include the accounts of Tickets.com, Inc. and its wholly-owned subsidiaries, BASS, ProTix and Advantix (Ohio), Inc. All intercompany account balances and transactions have been eliminated in consolidation. The results of operations of each acquired business have been consolidated for all periods subsequent to the date of acquisition.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" in 1998. This statement requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. Components of comprehensive income include amounts that under SFAS No. 130 are included in comprehensive income but are excluded from net income. Differences between the Company's net income, as reported, and comprehensive income, as defined, are immaterial.

                       TICKETS.COM, INC. AND SUBSIDIARIES

SEGMENT AND GEOGRAPHIC INFORMATION

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for reporting operating segments of publicly held companies. This approach requires the Company to present segment information externally the same way management uses financial data internally to make operating decisions and assess performance. The Company believes it has only one reportable segment. The Company generates revenues from software services internationally in 16 countries. However, revenues are principally derived from domestic operations. Internationally generated revenues represent significantly less than 10% of the Company's total revenues.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

RESTRICTED CASH AND INVESTMENTS

     Restricted cash and investments consist primarily of certificates of deposit with original maturities greater than 90 days held for the benefit of certain clients.

MARKETABLE SECURITIES

     Marketable securities as of December 31, 1997 consist of municipal bonds with stated maturities through September 1999, and a tax-free money market fund. These securities are classified as available for sale and stated at fair value. The fair value of the marketable securities as of December 31, 1997, approximates their original cost less unamortized premium. There were no marketable securities as of December 31, 1998.

CONCENTRATION RISKS

     The Company is subject to concentration of credit risk related to accounts receivable. Accounts receivable are due principally from retail ticketing outlets and credit card merchant processors and represent the face value of the tickets sold plus convenience and handling fees, generally net of outlet commissions. Concentrations of credit risk are mitigated due to the large number of clients comprising the Company's base of accounts receivable. The Company's largest client accounted for 16% and 11% of total net revenues during the years ended December 31, 1997 and 1998, respectively. The Company did not derive revenue equal to or greater than 10% from any one client during 1996.

LONG-LIVED ASSETS

     Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of three to five years or, for leasehold improvements, over the term of the lease if shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any gain or loss is reflected in results of operations.

     Intangible Assets. Intangible assets consist primarily of the portion of the purchase price of businesses acquired allocated to existing technology, customer relationships, tradenames, assembled workforce, goodwill and noncompete agreements. Goodwill represents the excess of cost over the fair value of net identified assets acquired in business combinations accounted for under the purchase method.

     Impairment of Long-Lived Assets. The Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. If undiscounted cash flows are not sufficient to support the recorded assets, an

                       TICKETS.COM, INC. AND SUBSIDIARIES
impairment is recognized to reduce the carrying value of the long-lived assets to the estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed.

REVENUE RECOGNITION

     The Company generates ticketing services revenue primarily from per ticket convenience fees charged directly to consumers who order tickets through the Company's web site, telephone call centers, interactive voice response ("IVR") or retail outlets. In addition, the Company charges a handling fee to consumers for all tickets sold by the Company, other than through retail outlets. The Company recognizes convenience fee and handling fee revenue from ticket sales at the time the sale is made.

     Software revenue is recognized on sales contracts when the following conditions are met: a signed contract is obtained , delivery has occurred, the total sales price is fixed and determinable, collectibility is probable, and any uncertainties with regard to customer acceptance are resolved. Deferred revenue consists primarily of deferred software support revenue related to the license of the Company's software, and related fees under maintenance and support contracts. Deferred support revenue is recognized as it is earned, over the term of the related agreement.

COST OF SERVICES

     Cost of ticketing services includes expenses related to the distribution and delivery of tickets. These expenses include primarily payroll related to phone center and distribution personnel, telecommunications, data communications, commissions paid on tickets distributed through outlets and the clients' share of the convenience fee revenues. From time to time the Company enters into contracts with clients whereby it pays a portion of the clients' share of convenience fees up front. When this occurs, the up front fees are amortized over the length of the contract under the terms of the underlying contracts.

     Cost of software services and other consists primarily of payroll and travel costs related to the installation of software, maintenance and support.

INCOME TAXES

     The Company applies an asset and liability method in recording income taxes, under which deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. Additionally, deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

NET LOSS PER SHARE

     Basic earnings per share is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earning per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or result in the issuance of common stock that would then share in the earnings of the Company. Potentially dilutive securities are excluded from the Company's calculation of diluted earnings per share ("EPS") when their inclusion would be antidilutive.

                       TICKETS.COM, INC. AND SUBSIDIARIES

STOCK-BASED COMPENSATION

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This standard, if fully adopted, requires the accounting for employee stock-based compensation using a fair value methodology. For stock options, fair value is determined using an option pricing model that takes into account the stock price at the date of grant, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends and the risk-free interest rate. For stock-based compensation issued to non-employees, the standard requires measurement based on the value of the related services performed or the stock-based compensation issued, whichever is more reliably measurable. The adoption of the accounting methodology of SFAS No. 123 related to employees is optional and as permitted under SFAS No. 123, the Company intends to continue to account for employee stock options using the intrinsic value methodology in accordance with the Accounting Principles Board Opinion No. 25; however, pro forma disclosures as if the Company adopted the accounting methodology of SFAS No. 123 are required to be presented (see Note
9).

UNAUDITED INTERIM INFORMATION

     The accompanying financial information as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual consolidated financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and defines specific criteria that determine when such costs are required to be expensed, and when such costs may be capitalized. The Company expenses software development costs as incurred. Management believes that the adoption of SOP 98-1 will not have a material effect on the Company's consolidated financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and require such costs to be expensed as incurred. Management believes that the adoption of SOP 98-5 will not have a material effect on the Company's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments. The statement requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Management believes that the adoption of SFAS No. 133 will not have a material effect on the Company's consolidated financial statements.

 3. BUSINESS COMBINATIONS

HILL ARTS AND ENTERTAINMENT SYSTEMS, INC.

     On May 31, 1996, the Company, which had no prior operations, acquired substantially all of the business of Hill Arts and Entertainment Systems, Inc. ("Hill A&E"). Hill A&E and the Company were at that time under common control. The Company acquired certain assets and assumed certain liabilities of Hill A&E in

                       TICKETS.COM, INC. AND SUBSIDIARIES
exchange for a $3,000,000 promissory note, convertible into shares of Company common stock at the option of the holder. The transaction was accounted for as a transfer between enterprises under common control, and as a result, the assets and liabilities transferred were accounted for at historical cost, in a manner similar to a pooling of interests.

ADVANTIX, A DIVISION OF PLAYHOUSE SQUARE FOUNDATION

     In December 1996, the Company acquired the assets of Advantix, a division of Playhouse Square Foundation ("PSF"), a Cleveland, Ohio-based performing arts center and ticketing services provider. The acquisition was accounted for as a purchase. The purchase price consisted of a $2,000,000 promissory note at an interest rate of seven percent and the issuance of 1,082,404 shares of the Company's common stock. The notes were recorded at a discount of $256,590 that yielded an effective interest rate of 10%, which approximates the Company's incremental borrowing rate at the time of the acquisition. In connection with the purchase agreement, the Company entered into a Stock Issuance Agreement with PSF. The agreement provides that, if the Company does not complete an Initial Public Offering ("IPO") of its common stock prior to December 31, 1999, PSF may require the Company to repurchase the stock at $2.31 per share. If the Company does complete an IPO within the specified time, but for a price less than $2.31 per share, the Company will issue additional shares of its common stock up to an aggregate value of $2,500,000. The 1,082,404 shares of common stock were recorded as redeemable common stock at their fair market value of $2,500,000 based on the Company's redemption obligation. The operating results of the acquired division have been included in the accompanying consolidated financial statements from the date of acquisition.

FANTASTIX TICKET COMPANY, LLC

     In August 1997, the Company acquired the assets of Fantastix Ticket Company, LLC ("Fantastix"), a Buffalo, New York-based ticketing services provider. The acquisition was accounted for as a purchase. The purchase price consisted of the issuance of 1,136,000 shares of the Company's common stock. In connection with the purchase agreement, the Company entered into a Repurchase Right Agreement with Fantastix. The agreement, as amended, provides that if the Company does not complete an IPO prior to December 31, 1999, the seller of Fantastix may require the Company to repurchase up to 900,000 shares of common stock at $1.87 per share for total consideration of $1,683,000. The 900,000 shares of common stock were recorded as redeemable common stock at their fair market value of $675,000 on the acquisition date. In the event that the seller of Fantastix exercises its repurchase right, any additional consideration paid in connection with the repurchase right shall be recorded as goodwill. Goodwill related to the repurchase, if any, will be amortized prospectively from the date of capitalization over the remaining amortization period. The remaining 236,000 shares were recorded at their fair market value of $177,000. The operating results of Fantastix have been included in the accompanying consolidated financial statements from the date of acquisition.

BAY AREA SEATING SERVICE, INC.

     In September 1997, the Company acquired BASS, a Concord, California-based ticketing services provider. The acquisition was accounted for as a purchase. The purchase price includes $11,481,000 in cash and an aggregate of $5,996,010 in promissory notes bearing interest at 1.5% above the prime rate, as defined. Additional consideration of up to approximately $5,900,000 may be paid over a three-year period should BASS net revenues, as defined, meet certain minimum amounts.

     The actual amount of the contingent payment will be determined using an agreed-upon formula based on quarterly net revenues, as specified in the acquisition agreement. Such payments shall be recorded as goodwill as the contingent consideration is paid. Through December 31, 1998, contingent consideration of $2,460,697 had been paid and recorded as goodwill. Goodwill related to contingent consideration is amortized prospectively from the date of capitalization over the remaining amortization period.

                       TICKETS.COM, INC. AND SUBSIDIARIES

     In conjunction with the acquisition, the Company entered into noncompete agreements with certain officers of BASS, which prohibits them from competing with the business of the Company for a period of three years. Consideration for the noncompete agreements totaled $1,000,000 paid at the closing of the acquisition, and an additional total of $1,000,000 to be paid over three years. Additionally, under the terms of the acquisition agreement, a restricted cash account totaling $1,500,000 was established for the payment of certain transition costs, as defined, incurred by the Company. The funds were established in a restricted cash account to be used for the payment of 50 percent of the total transition costs incurred by the Company, up to $3,000,000, with unused funds returned to the sellers of BASS and treated as additional purchase price. The Company has incurred in excess of the $3,000,000 in transition costs and as a result no funds were returned to the sellers. Other terms of the agreement include provisions for the establishment of several restricted cash accounts including (i) $600,000 for the payment of an officer's salary over three years (ii) $300,000 related to guaranteed levels of working capital subsequent to the close of the acquisition, which pursuant to the terms of the agreement was remitted to the sellers of BASS subsequent to year-end, and
(iii) $750,000 relating to possible license fees to be paid by the Company; an indemnification provision in the acquisition agreement; and certain acquisition fees to be paid by the sellers. From these restricted cash accounts $168,000 will be returned to the sellers.

     Pursuant to the terms of the BASS acquisition agreement, the Company issued warrants to the sellers of BASS for the purchase of 2,998,003 shares of common stock at an exercise price of $2.00 per share, entered into a three year employment agreement with a former officer of BASS and entered into a three year consulting agreement with a former officer and shareholder of BASS. The operating results of BASS have been included in the consolidated financial statements from the date of acquisition.

     As of December 31, 1998 the consideration paid in connection with the acquisition of BASS, including contingent consideration, aggregated $22,000,000.

PROTIX, INC.

     In September, 1998, the Company acquired ProTix, a Madison, Wisconsin-based ticketing services provider and ticketing systems developer. The acquisition was accounted for as a purchase. The aggregate purchase price at the date of acquisition was approximately $7,511,000, which includes costs of the acquisition. The aggregate consideration includes the issuance of 714,979 shares of the Company's common stock, $4,591,000 in cash, which includes a repayment of approximately $2,900,000 of existing ProTix obligations, and an aggregate of $1,297,000 in promissory notes bearing interest at 1.0% above the prime rate, as defined. Additional consideration in the form of warrants for the purchase of 1,435,419 of the Company's common stock at an exercise price of $0.01 per share were issued to the sellers of ProTix. The Company entered into an amendment with ProTix whereby the parties agreed to vest 1,076,573 of the warrants and cancel the remaining 358,846. The Company valued the vested warrants at their fair value as of the effective date which resulted in $2,150,000 of additional goodwill. Goodwill related to vested warrants will be amortized prospectively from the date of capitalization over the remaining amortization period. The 714,979 shares of common stock were recorded at their fair market value of $1,072,469. The operating results of ProTix have been included in the accompanying consolidated financial statements from the date of acquisition.

     In conjunction with the acquisition, the Company entered into a noncompete agreement with a former officer of ProTix, which prohibits him from competing with the business of the Company for a period of three years. Consideration for the noncompete agreement totaled $162,000 to be paid over three years.

     The Company has allocated the excess purchase price over the fair value of net tangible assets acquired to the following identifiable intangible assets: existing product technology, customer relationships, trade name, assembled workforce, goodwill and in-process research and development ("IPR&D"). An allocation of $1,600,000 represents the estimated fair value related to incomplete projects which reflect the risk-adjusted cash flows and the stage of completion. At the date of the acquisition, the projects associated with the IPR&D

                       TICKETS.COM, INC. AND SUBSIDIARIES
efforts had not yet reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed. At the acquisition date, ProTix was conducting development activities associated with the completion of next generations of the Company's automated ticketing solutions and regional ticketing services. The projects under development, at the valuation date, were expected to address requirements in the areas of greater scalability, significant new functionality, and greater speed.

     In making its purchase price allocation, the Company considered present value calculations of income, an analysis of project accomplishments and completion costs, an assessment of overall contributions, as well as project risks. The values assigned to IPR&D were determined by estimating the costs to develop the purchased technology into commercially viable products, estimating the resulting net cash flows from each project, excluding the cash flows related to the portion of each project that was incomplete at the acquisition date, and discounting the resulting net cash flows to their present value. Each of the project forecasts was based upon future discounted cash flows, taking into account the state of development of each in-process project, the cost to complete that project, the expected income stream, the lifecycle of the product ultimately developed, and the associated risks.

     Aggregate revenue attributable to the IPR&D projects was estimated to peak, as a percentage of total revenue, in 2001, and decline thereafter through the end of the life of the IPR&D (2004) as new product technologies are expected to be introduced by ProTix. The costs to complete the IPR&D efforts are expected to be as follows: $402,000 for automated ticketing solutions and $108,000 for regional ticketing services. For both of the project categories, a risk-adjusted discount rate of 20% was utilized to discount projected cash flows.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997 and 1998 assume that the ProTix and BASS acquisitions occurred as of January 1, 1997:

                                                              1997            1998
                                                           -----------    ------------
Pro forma revenues.......................................  $34,415,125    $ 35,612,184
Pro forma net loss.......................................   (9,594,744)    (36,526,136)
Pro forma basic and diluted loss per share...............        (0.77)          (2.68)

     The pro forma results include interest expense on debt issued to finance the purchases, debt issued to sellers and amortization expense of intangible assets resulting from the purchases. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed at the beginning of each of the fiscal periods presented, nor are they indicative of future consolidated results.

     The estimated fair value of assets acquired and the liabilities assumed as of the date of the acquisitions are summarized as follows:

                                   ADVANTIX     FANTASTIX        BASS          PROTIX
                                  ----------    ---------    ------------    -----------
Fair value of identified assets
  acquired......................  $  300,000    $300,000     $ 16,503,350    $ 3,307,228
Liabilities assumed.............          --          --      (11,433,420)    (2,107,639)
Goodwill at acquisition date....   3,943,410     552,000       14,411,391      4,711,175
Purchased research and
  development...................          --          --               --      1,600,000
                                  ----------    --------     ------------    -----------
     Total consideration........  $4,243,410    $852,000     $ 19,481,321    $ 7,510,764
                                  ==========    ========     ============    ===========

 4. IMPAIRMENT OF LONG-LIVED ASSETS

     During the fourth quarter of 1998 the Company recorded a noncash impairment charge of $17,026,149. During 1998, BASS was given notice of termination by four of its clients, its largest client giving notice during the fourth quarter of 1998. The loss of these clients prompted an assessment of the carrying value of the long-

                       TICKETS.COM, INC. AND SUBSIDIARIES
lived assets associated with the acquisition of BASS. Based upon this assessment, the Company determined that certain of the intangible assets resulting from the BASS acquisition met the test for impairment, principally goodwill and noncompete agreements. Accordingly, the Company has reduced the carrying value of the related long-lived assets to their estimated fair value. The Company also reviewed the estimated lives of certain of the Company's long-lived assets which resulted in shortened lives and the acceleration of amortization expense for certain intangible assets.

 5. DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31, 1997 and 1998:

                                                 USEFUL LIVES       1997          1998
                                                 ------------    ----------    ----------
Computer equipment.............................      3 years     $4,388,599    $7,713,751
Furniture and fixtures.........................      3 years        392,116       990,412
Leasehold improvements.........................  3 - 5 years        122,986       273,281
Vehicles.......................................      3 years             --        52,703
                                                                 ----------    ----------
                                                                  4,903,701     9,030,147
Less -- accumulated depreciation...............                    (557,488)     (619,278)
                                                                 ----------    ----------
Property and equipment, net....................                  $4,346,213    $8,410,869
                                                                 ==========    ==========

     Total depreciation and amortization expense was $75,000, $482,488 and $1,946,604, for the period from May 31, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

INTANGIBLE ASSETS

     Intangible assets consisted of the following as of December 31, 1997 and 1998:

                                             USEFUL LIVES        1997           1998
                                             -------------    -----------    -----------
Goodwill...................................  12 - 25 years    $19,508,131    $ 5,768,168
Existing technology........................        5 years             --      3,110,000
Customer relationships.....................       10 years             --        650,000
Tradenames.................................       20 years             --      1,200,000
Assembled workforce........................       10 years             --        169,000
Noncompete agreements......................        3 years      2,000,000        887,148
                                                              -----------    -----------
                                                               21,508,131     11,784,316
Less -- accumulated amortization...........                      (712,416)    (2,741,028)
                                                              -----------    -----------
Intangible assets, net.....................                   $20,795,715    $ 9,043,288
                                                              ===========    ===========

OTHER ASSETS

     Other assets consisted of the following as of December 31, 1997 and 1998:

                                                                 1997          1998
                                                              ----------    ----------
Deposit for contingent consideration........................  $5,324,192    $3,431,989
Deferred debt financing costs, net..........................     343,400       240,070
Other.......................................................     126,060       791,254
                                                              ----------    ----------
Other assets................................................  $5,793,652    $4,463,313
                                                              ==========    ==========

                       TICKETS.COM, INC. AND SUBSIDIARIES

     Deposit for contingent consideration represents cash held in an escrow account to be used for payment to the former shareholders of BASS over a three-year period if BASS net revenues meet certain defined minimum targets (see
Note 3).

ACCOUNTS PAYABLE

     Accounts payable consisted of the following at December 31, 1997 and 1998:

                                                               1997           1998
                                                            -----------    -----------
Accounts payable -- clients...............................  $ 7,383,062    $ 8,620,789
Accounts payable -- other.................................    1,279,672      1,636,927
                                                            -----------    -----------
Accounts payable..........................................  $ 8,662,734    $10,257,716
                                                            ===========    ===========

     Accounts payable -- clients represents primarily contractual amounts due for tickets sold by the Company on behalf of the organizations that sponsor events.

ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of December 31, 1997 and 1998:

                                                               1997           1998
                                                            -----------    -----------
Payroll and payroll related...............................  $   644,070    $ 1,239,519
Accrued interest..........................................      845,372      1,231,839
Other.....................................................    2,200,012      2,791,295
                                                            -----------    -----------
Accrued liabilities.......................................  $ 3,689,454    $ 5,262,653
                                                            ===========    ===========

 6. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consisted of the following as of December 31, 1997 and 1998:

                                                               1997           1998
                                                            -----------    -----------
Senior secured notes with interest rates ranging from
  prime (7.75% at December 31, 1998) plus 1.0% to 12.0%
  fixed, maturing between October 1, 2003 and October 1,
  2004, net of discount...................................  $15,575,585    $15,139,991
Convertible note payable to Hill International (successor
  to Hill A&E) at 8.0% due and payable on May 31, 2001....    3,000,000      3,000,000
Note payable to PSF at an effective rate of 10.0%;
  maturing March 31, 2000.................................      500,000        500,000
Subordinated BASS shareholder notes at prime (7.75% at
  December 31, 1998) plus 1.5%, secured by certain assets
  of the Company, maturing at the earlier of a qualified
  public offering or September 26, 2002...................    5,996,010      5,996,010
Subordinated ProTix shareholder notes at prime (7.75% at
  December 31, 1998) plus 1.5%, secured by certain assets
  of the Company, maturing October 16, 1999...............           --      1,297,000
Obligations payable to former officers of BASS for
  noncompete agreements, bearing interest at 10.0%,
  secured by certain assets of the Company, due in equal
  quarterly installments beginning December 1997, maturing
  December 2000...........................................    1,000,000        583,333

                       TICKETS.COM, INC. AND SUBSIDIARIES

                                                               1997           1998
                                                            -----------    -----------
Various capital lease obligations bearing interest ranging
  from 10.0% to 14.3%, payable in monthly installments
  totaling approximately $54,101, maturing at various
  dates from January 31, 1999 to November 30, 2001........      212,840      1,364,554
Various installment payment agreements in connection with
  the purchase of certain property and equipment, bearing
  interest ranging from 11.1% to 14.0%, payable in
  quarterly installments totaling $31,069 maturing at
  various dates from April 30, 1999 to September 30,
  2000....................................................           --        199,198
                                                            -----------    -----------
                                                             26,284,435     28,080,086
Less -- current portion...................................   (2,791,239)    (7,848,473)
                                                            -----------    -----------
                                                            $23,493,196    $20,231,613
                                                            ===========    ===========

     Annual maturities of long-term debt and capital lease obligations as of December 31, 1998 are as follows:

     Year ending December 31:

1999............................................  $ 7,848,473
2000............................................    3,899,093
2001............................................    6,623,527
2002............................................    3,429,002
2003............................................    7,110,000
                                                  -----------
                                                   28,910,095
Less -- discount................................     (830,009)
                                                  -----------
                                                  $28,080,086
                                                  ===========

SENIOR SECURED NOTES

     The Company has a Credit Agreement (the "Agreement") with a senior lender (the "Bank"), which provides for three credit facilities aggregating $16.0 million, secured by certain assets of the Company. The Agreement expires October 1, 2004. The facilities bear interest ranging from prime plus 1.0% to 12.0 percent fixed. The Agreement includes financial covenants related to a minimum current ratio, interest coverage and fixed charge ratio, as defined, among others. As of December 31, 1998, the Company was not in compliance with certain of these financial covenants. On March 17, 1999 the Company entered into a First Amendment to the Amended and Restated Credit Agreement (the "First Amendment") with the Bank, which among other things, amended financial covenants and provided for a waiver of all instances of default under the provisions of the Agreement. The First Amendment also required the pay down of $2.0 million of the Senior Secured Notes.

FORMER BASS SHAREHOLDERS

     Under the terms of the BASS acquisition, the Company entered into separate subordinated note agreements with each of the former shareholders of BASS, aggregating $5,996,010. These notes are subordinated to the Senior Secured Notes. The notes issued under the BASS purchase agreement are secured equally and ratably by a security interest in substantially all of the assets of the Company. The notes may be prepaid at the Company's option without penalty, and must be repaid upon the earlier of the closing of an IPO or September 26, 2002.

                       TICKETS.COM, INC. AND SUBSIDIARIES

 7. INCOME TAXES

     The Company incurred taxable losses for federal and state purposes for the period from May 31, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. Accordingly, the Company did not incur any federal income tax expense for those fiscal years other than the minimum required taxes for certain state and local jurisdictions. The Company is subject to minimum income taxes in various states for each corporate entity, which is reflected in the accompanying consolidated statements of operations.

     The significant components of the Company's net deferred tax asset as of December 31, 1997 and 1998 are as follows:

                                                       1997           1998
                                                    -----------    -----------
Nondeductible reserves............................  $   155,784    $   512,682
Net operating loss carryforwards..................    3,097,413      7,813,124
Other.............................................       89,611      1,130,402
Valuation allowance...............................   (3,342,808)    (9,456,208)
                                                    -----------    -----------
Deferred tax asset, net...........................  $        --    $        --
                                                    ===========    ===========

     As of December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $21,989,650, which can be used to offset taxable income from operations through the year 2013. Additionally, the Company has net operating loss carryforwards for California income tax purposes of approximately $8,034,187, which can be used to offset taxable income from operations through the year 2003.

     Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50.0% over a three year period. At December 31, 1998, only net operating losses attributable to periods prior to September 1997 were subject to such limitations, in the amount of approximately $900,000 per year. The impact of any additional limitations that may be imposed for future issuances of equity securities, including issuances with respect to acquisitions (see Note 11), has not been determined.

     A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax asset due to the uncertainty of realization.

 8. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and equipment under various operating leases that expire at various dates through 2003. Total rent expense under these operating leases was approximately $185,220, $625,200 and $1,708,088 for the period from May 31, 1996 (Inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Future minimum rentals on these operating leases are as follows:

                       TICKETS.COM, INC. AND SUBSIDIARIES

     Year ending December 31:

1999.............................................  $1,514,597
2000.............................................     845,782
2001.............................................     299,763
2002.............................................      74,577
2003.............................................      49,276
                                                   ----------
                                                   $2,783,995
                                                   ==========

LITIGATION

     The Company is subject to litigation in the normal course of its business. In the opinion of management, the disposition of all litigation pending will not have a material effect on the Company's consolidated financial condition and results of operations.

TICKETING SERVICE AGREEMENTS

     The Company has entered into agreements with terms from one to five years with clients to provide ticketing services. The terms of certain agreements require the Company to make aggregate minimum annual payments or payments based on the number of tickets sold or both. Certain of these agreements require that the Company provide annual advertising allowances ranging from $5,000 to $25,000. In addition, certain agreements require the Company's commitment to purchase agreed-upon seating for events at certain facilities.

 9. STOCKHOLDERS' EQUITY

REDEEMABLE COMMON STOCK

     In connection with the Advantix and Fantastix acquisitions, the Company issued 1,082,404 and 900,000 shares of common stock subject to redemption, respectively (see Note 3). As redemption of the common stock is outside of the control of the Company, the value attributable to such common stock is presented outside of stockholders' equity.

CONVERTIBLE PREFERRED STOCK

     From May 1996 to January 1997, the Company issued 8,440,002 shares of Series A convertible preferred stock in a private placement to various investors at $0.49 per share, for net proceeds after stock issuance costs of $4,090,993. From March 1997 to October 1997 the Company issued 9,499,874 shares of Series B convertible preferred stock in a private placement to various investors at $1.25 per share, for net proceeds after stock issuance costs of $11,155,998. In addition, in May 1998 the Company issued 11,597,114 shares of Series C convertible preferred stock in a private placement to various investors at $1.75 per share, for net proceeds after stock issuance costs of $19,989,794.

     On March 22, 1999 the Company issued 9,477,655 shares of series D convertible preferred stock in a private placement with institutional investors at $2.25 per share for total proceeds net of issuance costs of $21,279,600. On May 17, 1999 the Company issued 3,855,680 shares of series D convertible preferred stock in a private placement for $2.25 per share for total proceeds net of issuance costs of $8,669,658.

     The Series A, Series B, Series C and Series D convertible preferred stock have a liquidation preference, voting rights equivalent to common stock, and do not accrue dividends unless declared by the Company. At the option of the holder, each share of the Series A, Series B, Series C and Series D convertible preferred stock can be converted into one share of common stock. Such conversion is automatic in the event of an IPO.

                       TICKETS.COM, INC. AND SUBSIDIARIES

The conversion rate is subject to adjustment under certain circumstances pursuant to antidilution provisions. No dividends have been declared on convertible preferred stock through December 31, 1998.

COMMON STOCK WARRANTS

     In connection with the Senior Secured Notes, the Company issued warrants to the Bank to purchase 400,000 shares of the Company's common stock at an exercise price of $0.01 per share. The warrants are subject to certain antidilution provisions and, as a result of such provisions, such warrants totaled 424,415 and 752,823 and as of December 31 1997 and 1998, respectively. Under the terms of the warrants, the Bank is entitled to receive warrants for the purchase of shares of common stock equivalent to 1.19725% of the outstanding common stock of the Company, as defined, which includes securities convertible into common stock and common stock equivalents. The warrants expire eight years from the date of issuance or as of the closing of an IPO, whichever is earlier. As a result of this provision, the Company will be required to issue additional warrants to the Bank concurrent with any future issuances of common stock, securities convertible into common stock, or common stock equivalents, subject to certain exceptions as provided in the warrants. The warrants are also subject to an adjustment by an additional 0.23945% of the outstanding common stock of the Company, as defined, on each anniversary date of the warrant through September 26, 2000 if the Company has not yet completed an IPO, and are subject to a put option, whereby the Company may be required to repurchase the warrants, or the related common stock should the warrants be exercised, at a price of $5.00 per share. The put option is exercisable by the Bank beginning on the sixth anniversary of the Agreement, and expires on the eighth anniversary of the Agreement or as of an IPO, whichever is earlier. The warrants were initially recorded at fair value, and the Company provides for accretion of the warrants to the repurchase price through a periodic charge to retained earnings. The issuance of the warrants in conjunction with the incurrence of the debt resulted in the allocation of approximately $424,000 and $917,027 of value to the warrants and a corresponding discount on the debt, as of December 31, 1997 and 1998, respectively, which will be amortized over the life of the related debt. As redemption of the warrants is outside of the control of the Company, the value attributable to such warrants is presented outside of stockholders' equity.

     In connection with the acquisition of BASS, the Company issued warrants to purchase 2,998,003 shares of the Company's common stock to the sellers of BASS at an exercise price of $2.00 per share. The estimated fair value attributable to the warrants was included in the purchase price calculation for BASS.

     In connection with the acquisition of ProTix, the Company issued warrants to purchase 1,435,419 shares of common stock to the sellers of ProTix at an exercise price of $0.01 per share. The Company entered into an amendment subsequent to December 31, 1998, whereby 1,076,573 warrants were vested and the remaining 358,846 warrants were cancelled. The warrants were recorded at fair market value of the underlying common stock at the time of vesting of $2.00 per share for a total value of $2,150,000. The value of the warrants was recorded as additional purchase price related to the acquisition of ProTix.

10. EMPLOYEE BENEFIT PLANS

     In October 1996, the Board of Directors approved the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan authorized the issuance of up to 3,000,000 shares of common stock to various employees. The exercise price is determined by the compensation committee of the Board of Directors and may not be less than 100 percent of the fair market value of the Company's common stock at the date of grant.

     Options to acquire an aggregate of 2,330,500 shares of common stock under the 1996 Plan at an exercise price of $0.40 per share were granted to employees during the period from October 1996 through August 1997. The options generally vest quarterly over a four-year period and have a term of 10 years.

     In September 1997, the Board of Directors approved the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan authorized the issuance of up to 3,000,000 shares of common stock to various employees. The

                       TICKETS.COM, INC. AND SUBSIDIARIES
exercise price is determined by the compensation committee of the Board of Directors and may not be less than 100% of the fair market value of the Company's common stock at the date of grant.

     Options to acquire an aggregate of 3,000,000 shares of common stock under the 1997 Plan at an exercise price of $1.00 per share were granted to employees during the period from October 1997 through June 1998. The options generally vest quarterly over a four-year period and have a term of 10 years.

     In September 1998, the Board of Directors approved the 1998 Stock Incentive Plan (the "1998 Plan"). The 1998 Plan authorized the issuance of up to 8,999,826 shares of common stock to various employees. The exercise price is determined by the compensation committee of the Board of Directors and may not be less than 100 percent of the fair market value of the Company's common stock at the date of grant.

     Options to acquire an aggregate of 4,850,150 shares of common stock under the 1998 plan at an exercise price of $1.50 per share were granted to employees during the period from July 1998 through December 1998. The options generally vest quarterly over a four-year period and have a term of 10 years.

     In September 1998, in connection with the approval of the 1998 Plan, the reserve of 3,000,000 shares authorized for issuance under the 1997 Plan, together with all outstanding options under the 1997 Plan, were transferred to the 1998 Plan and the 1997 Plan was terminated.

     Stock option activity from May 31, 1996 (Inception) to December 31, 1998 is as follows:

                                                                      WEIGHTED
                                                     NUMBER OF    AVERAGE EXERCISE
                                                      OPTIONS          PRICE
                                                     ----------   ----------------
Outstanding as of May 31, 1996                               --           --
  Granted..........................................   1,998,000        $0.40
  Exercised........................................          --           --
  Cancelled or Expired.............................      (1,000)       $0.40
                                                     ----------        -----
Outstanding as of December 31, 1996................   1,997,000        $0.40
  Granted..........................................   3,165,230        $0.94
  Exercised........................................     (32,297)       $0.40
  Canceled or expired..............................    (214,139)       $0.40
                                                     ----------        -----
Outstanding as of December 31, 1997................   4,915,794        $0.75
  Granted..........................................   5,428,500        $1.42
  Exercised........................................     (32,294)       $0.41
  Canceled or expired..............................    (131,350)       $0.78
                                                     ----------        -----
Outstanding as of December 31, 1998................  10,180,650        $1.10
                                                     ==========        =====
Options exercisable as of December 31, 1998........   2,113,932        $0.86
                                                     ==========        =====

     For Pro forma purposes under SFAS 123 the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in fiscal 1996, 1997 and 1998, dividend yield of 0.0%; expected volatility of 0.0%; risk-free rate of 6.40%, 6.40% and 6.23%, respectively; and expected lives of five years.

                       TICKETS.COM, INC. AND SUBSIDIARIES

     The Pro forma effect of adopting the measurement principles prescribed under SFAS No. 123 for the period from May 31, 1996 (Inception) to December 31, 1996 and the years ended December 31, 1997 and 1998 is as follows:

                                              MAY 31, 1996
                                             (INCEPTION) TO      YEAR ENDED DECEMBER 31,
                                              DECEMBER 31,     ---------------------------
                                                  1996            1997            1998
                                             --------------    -----------    ------------
Pro forma net loss.........................   $(3,262,126)     $(6,189,002)   $(35,568,266)
Pro forma basic and diluted EPS............   $     (0.29)     $     (0.53)   $      (2.76)

     Pro forma results of operations costs may not be representative of that to be expected in future years.

401(k) PLAN

     The Company maintains a defined contribution benefit plan (the "401(k) Plan") covering substantially all of its employees. Company contributions to the 401(k) Plan are voluntary and at the discretion of the Company. There were no matching Company contributions for the period from May 31, 1996 (Inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998.

11. SUBSEQUENT EVENTS

ACQUISITION OF LASERGATE SYSTEMS, INC.

     In January 1999, the Company entered into an Agreement (the "Lasergate Agreement") with a shareholder of Lasergate Systems, Inc. ("Lasergate") to purchase all of the outstanding Series G Preferred Stock and approximately 51.0% of the outstanding common stock of Lasergate. The purchase price equaled approximately $2.8 million, consisting of a combination of cash and 969,462 shares of the Company's common stock, subject to adjustment as defined in the Lasergate Agreement. The acquisition will be accounted for as a purchase.

ACQUISITION OF CALIFORNIA TICKETS.COM, INC.

     In April 1999, Advantix, Inc. acquired all of the outstanding capital stock of California Tickets.com Inc. and in May, 1999 Advantix, Inc. changed its name to Tickets.com, Inc. The purchase price equaled approximately $40.6 million, consisting of the issuance of 2,678,577, 5,782,241 and 8,838,869 shares of the Company's Series A1 convertible preferred stock, Series C convertible preferred stock and common stock, valued at estimated fair value of $2.09, $2.25, and $2.00 per share, respectively. The Company determined the estimated fair value based on recent private placements of its Series D preferred stock (see Note 9). In addition, the Company assumed all of the outstanding options to purchase common stock at California Tickets.com, Inc. by issuing to the holders of such options, options to purchase 3,391,519 shares of the Company's common stock. The acquisition was accounted for as a purchase. Subsequent to the acquisition the Company made a $3.7 million loan for general working capital purposes to California Tickets.com, Inc., primarily to fund the purchase of TicketStop, Inc. in March 1999. These loans are classified as notes receivable from affiliates in the March 31, 1999 financial statements. The notes were incorporated as an element of the California Tickets.com purchase price upon the close of the acquisition.

ACQUISITION OF TICKETSLIVE CORPORATION

     In March 1999, the Company entered into an Agreement and Plan of Reorganization and Merger (the "TicketsLive Agreement") with the shareholders of TicketsLive Corporation ("TicketsLive") to purchase all of the outstanding capital stock of TicketsLive. The purchase price equaled approximately $26.0 million, consisting of the issuance of 11,690,504 shares of Company's common stock, valued at estimated fair value of $2.00 per share. The Company determined the estimated fair value based on recent private placements of its

                       TICKETS.COM, INC. AND SUBSIDIARIES

Series D preferred stock (see Note 9). In addition, the Company assumed all of the outstanding options to purchase TicketsLive common stock by issuing to the holders of such options, options to purchase 1,309,496 shares of the Company's common stock. The TicketsLive Agreement provides that if the Company does not complete an IPO prior to August 31, 1999 and April 5, 2001, the majority shareholder of TicketsLive may require the Company to repurchase up to 1,400,000 and 938,000 shares, respectively, of the Company's common stock at $4.16 and $4.43 per share, respectively. The acquisition was accounted for as a purchase. During March, the Company made a loan to TicketsLive of $1.0 million for general working capital purposes. The loan is classified as a note receivable from affiliate in the March 31, 1999 financial statements. This loan was incorporated as an element of the purchase price of TicketsLive upon the close of the acquisition.

ACQUISITION OF TICKETSTOP, INC.

     In March 1999 Tickets.com entered into a Stock Purchase Agreement by and among California Tickets.com, Inc., TicketStop, Inc ("TicketStop") and the shareholders of TicketStop to purchase all of the outstanding common stock of TicketStop. The purchase was for cash consideration equaling approximately $2.3 million, consisting of an up front cash payment of $2.2 million. Additional consideration, in the form of a contingent cash payment of up to approximately $400,000, is subject to TicketStop attaining a targeted number of active clients, as defined. The acquisition was accounted for as a purchase on the books of California Tickets.com, Inc.

STOCK OPTION GRANTS

     In April and May 1999 the Company granted options to acquire a total of 4,133,000 shares of common stock to employees at exercise prices ranging from $2.00 to $3.25. Of the granted options, 1,113,000 vest quarterly and have a term of 10 years. The remaining 3,020,000 options fully vest at the earlier of six years or upon consummation of certain events, including the completion of the IPO and the achievement of certain defined minimum trading prices for the Company's common stock for specified periods.

12. COMMITMENT FOR EQUITY INVESTMENT

     In May 1999, the Company entered into an agreement with a significant shareholder, whereby the shareholder agreed to purchase up to an aggregate of 5,333,334 shares of convertible preferred stock for an aggregate purchase price of $12.0 million, under certain conditions. The shares will only be purchased in the event that the Company requires additional capital to satisfy and discharge its obligations as they become due. The agreement expires upon the earlier of the completion of the IPO, or March 31, 2000. Pursuant to the agreement, the Company issued to the shareholder a warrant for the purchase of up to 500,000 shares of common stock at an exercise price of $2.25 per share, with a term of 10 years.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Bay Area Seating Service, Inc.

We have audited the accompanying balance sheets of Bay Area Seating Service, Inc. (a corporation) as of March 31, 1997 and 1996 and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The statements of income and cash flows for the period from April 1, 1997 to September 26, 1997 were audited by other auditors whose report dated January 30, 1998 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bay Area Seating Service, Inc. as of March 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

San Francisco, California
May 15, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and shareholders of BAY AREA SEATING SERVICES, INC.:

We have audited the accompanying statements of income and cash flows of BAY AREA SEATING SERVICE, INC. (a California corporation) for the period from April 1, 1997 to September 26, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of BAY AREA SEATING SERVICE, INC. for the period from April 1, 1997 to September 26, 1997, in conformity with generally accepted accounting principles.

Orange County, California
January 30, 1998

                         BAY AREA SEATING SERVICE, INC.

                   BALANCE SHEETS -- MARCH 31, 1996 AND 1997

                                                               MARCH 31,      MARCH 31,
                                                                 1996           1997
                                                              -----------    -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   679,104    $   827,611
  Restricted cash...........................................      350,000        550,000
  Accounts receivable, net of allowance for doubtful
    accounts of $22,887 and $22,415, respectively...........    1,821,853      2,731,079
  Accounts receivable -- related party......................       28,014         32,965
  Investment securities.....................................    7,962,677      6,804,450
  Other investments.........................................      204,441        204,441
  Prepaid expenses and other assets.........................      274,184        290,412
  Prepaid income taxes......................................       37,300             --
  Deferred income taxes.....................................       40,100        115,000
                                                              -----------    -----------
         Total current assets...............................   11,397,673     11,555,958
PROPERTY AND EQUIPMENT, net.................................    1,171,524        937,763
LEASEHOLD IMPROVEMENTS, Less -- Accumulated amortization of
  $145,380 and $174,935 and in 1996 and 1997,
  respectively..............................................      113,804         87,299
INVESTMENT SECURITIES.......................................           --      1,745,949
DEPOSITS AND OTHER ASSETS...................................       37,160         37,160
DEFERRED INCOME TAX BENEFIT, net of valuation allowance of
  zero in 1996 and $119,000 in 1997.........................       97,600         78,900
                                                              -----------    -----------
TOTAL ASSETS................................................  $12,817,761    $14,443,029
                                                              ===========    ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank overdraft............................................  $ 2,032,444    $ 2,344,303
  Due to promoters, net.....................................    6,209,727      7,196,811
  Current portion of notes payable..........................       58,661          5,812
  Accounts payable..........................................      311,296        175,614
  Other accrued liabilities.................................      861,605        616,448
  Accrued rent-short-term...................................       54,694         54,694
  Accrued profit sharing....................................           --        200,000
  Income taxes payable......................................       79,000         11,500
  Deferred income taxes.....................................        2,000             --
  Deferred revenue-short-term...............................      196,775        202,025
                                                              -----------    -----------
         Total current liabilities..........................    9,806,202     10,807,207
NOTES PAYABLE, Less -- Current portion......................        6,324            685
ACCRUED RENT-LONG-TERM......................................      159,530        104,836
DEFERRED REVENUE-LONG-TERM..................................           --        175,000
                                                              -----------    -----------
TOTAL LIABILITIES...........................................    9,972,056     11,087,728
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value, 500,000 shares authorized
    206,083 shares issued and outstanding in 1996 and
    1997....................................................      219,583        219,583
  Additional paid-in capital................................      999,074        999,074
  Retained earnings.........................................    1,897,048      2,406,644
                                                              -----------    -----------
                                                                3,115,705      3,625,301
  Treasury stock, 13,500 shares held in treasury in 1996 and
    1997....................................................     (270,000)      (270,000)
                                                              -----------    -----------
         Total shareholders' equity.........................    2,845,705      3,355,301
                                                              -----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $12,817,761    $14,443,029
                                                              ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                         BAY AREA SEATING SERVICE, INC.

                              STATEMENTS OF INCOME
                FOR THE YEARS ENDED MARCH 31, 1996 AND 1997 AND
            FOR THE PERIOD FROM APRIL 1, 1997 TO SEPTEMBER 26, 1997

                                                              YEARS ENDED
                                                       --------------------------   APRIL 1, 1997 TO
                                                        MARCH 31,      MARCH 31,     SEPTEMBER 26,
                                                          1996           1997             1997
                                                       -----------    -----------   ----------------
REVENUE:
  Fees from ticket sales...........................    $14,801,723    $16,221,651     $ 8,643,086
  Handling charges.................................      1,326,630      1,461,276         793,420
  Promoter inside charges..........................        951,863      1,321,035         776,737
  Advertising income...............................        449,182        636,670         275,116
  Reservation fees.................................        461,807        427,556         220,966
  Other service related revenue....................        147,226        179,847          63,489
  Entertainment guide revenue......................        483,812        170,429          31,664
  Processing charges...............................        130,003        142,022          53,325
                                                       -----------    -----------     -----------
                                                        18,752,246     20,560,486      10,857,803
                                                       -----------    -----------     -----------

OPERATING EXPENSES:
  Ticket center commissions........................      2,843,033      3,048,196       1,582,174
  Other commissions................................      2,480,637      2,739,629       1,505,787
  Charge card fees.................................        831,282        939,223         498,012
  Data line expense................................        340,683        416,244         260,482
  Software commissions -- license agreement........        276,227        299,125         186,064
  Ticket stock expense.............................        190,751        252,009         136,126
  Entertainment guide costs........................        418,238        171,204          33,921
                                                       -----------    -----------     -----------
                                                         7,380,851      7,865,630       4,202,566
                                                       -----------    -----------     -----------
          Gross profit.............................     11,371,395     12,694,856       6,655,237
GENERAL AND ADMINISTRATIVE EXPENSES................     11,321,983     12,212,431       6,301,559
                                                       -----------    -----------     -----------
          Income before other income(expense) and
            provision for income taxes.............         49,412        482,425         353,678
                                                       -----------    -----------     -----------

OTHER INCOME (EXPENSE):
  Interest income..................................        278,665        347,787         193,138
  Loss on disposal of assets.......................             --        (25,199)             --
  Miscellaneous, net...............................        142,658        114,384          94,116
  Legal settlement.................................             --        (67,100)             --
  Interest expense.................................        (19,955)       (13,454)        (25,817)
                                                       -----------    -----------     -----------
          Total other income.......................        401,368        356,418         261,437
                                                       -----------    -----------     -----------
          Income before provision for income
            taxes..................................        450,780        838,843         615,115
PROVISION FOR INCOME TAXES.........................       (162,021)      (277,727)       (211,002)
                                                       -----------    -----------     -----------
          Net income...............................    $   288,759    $   561,116     $   404,113
                                                       ===========    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                         BAY AREA SEATING SERVICE, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  FOR THE YEARS ENDED MARCH 31, 1996 AND 1997
          AND FOR THE PERIOD FROM APRIL 1, 1997 TO SEPTEMBER 26, 1997

                                     TREASURY STOCK        COMMON STOCK      ADDITIONAL                    TOTAL
                                   ------------------   ------------------    PAID-IN      RETAINED    SHAREHOLDERS'
                                   SHARES    AMOUNT     SHARES     AMOUNT     CAPITAL      EARNINGS       EQUITY
                                   ------   ---------   -------   --------   ----------   ----------   -------------
Balances, March 31, 1995.........  13,500   $(270,000)  206,083   $219,583    $999,074    $1,608,289    $2,556,946
Net income.......................      --          --        --         --          --       288,759       288,759
                                   ------   ---------   -------   --------    --------    ----------    ----------
Balances, March 31, 1996.........  13,500    (270,000)  206,083    219,583     999,074     1,897,048     2,845,705
Net income.......................      --          --        --         --          --       561,116       561,116
Dividends (Note 12)..............      --          --        --         --          --       (51,520)      (51,520)
                                   ------   ---------   -------   --------    --------    ----------    ----------
Balances, March 31, 1997.........  13,500    (270,000)  206,083    219,583     999,074     2,406,644     3,355,301
Net income.......................      --          --        --         --          --       404,113       404,113
                                   ------   ---------   -------   --------    --------    ----------    ----------
Balances, September 26, 1997.....  13,500   $(270,000)  206,083   $219,583    $999,074    $2,810,757    $3,759,414
                                   ======   =========   =======   ========    ========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                         BAY AREA SEATING SERVICE, INC.

                            STATEMENTS OF CASH FLOWS
        FOR THE PERIOD FROM APRIL 1, 1997 TO SEPTEMBER 26, 1997 AND THE
                      YEARS ENDED MARCH 31, 1996 AND 1997

                                                                 MARCH 31,      MARCH 31,    SEPTEMBER 26,
                                                                   1996           1997           1997
                                                                -----------    -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $   288,759    $   561,116    $  404,113
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................        595,417        537,715       235,216
    Loss on disposal of assets..............................             --         25,199            --
    Gain on investment......................................        (43,662)            --            --
    Allowance for doubtful accounts.........................         13,834           (472)       (8,912)
    Straight-line rent (benefit) expense....................        (25,344)       (54,694)      (27,347)
    Deferred income tax (benefit) expense...................        (14,600)       (58,200)           --
    (Increase) decrease in operating assets:
      Accounts receivable...................................       (899,994)      (908,754)       65,661
      Accounts receivable -- related parties................          7,101         (4,951)       (2,172)
      Prepaids and other assets.............................         31,080         21,072      (360,734)
    Increase (decrease) in operating liabilities:
      Accounts payable and due to promoters.................      1,601,204        851,402      (388,978)
      Accrued expenses......................................        231,134       (245,157)      363,982
      Income taxes payable..................................         16,016        (67,500)      230,097
      Deferred revenue                                              (15,716)   180,250....      (324,233)
      Accrued profit sharing................................       (200,000)       200,000      (200,000)
                                                                -----------    -----------    ----------
         Net cash provided by (used in) operating
           activities.......................................      1,585,229      1,037,026       (13,307)
                                                                -----------    -----------    ----------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of equipment....................................       (267,994)      (351,089)     (428,426)
  Proceeds from sale of assets..............................             --         48,441            --
  (Increase)/decrease in investments........................     (1,295,810)      (787,722)      202,124
                                                                -----------    -----------    ----------
         Net cash used in investing activities..............     (1,563,804)    (1,090,370)     (226,302)
                                                                -----------    -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid............................................             --        (51,520)      (51,520)
  Bank overdraft............................................         48,774        311,859       847,145
  Cash paid on the principal amount of long-term debt.......       (224,819)       (58,488)       (6,497)
  Proceeds from the sale of common stock....................             --             --        30,000
  Proceeds from the sale of treasury stock..................             --             --       270,000
                                                                -----------    -----------    ----------
         Net cash provided by (used in) financing
           activities.......................................       (176,045)       201,851     1,089,128
                                                                -----------    -----------    ----------
NET INCREASE (DECREASE) IN CASH.............................    $  (154,620)   $   148,507    $  849,519
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............        833,724        679,104       827,611
                                                                -----------    -----------    ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................    $   679,104    $   827,611    $1,677,130
                                                                ===========    ===========    ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................    $    19,955    $    13,454    $   29,640
                                                                ===========    ===========    ==========
  Cash paid during the period for income taxes..............    $   190,605    $   339,500    $  134,820
                                                                ===========    ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                         BAY AREA SEATING SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  a. Business

     Bay Area Seating Service, Inc. (BASS) is a California corporation (the Company) that offers a time/space reservation system to facilitate the sale of admission tickets to mass entertainment events on behalf of promoters, provides reservations for selected hotels, and sells related merchandise and publications. The Company operates all of its services in northern California.

     The Company was acquired by Advantix, Inc. a ticketing and related services provider on September 26, 1997. The acquisition was accounted for as a purchase and was paid in cash and promissory notes, with additional consideration to be paid if certain criteria are met. The accompanying financial statements do not reflect any effects of the acquisition, including the application of purchase accounting.

  b. Revenue Recognition

     The Company recognizes all revenue from ticket, merchandise, and publication sales at the time the sale is made. Revenue from the reservation services is recognized after the departure of the guest from the property booked at the end of each month.

  c. Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all investments purchased with an original maturity date of three months or less and not restricted to be cash equivalents.

  d. Restricted Cash

     Restricted cash in 1997 and 1996 represents funds secured in certificates of deposit with certain venues to insure proper performance from BASS.

  e. Investment Securities

     Investment securities consist of municipal bonds that mature within the next sixteen months and a tax-free money market fund. These securities are available for sale and are stated at fair value. The fair value of the municipal bonds is equal to their original cost less the amortized premium.

  f. Property and Equipment and Leasehold Improvements

     Computer equipment, office furniture and equipment, and vehicles are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, which range from four to seven years. Leasehold improvements are amortized on the straight-line basis over the life of the related lease. Maintenance and repairs are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts with the resulting gain or loss reflected in the income statement.

  g. Income Taxes

     Deferred income taxes arise from timing differences created by different methods of depreciation and amortization used for tax and financial accounting purposes, the accrual of state franchise taxes, treatment of accrued vacation, the amortization of scheduled rent increases, and treatment of charitable contributions.

  h. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities,

                         BAY AREA SEATING SERVICE, INC.

revenues, and expenses and disclosures of contingencies, commitments, and other matters discussed in the notes to the financial statements. Actual results could differ from those estimates.

  i. Reclassifications

     Certain reclassifications have been made to the prior year's numbers in order to conform to the presentation in the current period.

  j. Bank Overdraft

     Bank overdraft represents checks written from the Company's zero balance account. When checks are disbursed from this account the same amount is transferred from the Company's operating account. The overdraft results from timing differences in the transfer of funds.

 2. ACCOUNTS RECEIVABLE -- RELATED PARTY

     The BASS Tickets Foundation (the Foundation) is funded in part by the Company. The Foundation utilizes employees of the Company for its record-keeping and other needs. As of March 31, 1996 and 1997, the Foundation owed $28,014 and $32,965 respectively, to the Company for reimbursement of salaries, payroll taxes, and employee benefits.

 3. INVESTMENTS

     The amortized cost and estimated market values of investment securities available for sale as of March 31, 1996 and 1997 are as follows:

                                                                         GROSS        ESTIMATED
                                                        AMORTIZED      UNREALIZED       MARKET
                                                           COST       GAINS/LOSSES      VALUE
                                                        ----------    ------------    ----------
March 31, 1996:
  Municipal securities -- short-term..................  $6,895,858            --      $6,895,858
  Tax-free institute portfolio........................   1,066,819            --       1,066,819
                                                        ----------     ---------      ----------
                                                        $7,962,677            --      $7,962,677
                                                        ==========     =========      ==========
March 31, 1997:
  Municipal securities -- short-term..................  $6,005,233            --      $6,005,233
  Tax-free institute portfolio........................     799,217            --         799,217
                                                        ----------     ---------      ----------
                                                         6,804,450            --       6,804,450
  Municipal securities -- long-term...................   1,745,949            --       1,745,949
                                                        ----------     ---------      ----------
                                                        $8,550,399            --      $8,550,399
                                                        ==========     =========      ==========

     There were no unrealized gains or losses, and amortized cost was $46,311 and $9,725 for 1996 and 1997, respectively.

                                             ESTIMATED MARKET VALUE          AMORTIZED COST
                                            ------------------------    ------------------------
                                            MARCH 31,     MARCH 31,     MARCH 31,     MARCH 31,
                                               1996          1997          1996          1997
                                            ----------    ----------    ----------    ----------
Municipal securities maturing in one year
  or less.................................  $6,895,858    $6,005,233    $6,895,858    $6,005,233
Municipal securities maturing in more than
  one year and less than two..............          --     1,745,949            --     1,745,949
                                            ----------    ----------    ----------    ----------
                                            $6,895,858    $7,751,182    $6,895,858    $7,751,182
                                            ==========    ==========    ==========    ==========

                         BAY AREA SEATING SERVICE, INC.

 4. OTHER INVESTMENTS

     At March 31, 1996 and 1997, other investments consisted primarily of certificates of deposit that have a maturity of more than 90 days at time of purchase and are not considered cash equivalents with a cost of $200,000 and other minor investments. At March 31, 1996, $150,000 is restricted and $50,000 is unrestricted. At March 31, 1997, $100,000 is restricted and $100,000 is unrestricted.

 5. PROPERTY AND EQUIPMENT

     Property and Equipment consist of the following:

                                                              MARCH 31,     MARCH 31,
                                                                 1996          1997
                                                              ----------    ----------
Computer and equipment......................................  $3,102,788    $3,342,995
  Office furniture and equipment............................   1,054,411       628,554
  Vehicles..................................................      27,959        27,959
                                                              ----------    ----------
                                                               4,185,158     3,999,508
  Less -- Accumulated Depreciation..........................   3,013,634     3,061,745
                                                              ----------    ----------
                                                              $1,171,524    $  937,763
                                                              ==========    ==========

     Total depreciation expense was $567,077 and $508,160 in 1996 and 1997, respectively. Total depreciation expense for the period from April 1, 1997 to September 26, 1997 was $235,216.

 6. NOTES PAYABLE

     Notes payable consists of the following:

                                                              MARCH 31,    MARCH 31,
                                                                1996         1997
                                                              ---------    ---------
Bank of Marin note payable, secured by equipment and general intangibles, payable in monthly installments of $18,070,
  including interest at a variable prime rate initiating at
  8.25%, through July 5, 1996...............................  $ 53,256      $    --
Note payable, secured by a vehicle, payable in monthly
  installments of $510 including interest at 7.3%; through
  May 1998..................................................    11,729        6,497
                                                              --------      -------
                                                                64,985        6,497
Less -- Current Portion.....................................   (58,661)      (5,812)
                                                              --------      -------
                                                              $  6,324      $   685
                                                              ========      =======

 7. PROFIT SHARING PLAN

     The Company has a profit sharing plan (the Plan) whereby discretionary annual contributions may be made of up to 15% of total payroll for all permanent employees of the Company who are age eighteen or older, have one year of service (1,000 hours), and have six full months of service for the period ending on the last day of the Plan year. Upon reaching the age of 62 1/2, employees are eligible to receive benefits equal to the total amount allocated to their account during participation in the plan. Vesting of the Company's percentage of gross pay contribution, its related earnings, and net investment gains and forfeitures is based on years of continuous service.

     For the year ended March 31, 1997, a contribution of $200,000 was made. There was no contribution to the Plan for the year ended March 31, 1996 and the period from April 1, 1997 to September 26, 1997.

                         BAY AREA SEATING SERVICE, INC.

8. INCOME TAXES

     The provision for income taxes consists of the following:

                                                     MARCH 31,    MARCH 31,   SEPTEMBER 26,
                                                       1996         1997          1997
                                                     ---------    ---------   -------------
Currently payable:
  Federal..........................................  $120,768     $247,927      $163,986
  State............................................    55,853       87,000        39,329
Deferred:
  Federal..........................................   (11,800)     (44,600)        5,737
  State............................................    (2,800)     (12,600)        1,950
                                                     --------     --------      --------
                                                     $162,021     $277,727      $211,002
                                                     ========     ========      ========

     Deferred taxes have been calculated as follows:

                                                              MARCH 31,    MARCH 31,
                                                                1996         1997
                                                              ---------    ---------
Current deferred tax:
  Federal asset.............................................   $33,500     $105,000
  State asset...............................................     6,600       10,000
                                                               -------     --------
                                                                40,100      115,000
  State Liability...........................................    (2,000)          --
                                                               -------     --------
          Net current deferred tax asset....................   $38,100     $115,000
                                                               =======     ========
Long-term deferred tax:
  Federal asset.............................................   $97,600     $179,000
  State asset...............................................        --       18,900
                                                               -------     --------
                                                                97,600      197,900
Valuation allowance.........................................        --     (119,000)
                                                               -------     --------
          Net long-term deferred tax asset..................   $97,600     $ 78,900
                                                               =======     ========

     The difference between the statutory tax rate and the effective tax rate consists of officers' life insurance, nondeductible expenses, and tax-exempt interest. The Company has charitable contribution carryovers for federal income tax purposes of approximately $349,000 available to offset future federal taxable income, for which all has been reserved with the federal valuation allowance of $119,000. If not used, the carryforwards will expire as follows:

   FISCAL YEAR                      YEAR OF
CREATED MARCH 31,            EXPIRATION, MARCH 31,            CARRYOVER
-----------------            ---------------------            ---------
   1993                          1998                         $108,400
   1994                          1999                           27,600
   1995                          2000                           87,900
   1996                          2001                           92,400
   1997                          2002                           32,700
                                                              --------
                                                              $349,000
                                                              ========

                         BAY AREA SEATING SERVICE, INC.

 9. COMMITMENTS AND CONTINGENCIES

  a. Leases

     The company leases office space, vehicles, and office equipment pursuant to noncancelable operating leases. The administrative office space lease, which expires in 2000, provides for annual percentage rate adjustments based on the Consumer Price index. These scheduled rent increases have been amortized on a straight-line basis over the life of the lease. The remaining office, vehicle and office equipment leases expire at various dates through 2001.

     The minimum future lease payments under all operating leases as of March 31, 1997 are as follows:

                                        CASH PAYMENT    DEFERRAL      EXPENSE
                                        ------------    ---------    ----------
1998..................................   $  739,403     $ (54,694)   $  684,709
1999..................................      689,223       (54,694)      634,529
2000..................................      559,512       (50,142)      509,370
2001..................................       75,781            --        75,781
                                         ----------     ---------    ----------
                                         $2,063,919     $(159,530)   $1,904,389
                                         ==========     =========    ==========

     Total rent expense, including short-term equipment rentals, for the years ended March 31, 1997 and 1996, was $709,677 and $637,611, respectively. Total rent expense for the period from April 1, 1997 to September 26, 1997 was $385,488.

  b. License Agreement

     Under the terms of a license agreement that expires December 31, 1999, the Company uses ticketing software developed and sold by a nationally recognized ticketing company. Licensing fees are based on a per-ticket charge that varies through 1999 with a minimum quarterly payment of $25,000. Total payments pursuant to this license agreement were $276,227 and $299,125 in 1996 and 1997, respectively. Total payments for the period from April 1, 1997 to September 26, 1997 were $186,064.

  c. Ticket Service Agreements

     The Company has entered into ticket service agreements of varying lengths, other than the agreement with its major customer discussed in Note 11, with entertainment facilities to provide ticketing services. The terms of these agreements require the Company to make aggregate minimum annual payments of $50,000 and/or payments based on the number of tickets sold. Certain of these agreements indicate that the Company will provide annual advertising allowances ranging from $32,200 to $67,500 per year. In addition, said agreements indicate the Company's commitment to purchase agreed-upon seating for events at said facilities.

  d. Credit Facilities

     The Company has a letter of credit totaling $50,000 issued for the benefit of a theater owner. The line is collateralized by a certificate of deposit of the same amount. At March 31, 1997, there was no balance outstanding on the line. The line expires on June 30, 1997.

10. DIVIDENDS

     For the year ended March 31, 1997, the Company declared and paid dividends totaling $0.25 per share for a total of $51,520. No dividends were declared or paid for the year ended March 31, 1996.

                         BAY AREA SEATING SERVICE, INC.

11. MAJOR CUSTOMERS

     A portion of the fee revenue from ticket sales is for the events of two promoters (Promoters A and B) who receive a commission on such ticket sales.

     Promoter A: For the years ended March 31, 1996 and 1997, actual ticket sales for Promoter A's events approximated 32% of the Company's total ticket sales. For the period from April 1, 1997 to September 26, 1997, ticket sales for promoter A's events approximated 31% of the Company's total ticket sales.

     The related booking fee revenue was approximately $5,684,000 and $6,208,000 in 1996 and 1997, respectively. The related commissions paid, which are included in other commissions, were approximately $1,962,000 and $1,949,000 in 1997 and 1996, respectively. For the period from April 1, 1997 to September 26, 1997, booking fees and related commissions paid approximated $3,476,000 and $1,137,000 respectively.

     Promoter B: For the years ended March 31, 1996 and 1997, actual ticket sales for Promoter B's events approximated 12 percent and 13 percent, respectively, of the Company's total ticket sales. For the period from April 1, 1997 to September 26, 1997, ticket sales for promoter B's events approximated 8% of the Company's total ticket sales.

     The related booking fee revenue was approximately $2,188,000 and $2,496,000 in 1996 and 1997, respectively. The related commissions paid, which are included in other commissions, were $326,000 and $328,000 in 1997 and 1996, respectively. For the period from April 1, 1997 to September 26, 1997, booking fees and related commissions paid approximated $92,000 and $134,000 respectively

     Effective January 1, 1996, the Company entered into amended ticket service agreements with Promoter A. These amended ticket service agreements supersede the prior agreements dated September 7, 1990. The significant terms of these amended agreements are as follows:

     - The Company generally receives the exclusive rights to sell tickets to the promoter's events within the Company's market area and at the promoter's entertainment facilities for the period from January 1, 1996 through June 30, 2004.

     - The minimum monthly advances paid against the annual fee is a sum equal to 90% of the average of the three previous years' payments to said promoter. Any overpayments or underpayments resulting from these advances are reconciled annually.

     - Promoter fees are calculated at specific rates per ticket sold. Rates are determined based on the price of the ticket. Additional promoter fees are payable based on the method of ticket sales and for certain specified events.

12. CONCENTRATION OF CREDIT RISK

  a. Cash

     At March 31, 1996 and 1997 the Company maintained cash balances in excess of the federally insured limits of $100,000 per institution. The Company had approximately $1,175,261 at a single financial institution at March 31, 1997.

  b. Accounts Receivable

     The Company's accounts receivable consist of amounts due from major credit card companies and contracted ticket-selling venues located throughout California. One ticket-selling venue (including all branch locations) accounts for 38% of the accounts receivable balance.

                         BAY AREA SEATING SERVICE, INC.

13. BUY/SELL AGREEMENT

     On March 1, 1992 Harold Silen (President), Gerald Seltzer (Chairman of the Board), and the Company entered into an agreement to restrict the transfer of the shares held by Silen and Seltzer. Upon the death of the first shareholder, the surviving life insurance agreement confirmation shareholder shall purchase the shares held by the deceased shareholder at the price determined in accordance with Section 3.1 of the agreement.

     To facilitate the continuation of the Company's business without disruption and to provide for partial or full funding of the purchase of shares upon the death of a shareholder, each shareholder shall purchase and maintain a whole life insurance policy insuring the life of the other shareholder in the initial face amount of $2 million. Each shareholder shall be the owner and beneficiary of the policy insuring the life of the other shareholder. Effective upon closing of the sale of the Company to Advantix, Inc., such agreement was cancelled.

14. LITIGATION SETTLEMENT

     In 1993, The Company was named as a co-defendant in actions alleging violation of certain antitrust laws. The suits sought damages totaling $200 million. On May 11, 1994 the case was settled in the Superior Court of the State of California. The Court ordered the Company to pay $375,000 to Plaintiff's counsel and required the Company to distribute tickets worth $75,000 to various charities. The $375,000 was charged to expense for the year ended March 31, 1994. No amount has been accrued for the distributed tickets, as there will be no cost to BASS. On April 29, 1996, the Company entered into an agreement with BASS Tickets Foundation to solicit ticket donations and to distribute the tickets to various charitable organizations and other organizations as defined in the agreement. The Company is required by the settlement to distribute $250,000 worth of tickets per year over three years. The Company is paying BASS Tickets Foundation an annual fee of $10,000 for each of the three years for the distribution of the tickets. As of March 31, 1997, approximately $286,000 worth of tickets had been distributed. The settlement was appealed by persons who have opted out of the settlement. On July 10, 1995 a new complaint was filed alleging virtually word-for-word the same purported violations cited in the original class action lawsuit for the time period after the date of the original complaint filing.

     During 1996, both the 1995 claim and appeal were settled for $134,200, with BASS and Ticketmaster equally sharing the liability. As of March 31, 1997, BASS has paid $59,100 of its $67,100 share of the settlement, and the remainder is to be paid in installments through February 1, 1999.

15. STOCK OPTION AGREEMENT

     The Company has entered into a nonqualified stock option agreement, effective October 1, 1996, for a key employee, under which options to purchase shares of the Company's common stock were granted with an exercise price of $20 per share. Options may be exercised at the discretion of the employee through September 30, 2006. No compensation expense has been charged to operations in 1997.

     The following is a summary of transactions:

                                                                 SHARES
                                                              UNDER OPTIONS
                                                              -------------
Outstanding, April 1, 1996..................................         --
Granted.....................................................     15,000
Canceled....................................................         --
Exercised...................................................         --
                                                                 ------
Outstanding, September 26, 1997.............................     15,000
                                                                 ======
Eligible for exercise currently.............................     15,000
                                                                 ======

                         BAY AREA SEATING SERVICE, INC.

16. DEFERRED REVENUE

     The Company has multiple advertising and sponsorship agreements, which often result in deferred revenue. During 1997 the Company entered into a three-year agreement with a sponsor to provide advertising and promotional opportunities through the Company's marketing programs. The sponsor agreed to pay $125,000 each year beginning November 1, 1996 for a total of $375,000. Of the total agreement amount, $75,000 has been recognized during the year ended March 31, 1997 and $300,000 has been deferred.

     Total deferred revenue as of March 31, 1997 and 1996 is as follows:

                                                        MARCH 31,    MARCH 31,
                                                          1996         1997
                                                        ---------    ---------
Sponsorship agreement.................................  $     --     $ 300,000
Other advertising agreements..........................   104,127        77,025
Entertainment guide...................................    92,648            --
                                                        --------     ---------
                                                         196,775       377,025
Less long-term portion................................        --      (175,000)
                                                        --------     ---------
                                                        $196,775     $ 202,025
                                                        ========     =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of ProTix, Inc.

We have audited the accompanying consolidated balance sheet of ProTix, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProTix, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
May 17, 1999

                         PROTIX, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                  ASSETS
Current assets:
  Cash and cash equivalents.................................   $  930,945
  Accounts receivable, net of allowance for doubtful
     accounts of $219,259...................................      624,867
  Notes receivable -- current...............................      416,439
  Inventory.................................................      121,572
  Prepaid expenses..........................................      146,179
                                                               ----------
          Total current assets..............................    2,240,002

Property and equipment, net.................................    1,174,324
Intangible assets...........................................    1,063,069
Notes receivable -- net of current portion..................      545,188
                                                               ----------
          Total assets......................................   $5,022,583
                                                               ==========

                  LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and due to venues........................   $1,075,502
  Accrued liabilities.......................................      233,916
  Other liabilities.........................................      115,059
  Current portion of long-term debt, short-term debt and
     capital lease obligations..............................    2,530,211
                                                               ----------
          Total current liabilities.........................    3,954,688

Long-term debt and capital lease obligations, net of current
  portion...................................................    1,279,213
Minority interest liability.................................      130,389

Commitments and contingencies

Shareholders' deficit:
  Common share, $1 par value; 56,000 shares Authorized
     20,000 shares issued and outstanding...................       20,000
  Additional paid-in capital................................      289,530
  Accumulated deficit.......................................     (651,237)
                                                               ----------
          Total shareholders' deficit.......................     (341,707)
                                                               ----------
          Total liabilities and shareholders' deficit.......   $5,022,583
                                                               ==========

The accompanying notes are an integral part of this consolidated balance sheet.

                         PROTIX, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Revenues:
  Ticketing services and other..............................   $4,519,545
  Software licensing and services...........................    2,433,643
  Hardware..................................................      486,746
                                                               ----------
Total revenues..............................................    7,439,934
                                                               ----------
Cost of services:
  Ticketing services........................................      794,916
  Software licensing and hardware...........................      372,230
                                                               ----------
Total cost of services......................................    1,167,146
                                                               ----------
Gross profit................................................    6,272,788

Operating expenses:
  Sales, marketing and general and administrative...........    5,083,368
  Depreciation and amortization of intangibles..............      709,477
                                                               ----------
Total operating expenses....................................    5,792,845
                                                               ----------
Income from operations......................................      479,943

Other (income) expenses:
  Interest income...........................................      (79,851)
  Interest expense..........................................      352,525
  Other expense.............................................       19,434
  Minority interest.........................................      114,526
                                                               ----------
Total other (income) expenses...............................      406,634
                                                               ----------

Income before provision for income taxes....................       73,309
Provision for income taxes..................................      159,204
                                                               ----------
Net loss....................................................   $  (85,895)
                                                               ==========

   The accompanying notes are an integral part of this consolidated financial statement.

                         PROTIX, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT

                                      COMMON STOCK         ADDITIONAL
                                    -----------------        PAID-IN        ACCUMULATED
                                    SHARES    AMOUNT         CAPITAL          DEFICIT        TOTAL
                                    ------    -------    ---------------    -----------    ---------
Balance, December 31, 1996........  20,000    $20,000       $289,530         $(482,070)    $(172,540)
  Distributions...................      --         --             --           (83,272)      (83,272)
  Net loss........................      --         --             --           (85,895)      (85,895)
                                    ------    -------       --------         ---------     ---------
Balance, December 31, 1997........  20,000    $20,000       $289,530         $(651,237)    $(341,707)
                                    ======    =======       ========         =========     =========

  The accompanying notes are an integral part of this consolidated statement.

                         PROTIX, INC. AND SUBSIDIARIES

                      STATEMENT OF CONSOLIDATED CASH FLOWS

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $   (85,895)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization of intangibles..............      709,477
  Minority interest:........................................      114,526
Changes in operating assets and liabilities:
  Accounts receivable.......................................      (69,474)
  Prepaid expenses and inventory............................     (161,449)
  Accounts payable and due to venues........................      420,667
  Accrued liabilities.......................................       82,189
  Other liabilities.........................................      (46,067)
                                                              -----------
     Net cash provided by operating activities..............      963,974

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (584,306)
  Cash paid for notes receivable............................     (694,412)
  Payments received on notes receivable.....................      209,904
                                                              -----------
     Net cash used in investing activities..................   (1,068,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of long-term debt..............    1,967,223
  Principal payments on long-term debt and capital lease
     obligations............................................   (1,351,903)
  Distributions to partners.................................      (83,272)
                                                              -----------
     Net cash provided by financing activities..............      532,048

NET INCREASE IN CASH........................................      427,208
CASH AND CASH EQUIVALENTS, beginning of year................      503,737
                                                              -----------
CASH AND CASH EQUIVALENTS, end of year......................  $   930,945
                                                              ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
  Interest paid.............................................  $   349,065
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligations entered into for equipment......  $    11,379
                                                              ===========

   The accompanying notes are an integral part of this consolidated financial statement.

                         PROTIX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. COMPANY BACKGROUND

     ProTix, Inc. ("ProTix," collectively with its subsidiaries, the "Company") was originally organized as Prologue Systems Limited Partnership under the laws of the State of Wisconsin in April 1988 and was incorporated as Prologue Systems, Inc. on June 12, 1990. In December 1991, the Company entered the ticketing services business and formed ProTix Limited Partnership I to serve organizations and consumers in the Washington DC/Baltimore metropolitan area. Operations began in May 1992. In 1995, the Company established regional offices in Windsor, Connecticut and Albuquerque, New Mexico, and began providing ticketing services in those metropolitan areas. On December 31, 1996, the Company merged with All Pro Management Group, Inc. and changed its name to ProTix, Inc. In October 1998, Advantix, Inc. acquired 100% of the Company's stock.

     The Company provides ticketing and related services worldwide to various clients such as performing arts centers, amphitheaters, professional sports franchises and concert promoters through the use of proprietary ticketing software.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements and related notes include the accounts of ProTix and its subsidiaries, ProTix Limited Partnership I, ProTix Connecticut General Partnership and ProTix Access Control LLC. All intercompany account balances and transactions have been eliminated in consolidation. The results of operations of each acquired business have been consolidated for all periods subsequent to the date of acquisition.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company generates revenues primarily through convenience and handling fees charged to consumers for the sale and distribution of tickets on behalf of its clients, and through license and support fees charged directly to its clients for the use of its software. The Company recognizes convenience and handling fees revenue from ticket sales at the time the sale is made.

     Revenue from software licensing and support is recognized in accordance with Statement of Position 97-2, "Software Revenue Recognition," which establishes rules for the recognition of the Company's software and maintenance and support revenues. Software revenue is recognized in sales contracts when the following conditions are met: a signed contract is obtained, delivery has occurred, the total sales price is fixed and determinable, collectibility is probable, and any uncertainties with regard to customer acceptance are resolved. Deferred revenue consists primarily of deferred software support revenue related to the license of the Company's software, and related fees under maintenance and support contracts. Deferred support revenue is recognized as it is earned, over the term of the related agreement.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                         PROTIX, INC. AND SUBSIDIARIES

ACCOUNTS RECEIVABLE

     Accounts receivable are due principally from retail ticketing outlets and represent the face value of the tickets sold plus convenience fees, generally net of outlet commissions.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets (four years) or, for leasehold improvements, over the term of the lease, if shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization is removed and any gain or loss is reflected in results of operations.

DUE TO VENUES

     Due to venues represents contractual amounts due for tickets sold by the Company on behalf of the organizations that sponsor events.

INCOME TAXES

     Deferred income taxes are provided for temporary differences between financial accounting and taxable income under the liability method, as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company has filed an election with the Internal Revenue Service, which causes any federal taxes on the earnings of the Company to be passed through the Company and paid directly by its shareholder. The provision for income taxes consists primarily of foreign income taxes on revenues generated overseas. For state tax purposes, the Company's current tax rate is 1.5%.

DEFERRED REVENUE

     Deferred revenue consists primarily of deferred software support revenue related to the license of the Company's software, and related fees under maintenance and support contracts. Deferred revenue is recognized as it is earned, over the term of the related agreement.

 3. BUSINESS COMBINATIONS

     On December 4, 1997, Protix Access Control LLC ("PAC") was formed. The Company's initial capital contribution upon execution of the agreement entitled it to a 60% interest in PAC. On December 19, 1997, PAC entered into an asset purchase agreement with Data Service Company of America, Inc. ("DSCA"). As of the date of acquisition, DSCA had a net asset value of approximately zero. In consideration of the assignment and transfer of the purchased assets, with a fair value of approximately $387,000, PAC assumed all the obligations and liabilities of DSCA equaling approximately $388,000. The acquisition was accounted for as a purchase.

                         PROTIX, INC. AND SUBSIDIARIES

 4. DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31, 1997:

                                                     USEFUL LIVES
                                                     ------------
Furniture and fixtures.............................     5-7 years    $   949,740
Computer equipment.................................       3 years      2,462,315
Leasehold improvements.............................       5 years         25,457
                                                                     -----------
                                                                       3,437,512
Accumulated depreciation...........................                   (2,263,188)
                                                                     -----------
Net property and equipment.........................                  $ 1,174,324
                                                                     ===========

     Total depreciation expense was $560,473 for the year ended December 31, 1997.

INTANGIBLE ASSETS

     Intangible assets consisted of the following as of December 31, 1997:

                                                      USEFUL LIVES
                                                      ------------
Goodwill............................................      10 years    $  478,959
Customer acquisition costs..........................      10 years       825,000
Organizational fees.................................       5 years        44,674
Loan fees and other.................................     6-7 years        34,506
                                                                      ----------
                                                                       1,383,139
Accumulated amortization............................                    (320,070)
                                                                      ----------
Total intangible assets.............................                  $1,063,069
                                                                      ==========

NOTES RECEIVABLE

     Notes receivable consisted of the following at December 31, 1997:

Note receivable from affiliate at 9.4%; maturing March 31,
  2004......................................................  $ 694,413
Related party notes receivable at various rates from 8.0% to
  9.0%; due and payable.....................................    267,214
                                                              ---------
                                                                961,627
Less current portion........................................   (416,439)
                                                              ---------
Total notes receivable......................................  $ 545,188
                                                              =========

ACCRUED LIABILITIES

     Accrued liabilities consisted of the following as of December 31, 1997:

Payroll and payroll related.................................  $144,195
Accrued interest............................................    77,087
Other.......................................................    12,634
                                                              --------
Total accrued liabilities...................................  $233,916
                                                              ========

                         PROTIX, INC. AND SUBSIDIARIES

 5. LONG-TERM DEBT, SHORT-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consisted of the following as of December 31, 1997:

Various bank notes payable at prime plus 1.0%; maturing at
  various dates from 1998 through 2005......................  $ 2,202,284
Line of credit at 10.5%; payable on demand..................       96,987
Line of credit at prime plus 1%; payable on demand..........      200,000
Notes payable to various shareholders of the Company at
  9.5%; maturing April 1, 2002 and 2003.....................      463,654
Note payable to affiliate at 9.4%; maturing December 31,
  2004......................................................      694,412
Various capital lease obligations bearing interest rates
  ranging from 10.7% to 15.8% payable in monthly
  installments of approximately $16,786, with maturity dates
  ranging from October 1, 1998 to December 1, 2001..........      152,087
                                                              -----------
Total debt..................................................    3,809,424
Less -- current portion.....................................   (2,530,211)
                                                              -----------
                                                              $ 1,279,213
                                                              ===========

     Annual maturities of long-term debt and capital lease obligations of December 31, 1997 are as follows:

Year ending December 31:
  1998...........................................  $2,530,211
  1999...........................................     483,302
  2000...........................................     292,718
  2001...........................................     263,460
  2002...........................................     219,202
  Thereafter.....................................      20,531
                                                   ----------
                                                   $3,809,424
                                                   ==========

 6. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and equipment under various operating leases that expire at various dates through 2002. Total rent expense under these operating leases was approximately $136,377 for the year ended December 31, 1997. Future minimum rentals on these operating leases are as follows:

Year ending December 31:
  1998...........................................  $  249,080
  1999...........................................     239,139
  2000...........................................      76,698
  2001...........................................       5,869
  2002...........................................       4,426
  Thereafter.....................................     575,213
                                                   ----------
                                                   $1,150,425
                                                   ==========

LITIGATION

     The Company is subject to litigation in the normal course of its business. In the opinion of management, the disposition of all litigation pending will not have a material effect on the Company's consolidated financial condition and results of operations.

                         PROTIX, INC. AND SUBSIDIARIES

 7. MINORITY INTEREST

     The Company has three separate legal entities. The purpose of Protix Limited Partnership I and ProTix Connecticut GP is to provide ticketing services, and ProTix Access Control LLC provides technical interface capabilities via hardware and software development. For financial reporting purposes, the assets, liabilities and earnings of the partnership entities have been included in the Company's consolidated financial statements. The outside investor's limited partnership interests in the partnerships have been recorded as minority interests.

 8. EMPLOYEE BENEFIT PLANS

     The Company maintains a defined contribution and profit sharing benefit plan (the "Plan") covering substantially all of its employees. Company contributions to the Plan are voluntary and at the discretion of the Company. For the year ended December 31, 1997, the Company's matching contributions to the Plan were $8,300.

 9. SALE OF THE COMPANY

     On October 16, 1998, the Company was acquired by Tickets.com (formerly, Advantix, Inc.). The aggregate purchase price was approximately $7,511,000, which includes costs of the acquisition. The aggregate consideration includes the issuance of 714,979 shares of Advantix' common stock, $1,620,000 in cash and an aggregate of $1,297,000 in promissory notes bearing interest at 1.0% above the prime rate, as defined. Additional consideration consisting of warrants to purchase up to 1,435,419 shares of Advantix' common stock at an exercise price of $0.01 may be issued over an 18 month period.

     In conjunction with the acquisition, Advantix entered into a noncompete agreement with a former officer of the Company, which prohibits him from competing with the business of Advantix for a period of three years. Consideration for the noncompete agreement totaled $162,000 to be paid over three years.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
TicketsLive Corporation:

     We have audited the accompanying consolidated balance sheets of TicketsLive Corporation (formerly Select Technologies Corporation) and subsidiaries, as of April 30, 1997 and 1998, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TicketsLive Corporation and subsidiaries as of April 30, 1997 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.
/s/ KPMG LLP
Syracuse, New York
June 12, 1998

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                                ASSETS (NOTE 6)

                                                                  APRIL 30,
                                                           ------------------------   JANUARY 31,
                                                              1997         1998          1999
                                                           ----------   -----------   -----------
                                                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents..............................  $   96,805   $ 3,843,948   $   181,931
  Accounts receivable, net of allowance for doubtful
     accounts of $131,000 in 1997, $208,000 in 1998, and
     $202,000 in 1999 (unaudited)........................   1,626,789     1,606,523     1,651,715
  Notes receivable -- current............................     185,005       165,873       149,211
  Inventories............................................     222,062       217,321       292,105
  Prepaid expenses and other current assets..............     184,911       181,236       442,796
  Deferred income taxes..................................      47,825            --            --
                                                           ----------   -----------   -----------
          Total current assets...........................   2,363,397     6,014,901     2,717,758
Notes receivable -- long-term............................     306,892       221,954       132,683
Property and equipment, less accumulated depreciation....     664,062       588,848       778,278
                                                           ----------   -----------   -----------
                                                           $3,334,351   $ 6,825,703   $ 3,628,719
                                                           ==========   ===========   ===========

                              LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Short-term borrowings..................................  $  391,837   $   120,396   $   162,342
  Current portion of long-term debt......................     156,529       109,945       203,159
  Current portion of obligations under capital leases....       6,415         4,651         3,985
  Accounts payable.......................................   1,230,051     1,406,660     1,035,470
  Accrued liabilities....................................     494,547       734,161     1,042,728
  Accrued restructuring liability........................          --       227,417            --
  Income taxes payable...................................     174,686       241,494       170,085
  Deferred revenue.......................................     695,403       573,973       611,231
                                                           ----------   -----------   -----------
          Total current liabilities......................   3,149,468     3,418,697     3,229,000
Long-term debt...........................................     130,691        19,520            --
Obligations under capital leases.........................         650         5,411         3,585
Deferred income taxes....................................      64,685        22,000        22,947
                                                           ----------   -----------   -----------
          Total liabilities..............................   3,345,494     3,465,628     3,255,532
                                                           ----------   -----------   -----------
Redeemable Series A preferred stock, 9% cumulative,
  convertible stock, $1 par value, with a redemption and
  liquidation value of $1 per share; 5,000,000 shares
  authorized, issued and outstanding in 1998 and 1999
  (unaudited)............................................          --     4,667,982     5,047,400
                                                           ----------   -----------   -----------
Commitments
Stockholders' deficit:
  Common stock, $.01 par value -- 25,000,000 shares
     authorized; 8,894,694 shares issued and outstanding
     in 1998 and 1999 (unaudited) (note 12)..............         113        88,947        88,947
  Additional paid-in capital.............................     183,231        96,397        96,397
  Accumulated deficit....................................    (175,180)   (1,469,710)   (4,819,533)
  Accumulated other comprehensive loss...................     (19,307)      (23,541)      (40,024)
                                                           ----------   -----------   -----------
          Total stockholders' deficit....................     (11,143)   (1,307,907)   (4,674,213)
                                                           ----------   -----------   -----------
                                                           $3,334,351   $ 6,825,703   $ 3,628,719
                                                           ==========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED              NINE MONTHS ENDED
                                                    APRIL 30,                 JANUARY 31,
                                            -------------------------   ------------------------
                                               1997          1998          1998         1999
                                            -----------   -----------   ----------   -----------
                                                                              (UNAUDITED)
Revenues:
  Software and services...................  $ 7,666,639   $ 8,584,825   $6,686,484   $ 6,169,239
  Hardware and related resale items.......    2,866,076     3,308,675    2,613,540     2,164,540
                                            -----------   -----------   ----------   -----------
          Total revenues..................   10,532,715    11,893,500    9,300,024     8,333,779
                                            -----------   -----------   ----------   -----------
Costs of revenues:
  Software and services...................    2,946,250     3,293,514    2,388,634     2,852,511
  Hardware and related resale items.......    2,059,166     2,319,904    1,786,676     1,534,222
                                            -----------   -----------   ----------   -----------
          Total costs of revenues.........    5,005,416     5,613,418    4,175,310     4,386,733
                                            -----------   -----------   ----------   -----------
          Gross profit....................    5,527,299     6,280,082    5,124,714     3,947,046
Operating expenses:
  Selling, general and administrative
     expenses.............................    6,256,184     6,438,809    4,475,794     5,856,228
  Technology development..................      629,065       783,978      596,326     1,111,085
  Restructuring provision.................           --       227,417           --            --
                                            -----------   -----------   ----------   -----------
          Total operating expenses........    6,885,249     7,450,204    5,072,120     6,967,313
                                            -----------   -----------   ----------   -----------
          Operating income (loss).........   (1,357,950)   (1,170,122)      52,594    (3,020,267)
                                            -----------   -----------   ----------   -----------
Other (income) expense:
  Interest (income) expense, net..........       49,117        14,348       22,069       (57,858)
  Other, net..............................       10,332        (5,314)       4,867         4,012
                                            -----------   -----------   ----------   -----------
          Total other (income) expense....       59,449         9,034       26,936       (53,846)
                                            -----------   -----------   ----------   -----------
          Income (loss) before income
            taxes.........................   (1,417,399)   (1,179,156)      25,658    (2,966,421)
Income tax expense (benefit)..............      (81,603)      115,374       91,904         3,984
                                            -----------   -----------   ----------   -----------
          Net loss........................  $(1,335,796)  $(1,294,530)  $  (66,246)  $(2,970,405)
                                            ===========   ===========   ==========   ===========
Net loss per common and common equivalent
  share -- basic and diluted..............  $     (0.13)  $     (0.14)  $    (0.01)  $     (0.38)
                                            ===========   ===========   ==========   ===========
Shares used in computing net loss per
  common and common equivalent
  share -- basic and diluted..............   10,249,738     9,087,716    9,172,647     8,894,694
                                            ===========   ===========   ==========   ===========

          See accompanying notes to consolidated financial statements.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK, STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

                                                                                 STOCKHOLDERS' EQUITY (DEFICIT)
                                                                              -------------------------------------
                                                      REDEEMABLE PREFERRED
                                                             STOCK               COMMON STOCK         ADDITIONAL
                                                     ----------------------   -------------------       PAID-IN
                                                      SHARES       AMOUNT      SHARES     AMOUNT        CAPITAL
                                                     ---------   ----------   ---------   -------   ---------------
Balances, April 30, 1996...........................         --   $       --         104   $   104      $ 49,900
Comprehensive income:
  Net loss.........................................         --           --          --        --            --
  Other comprehensive income -- cumulative foreign
    currency translation adjustments...............         --           --          --        --            --
         Total comprehensive loss..................
Issuance of common stock...........................         --           --           9         9       133,331
                                                     ---------   ----------   ---------   -------      --------
Balances, April 30, 1997...........................         --           --         113       113       183,231
Comprehensive income:
  Net loss.........................................         --           --          --        --            --
  Other comprehensive loss -- cumulative foreign
    currency translation adjustments...............         --           --          --        --            --
         Total comprehensive loss..................
Issuance of redeemable preferred stock.............  5,000,000    4,667,982          --        --            --
Issuance of common stock...........................         --           --           1         1        19,999
Purchase of common stock...........................         --           --         (18)      (18)      (17,982)
Common stock recapitalization......................         --           --   8,894,598    88,851       (88,851)
                                                     ---------   ----------   ---------   -------      --------
Balances, April 30, 1998...........................  5,000,000    4,667,982   8,894,694    88,947        96,397
Comprehensive income:
  Net loss (unaudited).............................         --           --          --        --            --
  Other comprehensive loss -- cumulative foreign
    currency translation adjustments (unaudited)...         --           --          --        --            --
         Total comprehensive loss..................
Dividends on redeemable preferred stock
  (unaudited)......................................         --      379,418          --        --            --
                                                     ---------   ----------   ---------   -------      --------
Balances, January 31, 1999 (unaudited).............  5,000,000   $5,047,400   8,894,694   $88,947      $ 96,397
                                                     =========   ==========   =========   =======      ========

                                                            STOCKHOLDERS' EQUITY (DEFICIT)
                                                     --------------------------------------------
                                                       RETAINED      ACCUMULATED        TOTAL
                                                       EARNINGS         OTHER       STOCKHOLDERS'
                                                     (ACCUMULATED   COMPREHENSIVE      EQUITY
                                                       DEFICIT)     INCOME (LOSS)     (DEFICIT)
                                                     ------------   -------------   -------------
Balances, April 30, 1996...........................  $ 1,160,616      $(43,861)      $ 1,166,759
Comprehensive income:
  Net loss.........................................   (1,335,796)           --        (1,335,796)
  Other comprehensive income -- cumulative foreign
    currency translation adjustments...............           --        24,554            24,554
                                                                                     -----------
         Total comprehensive loss..................                                   (1,311,242)
                                                                                     -----------
Issuance of common stock...........................           --            --           133,340
                                                     -----------      --------       -----------
Balances, April 30, 1997...........................     (175,180)      (19,307)          (11,143)
Comprehensive income:
  Net loss.........................................   (1,294,530)           --        (1,294,530)
  Other comprehensive loss -- cumulative foreign
    currency translation adjustments...............           --        (4,234)           (4,234)
                                                                                     -----------
         Total comprehensive loss..................                                   (1,309,907)
                                                                                     -----------
Issuance of redeemable preferred stock.............           --            --                --
Issuance of common stock...........................           --            --            20,000
Purchase of common stock...........................           --            --           (18,000)
Common stock recapitalization......................           --            --                --
                                                     -----------      --------       -----------
Balances, April 30, 1998...........................   (1,469,710)      (23,541)       (1,307,907)
Comprehensive income:
  Net loss (unaudited).............................   (2,970,405)           --        (2,970,405)
  Other comprehensive loss -- cumulative foreign
    currency translation adjustments (unaudited)...           --       (16,483)          (16,483)
                                                                                     -----------
         Total comprehensive loss..................                                   (2,986,888)
                                                                                     -----------
Dividends on redeemable preferred stock
  (unaudited)......................................     (379,418)           --          (379,418)
                                                     -----------      --------       -----------
Balances, January 31, 1999 (unaudited).............  $(4,819,533)     $(40,024)      $(4,674,213)
                                                     ===========      ========       ===========

          See accompanying notes to consolidated financial statements.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEAR ENDED               NINE MONTHS ENDED
                                                 APRIL 30,                   JANUARY 31,
                                         --------------------------    ------------------------
                                            1997           1998          1998          1999
                                         -----------    -----------    ---------    -----------
                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net loss.............................  $(1,335,796)   $(1,294,530)   $ (66,246)   $(2,970,405)
  Adjustments to reconcile net loss to
     net cash provided by (used in)
     operating activities:
     Depreciation and amortization.....      411,027        298,021      293,579        216,584
     Deferred income taxes.............     (222,240)         5,140       32,585            947
     Restructuring provision...........           --        227,417           --             --
     Changes in operating assets and
       liabilities:
       Accounts receivable.............      382,157         20,266      158,877        (45,192)
       Inventories.....................       60,802          4,741       43,544        (74,784)
       Prepaid expenses and other
          current assets...............      108,237          3,675        4,691       (261,560)
       Notes receivable................     (181,675)       104,070       81,177        105,933
       Accounts payable................      418,069        176,609      126,041       (371,190)
       Accrued liabilities.............      (29,445)       239,614     (194,236)       308,567
       Accrued restructuring
          liability....................           --             --           --       (227,417)
       Income taxes payable............       53,460         66,808       52,810        (71,409)
       Deferred revenue................       96,506       (121,430)    (120,400)        37,258
                                         -----------    -----------    ---------    -----------
          Net cash provided by (used
            in) operating activities...     (238,898)      (269,599)     412,422     (3,352,668)
                                         -----------    -----------    ---------    -----------
Cash flows from investing activities --
  purchases of equipment...............     (288,039)      (207,245)     (55,957)      (164,325)
                                         -----------    -----------    ---------    -----------
Cash flows from financing activities:
  Net change in short-term
     borrowings........................      142,228       (271,441)     (53,532)        41,946
  Proceeds from long-term debt.........       89,585             --           --             --
  Payments on long-term debt...........     (135,143)      (157,755)    (133,079)      (167,995)
  Payments on capital leases...........      (18,813)       (12,565)      (4,839)        (2,492)
  Purchase of common stock.............           --        (18,000)     (18,000)            --
  Issuance of common stock.............      133,340         20,000           --             --
  Issuance of redeemable preferred
     stock.............................           --      4,667,982           --             --
                                         -----------    -----------    ---------    -----------
          Net cash provided by (used
            in) financing activities...      211,197      4,228,221     (209,450)      (128,541)
                                         -----------    -----------    ---------    -----------
Effect of foreign exchange rate
  changes..............................       24,554         (4,234)     (31,315)       (16,483)
                                         -----------    -----------    ---------    -----------
          Net increase (decrease) in
            cash and cash
            equivalents................     (291,186)     3,747,143      115,700     (3,662,017)
Cash and cash equivalents at beginning
  of period............................      387,991         96,805       96,805      3,843,948
                                         -----------    -----------    ---------    -----------
Cash and cash equivalents at end of
  period...............................  $    96,805    $ 3,843,948    $ 212,505    $   181,931
                                         ===========    ===========    =========    ===========

          See accompanying notes to consolidated financial statements.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) NATURE OF OPERATIONS

     TicketsLive Corporation (formerly Select Technologies Corporation prior to its name change effective June 26, 1998) and its subsidiaries (the Company) are engaged in the development, marketing and support of microcomputer based ticketing, reservation, and events management systems for sports and entertainment venues. The Company serves international markets comprised of both public and private sector customers.

  (b) BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of TicketsLive Corporation and its wholly owned subsidiaries located in the United States, United Kingdom, the Netherlands, Germany, and Australia. All significant intercompany balances and transactions have been eliminated in consolidation.

  (c) REVENUE RECOGNITION

     Effective May 1, 1998, the Company adopted the provisions of Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing, or otherwise marketing computer software. The adoption of SOP 97-2 did not have a material effect on the Company's operations.

     Revenues derived from hardware sales, license fees, and royalties are recognized at the time the system is delivered to the customer, installed and becomes operational. Revenues from postcontract support agreements are recognized ratably over the term of the related agreement. Revenues from the provision of other service elements (primarily support and consulting) is recognized as the services are provided.

  (d) CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. Cash includes cash on hand and demand deposits with financial institutions.

  (e) INVENTORIES

     Inventories are valued at the lower of cost or market with cost being determined on the basis of the first-in, first-out (FIFO) method.

  (f) PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed by the straight-line method based on estimated useful lives of three to seven years. Leasehold improvements are depreciated on a straight-line basis over their estimated useful life, or the term of the related lease, if shorter.

  (g) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) FOREIGN CURRENCY TRANSLATION

     Foreign currency assets and liabilities are translated into U.S. dollars at the current exchange rate in effect at year end. All income and expenses are translated at the weighted average exchange rates during the year. Translation adjustments result from the process of translating foreign currency financial statements into U.S. dollars. These translation adjustments, which are generally not included in the determination of net earnings, are reported separately as a component of stockholders' equity (deficit).

  (i) TECHNOLOGY DEVELOPMENT

     Technology development expenses consist primarily of payroll and related expenses of development and operations personnel, and systems and telecommunications infrastructure costs.

  (j) NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (Statement 128). Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is based on the weighted average number of common shares outstanding. Diluted earnings per share is based on the weighted average number of common shares outstanding, plus any dilutive potential common shares.

     Anti-dilutive potential common shares outstanding were 493,151 for the year ended April 30, 1998 and 5,650,776 for the nine months ended January 31, 1999. For the nine months ended January 31, 1999, the net loss was increased by cumulative redeemable preferred stock dividends of $379,418 to arrive at net loss attributable to common stockholders in calculating basic and diluted loss per share.

     Earnings per share amounts for all periods have been restated to conform to Statement 128 requirements. The adoption of Statement 128 did not have a material effect on the calculation of earnings per share.

  (k) STOCK OPTIONS

     The Company accounts for its stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. On May 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in Statement 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure stipulated by Statement 123.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

  (l) FINANCIAL INSTRUMENTS

     The Company's financial instruments, which include cash and cash equivalents, accounts and notes receivable, accounts payable, and long-term debt, are stated at cost which approximates fair value at April 30, 1997 and 1998, and January 31, 1999.

  (m) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (n) COMPREHENSIVE INCOME (LOSS)

     On May 1, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income (Statement 130). Statement 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income (loss) and net unrealized gains (losses) on foreign currency fluctuations and is presented in the consolidated statements of redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss). The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

  (o) RECENT PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (Statement 131), was issued in 1997. Statement 131 establishes standards for the reporting of information about operating segments and related disclosures about products and services, geographic areas, and major customers. Adoption of Statement 131 will be required in fiscal 1999 and will require interim disclosures beginning in fiscal 2000. Adoption of Statement 131 is not expected to have a material effect on the Company's financial statement disclosures.

  (p) INTERIM RESULTS (UNAUDITED)

     The accompanying consolidated balance sheet at January 31, 1999 and the related consolidated statements of operations and cash flows for the nine months ended January 31, 1998 and 1999, and the statement of redeemable preferred stock, stockholders' equity (deficit) and comprehensive income (loss) for the nine months ended January 31, 1999 are unaudited. In the opinion of management, these consolidated statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to the consolidated financial statements at such dates and for such periods is unaudited.

  (q) RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform with the current period presentation.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(2) INVENTORIES

     The components of inventories are as follows:

                                                          APRIL 30,
                                                     --------------------    JANUARY 31,
                                                       1997        1998         1999
                                                     --------    --------    -----------
                                                                             (UNAUDITED)
Microcomputer hardware, peripherals and purchased
  software.........................................  $204,239    $216,852     $274,849
Goods on consignment...............................    17,823         469       17,256
                                                     --------    --------     --------
                                                     $222,062    $217,321     $292,105
                                                     ========    ========     ========

(3) NOTES RECEIVABLE

     The Company has entered into agreements with certain customers to allow such customers to finance the purchase of hardware and software over time. The terms of the agreements vary, but generally call for fixed monthly payments (including interest at varying rates) for up to a five year period. Notes receivable amounted to $491,897 and $387,827 at April 30, 1997 and 1998, respectively, and $281,894 at January 31, 1999 (unaudited).

(4) PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                        APRIL 30,
                                                 ------------------------    JANUARY 31,
                                                    1997          1998          1999
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Computer equipment.............................  $1,714,521    $1,690,904    $1,802,734
Office furniture and fixtures..................     737,172       770,506       871,097
Leasehold improvements.........................      30,571        32,924        18,014
Motor vehicles.................................      21,980            --            --
                                                 ----------    ----------    ----------
                                                  2,504,244     2,494,334     2,691,845
Less accumulated depreciation and
  amortization.................................   1,840,182     1,905,486     1,913,567
                                                 ----------    ----------    ----------
                                                 $  664,062    $  588,848    $  778,278
                                                 ==========    ==========    ==========

(5) SHORT-TERM BORROWINGS AND LONG-TERM DEBT

     The Company has short-term available borrowing capacity of $688,338, $778,189 and $735,310, of which $391,837, $120,396 and $162,342 was outstanding at April 30, 1997 and 1998, and January 31, 1999 (unaudited), respectively. As of April 30, 1998 and January 31, 1999, outstanding borrowings under the facilities consist of domestic overdraft facilities of $0 and $51,503, respectively, bearing interest at prime (8.5% at April 30, 1998), and foreign overdraft facilities of $120,396 and $110,839, respectively, bearing interest at 10.25%.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

     Long-term debt consists of the following:

                                                                  APRIL 30,
                                                             --------------------    JANUARY 31,
                                                               1997        1998         1999
                                                             --------    --------    -----------
                                                                                     (UNAUDITED)
Note payable, at prime plus 1%, payable in monthly
  installments of $7,778 through November 10, 1998.........  $147,778    $ 54,445     $     --
Note payable, at prime plus 1%, payable in monthly
  installments of $2,778 through January 10, 1999..........    58,333      25,000           --
Note payable, at prime plus 1%, payable in monthly
  installments of $1,750 through December 4, 1999..........    56,000      35,000       19,251
Term loan, at 9.2%, payable in monthly installments of $837
  through November 30, 1999................................    25,109      15,020       10,710
Note payable, with an effective interest rate of 8.75%,
  payable in quarterly installments of $43,102 through
  January 1, 2000..........................................        --          --      173,198
                                                             --------    --------     --------
                                                              287,220     129,465      203,159
  Less current portion.....................................   156,529     109,945      203,159
                                                             --------    --------     --------
                                                             $130,691    $ 19,520     $     --
                                                             ========    ========     ========

     The short-term borrowing facilities and notes payable are secured by the Company's assets, excluding cash and cash equivalents, and personal guarantees of the majority stockholders. The term loan is secured by certain foreign equipment.

     The aggregate maturities of long-term debt for each of the years subsequent to April 30, 1998 are as follows: 1999 -- $109,945 and 2000 -- $19,520.

     The debt agreements contain certain restrictions on the Company activities, including requirements for maintenance of a minimum net worth. The Company has complied with all restrictions and covenants, or has obtained the necessary waivers for technical violations, as of and for the years ended April 30, 1997 and 1998. The Company was not in compliance with certain restrictions and covenants as of and for the nine months ended January 31, 1999 relating to the note payable aggregating $19,251, nor had the Company obtained waivers for such technical violations. As of January 31, 1999, all debt is classified as current in the accompanying consolidated balance sheet in accordance with their normal amortization terms.

     Cash payments for interest on debt were $37,623 and $70,099 during fiscal 1997 and 1998, respectively, and $56,136 and $65,699 for the nine months ended January 31, 1998 and 1999 (unaudited), respectively.

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(6) LEASES

     The Company leases office space and certain equipment under various leases classified as operating and capital leases. Under the terms of these leases, the Company has future minimum lease obligations of:

                                                              CAPITAL    OPERATING
                                                              LEASES       LEASES
                                                              -------    ----------
Year ended April 30:
  1999......................................................  $ 5,187    $  494,035
  2000......................................................    5,187       395,703
  2001......................................................    3,459       362,327
  2002......................................................       --        50,738
  2003......................................................       --        12,951
                                                              -------    ----------
                                                               13,833    $1,315,754
                                                                         ==========
Less imputed interest.......................................    3,771
                                                              -------
Present value of minimum lease payments.....................   10,062
Less current portion of obligations under capital leases....    4,651
                                                              -------
Obligations under capital leases............................  $ 5,411
                                                              =======

     Rent expense on operating leases was $552,622 and $422,341 for the years ended April 30, 1997 and 1998, respectively.

(7) INCOME TAXES

     Income tax expense (benefit) consists of:

                                                    CURRENT     DEFERRED      TOTAL
                                                    --------    ---------    --------
Year ended April 30, 1997:
  U.S. federal....................................  $     --    $ (34,553)   $(34,553)
  State...........................................        --       (3,147)     (3,147)
  Foreign.........................................   140,637     (184,540)    (43,903)
                                                    --------    ---------    --------
                                                    $140,637    $(222,240)   $(81,603)
                                                    ========    =========    ========
Year ended April 30, 1998:
  U.S. federal....................................  $     --    $      --    $     --
  State...........................................        --           --          --
  Foreign.........................................   110,234        5,140     115,374
                                                    --------    ---------    --------
                                                    $110,234    $   5,140    $115,374
                                                    ========    =========    ========

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

     Income tax expense (benefit) differs from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:

                                                               YEAR ENDED APRIL 30,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Computed expected tax expense (benefit).....................  $(481,916)   $(400,913)
State income taxes, net of federal tax benefit..............     (2,077)          --
Nondeductible expenses......................................     27,884        5,918
Foreign tax rate differential...............................   (133,753)     (72,850)
Change in valuation allowance...............................    476,388      562,535
Other, net..................................................     31,871       20,684
                                                              ---------    ---------
                                                              $ (81,603)   $ 115,374
                                                              =========    =========

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented below:

                                                                     APRIL 30,
                                                             -------------------------
                                                                1997          1998
                                                             ----------    -----------
Deferred tax assets:
  Foreign net operating loss carryforwards.................  $  774,651    $ 1,278,360
  Federal net operating loss carryforwards.................     150,611        126,996
  State net operating loss carryforwards...................      39,773         37,669
  Provision for doubtful accounts..........................      41,221          5,645
  Inventory obsolescence...................................       6,604          8,624
  Restructuring provision..................................          --         20,952
  Other....................................................       9,606             --
                                                             ----------    -----------
          Gross deferred tax assets........................   1,022,466      1,478,246
Less valuation allowance...................................    (476,388)    (1,038,923)
                                                             ----------    -----------
          Net deferred tax assets..........................     546,078        439,323
                                                             ----------    -----------
Deferred tax liabilities:
  Deferred revenues........................................     519,335        425,306
  Tax depreciation.........................................      43,603         36,017
                                                             ----------    -----------
          Deferred tax liabilities.........................     562,938        461,323
                                                             ----------    -----------
          Net deferred tax liability.......................  $   16,860    $    22,000
                                                             ==========    ===========

     The deferred taxes are presented in the consolidated balance sheets as:

                                                                   APRIL 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
Current deferred income tax asset...........................  $ 47,825    $     --
Long-term deferred income tax liability.....................   (64,685)    (22,000)
                                                              --------    --------
                                                              $(16,860)   $(22,000)
                                                              ========    ========

     At January 31, 1999, the Company had available foreign net operating loss carryforwards of approximately $3,620,000 which can be carried forward indefinitely to offset foreign taxable income. At January 31, 1999, the Company has net operating loss carryforwards for federal and state income tax purposes of

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

approximately $2,475,000 and $2,953,000, respectively, which are available to offset future domestic taxable income through 2019.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, the reversal of deferred tax liabilities, or both, during the periods in which the related temporary differences become deductible. Based upon these issues, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets recognized, net of the existing valuation allowances.

     Cash payments for income taxes net of refunds were $57,098 and $43,426 during fiscal 1997 and 1998, respectively.

(8) RELATED PARTY TRANSACTIONS

     The Company's ticketing software products have been developed using network operating system and database software owned and developed by MegaSoft, Inc. (MegaSoft), a company principally owned by the majority shareholders of the Company. During 1997 and 1998, and for the nine months ended January 31, 1999 (unaudited), licensing and consulting fees paid to MegaSoft, included in costs of revenues, totaled $463,000, $314,266, and $130,579, respectively. Commencing in fiscal 1998, the Company entered into an agreement with MegaSoft to provide certain administrative, development and technical services. Services revenue recognized in conjunction with this agreement was $282,695 in fiscal 1998 and $130,005 for the nine months ended January 31, 1999. Included in accounts payable are amounts due to MegaSoft of $58,040, $29,062, and $34,575 at April 30, 1997 and 1998, and January 31, 1999 (unaudited), respectively.

(9) RETIREMENT PLAN

     Eligible employees of the Company may participate in a defined contribution 401(k) retirement plan. Under the plan, the Company matches 10% of the first 6% of participant contributions. In addition, the Company may make discretionary contributions as provided in the plan. Company contributions under the plan were $7,818 and $10,558, and $8,967 in fiscal 1997, 1998, and for the nine months ended January 31, 1999 (unaudited), respectively.

(10) INCENTIVE PLAN

     During fiscal 1998, the Board of Directors adopted an Incentive Plan (the
Plan) which permits the granting of incentive compensation to certain officers, employees, consultants and directors. The Company may grant any combination of incentive stock options (ISOs), nonqualified stock options (NSOs), stock appreciation rights, or restricted stock grants. On recapitalization of the Company's capital in March 1998 (note 12), a pool of stock options representing a maximum of 2,105,306 was established. The option price for ISOs may not be less than fair market value or par value per share of common stock on the date of the grant (or 110% of the fair market value if the grantee is a 10% stockholder). The option price per share of common stock with respect to each NSO will be determined by the Compensation Committee (the Committee) of the Board of Directors. There were no NSOs issued in fiscal 1997 and 1998, and for the nine months ended January 31, 1999 (unaudited).

     ISOs and NSOs become exercisable as determined by the Committee and must be exercised no later than ten years from the date of grant (or five years if the grantee is also a 10% stockholder).

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

     Information for the years ended April 30, 1997, 1998 and January 31, 1999 with respect to these plans are as follows:

                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                            OPTION      EXERCISE
                                                               SHARES        PRICE       PRICE
                                                              ---------    ---------    --------
Outstanding at April 30, 1997...............................         --       --            --
  ISOs issued...............................................    185,306      $.18         $.18
                                                              ---------
Outstanding at April 30, 1998...............................    185,306
  ISOs issued...............................................  1,428,800      $.50         $.50
                                                              ---------
Outstanding at January 31, 1999 (unaudited).................  1,614,106    $.18 - .50     $.47
                                                              =========
Shares exercisable at January 31, 1999 (unaudited)..........  1,614,106    $.18 - .50     $.47
                                                              =========
Shares available for grant at January 31, 1999
  (unaudited)...............................................    491,200
                                                              =========

     The per share weighted average fair value of stock options granted during fiscal 1998 and for the nine months ended January 31, 1999 was $.09 and $.23, respectively, on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                              1998      1999
                                                              ----      ----
Expected life...............................................   10        10
Interest rate...............................................  6.5%      6.2%
Dividend yield..............................................    0%        0%
Expected volatility.........................................    0%        0%

     The Company applies APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements. The pro forma impact of recognizing compensation cost based on the fair value at the grant date for stock options under SFAS No. 123 on the Company's reported operations was approximately $16,700 and $20,300 (unaudited) in fiscal 1998 and for the nine months ended January 31, 1999, respectively. Accordingly, the pro forma impact of recognizing compensation cost under SFAS No. 123 on basic and diluted loss per share was approximately $.002 in fiscal 1998 and for the nine months ended January 31, 1999.

     In connection with the Plan, the Company may grant stock appreciation rights (SARs). Units are awarded to participants entitling them to share in the appreciation in value of the Company's common stock through cash payments. If a SAR is issued in conjunction with a stock option and is exercised, the participant will receive the aggregate of the excess of fair market value of each share of common stock over the option price. Each SAR shall expire on a date determined by the Committee at the time of the grant. If a stock option is exercised in whole or part, any SAR related to the shares purchased in connection with the exercise shall terminate immediately. The Company did not grant any SARs during fiscal 1998 or during the nine months ended January 31, 1999 (unaudited).

     In connection with the Plan, the Company may grant restricted stock grants
(RSGs). Upon the issuance or transfer of the restricted common stock the participant shall be entitled to vote the shares and receive dividends paid. The participant may not sell, assign, transfer, pledge or otherwise dispose of the shares during the restriction period. The restriction period for each RSG expires the earlier of the date determined by the Committee at the time of the grant or upon termination of employment. The Company did not grant any RSGs during fiscal 1998 or during the nine months ended January 31, 1999 (unaudited).

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(11) NONCASH FINANCING AND INVESTING ACTIVITIES

     Capital lease obligations of $3,145, $15,562 and $0 were incurred in fiscal 1997, 1998 and for the nine months ended January 31, 1999 (unaudited), respectively, when the Company entered into leases for equipment. During the nine months ended January 31, 1999, the Company purchased software in the amount of $241,689 (unaudited) through a financing arrangement.

(12) COMMON STOCK RECAPITALIZATION AND REDEEMABLE PREFERRED STOCK ISSUANCE

     In March 1998, the Board of Directors approved recapitalization of the Company's authorized common stock from 200 shares, no par value, to 25,000,000 shares, $.01 par value. The par value of the existing issued shares was transferred from additional paid-in capital to common stock. For periods prior to the recapitalization, weighted average shares outstanding and per share data have been restated to reflect the impact of the recapitalization.

     In conjunction with the recapitalization, the Company issued 5,000,000 shares of Series A redeemable 9% cumulative convertible preferred stock, $1 par and liquidation value, less related issuance costs of $332,018. Holders of preferred stock are entitled to receive cumulative annual dividends as declared by the Company's Board of Directors at a rate of 9% per share. Additionally, holders of preferred stock are entitled to dividends in excess of 9% after the common stock has received the same rate. No dividends were declared during fiscal 1998 or for the nine months ended January 31, 1999 (unaudited). Dividends of $379,418 (unaudited) were accrued (reflected as an increase in redeemable preferred stock) for the nine months ended January 31, 1999. Preferred shares are convertible at the stockholders' option into shares of common stock at a conversion rate subject to periodic adjustments as defined. As of April 30, 1998 and January 31, 1999, preferred shares were convertible to common shares on the bases of 1 to 1 and approximately 1 to 1.11 (unaudited), respectively. Upon any conversion of the preferred shares to common stock, all accrued and unpaid dividends, whether or not declared, will be forgiven. Each holder of preferred stock is entitled to vote on all matters equal to the number of shares of common stock into which the preferred shares are convertible. In the event of any liquidation, dissolution or winding down of the affairs of the Company, holders of the preferred stock shall be paid an amount equal to $1 per share plus all accrued and unpaid dividends, before any payment to other stockholders. The holders of the preferred stock will then share ratably in any remaining assets of the Company.

     The preferred stock will automatically be converted to common stock if at any time the Company effects a Qualified Public Offering (defined as one in which the aggregate net proceeds to the Company equal at least $20,000,000, and in which the price per share of common stock is such that the equity valuation of the Company immediately prior to the offering is at least $80,000,000), capital reorganization, or merger, as defined.

     Redemption of the preferred stock occurs at the option of the holders at the earlier of an initial public offering (other than a Qualified Public Offering as defined above) or on a pro rata basis (one-third) on March 20, 2003, 2004, and 2005. Upon such an initial public offering, the preferred stock will be redeemed at the liquidation value, including accrued and unpaid dividends. Otherwise, the redemption value is equal to the greater of the liquidation value, including accrued and unpaid dividends, or the fair market value of the preferred shares on the redemption date. As redemption of the preferred stock is outside the control of the Company, the preferred stock, with accrued dividends thereon, is presented outside stockholders' equity (deficit).

                            TICKETSLIVE CORPORATION
                   (FORMERLY SELECT TECHNOLOGIES CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED APRIL 30, 1997 AND 1998 AND NINE MONTHS
                  ENDED JANUARY 31, 1998 AND 1999 (UNAUDITED)

(13) RESTRUCTURING

     In April 1998, the Board of Directors of the Company approved a restructuring plan for its subsidiary operations in Germany designed to improve operating efficiencies. The plan involves a significant reduction in the workforce from eight to three personnel employed under contracts of varying terms, and a corresponding change to present operations. These reductions include customer support, technical services, and administrative personnel. Restructuring charges of $227,417 consist primarily of severance costs, legal fees and lease commitment termination costs associated with the plan.

(14) FOREIGN OPERATIONS

     The following table shows financial information about the Company's foreign operations:

                                                                            NINE MONTHS
                                                YEARS ENDED APRIL 30,          ENDED
                                              --------------------------    JANUARY 31,
                                                 1997           1998           1999
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
Revenues:
  United States.............................  $ 4,748,238    $ 6,314,243    $ 4,770,666
  Foreign subsidiaries......................    5,784,477      5,579,257      3,563,113
                                              -----------    -----------    -----------
                                              $10,532,715    $11,893,500    $ 8,333,779
                                              ===========    ===========    ===========
Operating loss:
  United States.............................  $  (979,516)   $   (57,932)   $(2,146,762)
  Foreign subsidiaries......................     (378,434)    (1,112,190)      (873,505)
                                              -----------    -----------    -----------
                                              $(1,357,950)   $(1,170,122)   $(3,020,267)
                                              ===========    ===========    ===========

                                                        APRIL 30,
                                                 ------------------------    JANUARY 31,
                                                    1997          1998          1999
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Identifiable assets:
  United States................................  $  772,283    $4,928,616    $1,714,912
  Foreign subsidiaries.........................   2,562,068     1,897,087     1,913,807
                                                 ----------    ----------    ----------
                                                 $3,334,351    $6,825,703    $3,628,719
                                                 ==========    ==========    ==========

     Approximately 50% of the Company's revenues are derived from customers located outside the United States.

(15) SUBSEQUENT EVENT (UNAUDITED)

     In April 1999, the stockholders of the Company entered into an agreement for the sale of all outstanding stock of the Company to Tickets.com, Inc., formerly Advantix, Inc. (Tickets.com). The purchase price is approximately $26,000,000 and is represented by the exchange of Advantix common stock for all of the outstanding stock of the Company. The acquisition will be accounted for as a purchase business combination with the Company merging into a wholly owned subsidiary of Tickets.com and the Company being the surviving entity. In conjunction with the acquisition, all of the Company's then outstanding stock options become immediately vested and converted into Tickets.com options. Commensurate with the acquisition, Advantix loaned the Company $1.0 million for general working capital purposes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of California Tickets.com, Inc.:

We have audited the accompanying balance sheets of California Tickets.com, Inc. (formerly Tickets.com, Inc., a Delaware corporation) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from January 29, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California Tickets.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 29, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orange County, California
May 17, 1999

                          CALIFORNIA TICKETS.COM, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                       -------------------------     MARCH 31,
                                                          1997          1998            1999
                                                       ----------    -----------    ------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................  $  482,140    $ 1,091,056    $   898,146
  Accounts receivable................................      24,363         38,649        324,109
  Inventories........................................          --             --        105,981
  Prepaid expenses and other current assets..........          --        485,905        179,691
                                                       ----------    -----------    -----------
     Total current assets............................     506,503      1,615,610      1,507,927
                                                       ----------    -----------    -----------
Property and equipment, net..........................      12,391      1,211,907      1,344,392
Intangible assets, net...............................      48,800      1,380,699      3,410,511
Other assets.........................................          --        180,000        205,000
                                                       ----------    -----------    -----------
     Total assets....................................  $  567,694    $ 4,388,216    $ 6,467,830
                                                       ==========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................  $   59,398    $   852,354    $ 1,671,364
  Accrued liabilities................................          --        892,342        884,857
  Due to affiliate...................................          --             --      3,700,000
  Current portion of long-term debt and capital lease
     obligations.....................................          --        519,603        545,488
  Deferred revenue...................................          --             --        242,226
                                                       ----------    -----------    -----------
     Total current liabilities.......................      59,398      2,264,299      7,043,935
                                                       ----------    -----------    -----------
Long-term debt and capital lease obligations.........          --        170,390        159,142
                                                       ----------    -----------    -----------
Other liabilities....................................          --             --          8,532
                                                       ----------    -----------    -----------
Redeemable common stock..............................      42,000             --             --
                                                       ----------    -----------    -----------
Commitments and contingencies
Stockholders' equity (deficit):
  Series A convertible preferred stock, $.0001 par
     value, 3,000,000 shares authorized, issued and
     outstanding.....................................         300            300            300
  Series B convertible preferred stock, $.0001 par
     value, 15,599,562 shares authorized, 80,000, 0
     and 0 shares issued and outstanding,
     respectively....................................           8             --             --
  Series C convertible preferred stock, $.0001 par
     value, 6,400,438 shares authorized, 0, 6,400,438
     and 6,400,438 shares issued and outstanding,
     respectively....................................          --            640            640
  Common stock, $.0001 par value, 25,000,000 shares
     authorized, 6,925,000, 9,470,836 and 9,582,086
     shares issued and outstanding, respectively.....         693            947            958
  Additional paid-in capital.........................   1,100,249      8,603,716      8,676,730
  Deferred compensation..............................    (283,750)    (1,215,932)    (1,186,076)
  Accumulated deficit................................    (351,204)    (5,436,144)    (8,236,331)
                                                       ----------    -----------    -----------
     Total stockholders' equity (deficit)............     466,296      1,953,527       (743,779)
                                                       ----------    -----------    -----------
     Total liabilities and stockholders' equity......  $  567,694    $ 4,388,216    $ 6,467,830
                                                       ==========    ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                          CALIFORNIA TICKETS.COM, INC.

                            STATEMENTS OF OPERATIONS

                                        JANUARY 29, 1997
                                         (INCEPTION) TO      YEAR ENDED     THREE MONTHS ENDED MARCH 31,
                                          DECEMBER 31,      DECEMBER 31,    ----------------------------
                                              1997              1998           1998            1999
                                        ----------------    ------------    -----------    -------------
                                                                                    (UNAUDITED)
Revenues..............................     $  34,360        $ 1,092,284      $  44,770      $   353,811
Cost of services......................        48,041          1,682,645         65,167          742,854
                                           ---------        -----------      ---------      -----------
Gross loss............................       (13,681)          (590,361)       (20,397)        (389,043)
                                           ---------        -----------      ---------      -----------
Operating expenses:
  Sales and marketing.................        16,916            819,988         63,738        1,254,662
  Technology development..............            --            148,532         19,075          121,846
  General and administrative..........       317,407          3,456,904        277,296          999,639
  Amortization of intangibles.........         3,200            152,101         29,006           38,424
                                           ---------        -----------      ---------      -----------
          Total operating expenses....       337,523          4,577,525        389,115        2,414,571
                                           ---------        -----------      ---------      -----------

Loss from operations..................      (351,204)        (5,167,886)      (409,512)      (2,803,614)
Interest (income) expense, net........            --            (82,946)         5,606           (3,427)
                                           ---------        -----------      ---------      -----------
Net loss..............................     $(351,204)       $(5,084,940)     $(415,118)     $(2,800,187)
                                           =========        ===========      =========      ===========

   The accompanying notes are an integral part of these financial statements.

                          CALIFORNIA TICKETS.COM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                           CONVERTIBLE PREFERRED STOCK
                                            ----------------------------------------------------------
                                                 SERIES A            SERIES B            SERIES C           COMMON STOCK
                                            ------------------   ----------------   ------------------   ------------------
                                             SHARES     AMOUNT   SHARES    AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT
                                            ---------   ------   -------   ------   ---------   ------   ---------   ------
Balance, January 27, 1997 (inception).....         --    $ --         --    $--            --    $ --           --    $ --
  Issuance of common stock for cash.......         --      --         --     --            --      --    6,925,000     693
  Issuance of Series A convertible
    preferred stock for cash..............  3,000,000     300         --     --            --      --           --      --
  Issuance of Series B convertible
    preferred stock for cash..............         --      --     80,000      8            --      --           --      --
  Deferred compensation with respect to
    employee stock options................         --      --         --     --            --      --           --      --
  Net loss................................         --      --         --     --            --      --           --      --
                                            ---------    ----    -------    ---     ---------    ----    ---------    ----
Balance, December 31, 1997................  3,000,000    $300     80,000    $ 8            --    $ --    6,925,000    $693
  Exercise of common stock options........         --      --         --     --            --      --    1,133,336     113
  Issuance of common stock in connection
    with the purchase of intangible
    assets................................         --      --         --     --            --      --    1,412,500     141
  Repurchase of Series B convertible
    preferred stock in connection with
    rescission of financing...............         --      --    (80,000)    (8)           --      --           --      --
  Issuance of Series C convertible
    preferred stock for cash..............         --      --         --     --     6,400,438     640           --      --
  Contribution of capital related to bank
    note payable..........................         --      --         --     --            --      --           --      --
  Deferred compensation with respect to
    employee stock options and warrants...         --      --         --     --            --      --           --      --
  Net loss................................         --      --         --     --            --      --           --      --
                                            ---------    ----    -------    ---     ---------    ----    ---------    ----
Balance, December 31, 1998................  3,000,000    $300         --    $--     6,400,438    $640    9,470,836    $947
  Exercise of common stock options........         --      --         --     --            --      --      111,250      11
  Deferred compensation with respect to
    employee stock options................         --      --         --     --            --      --           --      --
  Net loss................................         --      --         --     --            --      --           --      --
                                            ---------    ----    -------    ---     ---------    ----    ---------    ----
Balance, March 31, 1999...................  3,000,000    $300         --    $--     6,400,438    $640    9,582,086    $958
                                            =========    ====    =======    ===     =========    ====    =========    ====


                                            ADDITIONAL
                                             PAID-IN       DEFERRED     ACCUMULATED
                                             CAPITAL     COMPENSATION     DEFICIT        TOTAL
                                            ----------   ------------   -----------   -----------
Balance, January 27, 1997 (inception).....  $       --   $        --    $        --   $        --
  Issuance of common stock for cash.......     136,807            --             --       137,500
  Issuance of Series A convertible
    preferred stock for cash..............     599,700            --             --       600,000
  Issuance of Series B convertible
    preferred stock for cash..............      19,992            --             --        20,000
  Deferred compensation with respect to
    employee stock options................     343,750      (283,750)            --        60,000
  Net loss................................          --            --       (351,204)     (351,204)
                                            ----------   -----------    -----------   -----------
Balance, December 31, 1997................  $1,100,249   $  (283,750)   $  (351,204)  $   466,296
  Exercise of common stock options........      78,454            --             --        78,567
  Issuance of common stock in connection
    with the purchase of intangible
    assets................................     225,859            --             --       226,000
  Repurchase of Series B convertible
    preferred stock in connection with
    rescission of financing...............     (19,992)           --             --       (20,000)
  Issuance of Series C convertible
    preferred stock for cash..............   5,849,360            --             --     5,850,000
  Contribution of capital related to bank
    note payable..........................     100,833            --             --       100,833
  Deferred compensation with respect to
    employee stock options and warrants...   1,268,953      (932,182)            --       336,771
  Net loss................................          --            --     (5,084,940)   (5,084,940)
                                            ----------   -----------    -----------   -----------
Balance, December 31, 1998................  $8,603,716   $(1,215,932)   $(5,436,144)  $ 1,953,527
  Exercise of common stock options........      20,014            --             --        20,025
  Deferred compensation with respect to
    employee stock options................      53,000        29,856             --        82,856
  Net loss................................          --            --     (2,800,187)   (2,800,187)
                                            ----------   -----------    -----------   -----------
Balance, March 31, 1999...................  $8,676,730   $(1,186,076)   $(8,236,331)  $  (743,779)
                                            ==========   ===========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                          CALIFORNIA TICKETS.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                                          JANUARY 29, 1997                     THREE MONTHS ENDED
                                                           (INCEPTION) TO     YEAR ENDED            MARCH 31,
                                                            DECEMBER 31,     DECEMBER 31,   -------------------------
                                                                1997             1998          1998          1999
                                                          ----------------   ------------   -----------   -----------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss................................................     $(351,204)      $(5,084,940)   $  (415,118)  $(2,800,187)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..........................................         1,247            87,396          2,263        96,872
  Amortization of intangible assets.....................         3,200           152,101         29,006        38,424
  Noncash interest expense..............................            --            30,833          5,606            --
  Noncash compensation expense..........................        60,000           336,772         84,193        82,849
  Changes in operating assets and liabilities:
    Accounts receivable.................................       (24,363)          (14,286)        19,958       (30,188)
    Prepaid expenses and other current assets...........            --          (485,905)            --       326,336
    Other assets........................................            --          (180,000)        (5,092)      (89,049)
    Accounts payable....................................        59,398           792,956         88,413       (25,000)
    Accrued liabilities.................................            --           692,342        750,000       504,255
    Deferred revenue....................................            --                --             --        47,000
                                                             ---------       -----------    -----------   -----------
         Net cash (used in) provided by operating
           activities...................................      (251,722)       (3,672,731)       559,229    (1,848,688)
                                                             ---------       -----------    -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment......................       (13,638)       (1,026,920)       (23,111)     (161,241)
Purchase of intangible assets...........................       (10,000)       (1,100,000)    (1,050,000)           --
Acquisition, net of cash acquired.......................            --                --             --    (1,880,316)
                                                             ---------       -----------    -----------   -----------
         Net cash used in investing activities..........       (23,638)       (2,126,920)    (1,073,111)   (2,041,557)
                                                             ---------       -----------    -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable.................            --           430,000        430,000     3,700,000
Proceeds from issuance of preferred stock...............       620,000         5,850,000             --            --
Proceeds from issuance of common stock..................       137,500           148,567         70,000        20,025
Repurchase of Series B preferred stock due to recission
  of financing..........................................            --           (20,000)            --            --
Payment of capital lease obligations....................            --                --             --       (22,690)
                                                             ---------       -----------    -----------   -----------
         Net cash provided by financing activities......       757,500         6,408,567        500,000     3,697,335
                                                             ---------       -----------    -----------   -----------
Net increase (decrease) in cash and cash equivalents....       482,140           608,916        (13,882)     (192,910)
Cash and cash equivalents, beginning of period..........            --           482,140        482,140     1,091,056
                                                             ---------       -----------    -----------   -----------
Cash and cash equivalents, end of period................     $ 482,140       $ 1,091,056    $   468,258   $   898,146
                                                             =========       ===========    ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.........................................     $      --       $     2,796    $        --   $        --
                                                             =========       ===========    ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Redeemable common stock issued in connection with the
    purchase of intangible assets.......................     $  42,000       $        --    $        --   $        --
                                                             =========       ===========    ===========   ===========
  Capital lease obligations entered into for
    equipment...........................................     $      --       $   313,942    $        --   $     6,434
                                                             =========       ===========    ===========   ===========
  Common stock issued in connection with the purchase of
    intangible assets...................................     $      --       $   226,000    $   226,000   $        --
                                                             =========       ===========    ===========   ===========
  The Company acquired all the outstanding common stock
    of TicketStop, Inc. during the three months ended
    March 31, 1999. The following table outlines the
    assets acquired, liabilities assumed and cash paid:
    Fair value of assets acquired.......................     $      --       $        --    $        --   $ 2,741,927
    Less:
      Liabilities assumed...............................            --                --             --      (406,927)
      Cash payable six months subsequent to closing
         date...........................................            --                --             --      (135,000)
                                                             ---------       -----------    -----------   -----------
      Cash paid.........................................            --                --             --     2,200,000
      Cash acquired.....................................            --                --             --      (319,684)
                                                             ---------       -----------    -----------   -----------
      Cash paid, net of cash acquired...................     $      --       $        --    $        --   $ 1,880,316
                                                             =========       ===========    ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                          CALIFORNIA TICKETS.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. COMPANY BACKGROUND

     California Tickets.com, Inc. (the "Company") provides sports, entertainment and travel tickets and event and venue information to consumers over the Internet and through its call center. The Company was incorporated in January 1997, but did not commence operations until October 1997, when the Company launched its Internet site and commenced call center operations in early 1998.

     The Company has historically generated revenues primarily through the resale of tickets for sports and entertainment events to consumers. Tickets resold have generally been purchased from secondary ticket sellers. Revenues are derived from the gross resale value of the tickets and per order handling fees charged to consumers. The Company also receives commissions for travel services provided.

     On January 26, 1999, the Company signed a definitive agreement with Advantix, Inc. a ticketing services provider ("Advantix"), to acquire all outstanding stock of the Company (see note 10). In conjunction with the acquisition, the Company ceased reselling tickets to consumers in favor of adopting fully outsourced ticketing services.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes revenues from ticket sales at the time the tickets are shipped. Revenues from travel services are recognized at the time the commissions are earned in accordance with the underlying contracts.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets ranging from three to five years, or for leasehold improvements, over the term of the lease, if shorter. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed and any gain or loss is reflected in results of operations.

INTANGIBLE ASSETS

     Intangible assets consists of the consideration paid for certain trade and Internet domain names, net of accumulated amortization. The Company amortizes intangible assets over their estimated useful lives of 10 years.

                          CALIFORNIA TICKETS.COM, INC.

INCOME TAXES

     The Company applies an asset and liability method in recording income taxes, under which deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. Additionally, deferred tax assets are evaluated and a valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" in 1998. This statement requires that all items that meet the definition of components of comprehensive income be reported in a financial statement for the period in which they are recognized. Components of comprehensive income include amounts that under SFAS No. 130 are included in comprehensive income but are excluded from net income. There are no differences between the Company's net loss, as reported and comprehensive income, as defined, for the periods presented.

STOCK-BASED COMPENSATION

     The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This standard, if fully adopted, requires the accounting for employee stock-based compensation using a fair value methodology. For stock options, fair value is determined using an option pricing model that takes into account the stock price at the date of grant, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends and the risk-free interest rate. For stock-based compensation issued to non-employees, the standard requires measurement based on the value of the related services performed or the stock-based compensation issued, whichever is more reliably measurable.

     The adoption of the accounting methodology of SFAS No. 123 related to employees is optional and as permitted under SFAS No. 123, the Company accounts for employee stock options using the intrinsic value methodology in accordance with the Accounting Principles Board Opinion No. 25; however, pro forma disclosures, as if the Company fully adopted the accounting methodology of SFAS No. 123, have been presented.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and defines specific criteria that determine when such costs are required to be expensed, and when such costs may be capitalized. Management believes that the adoption of SOP 98-1 will not have a material effect on the Company's consolidated financial statements.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and require such costs to be expensed as incurred. Management believes that the adoption of SOP 98-5 will not have a material effect on the Company's consolidated financial statements.

                          CALIFORNIA TICKETS.COM, INC.

 3. DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

PREPAID EXPENSES AND OTHER CURRENT ASSETS

     The Company had no prepaid expenses or other current assets as of December 31, 1997. Prepaid expenses and other current assets consisted of the following as of December 31, 1998.

                                                                  1998
                                                                --------
Prepaid advertising.........................................    $298,698
Prepaid software license fees...............................     126,517
Other.......................................................      60,690
                                                                --------
Prepaid expenses and other current assets...................    $485,905
                                                                ========

PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of December 31, 1997 and 1998:

                                                     ESTIMATED
                                                    USEFUL LIVES     1997         1998
                                                    ------------    -------    ----------
Computer equipment................................    3 years       $ 7,276    $  493,531
Furniture and fixtures............................    5 years         6,362       168,253
Leasehold improvements............................    5 years            --        86,321
Purchased software................................    3 years            --       552,445
                                                                    -------    ----------
                                                                     13,638     1,300,550
Less -- accumulated depreciation..................                   (1,247)      (88,643)
                                                                    -------    ----------
Property and equipment, net.......................                  $12,391    $1,211,907
                                                                    =======    ==========

     Total depreciation expense was $1,247 and $87,396 for the period from January 29, 1997 (Inception) to December 31, 1997 and for the year ended December 31, 1998, respectively.

INTANGIBLE ASSETS

     Intangible assets consisted of the following as of December 31, 1997 and 1998:

                                                               1997         1998
                                                              -------    ----------
Trade name..................................................  $    --    $1,426,000
Domain names................................................   52,000       110,000
                                                              -------    ----------
Total.......................................................   52,000     1,536,000
Less -- accumulated amortization............................   (3,200)     (155,301)
                                                              -------    ----------
Intangible assets, net......................................  $48,800    $1,380,699
                                                              =======    ==========

ACCRUED LIABILITIES

     The Company had no accrued liabilities as of December 31, 1997. Accrued liabilities consisted of the following as of December 31, 1998.

                                                                  1998
                                                                --------
Lawsuit settlement..........................................    $461,499
Contingent liability........................................     200,000
Other.......................................................     230,843
                                                                --------
Accrued liabilities.........................................    $892,342
                                                                ========

                          CALIFORNIA TICKETS.COM, INC.

 4. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     The Company had no long-term debt or capital leases as of December 31, 1997. Long-term debt and capital lease obligations consisted of the following as of December 31, 1998:

                                                                  1998
                                                                ---------
Bank note payable at 7.4%, maturing February 1999...........    $ 430,000
Various capital lease obligations bearing interest rates
  ranging from 4.2% to 7.4%, payable in monthly installments of approximately $8,400, with maturity dates ranging from
  August 2000 to September 2003.............................      259,993
                                                                ---------
Total.......................................................      689,993
Less -- current portion.....................................     (519,603)
                                                                ---------
                                                                $ 170,390
                                                                =========

     Interest on the bank note payable is being paid by a stockholder of the Company. The payments are recorded as additional paid-in capital. On February 10, 1999 the Company obtained a 90-day extension of the note, extending the maturity date to May 11, 1999. Interest payments for the extension period will be paid by the Company at a rate of 6.5%.

     Annual maturities of long-term debt and capital lease obligations as of December 31, 1998 are as follows:

Year ending December 31:
  1999............................................  $519,603
  2000............................................    79,787
  2001............................................    31,732
  2002............................................    33,105
  2003............................................    25,766
                                                    --------
                                                    $689,993
                                                    ========

 5. INCOME TAXES

     The Company has incurred taxable losses for federal and state purposes since inception. Accordingly, the Company has not recorded any federal income tax expense.

     The significant components of the Company's net deferred tax asset as of December 31, 1997 and 1998 are as follows:

                                                       1997          1998
                                                     ---------    -----------
Net operating loss carry forwards..................  $ 106,274    $ 1,971,640
Other..............................................         --         13,167
Valuation allowance................................   (106,274)    (1,984,807)
                                                     ---------    -----------
Deferred tax asset, net............................  $      --    $        --
                                                     =========    ===========

     A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a full valuation allowance on the aforementioned deferred tax asset due to uncertainty of realization.

     As of December 31, 1998, the Company had net operating loss carry forwards for federal income tax purposes of approximately $5,340,334, which can be used to offset taxable income from operations through the year 2013. Additionally, the Company has net operating loss carryforwards for California income tax purposes of approximately $2,669,980, which can be used to offset taxable income from operations through the year 2003.

                          CALIFORNIA TICKETS.COM, INC.

 6. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     During 1998, the Company entered into a non-cancelable operating lease for office space that expires in September 2003. Total rent expense under the lease was approximately $88,280 for the year ended December 31, 1998. Future minimum rentals on the operating lease are as follows:

Year ending December 31:
  1999...........................................  $  238,116
  2000...........................................     238,116
  2001...........................................     238,116
  2002...........................................     238,116
  2003...........................................     158,744
                                                   ----------
                                                   $1,111,208
                                                   ==========

CONTINGENT LIABILITY

     On January 9, 1998, the Company entered into an Asset Purchase Agreement ("Agreement"), to purchase certain intangible assets. Total consideration for the purchase was $1,426,000, consisting of $1,000,000 cash, 1,412,500 shares of the Company's common stock and a contingent payment of $200,000. The contingent payment is due within 120 days of the end of a fiscal period in which the Company earns in excess of $20.0 million in revenues and has at least $800,000 in cash. The Company has recognized this contingency as a current liability on its balance sheet as of December 31, 1998.

LITIGATION

     During 1998, the Company recorded costs in the amount of $686,000 in connection with a lawsuit that was filed by a former employee of the Company. The lawsuit was settled and all amounts owed by the Company were accrued. As of December 31, 1998, $461,000 of these costs remained due and were included in accrued liabilities on the Company's balance sheet.

     The Company is subject to litigation in the normal course of its business. In the opinion of management, the disposition of all litigation pending will not have a material effect on the Company's consolidated financial condition and results of operations.

 7. REDEEMABLE COMMON STOCK

     On April 16, 1997, the Company entered into an agreement to purchase certain intangible assets. Consideration for the purchase consisted of cash and 100,000 shares of common stock. The stock was treated as redeemable common stock based upon the seller's ability to require the Company to purchase all or any portion of the shares previously issued for cash consideration. The consideration was the higher of $40,000, or the then current value of the shares assessed by an independent body. The seller was required to exercise this option by April 16, 1998 or at any time within 30 days thereafter. On May 12, 1998, the seller agreed to relinquish all claims to the Company's capital stock in exchange for a cash payment of $50,000.

 8. STOCKHOLDERS' EQUITY

COMMON STOCK

     Holders of the Company's Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and do not have preemptive rights. The Company's Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to

                          CALIFORNIA TICKETS.COM, INC.

preferences applicable to outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. All outstanding shares of Common Stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock.

     During 1998, the Company issued warrants for the purchase of 121,454 shares of Common Stock at exercise prices ranging from $.05 to $.18 to various consultants. All related services were performed during 1998. As a result, the Company recognized the value attributable to the warrants as an expense in 1998.

SERIES A PREFERRED STOCK

     Each share of Series A Preferred Stock carries a liquidation preference in the amount of $0.20 per share, subject to adjustment, plus accrued and unpaid dividends. The liquidation preference of the Series A Preferred Stock is subject to the prior payment of the liquidation preference of the Series C Preferred Stock. Each share of Series A Preferred Stock is presently convertible into one share of Common Stock at the initial conversion price of $0.20 per share, subject to adjustment upon the occurrence of certain events. In addition, the Series A Preferred Stock is subject to mandatory conversion to Common Stock upon the consummation of a firm commitment underwritten public offering resulting in gross proceeds to the Company of at least $5,000,000 at a per share price of at least $2.00.

     The holders of the Series A Preferred Stock are entitled to notice of and to vote (as a single class together with the holders of Common Stock, except to the extent otherwise required by law) upon any matter submitted to the Company's stockholders for a vote. Such voting rights shall be exercised on the basis of one vote for each share into which such holder's shares of Preferred Stock are convertible.

SERIES C PREFERRED STOCK

     Each share of Series C Preferred Stock carries a noncumulative dividend of 7% per annum and a liquidation preference in the amount of $0.914 per share, subject to adjustment, plus accrued and unpaid dividends. The liquidation preference of the Series C Preferred Stock is senior in right to payment of the liquidation preference of the Series A Preferred Stock. Each share of Series C Preferred Stock is convertible into one share of Common Stock at the conversion price of $0.914 per share, subject to adjustment upon the occurrence of certain events.

     In addition, the Series C Preferred Stock is subject to mandatory conversion to Common Stock upon the consummation of a firm commitment underwritten public offering resulting in gross proceeds to the Company of at least $10,000,000 at a per share price of at least $5.48. The holders of the Series C Preferred Stock have preemptive rights with respect to certain issuances by the Company of additional equity securities.

     The holders of the Series C Preferred Stock are entitled to notice of and to vote (as a single class together with the holders of Common Stock, except to the extent otherwise required by law) upon any matter submitted to the Company stockholders' for a vote. Such voting rights shall be exercised on the basis of one vote for each share into which such holder's shares of Preferred Stock are convertible.

 9. EMPLOYEE BENEFIT PLANS

     In April 1998, the Company's Board of Directors approved the 1998 Stock Option Plan and, in November 1998, an amendment to the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan authorized the issuance of up to 6,000,000 shares of common stock to various employees. The exercise price is determined by the compensation committee of the Board of Directors. The exercise prices at which certain options were

                          CALIFORNIA TICKETS.COM, INC.

issued was determined to be below fair value at the dates of grants. The Company recorded total deferred compensation at the date the options were granted of $344,000 and $1,269,000 during the years ended 1997 and 1998, respectively. Of these amounts, $60,000 and $337,000 was recognized as compensation expense during the years ended December 1997 and 1998, respectively.

     Under the 1998 Plan, options to acquire an aggregate of 2,975,000 and 2,218,888 shares of common stock at an average exercise price of $0.04 and $0.16 per share were granted to employees during the years ended December 1997 and 1998, respectively. The options generally vest annually over a four-year period and have a term of 10 years.

     Stock option activity from January 29, 1997 (Inception) to December 31, 1998 was as follows:

                                                                      WEIGHTED-
                                                       NUMBER OF       AVERAGE
                                                        OPTIONS     EXERCISE PRICE
                                                       ----------   --------------
Outstanding as of January 29, 1997...................          --        $ --
  Granted............................................   2,975,000         .04
                                                       ----------        ----
Outstanding as of December 31, 1997..................   2,975,000         .04
  Granted............................................   2,218,888         .16
  Exercised..........................................  (1,083,342)        .06
                                                       ----------        ----
Outstanding as of December 31, 1998..................   4,110,546        $.11
                                                       ==========        ====
Options exercisable as of December 31, 1998..........     789,362        $.08
                                                       ==========        ====

     For disclosure purposes under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 1997 and 1998: Dividend yield of 0.0%; 0.0% expected volatility; risk-free rate of 6.4%; and expected lives of five years.

     The pro forma effect of adopting the measurement principles prescribed under SFAS No. 123 for the years ended December 31, 1997 and 1998 are as follows:

                                                       1997          1998
                                                     ---------    -----------
Actual net loss....................................  $(351,204)   $(5,084,940)
Pro forma net loss.................................  $(418,056)   $(5,302,750)

     Pro forma compensation costs may not be representative of that to be expected in future years.

10. SUBSEQUENT EVENTS

ACQUISITION OF TICKETSTOP, INC.

     In March 1999, the Company entered into a Stock Purchase Agreement by and among the Company, TicketStop, Inc. ("TicketStop") and the shareholders of TicketStop to purchase all of the outstanding common stock of TicketStop. The purchase was for cash consideration equaling approximately $2.3 million, consisting of an up front cash payment of $2.2 million. Additional consideration, in the form of a contingent cash payment of up to approximately $400,000, is subject to TicketStop attaining a targeted number of active clients, as defined. The acquisition was accounted for as a purchase.

ACQUISITION BY ADVANTIX, INC.

     In April 1999, all of the outstanding capital stock of the Company was purchased by Advantix, Inc. ("Advantix"). The purchase price equaled approximately $40.6 million, consisting of the issuance of 2,678,577, 5,782,241 and 8,838,869 shares of Advantix' Series A1 convertible preferred stock, Series C convertible preferred stock and common stock, respectively. In addition, Advantix assumed all of the

                          CALIFORNIA TICKETS.COM, INC.

outstanding options to purchase common stock at the Company by issuing to the holders of such options, options to purchase 3,391,519 shares of Advantix' common stock.

     Prior to the consummation of the acquisition, the Company received cash advances aggregating $3,700,000 from Advantix. The proceeds of these advances were used principally to fund the acquisition of TicketStop and also for general working capital purposes. The advances were included as part of the purchase price in the acquisition. Subsequent to the acquisition, Advantix changed its name to Tickets.com, Inc.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combined Financial Statements and related notes contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed herein. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

     In the opinion of our management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of Tickets.com, ProTix, California Tickets.com and TicketsLive, and the respective notes to such financial statements presented elsewhere in this Prospectus. The pro forma information is based upon tentative allocations of purchase price for the acquisitions and may not be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of the Company's future results. Purchase accounting is based upon preliminary asset valuations, which are subject to change.

     The Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 1999 is presented as if the acquisitions of California Tickets.com and TicketsLive were completed as of March 31, 1999. Since our historical consolidated balance sheet as of March 31, 1999 reflects the acquisition of ProTix, no pro forma adjustments are necessary as of March 31, 1999.

     The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1998 and the three months ended March 31, 1999 are presented as if Tickets.com had completed the acquisitions of ProTix, California Tickets.com and TicketsLive as of January 1, 1998.

     Since our historical unaudited consolidated statements of operations for the three months ended March 31, 1999 reflect the acquisition of ProTix, no pro forma adjustments are necessary for ProTix for the three months ended March 31, 1999.

     In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not reflect purchase price adjustments and future contingent payments contained in the agreements relating to certain acquisitions. You should read "Risk Factors -- Risks Related to Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     The pro forma financial statements do not include the effect of certain immaterial acquisitions. No adjustments have been made to the Unaudited Pro Forma Condensed Combined Statements of Operations relating to charges to earnings that are non-recurring and unrelated to the transactions presented. You should read "Risk Factors -- Future Charges to Earnings."

                       TICKETS.COM, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

                              AS OF MARCH 31, 1999
                                 (IN THOUSANDS)

                                                    CALIFORNIA
                                   TICKETS.COM,    TICKETS.COM,    TICKETSLIVE     PRO FORMA      PRO FORMA
                                       INC.            INC.        CORPORATION    ADJUSTMENTS     COMBINED
                                   ------------    ------------    -----------    -----------     ---------
                                                  ASSETS
Current assets:
  Cash and cash equivalents......    $ 21,642        $   898         $   709        $    --       $ 23,249
  Accounts receivable, net.......       8,964            324           1,812         (4,700)(1)      6,400
  Prepaid expenses and other
     current assets..............       1,163            286             649           (205)(3)      1,893
                                     --------        -------         -------        -------       --------
          Total current assets...      31,769          1,508           3,170         (4,905)        31,542
                                     --------        -------         -------        -------       --------
Property and equipment, net......       7,841          1,344             743           (543)(2)      9,385
Intangible assets, net...........      11,131          3,411              --         63,736(2)      78,278
Other assets.....................       3,406            205             122             --          3,733
                                     --------        -------         -------        -------       --------
          Total assets...........    $ 54,147        $ 6,468         $ 4,035        $58,288       $122,938
                                     ========        =======         =======        =======       ========

                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued
     liabilities.................    $ 15,879        $ 2,556         $ 2,608        $   695(3)    $ 21,738
  Current portion of long-term
     debt........................       5,562          4,245             600         (3,700)(1)      6,707
  Deferred revenue and other
     current liabilities.........       1,673            242             616             --          2,531
                                     --------        -------         -------        -------       --------
          Total current
            liabilities..........      23,114          7,043           3,824         (3,005)        30,976
                                     --------        -------         -------        -------       --------
Long-term debt...................      20,200            159           1,015         (1,000)(1)     20,374
                                     --------        -------         -------        -------       --------
Minority interest and other
  liabilities....................         864              9              28             --            901
                                     --------        -------         -------        -------       --------
Redeemable common stock and
  warrants.......................       4,634             --              --          4,676(4)       9,310
                                     --------        -------         -------        -------       --------
Redeemable preferred stock.......          --             --           4,668         (4,668)(4)         --
                                     --------        -------         -------        -------       --------
Stockholders' equity (deficit):
  Preferred stock................           4              1              --             --(4)           5
  Common stock...................           1              1              89            (88)(4)          3
  Additional paid-in capital.....      60,302          8,677              96         53,181(4)     122,256
  Deferred compensation..........          --         (1,186)             --            610(5)        (576)
  Accumulated deficit............     (54,966)        (8,236)         (5,677)         8,574(6)     (60,305)
  Cumulative foreign currency
     translation adjustments.....          (6)            --              (8)             8(4)          (6)
                                     --------        -------         -------        -------       --------
          Total stockholders'
            equity (deficit).....       5,335           (743)         (5,500)        62,285         61,377
                                     --------        -------         -------        -------       --------
          Total liabilities and
            stockholders'
            equity...............    $ 54,147        $ 6,468         $ 4,035        $58,288       $122,938
                                     ========        =======         =======        =======       ========

                       TICKETS.COM, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                CALIFORNIA
                                      TICKETS.COM,   PROTIX,   TICKETS.COM,    TICKETSLIVE      PRO FORMA      PRO FORMA
                                          INC.       INC.(2)     INC.(3)      CORPORATION(4)   ADJUSTMENTS     COMBINED
                                      ------------   -------   ------------   --------------   -----------     ---------
Revenues:
  Ticketing services(1).............    $ 26,558     $ 3,234     $ 1,092         $    66        $     --       $ 30,950
  Software services and other.......       2,982       2,696          --          11,052              --         16,730
                                        --------     -------     -------         -------        --------       --------
          Total revenues............      29,540       5,930       1,092          11,118              --         47,680
                                        --------     -------     -------         -------        --------       --------
Cost of services:
  Ticketing services................      17,155       2,060       1,683              33              --         20,931
  Software services and other.......       1,551       1,067          --           5,704              --          8,322
                                        --------     -------     -------         -------        --------       --------
          Total cost of services....      18,706       3,127       1,683           5,737              --         29,253
                                        --------     -------     -------         -------        --------       --------
Gross profit (loss).................      10,834       2,803        (591)          5,381              --         18,427
                                        --------     -------     -------         -------        --------       --------
Operating expenses:
  Sales and marketing...............       7,339         913         820           2,112              --         11,184
  Technology development............       6,417         717         148           1,146              --          8,428
  General and administrative........       9,204       1,809       3,457           5,413              --         19,883
  Amortization of intangibles.......       2,082         177         152              --           7,371(5)       9,782
  Impairment of long-lived assets...      17,026          --          --              --              --         17,026
  Purchased in-process research and
     development expenses...........       1,600          --          --              --           5,340(6)       6,940
                                        --------     -------     -------         -------        --------       --------
          Total operating
            expenses................      43,668       3,616       4,577           8,671          12,711         73,243
                                        --------     -------     -------         -------        --------       --------
Loss from operations................     (32,834)       (813)     (5,168)         (3,290)        (12,711)       (54,816)
Other (income) expense
  Interest income...................        (878)        (29)       (117)           (141)             --         (1,165)
  Interest expense..................       2,952         236          34              81              92(7)       3,395
  Minority interest.................         (53)        286          --              --              --            233
                                        --------     -------     -------         -------        --------       --------
          Total other (income)
            expense.................       2,021         493         (83)            (60)             92          2,463
                                        --------     -------     -------         -------        --------       --------
Loss before provision for income
  taxes.............................     (34,855)     (1,306)     (5,085)         (3,230)        (12,803)       (57,279)
Provision for income taxes..........           6          --          --              34              --             40
                                        --------     -------     -------         -------        --------       --------
Net loss............................    $(34,861)    $(1,306)    $(5,085)        $(3,264)       $(12,803)      $(57,319)
                                        ========     =======     =======         =======        ========       ========
Basic and diluted net loss per
  share.............................                                                                           $  (1.83)
                                                                                                               ========
Weighted average common shares(8)...                                                                             31,358
                                                                                                               ========

                       TICKETS.COM, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                        CALIFORNIA
                                        TICKETS.COM,   TICKETS.COM,    TICKETSLIVE      PRO FORMA    PRO FORMA
                                            INC.         INC.(1)      CORPORATION(2)   ADJUSTMENTS   COMBINED
                                        ------------   ------------   --------------   -----------   ---------
Revenues:
  Ticketing services..................    $ 5,070        $   354         $    17         $    --     $  5,441
  Software services and other.........      1,508             --           2,593              --        4,101
                                          -------        -------         -------         -------     --------
          Total revenues..............      6,578            354           2,610              --        9,542
                                          -------        -------         -------         -------     --------
  Cost of services:
     Ticketing services...............      3,725            743              --              --        4,468
     Software services and other......        750             --           1,325              --        2,075
                                          -------        -------         -------         -------     --------
          Total cost of services......      4,475            743           1,325              --        6,543
                                          -------        -------         -------         -------     --------
Gross profit (loss)...................      2,103           (389)          1,285              --        2,999
                                          -------        -------         -------         -------     --------
Operating expenses:
  Sales and marketing.................      2,919          1,255             789              --        4,963
  Technology development..............      1,813            122             418              --        2,353
  General and administrative..........      2,244          1,000           1,913              --        5,157
  Amortization of intangibles.........        369             38              --           1,708(3)     2,115
  Impairment of long-lived assets.....         --             --              --              --           --
  Purchased in-process research and
     development expenses.............         --             --              --              --           --
                                          -------        -------         -------         -------     --------
          Total operating expenses....      7,345          2,415           3,120           1,708       14,588
                                          -------        -------         -------         -------     --------
Loss from operations..................     (5,242)        (2,804)         (1,835)         (1,708)     (11,589)
Other (income) expense
  Interest income.....................       (149)            (7)            (33)             --         (189)
  Interest expense....................        940              3              21              --          964
                                          -------        -------         -------         -------     --------
Loss before provision for income
  taxes...............................     (6,033)        (2,800)         (1,823)         (1,708)     (12,364)
Provision for income taxes............          3             --               4              --            7
                                          -------        -------         -------         -------     --------
Loss before minority interest.........     (6,036)        (2,800)         (1,827)         (1,708)     (12,371)
Minority interest.....................         11             --              --              --           11
                                          -------        -------         -------         -------     --------
Net loss..............................    $(6,047)       $(2,800)        $(1,827)         (1,708)    $(12,382)
                                          =======        =======         =======         =======     ========
Basic and diluted net loss per
  share...............................                                                               $  (0.39)
                                                                                                     ========
Weighted average common shares(4).....                                                                 32,110
                                                                                                     ========

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                           (ALL AMOUNTS IN THOUSANDS)

BALANCE SHEET AS OF MARCH 31, 1999

(1) Represents the elimination of intercompany advances made to California Tickets.com for $3.7 million and to TicketsLive for $1.0 million

(2) Represents intangible assets recorded in connection with purchase price premiums for the acquisitions of California Tickets.com and TicketsLive and the write down to fair market value of certain property and equipment. Certain property and equipment will be disposed of subsequent to the acquisition and therefore have no value at acquisition date.

(3) Represents estimated closing costs of the acquisitions of California Tickets.com and TicketsLive, which consists primarily of legal and accounting fees.

(4) Represents the issuance of redeemable common stock, convertible preferred stock and common stock in connection with the acquisitions of California Tickets.com and TicketsLive, as well as the elimination of their respective capital stock balances and cumulative foreign currency translation adjustments as of March 31, 1999.

(5) Represents a reduction of deferred compensation related to certain California Tickets.com stock options, which vest in full upon the closing of the acquisition.

(6) Represents the elimination of the March 31, 1999 accumulated deficit balances of California Tickets.com and TicketsLive. Also, the amount includes the effect of a charge to earnings as of March 31, 1999 related to estimated in-process research and development as if the acquisitions occurred on March 31, 1999. The estimated in-process research and development for California Tickets.com are $3.5 million and for TicketsLive are $1.8 million.

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998

(1) Included in 1998 ticketing services revenues is $9.3 million related to three clients for whom we no longer provide ticketing services and one client that notified us of its intent not to renew its contract with us at the end of its term on December 31, 1999. We believe that this non-renewal was the result of the acquisition of this client by an entertainment organization that entered into a long-term master ticketing services agreement with one of our competitors. No pro forma adjustments have been made with respect to this expected reduction in revenue.

(2) The results of operations for ProTix were included in our consolidated results of operations as of October 1, 1998. This presentation shows the pro forma effects of the operations of ProTix as if the acquisition occurred on January 1, 1998.

(3) The results of operations of California Tickets.com will be included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of California Tickets.com as if the acquisition occurred on January 1, 1998.

(4) The results of operations of TicketsLive will be included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of TicketsLive as if the acquisition occurred on January 1, 1998.

(5) Represents the amortization of intangibles that would have been recorded for the year ended December 31, 1998 if the acquisitions of ProTix, California Tickets.com and TicketsLive occurred on January 1, 1998.

(6) Represents estimated in-process research and development charges that would have been recorded if the acquisitions of California Tickets.com and TicketsLive occurred on January 1, 1998. The estimated in-process research and development for California Tickets.com are $3.5 million and for TicketsLive are $1.8 million.

(7) Represents additional interest expense that would have been recorded in connection with the $1.3 million of promissory notes issued to the former shareholders of ProTix if the acquisition of ProTix occurred on January 1, 1998.

(8) Reflects shares of common stock outstanding during the periods presented. Pro forma data includes common stock issuable with respect to the acquisitions. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and upon exercise of outstanding stock options and warrant grants.

     STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1999

(1) The results of operations of California Tickets.com will be included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of California Tickets.com as if the acquisition occurred on January 1, 1998.

(2) The results of operations of TicketsLive will be included in our consolidated results commencing April 1, 1999. This presentation shows the pro forma effects of the operations of TicketsLive as if the acquisition occurred on January 1, 1998.

(3) Represents the amortization of intangibles that would have been recorded for the three months ended March 31, 1999 if the acquisitions of California Tickets.com and TicketsLive occurred on January 1, 1998.

(4) Reflects shares of common stock outstanding during the periods presented. Pro forma data includes common stock issuable with respect to the acquisitions. Excludes shares of common stock issuable upon conversion of outstanding shares of preferred stock, a convertible promissory note, and upon exercise of outstanding stock options and warrant grants.

                               [Ticket.com Logo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission, NASD and Nasdaq National Market fees. All of the expenses below will be paid by Tickets.com.

                            ITEM
                            ----
Registration fee............................................
NASD filing fee.............................................
Nasdaq National Market listing fee..........................
Blue sky fees and expenses..................................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Transfer Agent and Registrar fees...........................
Miscellaneous...............................................
                                                              ------
          Total.............................................
                                                              ======

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of Tickets.com under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Article VII, Section I of the Restated Bylaws of Tickets.com provides that Tickets.com shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Tickets.com (or was serving at Tickets.com's request as a director or officer of another corporation) shall be paid by Tickets.com in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Tickets.com as authorized by the relevant section of the Delaware General Corporation Law.

     As permitted by Section 102(b)(7) of the Delaware General. Corporation Law,
Article V, Section (A) of Tickets.com's Restated Certificate of Incorporation provides that a director of Tickets.com shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tickets.com or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

     Tickets.com has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by

Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to Tickets.com (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by Tickets.com or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for Tickets.com to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to Tickets.com copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     Tickets.com has purchased directors' and officers' liability insurance. Tickets.com intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

     The underwriting agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify Tickets.com, each person, if any, who controls Tickets.com within the meaning of Section 15 of the Securities Act, each director of Tickets.com, and each officer of Tickets.com. who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following securities of the Registrant have been sold by the Registrant during the past three years without registration under the Securities Act of 1933, as amended (the "Act"). Securities issued prior to May 25, 1999 were issued under the Registrant's former name "Advantix, Inc." or "Entertainment Express, Inc."

     (a) In May 1996, the Registrant repurchased 4,500,000, 1,000,000 and 1,000,000 shares of common stock sold in May 1995 to Irvin E. Richter, James S. Cassano and Laurence F. Schwartz, respectively, at a purchase price per share of $0.001. The shares were repurchased at their original issue price. The Registrant then issued and sold 8,000,000, 1,000,000 and 1,000,000 shares of common stock at $0.0001 per share to R4 Holdings, LLC, James S. Cassano and Laurence F. Schwartz, respectively, for an aggregate consideration of $1,000.

     (b) In May 1996, the Registrant issued a $3,000,000 Convertible Promissory Note ("Hill Note") to Hill Arts & Entertainment Systems, Inc. ("Hill A&E") in connection with the acquisition of certain assets and liabilities of Hill A&E.

     (c) In May 1996, the Registrant issued and sold 1,250,000 shares of common stock at $0.01 per share, warrants to purchase 1,900,000 shares of common stock at $0.01 per share and 408,163 shares of Series A Preferred Stock at $0.49 per share to Ventana Express, LLC, for an aggregate cash consideration of $212,500.

     (d) In September and October of 1996 and January of 1997, the Registrant issued and sold 8,440,002 shares of Series A Preferred Stock at $0.49 per share to 25 investors in a private offering, for a net aggregate cash consideration of $4,090,993. In connection with the Series A Private Placement, 50,510, 19,684 and 44,948 shares of the Registrant's common stock were issued to All Asia Company, Ltd., PS Holdings, Ltd. and IPPC Investments, Inc., respectively, as finder's fees. These parties also purchased shares of Series A Preferred Stock in the offering.

     (e) In December 1996, the Registrant issued 1,082,404 shares of common stock to Playhouse Square Foundation ("PSF"), an Ohio not-for-profit corporation, in connection with the acquisition of certain assets and liabilities of the Advantix ticketing division of PSF.

     (f) In March and May of 1997, the Registrant issued and sold 2,094,174 shares of Series B Preferred Stock at $1.25 per share to 16 investors in a private offering, for an aggregate cash consideration of $2,617,718.

     (g) In March 1997, a terminated employee of the Registrant exercised a stock option to acquire 375 shares of the Registrant's common stock at $0.40 per share, for an aggregate cash consideration of $150.

     (h) In April 1997, terminated employees of the Registrant exercised stock options to acquire 20,844 shares of the Registrant's common stock at $0.40 per share, for an aggregate cash consideration of $8,337.

     (i) In May 1997, the Registrant issued 489,796 shares of common stock at $0.49 per share in lieu of interest in the amount of $240,000 due on the Hill Note.

     (j) In July 1997, a terminated employee of the Registrant exercised an outstanding stock option to acquire 891 shares of the Registrant's common stock at $0.40 per share, for an aggregate cash consideration of $356.

     (k) In August 1997, the Registrant issued 1,136,000 shares of common stock to Fantastix Ticket Company, LLC ("Fantastix") in connection with the acquisition of substantially all of the assets and liabilities of Fantastix.

     (l) In September and October of 1997, the Registrant issued and sold 7,505,700 shares of Series B Preferred Stock at $1.25 per share to 34 investors in a private offering (the "Second Series B Private Placement"), for an aggregate cash consideration of $9,382,125. In connection with the issuance of such Series B Preferred Stock, International Capital Partners, Inc. received as a finder's fee a warrant to purchase up to 400,000 shares of the Registrant's common stock at $0.01 per share.

     (m) In November 1997, the Registrant issued and sold 400,000 shares of common stock in connection with the exercise of the warrant described in paragraph (1) above, for an aggregate cash consideration of $4,000.

     (n) In September 1997, the Registrant issued warrants to purchase 2,998,003 shares of common stock at $2.00 per share to the shareholders of Bay Area Seating Service ("BASS") in connection with the acquisition of the outstanding securities of BASS.

     (o) In September 1997, the Registrant issued Provident Bank a warrant to purchase up to 400,000 shares of the Registrant's common stock at $0.01 per share, in connection with a loan from Provident Bank.

     (p) In October 1997, a terminated employee of the Registrant exercised a stock option to acquire 10,000 shares of the Registrant's common stock at $0.40 per share, for an aggregate cash consideration of $4,000.

     (q) In October 1997, the Registrant issued an additional 18,364 shares of common stock representing underpaid interest on the Hill Note.

     (r) In December 1997, the Registrant, pursuant to its 1997 Nonemployee Directors' Stock Option Plan, issued options to purchase 225,000 shares of common stock to its nonemployee directors, with an exercise price of $1.00 per share.

     (s) In May 1998, the Registrant issued and sold 11,597,114 shares of Series C Preferred Stock at $1.75 per share to three investors in a private offering, for an aggregate cash consideration of $20,294,949.

     (t) In October 1998, the Registrant issued 714,979 shares of common stock, warrants to purchase 1,435,419 shares of common stock at $0.01 per share and promissory notes in the aggregate principal amount of $1,297,000 to the stockholders of ProTix, Inc., in exchange for all of the issued and outstanding capital stock of ProTix, Inc.

     (u) In April 1999, the Registrant issued 11,690,504 shares of common stock to the shareholders of TicketsLive Corporation, a New York corporation ("TicketsLive") in connection with the acquisition of TicketsLive, in exchange for all of the issued and outstanding capital stock of TicketsLive. [discuss additional shares to be issued]

     (v) In May 1999, the Registrant issued 8,838,869 shares of common stock, 2,678,577 shares of Series Al Preferred Stock, and 5,782,241 shares of Series C Preferred Stock to the stockholders of California Tickets.com in exchange for 9,899,510 shares of California Tickets.com common stock, 3,000,000 shares of

California Tickets.com Series A Preferred Stock, and 6,400,438 shares of California Tickets.com Series C Preferred Stock, respectively, in connection with the acquisition of California Tickets.com., Inc.

     (w) In March and May 1999, the Registrant issued and sold 13,333,335 shares of Series D Preferred Stock at $2.25 per share to 14 investors for an aggregate cash consideration of $30,000,003.

     (x) Since May 31, 1996, the Registrant has issued options to purchase an aggregate of 14,750,742 shares of common stock to certain of its employees under its 1996 and 1997 1998 Stock Option Plans, with exercise prices ranging from $0.05 to $3.25 per share. In addition, the Registrant assumed options to purchase an aggregate of 1,075,240 shares of common stock in connection with its acquisition of TicketsLive and options to purchase 3,366,407 shares of common stock in connection with its acquisition of California Tickets.com.

     None of the optionees paid any cash consideration for such options. Such options did not involve a "sale" of securities, and, accordingly, registration was not required. The following table sets forth the grant date, number of options, current exercise price and class of optionees for all of such options:

     GRANT DATE       NO. OF OPTIONS   EXERCISE PRICE   CLASS OF OPTIONEES
     ----------       --------------   --------------   ------------------
10/01/96 to 08/04/97    1,270,500          $0.40          Employee
10/01/96 to 08/04/97    1,060,000          $0.40          Officer
08/05/97 to 03/01/98      571,981          $0.06          Employee
09/26/97 to 02/09/98    1,819,730          $1.00          Employee
10/15/97 to 02/09/98    1,690,000          $1.00          Officer
12/01/97                1,428,575          $0.06          Officer
12/22/97                  225,000          $1.00          Director
02/02/98                   22,321          $0.05          Employee
03/17/98 to 04/16/99      436,000          $2.00          Employee
05/04/98 to 04/20/99    1,361,583          $0.20          Employee
06/23/98 to 12/17/98    2,457,000          $1.50          Employee
09/14/98                2,062,500          $1.50          Officer
11/09/98 to 02/01/99       85,713          $0.84          Employee
12/01/98                   22,321          $1.12
04/20/99                  951,943          $0.62          Employee
04/29/99 to 05/17/99    2,457,000          $2.00          Officer
05/14/99 to 05/17/99      684,900          $3.25          Employee

The sale and issuance of securities in the above transactions were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 701 thereof, or Regulation D, as transactions by an issuer not involving a public offering. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1  *    Form of Underwriting Agreement
 3.1  *    Amended and Restated Certificate of Incorporation of the
           Company as filed with the Delaware Secretary of State on May
           14, 1999, as amended
 3.2  *    Amended and Restated Certificate of Incorporation of the
           Company, as amended and filed with the Delaware Secretary of
           State in June 1999

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 3.3  *    Restated Certificate of Incorporation of the Company, to be
           filed with the Delaware Secretary of State upon consummation of this offering
 3.4  *    Bylaws of the Company
 4.1  *    Specimen certificate representing shares of common stock of the Company
 5.1  *    Form of Opinion of Brobeck, Phleger & Harrison LLP
10.1  *    Form of Indemnification Agreement
10.2  *    1999 Stock Incentive Plan, together with form of Stock
           Option Agreement (and related Notice of Grant of Option),
           Stock Purchase Agreement and Stock Issuance Agreement
10.3  *    1999 Employee Stock Purchase Plan
10.4  *    1998 Stock Incentive Plan, together with form of
           Nonstatutory Stock Option Agreement (and related Notice of
           Exercise of Nonstatutory Stock Option), Incentive Stock
           Option Agreement (and related Notice of Exercise of
           Incentive Stock Option), Stock Purchase Agreement and Stock
           Issuance Agreement
10.5       1997 Stock Option Plan (California and Other Employees),
           together with form of Nonstatutory Stock Option Agreement
           (and related Notice of Exercise of Nonstatutory Stock
           Option), Incentive Stock Option Agreement (and related
           Notice of Exercise of Incentive Stock Option), Stock
           Purchase Agreement and Stock Issuance Agreement
10.6  *    1997 Non-Employee Director's Option Plan, together with form of Stock Option Agreement (and related Notice of Grant of
           Option), Stock Purchase Agreement and Stock Issuance
           Agreement
10.7       1996 Stock Option Plan, together with form of Nonstatutory
           Stock Option Agreement (and related Notice of Exercise of
           Nonstatutory Stock Option), Incentive Stock Option Agreement
           (and related Notice of Exercise of Incentive Stock Option),
           Stock Purchase Agreement and Stock Issuance Agreement
10.8       Fourth Amended and Restated Investor Rights Agreement among the Company and the stockholders named therein, dated May
           17, 1999
10.9       Agreement dated as of May 21, 1999 between the Company and
           Karen S. Goetz
10.10      Agreement and Plan of Merger and Reorganization by and among the Company, Advantix Acquisition Corp., Tickets.com, Inc.
           (n/k/a California Tickets.com, Inc.) and certain of its
           stockholders dated as of January 26, 1999
10.11 *    Agreement and Plan of Merger and Reorganization by and among the Company, Advantix Acquisition II Corp., TicketsLive
           Corporation, and certain of its stockholders dated as of
           March 18, 1999
10.12 *    Stock Purchase Agreement by and among the Company, ProTix,
           Inc. and certain of its shareholders effective as of October
           16, 1998
10.13 *    Stock Purchase Agreement by and among the Company, Bay Area
           Seating Service, Inc. and certain of its shareholders
           effective as of September 18, 1997
10.14      Agreement by and between the Company and RBB Bank AG dated as of January 24, 1999, as amended
10.15      Employment Agreement between W. Thomas Gimple and the
           Company effective as of April 29, 1999
10.16      Employment Agreement between John M. Markovich and the
           Company effective as of April 29, 1999
10.17      Employment Agreement between Thomas R. Pascoe and the
           Company effective as of April 29, 1999
10.18      Employment Agreement between James A. Caccavo and the
           Company effective as of May 17, 1999
10.19 *    Employment Agreement between Karen S. Goetz and the Company dated as of April 21, 1999
10.20 *    License Agreement by and between the Company, Advantix
           (Ohio), Inc., Bay Area Seating Service, Inc. and Sybase,
           Inc. dated as of April 6, 1998

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.21 *    Merchant Agreement dated as of March 1, 1999 by and between
           GeoCities and the Company
10.22 *    Sponsorship Agreement by and between the Company and
           MP3.com., Inc. dated February 17, 1999
10.23 *    International Merchandising Corporation Agreement dated as of November 1, 1998, as amended
10.24 *    Lease Agreement by and between the Company and The Irvine
           Company dated February 3, 1999, as amended
10.25      Lease Agreement between Sierra Pacific Properties, Inc. and
           Bay Area Seating Service, Inc. dated December 29, 1989, and amendments thereto
10.26*     Lease Agreement by and between ProTix, Inc. and Guinea Road
           Associates dated January 30, 1995
10.27      Lease Agreement by and between Advantix (Ohio), Inc. and
           Playhouse Square Foundation dated October 1, 1997
21.1       List of Subsidiaries
23.1       Consent of Arthur Andersen LLP
23.2       Consent of KPMG LLP
23.3       Consent of Burr, Pilger & Mayer
23.4*      Consent of Brobeck, Phleger & Harrison LLP (contained in
           Exhibit 5.1)
24.1       Power of Attorney (contained on signature page on page II-5)
27.1       Financial Data Schedule year end
27.2       Financial Data Schedule 3 months

---------------
* To be filed by amendment.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 28th day of May, 1999.

                                          TICKETS.COM, INC.

                                          By:     /s/ C. IAN SYM-SMITH
                                            ------------------------------------
                                                      C. Ian Sym-Smith
                                                   Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint W. Thomas Gimple and John M. Markovich, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                /s/ C. IAN SYM-SMITH                     Chairman of the Board            May 28, 1999
-----------------------------------------------------
                  C. Ian Sym-Smith

                /s/ W. THOMAS GIMPLE                     President, Chief Executive       May 28, 1999
-----------------------------------------------------    Officer (principal executive
                  W. Thomas Gimple                       officer) and Director

                /s/ JOHN M. MARKOVICH                    Chief Financial Officer          May 28, 1999
-----------------------------------------------------    (principal financial officer)
                  John M. Markovich

              /s/ MICHAEL R. RODRIGUEZ                   Vice President, Corporate        May 28, 1999
-----------------------------------------------------    Controller (principal
                Michael R. Rodriguez                     accounting officer)

                /s/ JAMES A. CACCAVO                     Director                         May 28, 1999
-----------------------------------------------------
                  James A. Caccavo

              /s/ CHRISTOS M. COTSAKOS                   Director                         May 28, 1999
-----------------------------------------------------
                Christos M. Cotsakos

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                 /s/ WILLIAM E. FORD                     Director                         May 28, 1999
-----------------------------------------------------
                   William E. Ford

                /s/ HOWARD L. MORGAN                     Director                         May 28, 1999
-----------------------------------------------------
                  Howard L. Morgan

                /s/ IRVIN E. RICHTER                     Director                         May 28, 1999
-----------------------------------------------------
                  Irvin E. Richter

              /s/ NICHOLAS E. SINACORI                   Director                         May 28, 1999
-----------------------------------------------------
                Nicholas E. Sinacori

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1  *    Form of Underwriting Agreement
 3.1  *    Amended and Restated Certificate of Incorporation of the
           Company as filed with the Delaware Secretary of State on May
           14, 1999, as amended
 3.2  *    Amended and Restated Certificate of Incorporation of the
           Company, as amended and filed with the Delaware Secretary of
           State in June 1999
 3.3  *    Restated Certificate of Incorporation of the Company, to be
           filed with the Delaware Secretary of State upon consummation of this offering
 3.4  *    Bylaws of the Company
 4.1  *    Specimen certificate representing shares of common stock of the Company
 5.1  *    Form of Opinion of Brobeck, Phleger & Harrison LLP
10.1  *    Form of Indemnification Agreement
10.2  *    1999 Stock Incentive Plan, together with form of Stock
           Option Agreement (and related Notice of Grant of Option),
           Stock Purchase Agreement and Stock Issuance Agreement
10.3  *    1999 Employee Stock Purchase Plan
10.4  *    1998 Stock Incentive Plan, together with form of
           Nonstatutory Stock Option Agreement (and related Notice of
           Exercise of Nonstatutory Stock Option), Incentive Stock
           Option Agreement (and related Notice of Exercise of
           Incentive Stock Option), Stock Purchase Agreement and Stock
           Issuance Agreement
10.5       1997 Stock Option Plan (California and Other Employees),
           together with form of Nonstatutory Stock Option Agreement
           (and related Notice of Exercise of Nonstatutory Stock
           Option), Incentive Stock Option Agreement (and related
           Notice of Exercise of Incentive Stock Option), Stock
           Purchase Agreement and Stock Issuance Agreement
10.6  *    1997 Non-Employee Director's Option Plan, together with form of Stock Option Agreement (and related Notice of Grant of
           Option), Stock Purchase Agreement and Stock Issuance
           Agreement
10.7       1996 Stock Option Plan, together with form of Nonstatutory
           Stock Option Agreement (and related Notice of Exercise of
           Nonstatutory Stock Option), Incentive Stock Option Agreement
           (and related Notice of Exercise of Incentive Stock Option),
           Stock Purchase Agreement and Stock Issuance Agreement
10.8       Fourth Amended and Restated Investor Rights Agreement among the Company and the stockholders named therein, dated May
           17, 1999
10.9       Agreement dated as of May 21, 1999 between the Company and
           Karen S. Goetz
10.10      Agreement and Plan of Merger and Reorganization by and among the Company, Advantix Acquisition Corp., Tickets.com, Inc.
           (n/k/a California Tickets.com, Inc.) and certain of its
           stockholders dated as of January 26, 1999
10.11 *    Agreement and Plan of Merger and Reorganization by and among the Company, Advantix Acquisition II Corp., TicketsLive
           Corporation, and certain of its stockholders dated as of
           March 18, 1999
10.12 *    Stock Purchase Agreement by and among the Company, ProTix,
           Inc. and certain of its shareholders effective as of October
           16, 1998
10.13 *    Stock Purchase Agreement by and among the Company, Bay Area
           Seating Service, Inc. and certain of its shareholders
           effective as of September 18, 1997
10.14      Agreement by and between the Company and RBB Bank AG dated as of January 24, 1999, as amended
10.15      Employment Agreement between W. Thomas Gimple and the
           Company effective as of April 29, 1999
10.16      Employment Agreement between John M. Markovich and the
           Company effective as of April 29, 1999

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.17      Employment Agreement between Thomas R. Pascoe and the
           Company effective as of April 29, 1999
10.18      Employment Agreement between James A. Caccavo and the
           Company effective as of May 17, 1999
10.19 *    Employment Agreement between Karen S. Goetz and the Company dated as of April 21, 1999
10.20 *    License Agreement by and between the Company, Advantix
           (Ohio), Inc., Bay Area Seating Service, Inc. and Sybase,
           Inc. dated as of April 6, 1998
10.21 *    Merchant Agreement dated as of March 1, 1999 by and between
           GeoCities and the Company
10.22 *    Sponsorship Agreement by and between the Company and
           MP3.com., Inc. dated February 17, 1999
10.23 *    International Merchandising Corporation Agreement dated as of November 1, 1998, as amended
10.24 *    Lease Agreement by and between the Company and The Irvine
           Company dated February 3, 1999, as amended
10.25      Lease Agreement between Sierra Pacific Properties, Inc. and
           Bay Area Seating Service, Inc. dated December 29, 1989, and amendments thereto
10.26*     Lease Agreement by and between ProTix, Inc. and Guinea Road
           Associates dated January 30, 1995
10.27      Lease Agreement by and between Advantix (Ohio), Inc. and
           Playhouse Square Foundation dated October 1, 1997
21.1       List of Subsidiaries
23.1       Consent of Arthur Andersen LLP
23.2       Consent of KPMG LLP
23.3       Consent of Burr, Pilger & Mayer
23.4*      Consent of Brobeck, Phleger & Harrison LLP (contained in
           Exhibit 5.1)
24.1       Power of Attorney (contained on signature page on page II-5)
27.1       Financial Data Schedule year end
27.2       Financial Data Schedule 3 months

---------------
* To be filed by amendment.